                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.
                                    Depositor

                           MIDLAND LOAN SERVICES, INC.
                                 Master Servicer

                            J.E. ROBERT COMPANY, INC.
                                Special Servicer

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                                     Trustee

                         POOLING AND SERVICING AGREEMENT

                            Dated as of June 1, 2006

                                 $2,263,536,038

                   Citigroup Commercial Mortgage Trust 2006-C4
                  Commercial Mortgage Pass-Through Certificates

                                 Series 2006-C4

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01    Defined Terms....................................................      4
SECTION 1.02    General Interpretive Principles..................................     73

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01    Conveyance of Mortgage Loans.....................................     75
SECTION 2.02    Acceptance of the Trust Fund by Trustee..........................     78
SECTION 2.03    Mortgage Loan Seller's Repurchase or Substitution of Mortgage
                   Loans for Document Defects and Breaches of Representations and
                   Warranties....................................................     80
SECTION 2.04    Representations and Warranties of Depositor......................     84
SECTION 2.05    Conveyance of REMIC I Regular Interests; Acceptance of REMIC I,
                   REMIC II and Grantor Trust Y by Trustee.......................     86
SECTION 2.06    Issuance of REMIC I Interests....................................     86
SECTION 2.07    Execution, Authentication and Delivery of REMIC II Certificates..     86
SECTION 2.08    Execution, Authentication and Delivery of Class Y................     87

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01    Administration of the Serviced Loans.............................     88
SECTION 3.02    Collection of Mortgage Loan Payments.............................     89
SECTION 3.03    Collection of Taxes, Assessments and Similar Items; Servicing
                   Accounts; Reserve Accounts....................................     91
SECTION 3.04    Collection Account, Interest Reserve Account, Gain-on-Sale
                   Reserve Account, Additional Interest Account, Distribution
                   Account and Loan Combination Custodial Accounts...............     95
SECTION 3.05    Permitted Withdrawals from the Collection Account, Interest
                   Reserve Account, Additional Interest Account, Distribution
                   Account and Loan Combination Custodial Accounts...............    102
SECTION 3.06    Investment of Funds in the Servicing Accounts, Reserve Accounts,
                   Collection Account, Interest Reserve Account, Distribution
                   Account, Loan Combination Custodial Accounts, Gain-on-Sale
                   Reserve Account, Additional Interest Account and REO Accounts.    113
SECTION 3.07    Maintenance of Insurance Policies; Errors and Omissions and
                   Fidelity Coverage.............................................    115

                                        i

SECTION 3.12    Property Inspections; Collection of Financial Statements;
                   Delivery of Certain Reports...................................    131
SECTION 3.13    Annual Statement as to Compliance................................    134
SECTION 3.14    Reports on Assessment of Compliance with Servicing Criteria;

SECTION 3.21    Transfer of Servicing Between Master Servicer and Special
                   Servicer; Record Keeping......................................    157
SECTION 3.22    Sub-Servicing Agreements.........................................    159
SECTION 3.23    Representations and Warranties of Master Servicer and Special

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01    Distributions....................................................    170
SECTION 4.02    Statements to Certificateholders: CMSA Loan Periodic Update
                   File..........................................................    178
SECTION 4.03    P&I Advances.....................................................    183
SECTION 4.04    Allocation of Realized Losses and Additional Trust Fund Expenses;
                   Allocation of Mortgage Deferred Interest; Allocation of
                   Appraisal Reduction Amounts; and Allocation of Prepayment
                   Interest Shortfalls...........................................    187
SECTION 4.05    Calculations.....................................................    188

                                    ARTICLE V

                                THE CERTIFICATES

                                       ii

                                   ARTICLE VI

  THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE CONTROLLING
                              CLASS REPRESENTATIVE

SECTION 6.01    Liability of Depositor, Master Servicer and Special Servicer.....    201
SECTION 6.02    Merger, Consolidation or Conversion of Depositor or Master
                   Servicer or Special Servicer..................................    201
SECTION 6.03    Limitation on Liability of Depositor, Master Servicer and Special
                   Servicer......................................................    201
SECTION 6.04    Resignation of Master Servicer and the Special Servicer..........    203
SECTION 6.05    Rights of Depositor and Trustee in Respect of Master Servicer and
                   the Special Servicer..........................................    203
SECTION 6.06    Depositor, Master Servicer and Special Servicer to Cooperate with
                   Trustee.......................................................    204
SECTION 6.07    Depositor, Special Servicer and Trustee to Cooperate with Master
                   Servicer......................................................    204
SECTION 6.08    Depositor, Master Servicer and Trustee to Cooperate with Special
                   Servicer......................................................    204
SECTION 6.09    Designation of Special Servicer by the Controlling Class

SECTION 6.12    Certain Matters Regarding the ShopKo Portfolio Loan Combination..    211

                                   ARTICLE VII

                                     DEFAULT

                                  ARTICLE VIII

                                   THE TRUSTEE

SECTION 8.01    Duties of Trustee................................................    223
SECTION 8.02    Certain Matters Affecting Trustee................................    224
SECTION 8.03    Trustee and Fiscal Agent Not Liable for Validity or Sufficiency

                                       iii

                                   ARTICLE IX

                                   TERMINATION

SECTION 9.01    Termination Upon Repurchase or Liquidation of All Mortgage
                   Loans.........................................................    243
SECTION 9.02    Additional Termination Requirements..............................    246

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

SECTION 10.01   REMIC Administration.............................................    247
SECTION 10.02   Grantor Trust Administration.....................................    250

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                                       iv

                             SCHEDULES AND EXHIBITS

Schedule No.    Schedule Description
------------    --------------------
Schedule I      Mortgage Loan Schedule

Schedule II     Schedule of Exceptions to Mortgage File Delivery

Schedule III    Mortgage Loans as to Which the Related Mortgaged Property is
                   Covered by a Lender's Environmental Insurance Policy

Schedule IV     Class A-SB Planned Principal Balance

Exhibit No.     Exhibit Description
-----------     -------------------
    A-1         Form of Class A-1, A-2, A-SB, A-3 and A-1A Certificates
    A-2         Form of Class X Certificates
    A-3         Form of Class A-M, A-J, B, C and D Certificates
    A-4         Form of Class E, F, G and H Certificates
    A-5         Form of Class J, K, L, M, N, O and P Certificates
    A-6         Form of Class R Certificate
    A-7         Form of Class Y Certificates
     B          Relevant Servicing Criteria
     C          Form of Custodial Certification
    D-1         Form of Master Servicer Request for Release
    D-2         Form of Special Servicer Request for Release
     E          Calculation of Net Cash Flow
     F          Form of Distribution Date Statement
    G-1         Form of Transferor Certificate for Transfers of Definitive
                   Non-Registered Certificates
    G-2         Form I of Transferee Certificate for Transfers of Definitive
                   Non-Registered Certificates
    G-3         Form II of Transferee Certificate for Transfers of Definitive
                   Non-Registered Certificates
    G-4         Form of Transferee Certificate for Transfers of Interests in
                   Rule 144A Global Certificates
    G-5         Form of Transferee Certificate for Transfers of Interests in
                   Regulation S Global Certificates
    H-1         Form I of Transferee Certificate in Connection with ERISA
                   (Definitive Non-Registered Certificates)
    H-2         Form II of Transferee Certificate in Connection with ERISA
                   (Book-Entry Non-Registered Certificates)
    I-1         Form of Transfer Affidavit and Agreement regarding Class R
                   Certificates
    I-2         Form of Transferor Certificate regarding Class R Certificates
    J-1         Form of Notice and Acknowledgment
    J-2         Form of Acknowledgment of Proposed Special Servicer
     K          List of Designated Sub-Servicers
    L-1         Form of Information Request/Investor Certification for Website
                   Access from Certificate [Holder] [Owner]
    L-2         Form of Information Request/Investor Certification for Website
                   Access from Prospective Investor

                                        v

     M          Form of Purchase Option Notice
     N          Form of Defeasance Certification
     O          Form of Sarbanes-Oxley Certification
     P          Form of Trustee Certification
    Q-1         Form of Master Servicer Certification
    Q-2         Form of Special Servicer Certification

                                       vi

          This Pooling and Servicing Agreement (this "Agreement") is dated and effective as of June 1, 2006, among CITIGROUP COMMERCIAL MORTGAGE SECURITIES
INC., as Depositor, MIDLAND LOAN SERVICES, INC., as Master Servicer, J.E. ROBERT
COMPANY, INC., as Special Servicer, and LASALLE BANK NATIONAL ASSOCIATION, as
Trustee.

                              PRELIMINARY STATEMENT

          The Depositor intends to sell the Certificates, which are to be issued hereunder in multiple Classes and which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund.

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Mortgage Loans (exclusive of (i) the related
Excess Servicing Strips and (ii) any collections of Additional Interest on any such Mortgage Loans that constitute ARD Mortgage Loans after their respective
Anticipated Repayment Dates) and certain other related assets subject to this
Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R Certificates will represent, among other things, the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. The following table sets forth the designation and initial REMIC I Principal Balance for each of the REMIC I Regular Interests. The REMIC I Remittance Rate in effect for any
REMIC I Regular Interest for any Distribution Date shall equal the Weighted
Average Net Mortgage Pass-Through Rate for such Distribution Date. None of the
REMIC I Regular Interests will be certificated.

               Initial REMIC I
Designation   Principal Balance
-----------   -----------------
    A-1          $ 79,951,000
    A-2          $152,713,000
   A-SB          $135,184,000
    A-3          $831,310,000
   A-1A          $385,317,000
    A-M          $226,353,000
    A-J          $164,107,000
     B           $ 50,929,000
     C           $ 25,465,000
     D           $ 31,124,000
     E           $ 22,635,000
     F           $ 28,294,000
     G           $ 28,294,000
     H           $ 25,465,000
     J           $ 11,318,000
     K           $  8,488,000
     L           $  8,488,000
     M           $  5,659,000
     N           $  5,659,000
     O           $  5,659,000
     P           $ 31,124,038

          As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R Certificates will represent, among other things, the sole class of "residual interests" in REMIC II for purposes of the
REMIC Provisions under federal income tax law. The following table irrevocably sets forth the Class designation and original Class Principal Balance for each
Class of the Regular Certificates. The Pass-Through Rate for any Class of
Regular Certificates for any Distribution Date will be determined in accordance with the definition of "Pass-Through Rate". For federal income tax purposes, each Class of the Regular Certificates (exclusive of the Class X Certificates)
and each Class X Component will be designated as a separate "regular interest"
in REMIC II.

   Class       Original Class
Designation   Principal Balance
-----------   -----------------
    A-1          $ 79,951,000
    A-2          $152,713,000
    A-SB         $135,184,000
    A-3          $831,310,000
    A-1A         $385,317,000
    A-M          $226,353,000
    A-J          $164,107,000
     B           $ 50,929,000
     C           $ 25,465,000
     D           $ 31,124,000
     E           $ 22,635,000
     F           $ 28,294,000
     G           $ 28,294,000
     H           $ 25,465,000
     J           $ 11,318,000
     K           $  8,488,000
     L           $  8,488,000
     M           $  5,659,000
     N           $  5,659,000
     O           $  5,659,000
     P           $ 31,124,038
  Class X            (1)

----------
(1)  The Class X Certificates will not have a Class Principal Balance and will not entitle Holders thereof to receive distributions of principal. The
     Class X Certificates will have a Class Notional Amount that will equal the aggregate of the Component Notional Amounts of the Class X Components from time to time. As more specifically provided herein, interest in respect of the Class X Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of the Class X
     Components from time to time.

          The portion of the Trust Fund and consisting of (i) the Additional
Interest and the Additional Interest Account and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, shall be treated as a grantor trust for federal income tax purposes and

                                       2

shall be designated as "Grantor Trust Y". As provided herein, the Trustee shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust Y Assets maintains its status as a grantor trust under federal income tax law and not be treated as part of any REMIC Pool. The
Class Y Certificates shall represent undivided beneficial interests in Grantor
Trust Y as described herein.

          There exists one (1) Mortgage Loan (the "ShopKo Portfolio Mortgage
Loan"), evidenced by two (2) promissory notes together, that is, together with four (4) other promissory notes that will not be part of the Trust Fund (the respective debt obligation evidenced by each such other promissory note, a
"ShopKo Portfolio Non-Trust Loan"), secured on a collective basis by the same
Mortgage encumbering the property identified on the Mortgage Loan Schedule as
ShopKo Portfolio (the "ShopKo Portfolio Mortgaged Property"). The ShopKo
Portfolio Mortgage Loan has an unpaid principal balance as of the Cut-off Date of $200,000,000. The ShopKo Portfolio Non-Trust Loans have an aggregate unpaid principal balance as of the Cut-off Date of $345,655,010. The ShopKo Portfolio
Mortgage Loan and the ShopKo Portfolio Non-Trust Loans, which are all pari passu in right of payment with each other, collectively constitute the "ShopKo
Portfolio Loan Combination" (which term shall include any group of successor REO
Loans with respect to the ShopKo Portfolio Mortgage Loan and the ShopKo
Portfolio Non-Trust Loans). The relative rights of the respective lenders in respect of the ShopKo Portfolio Loan Combination are set forth in a co-lender agreement dated as of May 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "ShopKo Portfolio Co-Lender
Agreement"), between the holder of the Mortgage Note for the ShopKo Portfolio
Mortgage Loan and the holders of the promissory notes for the ShopKo Portfolio
Non-Trust Loans. The entire ShopKo Portfolio Loan Combination is to be serviced and administered in accordance with this Agreement.

          There exists one (1) Mortgage Loan (the "Wimbledon Place Apartments
Mortgage Loan") that is evidenced by a Mortgage Note designated as Note A and is, together with one (1) other mortgage loan that will not be part of the Trust
Fund (such other mortgage loan, the "Wimbledon Place Apartments Non-Trust
Loan"), secured on a collective basis by the same Mortgage encumbering the property identified on the Mortgage Loan Schedule as Wimbledon Place Apartments
(the "Wimbledon Place Apartments Mortgaged Property"). The Wimbledon Place
Apartments Mortgage Loan has an unpaid principal balance as of the Cut-off Date of $7,750,000. The Wimbledon Place Apartments Non-Trust Loan has an unpaid principal balance as of the Cut-off Date of $250,000 and is evidenced by a promissory note designated as Note B. The Wimbledon Place Apartments Mortgage
Loan and the Wimbledon Place Apartments Non-Trust Loan collectively constitute the "Wimbledon Place Apartments Loan Combination" (which term shall include any group of successor REO Loans with respect to those two (2) mortgage loans). The relative rights of the respective lenders in respect of the Wimbledon Place
Apartments Loan Combination are set forth in an intercreditor agreement dated as of May 24, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Wimbledon Place Apartments Co-Lender Agreement"), between the holder of the Mortgage Note for the Wimbledon Place Apartments Mortgage Loan and
the holder of the promissory note for the Wimbledon Place Apartments Non-Trust
Loan. The entire Wimbledon Place Apartments Loan Combination is to be serviced and administered in accordance with this Agreement.

          Capitalized terms used but not otherwise defined in this Preliminary
Statement have the respective meanings assigned thereto in Section 1.01 of this
Agreement.

          In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicer, the Special Servicer and the Trustee agree as follows:

                                       3

                                   ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Defined Terms.

          Whenever used in this Agreement, including in the Preliminary
Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

          "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

          "Accrued Certificate Interest": With respect to any Class of Principal
Balance Certificates for any Distribution Date, one-twelfth of the product of
(a) the annual Pass-Through Rate applicable to such Class of Certificates for such Distribution Date, multiplied by (b) the related Class Principal Balance outstanding immediately prior to such Distribution Date; and, with respect to the Class X Certificates for any Distribution Date, the aggregate amount of
Accrued Component Interest for the related Interest Accrual Period for all of the Class X Components for such Distribution Date. Accrued Certificate Interest shall be calculated on a 30/360 Basis and, with respect to each Class of Regular
Certificates for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Accrued Component Interest": With respect to any Class X Component for any Distribution Date, one-twelfth of the product of (a) the annual Class X
Strip Rate applicable to such Class X Component for such Distribution Date, multiplied by (b) the Component Notional Amount of such Class X Component outstanding immediately prior to such Distribution Date. Accrued Component
Interest shall be calculated on a 30/360 Basis and, with respect to each Class X
Component for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

          "Actual/360 Mortgage Loan": Each Mortgage Loan that accrues interest on an Actual/360 Basis and that is identified as an Actual/360 Mortgage Loan on the Mortgage Loan Schedule.

          "Additional Interest": With respect to any ARD Mortgage Loan after its
Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Mortgage Loan at the Additional Interest Rate (the payment of which interest shall, under the terms of such ARD Mortgage Loan, be deferred until the entire outstanding principal balance of such ARD Mortgage Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related Additional Interest Rate on such deferred interest. For purposes of this Agreement, Additional Interest on an ARD Mortgage Loan or any successor REO
Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or
Stated Principal Balance of such ARD Mortgage Loan or successor REO Mortgage
Loan,

                                       4

notwithstanding that the terms of the related Mortgage Loan documents so permit.
To the extent that any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

          "Additional Interest Account": The segregated account, accounts or subaccounts created and maintained by the Trustee pursuant to Section 3.04(d)
which shall be entitled "[NAME OF TRUSTEE], as Trustee, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2006-C4, Commercial
Mortgage Pass-Through Certificates, Series 2006-C4, Additional Interest
Account". The Additional Interest Account shall not be an asset of any REMIC
Pool.

          "Additional Interest Rate": With respect to any ARD Mortgage Loan after its Anticipated Repayment Date, the incremental increase in the per annum rate at which such ARD Mortgage Loan accrues interest after the Anticipated
Repayment Date (in the absence of defaults) as calculated and as set forth in the related Mortgage Loan documents.

          "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB with respect to the Subject Securitization Transaction.

          "Additional Servicer": Any Servicer, other than the Master Servicer, the Special Servicer or the Trustee.

          "Additional Trust Fund Expense": Any Special Servicing Fees, Workout
Fees, Liquidation Fees and, in accordance with Sections 3.03(d) and 4.03(d), interest payable to any party hereto on Advances made thereby (to the extent not offset by Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Loan Noteholder) and amounts payable to the Special
Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of Section 3.12(a) (to the extent not otherwise paid from Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Loan Noteholder or recovered from the related
Mortgagor), as well as (without duplication) any of the expenses of the Trust
Fund that may be withdrawn (x) pursuant to any of clauses (xi), (xii), (xiii),
(xv), (xviii) and (xix) of Section 3.05(a), out of general collections on the
Mortgage Loans and any REO Properties on deposit in the Collection Account, or
(y) pursuant to any of clauses (x), (xi), (xii), (xiv) and (xv) of Section
3.05(e), out of collections on any Loan Combination or any related REO Property on deposit in the related Loan Combination Custodial Account, but only to the extent that such collections would otherwise be transferred to the Collection
Account with respect to the related Combination Mortgage Loan or any successor
REO Mortgage Loan with respect thereto, or (z) pursuant to any of clauses (ii),
(iv), (v) and (vi) of Section 3.05(b) out of general collections on the Mortgage
Loans and any REO Properties on deposit in the Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04, no such expense shall be deemed to have been incurred by the Trust Fund until such time as the payment thereof is actually made from the Collection Account, a Loan
Combination Custodial Account or the Distribution Account, as the case may be.

          "Additional Yield Amount": With respect to (i) any Distribution Date,
(ii) any Class of Principal Balance Certificates (other than any Excluded
Class), and (iii) any Yield Maintenance Charge or Prepayment Premium actually collected during the related Collection Period on a Mortgage Loan or an REO
Mortgage Loan (for purposes of this definition, the "Prepaid Loan") in a Loan
Group with respect to which distributions of principal are being made on such
Class of Principal Balance Certificates on such Distribution Date, the product of (a) such Yield Maintenance Charge or Prepayment Premium (net of any
Liquidation Fee payable in connection with the receipt thereof), multiplied by
(b) a fraction, which in no event will be greater than one or less than zero, the numerator of which is equal to

                                       5

the positive excess, if any, of (i) the Pass-Through Rate for such Class of
Principal Balance Certificates for such Distribution Date, over (ii) the related
Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan, over (ii) the related
Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Principal Balance
Certificates on such Distribution Date with respect to the Loan Group that includes the Prepaid Loan, and the denominator of which is equal to that portion of the Principal Distribution Amount for such Distribution Date that is attributable to the Loan Group that includes the Prepaid Loan.

          "Adjusted REMIC I Remittance Rate": With respect to any REMIC I
Regular Interest, for any Distribution Date, an annual rate equal to the
Pass-Through Rate in effect for such Distribution Date for the Class of
Principal Balance Certificates as to which such REMIC I Regular Interest is the
Corresponding REMIC I Regular Interest.

          "Advance": Any P&I Advance or Servicing Advance.

          "Adverse Grantor Trust Event": As defined in Section 10.02(e).

          "Adverse REMIC Event": As defined in Section 10.01(h).

          "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

          "Annual Assessment Report": As defined in Section 3.14.

          "Annual Attestation Report": As defined in Section 3.14.

          "Annual Statement of Compliance": As defined in Section 3.13.

          "Anticipated Repayment Date": For each ARD Mortgage Loan, the date specified in the related Mortgage Note after which the per annum rate at which interest accrues on such ARD Mortgage Loan will increase as specified in the related Mortgage Note (other than as a result of a default thereunder).

          "Appraisal": With respect to any Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the Special
Servicer or the Master Servicer, prepared in accordance with 12 CFR Section
225.64 and conducted in accordance with the standards of the American Appraisal
Institute by an Independent Appraiser, which Independent Appraiser shall be advised to take into account the factors specified in Section 3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. Absent bad faith, any party hereto may conclusively rely on any Appraisal obtained by or

                                       6

delivered to that party in accordance with this Agreement for purposes of establishing the Appraised Value of a Mortgaged Property.

          "Appraisal Reduction Amount": With respect to any Required Appraisal
Mortgage Loan, the excess, if any, of: (a) the sum of, as calculated by the
Master Servicer as of the first Determination Date immediately succeeding the
Master Servicer obtaining knowledge of the subject Mortgage Loan becoming a
Required Appraisal Mortgage Loan, if no new Required Appraisal is required, or the date on which a Required Appraisal (or letter update or internal valuation, if applicable) is obtained, if a new Required Appraisal is required, and as of each Determination Date thereafter so long as the related Mortgage Loan remains a Required Appraisal Mortgage Loan (without duplication), (i) the Stated
Principal Balance of the subject Required Appraisal Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer, the
Trustee or any Fiscal Agent, all unpaid interest accrued on such Required
Appraisal Mortgage Loan through the most recent Due Date prior to such
Determination Date at a per annum rate equal to the related Net Mortgage Rate
(exclusive of any portion thereof that constitutes Additional Interest), (iii)
without duplication, all accrued but unpaid Servicing Fees, and all accrued but unpaid items that, upon payment, would be Additional Trust Fund Expenses, in respect of such Required Appraisal Mortgage Loan, (iv) all related unreimbursed
Advances (plus accrued interest thereon) made by or on behalf of the Special
Servicer, the Master Servicer, the Trustee or any Fiscal Agent with respect to such Required Appraisal Mortgage Loan and (v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums, and, if applicable, ground rents in respect of the related Mortgaged
Property; over (b) an amount equal to the sum of (i) the Required Appraisal
Value and (ii) all escrows, reserves and letters of credit held for the purposes of reserves (provided such letters of credit may be drawn upon for reserve purposes under the related loan documents) held with respect to such Required
Appraisal Mortgage Loan. If the Special Servicer fails to obtain a Required
Appraisal (or letter update or internal valuation, if applicable) within the time limit described in Section 3.09(a), and such Required Appraisal (or letter update or internal valuation, if applicable) is required thereunder, then the
Appraisal Reduction Amount for the related Required Appraisal Mortgage Loan will equal 25% of the outstanding principal balance of such Required Appraisal
Mortgage Loan to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable.

          Notwithstanding the foregoing, the ShopKo Portfolio Loan Combination will be treated as a single Mortgage Loan for purposes of calculating an
Appraisal Reduction Amount and, to the extent known to the party calculating any
Appraisal Reduction Amount with respect to the ShopKo Portfolio Loan
Combination, amounts described in clause (a) of the prior paragraph shall include unpaid interest on any delinquency advances with respect to any ShopKo
Portfolio Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto that is included in a rated commercial mortgage securitization. Any
Appraisal Reduction Amount with respect to the ShopKo Portfolio Loan Combination will be allocated among the ShopKo Portfolio Mortgage Loan and the various
ShopKo Portfolio Non-Trust Loans (or any successor REO Loans with respect thereto) on a pro rata basis in accordance with the respective outstanding principal balances thereof.

          "Appraised Value": With respect to each Mortgaged Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing
File. Absent bad faith, any party hereto may conclusively rely on any Appraisal
(or letter update or internal valuation, if applicable) obtained by or delivered to that party in accordance with this Agreement for purposes of establishing the
Appraised Value of a Mortgaged Property.

                                        7

          "ARD Mortgage Loan": Any Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment
Date, such Mortgage Loan will accrue Additional Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

          "Asset Status Report": As defined in Section 3.21(d).

          "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related
Serviced Loan.

          "Assumed Periodic Payment": With respect to any Balloon Loan for its scheduled maturity date (provided that such Balloon Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such scheduled maturity date) and for any Due Date thereafter as of which such
Balloon Loan remains outstanding and part of the Trust Fund, the Periodic
Payment of principal and/or interest deemed to be due in respect thereof on such
Due Date equal to the amount that would have been due in respect of such Balloon
Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect immediately prior to, and without regard to the occurrence of, its scheduled maturity date. With respect to any REO Loan, for any Due Date therefor as of which the related REO
Property or any interest therein remains part of the Trust Fund, the Periodic
Payment of principal and/or interest deemed to be due in respect thereof on such
Due Date equal to the amount that would have been due in respect of the predecessor Mortgage Loan (or, in the case of any REO Non-Trust Loan, the predecessor Non-Trust Loan) on such Due Date if (x) the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect on the Due Date immediately prior to the predecessor Mortgage Loan becoming an REO Mortgage Loan or the predecessor Non-Trust Loan becoming an REO
Non-Trust Loan, as the case may be, and (y) the predecessor Mortgage Loan or
Non-Trust Loan, as the case may be, had remained outstanding (or, if the predecessor Mortgage Loan or Non-Trust Loan, as the case may be, was a Balloon
Loan and such Due Date coincides with or follows what had been its scheduled maturity date, the Assumed Periodic Payment that would have been deemed due in respect of the predecessor Mortgage Loan or Non-Trust Loan, as the case may be, on such Due Date had it remained outstanding).

          "Authenticating Agent": Any authenticating agent appointed pursuant to
Section 8.12 (or, in the absence of any such appointment, the Trustee).

          "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum of, without duplication, (i) the aggregate of the amounts on deposit in the Collection Account and the Distribution Account
as of the close of business at the end of the related Collection Period and any other amounts collected by or on behalf of the Master Servicer as of the close of business on the last day of such Collection Period and required to be deposited in the Collection Account, (ii) the aggregate amount of any P&I
Advances made by the Master Servicer, the Trustee or any Fiscal Agent for
distribution on the Certificates on such Distribution Date pursuant to Section
4.03, (iii) to the extent not already included in clause (a)(i), the aggregate amount transferred from the Pool REO Account (if established) and/or any Loan
Combination Custodial Account to the Collection Account, on or prior to the P&I
Advance Date in such month, pursuant to Section 3.16(c) and/or Section 3.05(e), as applicable,

                                       8

(iv) the aggregate amount deposited by the Master Servicer in the Collection
Account for such Distribution Date pursuant to Section 3.19 in connection with
Prepayment Interest Shortfalls, and (v) for each Distribution Date occurring in
March, and for the final Distribution Date if the final Distribution Date occurs in February or, if such year is not a leap year, in January, the aggregate of the Interest Reserve Amounts in respect of each Interest Reserve Mortgage Loan and Interest Reserve REO Mortgage Loan deposited into the Distribution Account pursuant to Section 3.05(c), net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i)
collected Periodic Payments that are due on a Due Date following the end of the related Collection Period, (ii) any amounts payable or reimbursable to any
Person from (A) the Collection Account pursuant to clauses (ii)-(xvi) and
(xviii)-(xx) of Section 3.05(a) or (B) the Distribution Account pursuant to clauses (ii)-(vi) of Section 3.05(b), (iii) Prepayment Premiums and Yield
Maintenance Charges, (iv) Additional Interest, (v) with respect to the
Distribution Date occurring in February of each year and in January of each year that is not a leap year, the Interest Reserve Amounts with respect to the
Interest Reserve Mortgage Loans and any Interest Reserve REO Mortgage Loans to
be withdrawn from the Distribution Account and deposited in the Interest Reserve
Account in respect of such Distribution Date and held for future distribution pursuant to Section 3.04(e), and (vi) any amounts deposited in the Collection
Account or the Distribution Account in error. The Available Distribution Amount will not include any amounts required to be distributed pursuant to the terms of a Co-Lender Agreement or this Agreement to a Non-Trust Loan Noteholder.

          "Balloon Loan": Any Mortgage Loan or Non-Trust Loan that by its original terms or by virtue of any modification entered into as of the Closing
Date provides for an amortization schedule extending beyond its Stated Maturity
Date.

          "Balloon Mortgage Loan": Any Mortgage Loan that is a Balloon Loan.

          "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Periodic Payment payable on the scheduled maturity date of such Serviced Loan.

          "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

          "BCRE": Barclays Capital Real Estate Inc. or its successor in interest.

          "BCRE Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of June 20, 2006, between the Depositor and
Barclays Capital Real Estate Inc. and relating to the transfer of the BCRE
Mortgage Loan to the Depositor.

          "BCRE Mortgage Loan": The Mortgage Loan (or portion thereof)
transferred and assigned to the Depositor pursuant to the BCRE Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the BCRE Mortgage Loan
Purchase Agreement.

          "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

          "Book-Entry Non-Registered Certificate": Any Non-Registered
Certificate that constitutes a Book-Entry Certificate.

                                       9

          "Breach": As defined in Section 2.03(a).

          "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the cities in which the
Corporate Trust Office of the Trustee (which as of the Closing Date is Chicago,
Illinois) or the offices of the Master Servicer (which as of the Closing Date is
Overland Park, Kansas) or the offices of the Special Servicer (which as of the
Closing Date is McLean, Virginia) are located, are authorized or obligated by law or executive order to remain closed.

          "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

          "Certificate": Any one of the Citigroup Commercial Mortgage Trust
2006-C4, Commercial Mortgage Pass-Through Certificates, Series 2006-C4, as
executed by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

          "Certificate Deferred Interest": The amount by which interest distributable with respect to any Class of Principal Balance Certificates is reduced by the amount of Mortgage Deferred Interest allocable to such Class of
Certificates on any Distribution Date.

          "Certificate Factor": With respect to any Class of Certificates (other than the Class R and Class Y Certificates) as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then-current Class Principal Balance or Class Notional Amount, as applicable, of such Class of Certificates, and the denominator of which is the
Original Class Principal Balance or Original Class Notional Amount of such Class of Certificates.

          "Certificate Notional Amount": With respect to any Class X
Certificate, as of any date of determination, the then notional amount of such
Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Notional Amount of the Class
X Certificates.

          "Certificate Owner": With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

          "Certificate Principal Balance": With respect to any Principal Balance
Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Principal
Balance of the Class of Certificates to which such Certificate belongs.

          "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

          "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) only a Permitted
Transferee shall be the Holder of a Class R Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, the Master
Servicer, the Special Servicer or the Trustee in its respective capacity as such
(except with respect to amendments or waivers

                                       10

referred to in Sections 7.04 and 11.01 hereof, any consent, approval or waiver required or permitted to be made by the Majority Controlling Class
Certificateholder or the Controlling Class Representative and any election, removal or replacement of the Special Servicer or the Controlling Class
Representative pursuant to Section 6.09 or Section 3.25, as applicable), any
Certificate registered in the name of the Depositor, the Master Servicer, the
Special Servicer or the Trustee, as the case may be, or any Certificate registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting
Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and rely upon a certificate of the Depositor, the Master Servicer or the Special
Servicer in determining whether a Certificate is registered in the name of an
Affiliate of such Person. All references herein to "Holders" or
"Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository
Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or
"Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

          "Citigroup": Citigroup Global Markets Realty Corp. or its successor in interest.

          "Citigroup Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of June 20, 2006, between the Depositor and
Citigroup and relating to the transfer of the Citigroup Mortgage Loans to the
Depositor.

          "Citigroup Mortgage Loans": Each of the Mortgage Loans (or portions thereof) transferred and assigned to the Depositor pursuant to the Citigroup
Mortgage Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the
Citigroup Mortgage Loan Purchase Agreement.

          "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

          "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-2 Certificate": Any one of the Certificates with a "Class
A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-J Certificate": Any one of the Certificates with a "Class
A-J" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                       11

          "Class A-M Certificate": Any one of the Certificates with a "Class
A-M" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Certificate": Any one of the Certificates with a "Class
A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class A-SB Planned Principal Balance": With respect to any
Distribution Date, the targeted Class Principal Balance of the Class A-SB
Certificates for such date set forth on Schedule IV attached hereto.

          "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class B Through P Certificate": Any Class B, Class C, Class D, Class
E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class
O or Class P Certificate.

          "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class H Certificate": Any one of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                       12

          "Class K Certificate": Any one of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class L Certificate": Any one of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class M Certificate": Any one of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class N Certificate": Any one of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class Notional Amount": With respect to the Class X Certificates, the
Class X Notional Amount.

          "Class O Certificate": Any one of the Certificates with a "Class O"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class P Certificate": Any one of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

          "Class Principal Balance": The aggregate principal balance of any
Class of Principal Balance Certificates outstanding from time to time. As of the
Closing Date, the Class Principal Balance of each Class of Principal Balance
Certificates shall equal the Original Class Principal Balance thereof. On each
Distribution Date, the Class Principal Balances of the respective Classes of the
Principal Balance Certificates shall each be reduced by: (a) the amount of any distributions of principal made thereon on such Distribution Date pursuant to
Section 4.01; and (b) the amount of any Realized Losses and Additional Trust
Fund Expenses allocated thereto on such Distribution Date pursuant to Section
4.04(a). The Class Principal Balances of the respective Classes of Principal
Balance Certificates will each be increased on any Distribution Date by the amount of any Certificate Deferred Interest with respect thereto for such
Distribution Date. Distributions in respect of a reimbursement of Realized
Losses and Additional Trust Fund Expenses previously allocated to a Class of
Principal Balance Certificates shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

          "Class R Certificate": Any one of the Certificates with a "Class R"
designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing the sole class of "residual interests" in each of REMIC I and REMIC II for purposes of the REMIC Provisions.

          "Class X Certificate": Any one of the Certificates with a "Class X"
designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing all of the Class X Components, each of which is a "regular interest" in REMIC II for purposes of the REMIC Provisions.

                                       13

          "Class X Component": Any of the 21 components of the Class X
Certificates, each of which shall constitute a separate "regular interest" in
REMIC II for purposes of the REMIC Provisions. Each Class X Component shall accrue interest at its Class X Strip Rate in effect from time to time on its
Component Notional Amount outstanding from time to time, which Component
Notional Amount shall equal the REMIC I Principal Balance of such Class X
Component's Corresponding REMIC I Regular Interest. The respective Class X
Components shall be designated as follows: Component X-A-1, Component X-A-2,
Component X-A-SB, Component X-A-3, Component X-A-1A, Component X-A-M, Component
X-A-J, Component X-B, Component X-C, Component X-D, Component X-E, Component
X-F, Component X-G, Component X-H, Component X-J, Component X-K, Component X-L,
Component X-M, Component X-N, Component X-O and Component X-P.

          "Class X Notional Amount": With respect to the Class X Certificates, as of any date of determination, the sum of the then Component Notional Amounts of all of the Class X Components.

          "Class X Strip Rate": With respect to any Class X Component for any
Distribution Date, an annual rate equal to the excess, if any, of the REMIC I
Remittance Rate over the Adjusted REMIC I Remittance Rate with respect to such
Class X Component's Corresponding REMIC I Regular Interest for such Distribution
Date.

          "Class Y Certificate": Any one of the Certificates with a "Class Y-I"
designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing a proportionate interest in Grantor Trust Y.

          "Class Y Grantor Trust Assets": The assets of Grantor Trust Y.

          "Closing Date": June 29, 2006.

          "CMSA": The Commercial Mortgage Securities Association or any
successor organization.

          "CMSA Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"CMSA Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

                                       14

          "CMSA Comparative Financial Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing
Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally. In connection with preparing the CMSA Comparative Financial Status
Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending June
30, 2006, and (b) annual financial statements beginning with annual financial statements for the 2006 fiscal year.

          "CMSA Delinquent Loan Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Financial File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Historical Liquidation Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Historical Loan Modification and Corrected Mortgage Loan
Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and
Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Loan Level Reserve/LOC Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Level Reserve/LOC Report" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing

                                       15

Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions and in any event, shall present the computations made in accordance with the methodology described in such form to
"normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

          "CMSA Operating Statement Analysis": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally.

          "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property
File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO
Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Servicer Watchlist": For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watchlist/Portfolio Review Guidelines"
available as of the Closing Date on the CMSA Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

          "CMSA Website": The website maintained by the CMSA with an address, as of the Closing Date, of "www.cmbs.org."

          "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

          "Co-Lender Agreement": With respect to any Loan Combination, the intercreditor, co-lender or similar agreement in effect between (i) the holder of the related Combination Mortgage Loan, and (ii) the related Non-Trust Loan
Noteholder(s). The Co-Lender Agreements consist of the ShopKo Portfolio
Co-Lender Agreement and the Wimbledon Place Apartments Co-Lender Agreement.

                                       16

          "Collection Account": The segregated account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the
Trustee in trust for Certificateholders, which shall be entitled "[NAME OF
MASTER SERVICER], as Master Servicer for [NAME OF TRUSTEE], as Trustee, on
behalf of and in trust for the registered holders of Citigroup Commercial
Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through Certificates, Series
2006-C4".

          "Collection Period": With respect to any Distribution Date or P&I
Advance Date, the period that begins on the day immediately following the
Determination Date (or, in the case of the ShopKo Portfolio Mortgage Loan, or any successor REO Mortgage Loan, the related Due Date) in the calendar month preceding the month in which such Distribution Date or such P&I Advance Date, as the case may be, occurs (or, in the case of the initial Distribution Date and the initial P&I Advance Date, commencing on the day after the related Cut-off
Date) and ending on and including the Determination Date (or, in the case of the
ShopKo Portfolio Mortgage Loan, or any successor REO Mortgage Loan, the related
Due Date) in the month in which such Distribution Date or such P&I Advance Date, as the case may be, occurs.

          "Combination Mortgage Loan": Any Mortgage Loan as to which the related
Mortgage, which encumbers the related Mortgaged Property, also secures one or more other mortgage loans or promissory note(s), which other mortgage loan(s) or promissory note(s) will not be included in the Trust Fund. The Shopko Portfolio
Mortgage Loan and the Wimbledon Place Apartments Mortgage Loan are the only
Combination Mortgage Loans.

          "Commission": The United States Securities and Exchange Commission or
any successor agency.

          "Component Notional Amount": With respect to each Class X Component and any date of determination, an amount equal to the then REMIC I Principal
Balance of its Corresponding REMIC I Regular Interest.

          "Controlling Class": As of any date of determination, the most subordinate (based on the payment priorities of Sections 4.01(a) and 4.01(b))
outstanding Class of Principal Balance Certificates, that has a Class Principal
Balance that is greater than 25% of the Original Class Principal Balance thereof; provided, however, that if no Class of Principal Balance Certificates has a Class Principal Balance that satisfies such requirement, then the
Controlling Class shall be the most subordinate (based on the payment priorities of Sections 4.01(a) and 4.01(b)) outstanding Class of Principal Balance
Certificates that has a Class Principal Balance greater than zero. For purposes of determining, and exercising the rights of, the Controlling Class, the Senior
Class A Certificates shall be deemed a single Class of Certificates.

          "Controlling Class Representative": As defined in Section 3.25(a).

          "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this
Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 South LaSalle Street, Suite 1625, Chicago,
Illinois 60603, Attention: Global Securities and Trust Services--Citigroup
Commercial Mortgage Trust, Series 2006-C4.

          "Corrected Loan": Any Serviced Loan that had been a Specially Serviced
Loan but has ceased to be a Specially Serviced Loan in accordance with the definition of "Specially Serviced Loan"

                                       17

(other than by reason of a Liquidation Event or the related Mortgaged Property becoming an REO Property).

          "Corrected Mortgage Loan": A Mortgage Loan that is a Corrected Loan.

          "Corresponding REMIC I Regular Interest": With respect to any Class of
Principal Balance Certificates, the REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class of
Principal Balance Certificates; and, with respect to any Class X Component, the
REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that, when preceded by "X-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class X Component.

          "Crossed Group": With respect to any Mortgage Loan that is a Crossed
Loan, such Mortgage Loan and all other Mortgage Loans that are cross-collateralized and cross-defaulted with such Mortgage Loan.

          "Crossed Loan": A Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans.

          "Crossed Loan Repurchase Criteria": (i) The Debt Service Coverage
Ratio for all remaining related Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the Debt
Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the repurchase or substitution; and (ii) the Loan-to-Value Ratio for any remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related
Mortgage Loan Seller is not greater than the Loan-to-Value Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the
Special Servicer at the expense of the related Mortgage Loan Seller.

          "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which
Person shall not be the Depositor, a Mortgage Loan Seller or an Affiliate of the
Depositor or a Mortgage Loan Seller. If no such custodian has been appointed or if such custodian has been so appointed, but the Trustee shall have terminated such appointment, then the Trustee shall be the Custodian.

          "Cut-off Date": Individually and collectively, as the context may require: (i) with respect to each Mortgage Loan that has a Due Date in June
2006, the related Due Date of such Mortgage Loan in June 2006; and (ii) with respect to any Mortgage Loan that has its first Due Date in July 2006, June 1,
2006.

          "Cut-off Date Balance": With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

          "Debt Service Coverage Ratio": With respect to any Serviced Loan, as of any date of determination, the ratio of (x) the annualized Net Cash Flow
(before payment of any debt service on

                                       18

such Serviced Loan) generated by the related Mortgaged Property during the most recently ended period of not less than six (6) months and not more than twelve
(12) months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller
(prior to the Closing Date) or the Master Servicer or the Special Servicer
(following the Closing Date), to (y) twelve times the amount of the Periodic
Payment in effect for such Serviced Loan (plus, in the case of the Wimbledon
Place Apartments Non-Trust Loan, the Periodic Payment in effect for the
Wimbledon Place Apartments Mortgage Loan) or, if such Serviced Loan is part of the ShopKo Portfolio Loan Combination, the aggregate of the Periodic Payments for the entire ShopKo Portfolio Loan Combination, as of such date of determination.

          "Defaulted Mortgage Loan": A Mortgage Loan (i) that (A) is delinquent
60 days or more in respect to a Periodic Payment (not including the Balloon
Payment) or (B) is delinquent in respect of its Balloon Payment unless the
Master Servicer has, on or prior to the Due Date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan (acceptable to the Special Servicer and the Controlling Class Representative) within 60 days after the Due Date of such Balloon Payment (provided that, if such refinancing does not occur during such time specified in the commitment, the subject Mortgage Loan will immediately become a Defaulted Mortgage Loan), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) as to which the
Master Servicer or Special Servicer has, by written notice to the related
Mortgagor, accelerated the maturity of the indebtedness evidenced by the related
Mortgage Note.

          "Defeasance Collateral": With respect to any Defeasance Loan, the
United States government obligations required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

          "Defeasance Loan": Any Mortgage Loan identified as a Defeasance Loan on the Mortgage Loan Schedule which permits or requires the related Mortgagor
(or permits the holder of such Mortgage Loan to require the related Mortgagor)
to pledge Defeasance Collateral to such holder in lieu of prepayment. If a
Combination Mortgage Loan is a Defeasance Loan, then any related Non-Trust Loan may also be a Defeasance Loan.

          "Deficient Valuation": With respect to any Mortgage Loan or Non-Trust
Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage
Loan or Non-Trust Loan, as the case may be, which valuation results from a proceeding initiated under the Bankruptcy Code.

          "Definitive Certificate": As defined in Section 5.03(a).

          "Definitive Non-Registered Certificate": Any Non-Registered
Certificate that is a Definitive Certificate.

          "Depositor": Citigroup Commercial Mortgage Securities Inc. or its
successor in interest.

          "Depository": The Depository Trust Company, or any successor
Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform
Commercial Code

                                       19

of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

          "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

          "Designated Sub-Servicer": Any Sub-Servicer identified on Exhibit K attached hereto.

          "Determination Date": The 11th day of each month, or if such 11th day is not a Business Day, the immediately succeeding Business Day, commencing in
July 2006; provided that, in the case of the ShopKo Portfolio Mortgage Loan or any successor REO Mortgage Loan with respect thereto, the monthly cut-off for collections and information shall be the related Due Date in each month.

          "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management of such REO
Property, the holding of such REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an
Independent Contractor; provided, however, that the Trustee (or the Special
Servicer or any Sub-Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Special
Servicer or any Sub-Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such
REO Property.

          "Discount Rate": With respect to any prepaid Mortgage Loan or REO
Mortgage Loan for purposes of allocating any Yield Maintenance Charge or
Prepayment Premium received thereon or with respect thereto among the respective
Classes of the Principal Balance Certificates (other than any Excluded Class thereof), the "Discount Rate" shall be determined as specified in the related loan documents for the purposes of calculating the subject Yield Maintenance
Charge or Prepayment Premium.

          "Disqualified Organization": Any of the following: (i) the United
States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii)
any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code
(unless such organization is subject to the tax imposed by Section 511 of the
Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Trustee or the Certificate Registrar based upon an Opinion of
Counsel (which shall not be an expense of the Trustee) that the holding of an
Ownership Interest in a Class R Certificate by such Person may cause the Trust
Fund or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an
Ownership Interest in a Class R Certificate to such Person. The terms "United
States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

          "Distributable Certificate Interest": With respect to any Class of
Regular Certificates for any Distribution Date, the Accrued Certificate Interest
in respect of such Class of Certificates for such

                                       20

Distribution Date, reduced (to not less than zero) by the sum of: (i) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution
Date allocated to such Class of Regular Certificates in accordance with Section
4.04(e); and (ii) except in the case of a Class of Class X Certificates, the portion of any Mortgage Deferred Interest allocated to such Class of Regular
Certificates on such Distribution Date in accordance with Section 4.04(c).

          "Distributable Component Interest": With respect to any Class X
Component for any Distribution Date, the Accrued Component Interest in respect of such Distribution Date, reduced (to not less than zero) by the product of (a)
the entire portion of any Net Aggregate Prepayment Interest Shortfall for such
Distribution Date that was allocated to the Class X Certificates in accordance with Section 4.04(e), multiplied by (b) a fraction, the numerator of which is the amount of Accrued Component Interest in respect of such Class X Component for such Distribution Date, and the denominator of which is the aggregate amount of Accrued Component Interest in respect of all the Class X Components for such
Distribution Date.

          "Distribution Account": The segregated account or accounts created and maintained by the Trustee on behalf of the Certificateholders (exclusive of the
Holders of the Class Y Certificates) pursuant to Section 3.04(b) which shall be entitled "[NAME OF TRUSTEE], as Trustee, in trust for the registered holders of
Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4."

          "Distribution Date": With respect to any Determination Date, the fourth Business Day following such Determination Date.

          "Distribution Date Statement": As defined in Section 4.02(a).

          "Document Defect": As defined in Section 2.03(a).

          "Due Date": With respect to (i) any Serviced Loan on or prior to its
Stated Maturity Date, the day of the month set forth in the related Mortgage
Note on which each Periodic Payment on such Serviced Loan is scheduled to be first due; (ii) any Serviced Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Serviced Loan had been scheduled to be first due; and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each
Periodic Payment on the related Serviced Loan had been scheduled to be first due.

          "EDGAR": The Commission's Electronic Data Gathering, Analysis and
Retrieval system.

          "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (A) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "Aa3" by Moody's (if then rated by Moody's), "AA-" by Fitch and "AA-" by S&P (or, with respect to any such rating agency, such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Loan Securities, as evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, or (B) with respect to deposits held for less than 30 days in such account, the short-term deposits of which are rated at least "P-1" by Moody's (if then rated by Moody's), "F-1" by
Fitch and "A-1" by S&P (or, with respect to any such rating agency, such lower rating as will not result in qualification, downgrading or withdrawal of the

                                       21

ratings then assigned to the Certificates or any Non-Trust Loan Securities, as
evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, (ii) an account or accounts maintained with PNC so long as PNC (X) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "F-1" from Fitch, (Y) has a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from
Moody's, and (Z) has a long-term unsecured debt rating of at least "A" and a short-term rating of at least "A-1" from S&P, or (iii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, which, in the case of a state chartered depository institution or trust company, is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 CFR Section 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, or the use of such account would not, in and of itself, cause a qualification, downgrading or withdrawal of the then-current rating assigned to any Class of Certificates or class of Non-Trust Loan Securities, as confirmed in writing by each applicable rating agency; provided that the ratings of S&P shall not be applicable except with respect to an account that contains funds related to a Non-Trust Loan (or any successor REO Non-Trust Loan with respect thereto)
that backs any Non-Trust Loan Securities rated by S & P; and provided, further, that no rating confirmation need be obtained with respect to any Non-Trust Loan
Securities in connection with establishing whether any account is an Eligible
Account unless such account contains funds related to a Non-Trust Loan (or any successor REO Non-Trust Loan) that backs such Non-Trust Loan Securities.

          "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the
Trust Fund or any one or more Classes of Certificates.

          "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard
Sections 1527-05 or, with the consent of the Controlling Class Representative, a review conducted in accordance with the All Appropriate Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005
(40 C.F.R. Part 312), or any successor to either.

          "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

          "Escrow Payment": Any payment received by the Master Servicer or the
Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged
Property.

          "Event of Default": One or more of the events described in Section
7.01(a).

          "Excess Servicing Strip": With respect to any Mortgage Loan or REO
Mortgage Loan, the portion of the related Master Servicing Fee (which portion shall not include that portion payable to any Sub-Servicer party to a
Sub-Servicing Agreement dated the date hereof) that accrues at the related
Excess Servicing Strip Rate in effect from time to time, subject to reduction by the Trustee in accordance with Section 3.11(a).

          "Excess Servicing Strip Rate": With respect to any Mortgage Loan or
REO Mortgage Loan, subject to reduction by the Trustee in accordance with
Section 3.11(a), a rate per annum equal to the excess, if any, of (A) the related Master Servicing Fee Rate over (B) the sum of (1) 0.01% (1.0 basis

                                       22

point) per annum plus (2) the annual sub-servicing fee rate for any related third-party Sub-Servicer of such Mortgage Loan or REO Mortgage Loan, as the case may be, on behalf of the Master Servicer.

          "Exchange Act": The Securities Exchange Act of 1934, as amended.

          "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee
Appointee, any Trustee Reportable Event, (b) the Master Servicer or, if and to
the extent specifically applicable thereto or to its duties on behalf of the
Master Servicer, any Servicing Representative of the Master Servicer, any Master
Servicer Reportable Event, and (c) the Special Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special
Servicer, any Servicing Representative of the Special Servicer, any Special
Servicer Reportable Event.

          "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year
2006, and (b) any subsequent fiscal year of the Trust, but only if as of the beginning of such subsequent fiscal year of the Trust, the Registered
Certificates are held in the aggregate by at least 300 holders (which may consist of (i) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (ii) in the case of
Registered Certificates held in book-entry form through the Depository,
Depository Participants having accounts with the Depository).

          "Exchange Act Reports": As defined in Section 8.16(a).

          "Excluded Class": Any Class of Principal Balance Certificates other than the Class A-1 Certificates, Class A-2 Certificates, Class A-SB
Certificates, Class A-3 Certificates, Class A-1A Certificates, Class A-M
Certificates, Class A-J Certificates, Class B Certificates, Class C
Certificates, Class D Certificates, Class E Certificates, Class F Certificates,
Class G Certificates and Class H Certificates.

          "Exemption": Department of Labor Prohibited Transaction Exemption
("PTE") 91-23, as amended from time to time, or any successor thereto.

          "Exemption-Favored Party": Any of (i) Citigroup Global Markets Inc.,
(ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Citigroup Global Markets
Inc., and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and/or (ii) is a manager or co-manager with respect to a Class of Investment Grade Certificates.

          "FASB 140": The Financial Accounting Standards Board's Statement No.
140, entitled "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities", issued in September 2002.

          "FDIC": Federal Deposit Insurance Corporation or any successor.

          "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

          "Final Recovery Determination": A determination by the Special
Servicer with respect to any Specially Serviced Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased or replaced by any of the Mortgage Loan Sellers, pursuant to the related Mortgage
Loan Purchase Agreement, by a related Non-Trust Loan Noteholder pursuant to the

                                       23

related Co-Lender Agreement, or by the Master Servicer, the Special Servicer or
the Majority Controlling Class Certificateholder pursuant to Section 9.01 or that was acquired by the Certificateholders (exclusive of the Class R
Certificateholders) in exchange for their Certificates pursuant to Section 9.01)
that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds,
REO Revenues and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard, will be ultimately recoverable.

          "Fiscal Agent": Any fiscal agent appointed as provided in Section
8.17.

          "Fitch": Fitch, Inc. or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicer and the Special Servicer, and
specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "FNMA": Federal National Mortgage Association or any successor.

          "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic information required to be disclosed by Regulation FD (17 C.F.R.
243.100 and 243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the
Commission.

          "Form 8-K Current Report": A current report on Form 8-K.

          "Form 8-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

          "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section
13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17.
For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-D Distribution Report": A distribution report on Form 10-D.

          "Form 10-D Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

          "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section
13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for

                                       24

filing transition reports pursuant to Section 13 or 15(d) of the Exchange Act.
For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

          "Form 10-K Annual Report": An annual report on Form 10-K.

          "Form 10-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

          "Gain-on-Sale Proceeds": With respect to any Specially Serviced
Mortgage Loan or REO Property, the excess, if any, of (i) any Liquidation
Proceeds with respect to the subject Mortgage Loan or REO Property, as the case may be (net of any related Liquidation Expenses and, in the case of any
Combination Mortgage Loan or the related REO Property, further net of any portion of such Liquidation Proceeds payable to the related Non-Trust Loan
Noteholder(s)), over (ii) the Purchase Price for such Mortgage Loan or the related REO Mortgage Loan, as the case may be, on the date on which such
Liquidation Proceeds were received.

          "Gain-on-Sale Reserve Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the
Trustee pursuant to Section 3.04(f) on behalf of the Certificateholders, which shall be entitled "[NAME OF TRUSTEE], as Trustee, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4." Any such account shall be an
Eligible Account or a subaccount of an Eligible Account.

          "Global Certificate": With respect to any Class of Book-Entry
Non-Registered Certificates, either the related Rule 144A Global Certificate or the Regulation S Global Certificate.

          "Grantor Trust": A "grantor trust" within the meaning of the Grantor
Trust Provisions.

          "Grantor Trust Y": The portion of the Trust Fund consisting of (i) any
Additional Interest with respect to the ARD Mortgage Loans after their respective Anticipated Repayment Dates and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust
Provisions.

          "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the
Code and Treasury regulation section 301.7701-4(c).

          "Ground Lease": With respect to any Serviced Loan for which the
Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

          "Group 1 Mortgage Loan": Any Mortgage Loan identified on the Mortgage
Loan Schedule as belonging to Loan Group No. 1.

          "Group 2 Mortgage Loan": Any Mortgage Loan identified on the Mortgage
Loan Schedule as belonging to Loan Group No. 2.

                                       25

          "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

          "Holder": A Certificateholder.

          "Impound Reserve": As defined in Section 3.16(c) hereof.

          "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, the Mortgage Loan
Sellers, the Master Servicer, the Special Servicer, the Controlling Class
Representative (and, with respect to any Loan Combination, the related Non-Trust
Loan Noteholder(s)), the Trustee and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, the Mortgage Loan Sellers, the Master
Servicer, the Special Servicer, the Controlling Class Representative (or, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s)), the
Trustee or any Affiliate thereof, and (iii) is not connected with the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the
Controlling Class Representative (or, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s)), the Trustee or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or
Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Mortgage Loan Sellers, the Master
Servicer, the Special Servicer, the Controlling Class Representative (or, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s)), the
Trustee or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, the
Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the
Controlling Class Representative (or, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s)), the Trustee or such Affiliate thereof, as the case may be.

          "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five (5) years' experience in the subject property type and market.

          "Independent Contractor": Any Person that would be an "independent contractor" with respect to a REMIC Pool within the meaning of Section 856(d)(3)
of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35 percent or more of any Class of
Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Master
Servicer, the Special Servicer, the Trustee or the Trust Fund, delivered to the
Trustee and the Master Servicer), so long as such REMIC Pool does not receive or derive any income from such Person; provided that the relationship between such
Person and such REMIC Pool is at arm's length, all within the meaning of
Treasury regulations section 1.856-4(b)(5), or any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Master
Servicer, the Special Servicer, the Trustee or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO
Property to cease to

                                       26

qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

          "Initial Form 8-K Current Reports": As defined in Section 8.16.

          "Initial Purchaser": Citigroup Global Markets Inc. or its successor in interest.

          "Institutional Accredited Investor" or "IAI": An "accredited investor"
as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the
Securities Act or any entity in which all of the equity owners come within such paragraphs.

          "Insurance Policy": With respect to any Serviced Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Serviced Loan or the related Mortgaged Property.

          "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged
Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

          "Insured Environmental Event": As defined in Section 3.07(d).

          "Interest Accrual Period": With respect to each Class of Regular
Certificates, each Class X Component and each REMIC I Regular Interest, for any
Distribution Date, the calendar month immediately preceding the calendar month in which such Distribution Date occurs. Notwithstanding the foregoing, each
Interest Accrual Period is deemed to consist of 30 days for purposes of calculating interest on the Regular Certificates, the Class X Components and the
REMIC I Regular Interests.

          "Interest Reserve Account": The segregated account created and maintained by the Trustee pursuant to Section 3.04(c) on behalf of the
Certificateholders, which shall be entitled "[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of Citigroup Commercial
Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through Certificates, Series
2006-C4."

          "Interest Reserve Amount": With respect to each Interest Reserve
Mortgage Loan and Interest Reserve REO Mortgage Loan for each Distribution Date that occurs in February of each year and in January of each year that is not a leap year, an amount equal to one (1) day's interest at the related Net Mortgage
Rate on the related Stated Principal Balance as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic Payment is collected in respect thereof as of the Determination Date immediately preceding such Distribution
Date or a P&I Advance is made in respect thereof for such Due Date as of such
Distribution Date.

          "Interest Reserve Mortgage Loan": Each Mortgage Loan that is an
Actual/360 Mortgage Loan.

          "Interest Reserve REO Mortgage Loan": An REO Mortgage Loan that relates to an Interest Reserve Mortgage Loan.

                                       27

          "Interested Person": The Depositor, any Mortgage Loan Seller, the
Master Servicer, the Special Servicer, any Non-Trust Loan Noteholder (but only with respect to the related Combination Mortgage Loan), any Independent
Contractor hired by the Special Servicer, any Holder of a Certificate or any
Affiliate of any such Person.

          "Internet Website": The Internet Websites maintained by the Trustee and, if applicable, the Master Servicer and/or the Special Servicer, which in the case of the Trustee is initially located at "www.etrustee.net" or such other address as provided by the Trustee to the parties hereto from time to time and, in the case of the Master Servicer and/or the Special Servicer, shall be located at such address provided by such person to the parties hereto from time to time.

          "Investment Account": As defined in Section 3.06(a).

          "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

          "IRS": The Internal Revenue Service or any successor agency.

          "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the Code and Treasury regulations promulgated thereunder.

          "LaSalle": LaSalle Bank National Association or its successor in interest.

          "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, other than Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a
Periodic Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous
Collection Period, and not previously recovered. With respect to any REO
Mortgage Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation
Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Periodic Payment (other than a Balloon
Payment) or an Assumed Periodic Payment in respect of the predecessor Mortgage
Loan or of an Assumed Periodic Payment in respect of such REO Mortgage Loan due or deemed due on a Due Date in a previous Collection Period and not previously recovered.

          "Litigation Control": As defined in Section 3.19(e).

          "Liquidation Event": With respect to any Mortgage Loan or Non-Trust
Loan, any of the following events: (i) such Mortgage Loan or Non-Trust Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such
Mortgage Loan or Non-Trust Loan; (iii) in the case of a Mortgage Loan, such
Mortgage Loan is (A) repurchased or replaced by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement, (B) purchased by the Master
Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, or acquired by the Certificateholders (exclusive of the Class
R Certificateholders) in exchange for their Certificates, in each case pursuant to Section 9.01, or (C) purchased by the Majority Controlling Class
Certificateholder, the Special Servicer or any assignee of the foregoing pursuant to Section 3.18; (iv) in the case of a Mortgage Loan that is a part of the Loan Combination, such Mortgage Loan is purchased by a related Non-Trust
Loan Noteholder pursuant to the related Co-Lender Agreement and/or, in the case of the ShopKo Portfolio

                                       28

Mortgage Loan, pursuant to Section 3.18; or (v) such Mortgage Loan or Non-Trust
Loan is purchased by any related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement. With respect to any REO Property
(and the related REO Loan(s)), any of the following events: (i) a Final Recovery
Determination is made with respect to such REO Property; (ii) such REO Property is purchased by the Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder pursuant to Section 9.01; or (iii) such REO
Property is sold pursuant to Section 3.18.

          "Liquidation Fee": With respect to each Specially Serviced Loan and each REO Loan, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

          "Liquidation Fee Rate": 1.0%.

          "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds and REO Revenues) received by the Master Servicer or the Special
Servicer in connection with: (i) the taking of all or a part of a Mortgaged
Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage; (ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan or Non-Trust
Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise
(which does not include voluntary Principal Prepayments), exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Defaulted Mortgage Loan by the
Majority Controlling Class Certificateholder, the Special Servicer or any
assignee thereof pursuant to Section 3.18; (v) the repurchase or replacement of a Mortgage Loan by a Mortgage Loan Seller pursuant to the applicable Mortgage
Loan Purchase Agreement; (vi) the purchase of a Mortgage Loan or REO Property by the Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, or the acquisition of a Mortgage Loan or REO Property by all the Certificateholders (other than the Class R Certificateholders) in exchange for their Certificates, in each case pursuant to Section 9.01; (vii) the purchase of a Mortgage Loan that is part of a Loan Combination by a related
Non-Trust Loan Noteholder pursuant to a related Co-Lender Agreement and/or, in the case of the ShopKo Portfolio Mortgage Loan, pursuant to Section 3.18; and
(viii) the purchase of a Mortgage Loan or Non-Trust Loan by a mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement.

          "Loan Combination": The ShopKo Portfolio Loan Combination or the
Wimbledon Place Apartments Loan Combination, as applicable.

          "Loan Combination Controlling Party": With respect to the ShopKo
Portfolio Loan Combination, the ShopKo Portfolio Controlling Party; and with respect to the Wimbledon Place Apartments Loan Combination, the Controlling
Class Representative.

          "Loan Combination Custodial Account": With respect to any Loan
Combination, the separate account (which may be a sub-account of the Collection
Account) created and maintained by the Master Servicer pursuant to Section
3.04(f) and held on behalf of the Certificateholders and the related Non-Trust
Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF
MASTER SERVICER], as Master Servicer for [NAME OF TRUSTEE], as Trustee, on
behalf of and in trust for the registered holders of Citigroup Commercial
Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through Certificates, Series
2006-C4, and [NAME(S) OF THE RELATED NON-TRUST LOAN

                                       29

NOTEHOLDER(S)], as their interests may appear". Each Loan Combination Custodial
Account shall be an Eligible Account or a sub-account of an Eligible Account.

          "Loan Combination Mortgaged Property": The Mortgaged Property securing a Loan Combination. The Mortgaged Properties consist of the ShopKo Portfolio
Mortgaged Property and the Wimbledon Place Apartments Mortgaged Property.

          "Loan Combination REO Account": With respect to any Loan Combination, a segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the
Certificateholders, and the related Non-Trust Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as Special
Servicer for [NAME OF TRUSTEE], as Trustee in trust for registered holders of
Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4, and [NAME(S) OF THE RELATED NON-TRUST LOAN
NOTEHOLDER(S)], as their interests may appear".

          "Loan Combination REO Property": With respect to each Loan
Combination, the related Loan Combination Mortgaged Property if such Mortgaged
Property is acquired on behalf and in the name of the Trust Fund, for the benefit of the Certificateholders, and the related Non-Trust Loan Noteholder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such Loan Combination.

          "Loan Group": Either Loan Group No. 1 or Loan Group No. 2, as
applicable.

          "Loan Group No. 1": Collectively, all of the Mortgage Loans that are
Group 1 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

          "Loan Group No. 1 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the related Available Distribution
Amount attributable to Loan Group No. 1.

          "Loan Group No. 1 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the related Principal Distribution
Amount attributable to Loan Group No. 1.

          "Loan Group No. 2": Collectively, all of the Mortgage Loans that are
Group 2 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

          "Loan Group No. 2 Available Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the related Available Distribution
Amount attributable to Loan Group No. 2.

          "Loan Group No. 2 Principal Distribution Amount": With respect to any
Distribution Date, that portion, if any, of the related Principal Distribution
Amount attributable to Loan Group No. 2.

          "Loan-to-Value Ratio": With respect to any Serviced Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the then-current principal amount of such Serviced Loan (plus, in the case of the Wimbledon Place Apartments Non-Trust Loan, the current principal amount of the Wimbledon Place Apartments Mortgage Loan or, if such Serviced

                                       30

Loan is part of the ShopKo Portfolio Loan Combination, the then-current principal amount of the ShopKo Portfolio Loan Combination), and the denominator of which is the Appraised Value of the related Mortgaged Property.

          "Lockout Period": With respect to any Mortgage Note that prohibits the
Mortgagor from prepaying such Serviced Loan until a date specified in such
Mortgage Note, the period from the Closing Date until such specified date.

          "Majority Controlling Class Certificateholder": As of any date of determination, any single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates (other than any Holder (or, in the case of a Class of Book-Entry Certificates, Certificate Owner) that is an
Affiliate of the Depositor or a Mortgage Loan Seller) entitled to greater than
50% of the Voting Rights allocated to the Controlling Class; provided, however, that, if there is no single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates entitled to greater than 50% of the Voting Rights allocated to such Class, then the Majority Controlling Class
Certificateholder shall be the single Holder (or, in the case of a Class of
Book-Entry Certificates, Certificate Owner) of Certificates with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Majority Controlling Class Certificateholder, the Senior Class A
Certificates shall be deemed to be a single Class of Certificates, with the applicable Voting Rights allocated among the Holders (or, in the case of a Class of Book-Entry Certificates, Certificate Owners) of such Certificates in proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination.

          "Master Servicer": Midland Loan Services, Inc., its successor in interest or any successor master servicer appointed as herein provided
(including the Trustee as successor pursuant to Section 7.02).

          "Master Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

          (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Master Servicer or any Servicing
     Representative of the Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

          (ii) the termination of a definitive agreement that is material to the
     Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Master
     Servicer or any Servicing Representative of the Master Servicer is a party to such agreement or has entered into such agreement on behalf of the
     Trust;

          (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Master Servicer, (B) any Servicing Representative of the Master

                                       31

     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Performing
     Mortgage Loan;

          (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Master Servicer, (B) any Servicing
     Representative of the Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Performing Mortgage Loan;

          (v) any resignation, removal, replacement or substitution of (A) the
     Master Servicer or (B) any Servicing Representative of the Master Servicer
     that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation
     AB;

          (vi) any appointment of (A) a new Master Servicer or (B) any new
     Servicing Representative of the Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

          (vii) any nonpublic disclosure, by the Master Servicer or any
     Servicing Representative of the Master Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17
     C.F.R. 243.100 through 243.103);

          (viii) any other information of importance to Certificateholders
     (determined by the Master Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the Master
     Servicer has determined, in accordance with the Servicing Standard, could have an adverse effect on payments to any Class of Certificateholders, and
     (C) is directly related to a Performing Mortgage Loan;

          (ix) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Master Servicer is controlling the subject litigation or if the subject Material Litigant is
     (A) the Master Servicer, (B) any Servicing Representative of the Master
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Performing
     Mortgage Loan;

          (x) the receipt by or on behalf of the Master Servicer or any
     Servicing Representative of the Master Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Mortgage Loan;

          (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement, whether the Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the
     Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the Special
     Servicer, (F) any Servicing Representative of the Master Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or
     (G) any Significant Obligor;

                                       32

          (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding required to be disclosed by Item 1119(b) of Regulation AB between BCRE, PNC or the Trust, on the one hand, and the Master Servicer or any Servicing Representative of the Master Servicer, on the other hand; and

          (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans required to be disclosed by Item 1119(c) of Regulation AB between BCRE, PNC or the Trust, on the one hand, and the Master Servicer or any Servicing Representative of the Master
     Servicer, on the other hand.

          "Master Servicing Fee": With respect to each Mortgage Loan (and any
REO Mortgage Loan with respect thereto), the fee payable to the Master Servicer pursuant to Section 3.11(a).

          "Master Servicing Fee Rate": With respect to: (a) each Mortgage Loan
(and any successor REO Mortgage Loan with respect thereto), the percentage set forth under the column "Master Servicing Fee Rate" on the Mortgage Loan
Schedule; (b) each ShopKo Portfolio Non-Trust Loan (or any successor REO
Non-Trust Loan with respect thereto), 0.02% per annum; and (c) the Wimbledon
Place Apartments Non-Trust Loan, 0.0% per annum (or, during any Wimbledon Place
Apartments Material Default, such other rate as is provided in the Wimbledon
Place Apartments Co-Lender Agreement).

          "Material Debtor": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) each of the parties to this Agreement;

          (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
     Subject Securitization Transaction;

          (v) any Significant Obligor;

          (vi) any Enhancement/Support Provider; and

          (vii) any other material party contemplated by Item 1100(d)(1) of
     Regulation AB relating to the Subject Securitization Transaction.

          "Material Litigant": Any of the following:

          (i) the Trust;

          (ii) each of the Mortgage Loan Sellers;

          (iii) each of the parties to this Agreement;

          (iv) any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
     Subject Securitization Transaction;

                                       33

          (v) any originator of Trust Mortgage Loans contemplated by Item
     1110(b) of Regulation AB; and

          (vi) any other party contemplated by Item 1100(d)(1) of Regulation AB relating to the Subject Securitization Transaction.

          "Midland": Midland Loan Services, Inc. or its successor in interest.

          "Money Term": With respect to any Serviced Loan, the maturity date,
Mortgage Rate, Stated Principal Balance, amortization term or payment frequency thereof or any provision thereof requiring the payment of a Prepayment Premium or Yield Maintenance Charge in connection with a Principal Prepayment (but not any late fees or default interest provisions).

          "Moody's": Moody's Investors Service, Inc., or its successor in interest. If Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Master Servicer and the Special Servicer, and
specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

          "Mortgage": With respect to any Serviced Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged
Property.

          "Mortgage Deferred Interest": With respect to any Serviced Loan, the amount of any interest accrued thereon at the related Mortgage Rate (other than
Additional Interest) that, by virtue of a modification, is added to the outstanding principal balance of such Serviced Loan instead of being payable on the related Due Date on which it would otherwise have been due.

          "Mortgage File": With respect to any Mortgage Loan and, in the case of each Loan Combination, also with respect to each Non-Trust Loan that is part of such Loan Combination, the following documents collectively (which, in the case of each Loan Combination, except for the Mortgage Notes referred to in clause
(i) of this definition and any modifications thereof referred to in clause (vi)
of this definition, relate to the entire such Loan Combination):

          (i)    either (A) in the case of any Mortgage Loan (including any
                 Combination Mortgage Loan), the original executed Mortgage Note including any power of attorney related to the execution
                 thereof, together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto
                 (without recourse, representation or warranty, express or
                 implied) to the order of "LaSalle Bank National Association, as trustee for the registered holders of Citigroup Commercial
                 Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through
                 Certificates, Series 2006-C4", or in blank (or a lost note affidavit and indemnity with a copy of such Mortgage Note
                 attached thereto) or (B) in the case of any Non-Trust Loan, a copy of the executed Mortgage Note;

          (ii)   an original or a copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable

                                       34

                 recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

          (iii)  an original or a copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case
                 (unless not yet returned by the applicable recording office)
                 with evidence of recording indicated thereon or certified by the applicable recording office;

          (iv)   an original executed assignment, in recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee), of (A) the Mortgage, (B) any related
                 Assignment of Leases (if such item is a document separate from the Mortgage) and (C) any other recorded document relating to the Mortgage Loan otherwise included in the Mortgage File, in favor of "LaSalle Bank National Association, as trustee for the registered holders of Citigroup Commercial Mortgage Trust
                 2006-C4, Commercial Mortgage Pass-Through Certificates, Series
                 2006-C4" (and, in the case of a Loan Combination, also on
                 behalf of the related Non-Trust Loan Noteholder(s)), or in blank;

          (v)    an original assignment of all unrecorded documents relating to the Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of "LaSalle Bank National
                 Association, as trustee for the registered holders of Citigroup
                 Commercial Mortgage Trust 2006-C4, Commercial Mortgage
                 Pass-Through Certificates, Series 2006-C4" (and, in the case of a Loan Combination, also on behalf of the related Non-Trust
                 Loan Noteholder(s)), or in blank;

          (vi)   originals or copies of any consolidation, assumption,
                 substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the subject Serviced Loan has been assumed or consolidated;

          (vii)  the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been issued or
                 located, an original or copy of an irrevocable, binding
                 commitment (which may be a pro forma policy or specimen version of, or a marked commitment for, the policy that has been
                 executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

          (viii) any filed copies (bearing evidence of filing) or other evidence of filing reasonably satisfactory to the Depositor of any prior
                 UCC Financing Statements in favor of the originator of the subject Serviced Loan or in favor of any assignee prior to the
                 Trustee (but only to the extent the related Mortgage Loan
                 Seller had possession of such UCC Financing Statements when it was to deliver the subject Mortgage File on or prior to the
                 Closing Date), unless not yet returned by the applicable filing office; and, if there is an effective UCC Financing Statement in favor of the Mortgage Loan Seller on record with the
                 applicable public office for UCC Financing Statements, an
                 original UCC Financing Statement assignment, in form suitable for filing in favor of LaSalle Bank National Association, as trustee for the

                                       35

                 registered holders of Citigroup Commercial Mortgage Trust
                 2006-C4, Commercial Mortgage Pass-Through Certificates, Series
                 2006-C4 (and, in the case of any Loan Combination, also on behalf of the related Non-Trust Loan Noteholder(s)), as
                 assignee, or in blank;

          (ix)   an original or a copy of any (A) Ground Lease and ground lessor estoppel, (B) loan guaranty or indemnity, (C) lender's
                 environmental insurance policy or (D) lease enhancement policy;

          (x)    any intercreditor, co-lender or similar agreement relating to permitted debt of the Mortgagor; and

          (xi)   copies of any loan agreement, escrow agreement, security
                 agreement or letter of credit relating to a Mortgage Loan;

provided that, whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or the Custodian for documents described in clauses
(vi), (ix)(B), (ix)(C), (ix)(D), (x) and (xi) of this definition, shall be deemed to include only such documents to the extent the Trustee or Custodian has actual knowledge of their existence.

          "Mortgage Loan": Subject to Section 2.03(f), each of the mortgage loans (or portions thereof) transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage Loan Schedule and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File.

          "Mortgage Loan Purchase Agreement": Each of the Citigroup Mortgage
Loan Purchase Agreement, the BCRE Mortgage Loan Purchase Agreement and the PNC
Mortgage Loan Purchase Agreement.

          "Mortgage Loan Schedule": The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund attached hereto as
Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Mortgage Loan:

          (i)    the Mortgage Loan number;

          (ii)   the street address (including city, county, state and zip code)
                 and name of the related Mortgaged Property;

          (iii)  the Cut-off Date Balance;

          (iv)   the amount of the Periodic Payment due on the first Due Date following the Closing Date;

          (v)    the Mortgage Rate as of the Cut-off Date;

                                       36

          (vi)    the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) the Stated Maturity Date;

          (vii)   in the case of a Balloon Mortgage Loan, the remaining
                  amortization term;

          (viii)  the original and remaining amortization term;

          (ix)    whether the Mortgage Loan is secured by a Ground Lease;

          (x)     the Master Servicing Fee Rate;

          (xi)    whether such Mortgage Loan is an ARD Mortgage Loan and, if so, the Anticipated Repayment Date and Additional Interest Rate
                  for such ARD Mortgage Loan;

          (xii)   the related Mortgage Loan Seller;

          (xiii)  whether such Mortgage Loan is insured by an environmental policy;

          (xiv)   whether such Mortgage Loan is cross-defaulted or
                  cross-collateralized with any other Mortgage Loan;

          (xv)    whether such Mortgage Loan is a Defeasance Loan;

          (xvi)   whether the Mortgage Loan is secured by a letter of credit;

          (xvii)  whether such Mortgage Loan is an Interest Reserve Mortgage
                  Loan;

          (xviii) whether payments on such Mortgage Loan are made to a lock-box;

          (xix)   the amount of any Reserve Funds escrowed in respect of each
                  Mortgage Loan;

          (xx)    the number of grace days after the Due Date until Periodic
                  Payments incur late payment charges;

          (xxi)   the number of units or leasable square feet at the Mortgaged
                  Property; and

          (xxii)  whether the Mortgage Loan is in Loan Group No. 1 or Loan Group
                  No. 2.

          "Mortgage Loan Seller": Citigroup, BCRE or PNC, as applicable.

          "Mortgage Note": The original executed note or notes (collectively)
evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Non-Trust
Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

          "Mortgage Pool": Collectively, all of the Mortgage Loans and any REO
Mortgage Loans. None of the Non-Trust Loans and/or REO Non-Trust Loans shall constitute part of the Mortgage Pool.

                                       37

          "Mortgage Rate": With respect to (i) any Mortgage Loan or Non-Trust
Loan on or prior to its Stated Maturity Date, the fixed annualized rate, not including any Additional Interest Rate, at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Non-Trust Loan from time to time in accordance with the related Mortgage Note and applicable law;
(ii) any Mortgage Loan or Non-Trust Loan after its Stated Maturity Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20; and (iii) any REO Loan, the annualized rate described in clause (i) or (ii), as applicable, above determined as if the predecessor Mortgage Loan or Non-Trust Loan, as applicable, had remained outstanding.

          "Mortgaged Property": The property subject to the lien of a Mortgage.

          "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and/or, in the case of an indemnity deed of trust, the entity which granted the lien on such Mortgaged Property.

          "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with the receipt of
Principal Prepayments on the Mortgage Loans during the related Collection
Period, exceeds (b) the aggregate amount deposited by the Master Servicer in the
Collection Account for such Distribution Date pursuant to Section 3.19(a) in connection with such Prepayment Interest Shortfalls on the Mortgage Loans.

          "Net Cash Flow" or "NCF": As defined in and determined in accordance with the provisions of Exhibit E attached hereto.

          "Net Investment Earnings": With respect to (i) the Collection Account, any Servicing Account, any Reserve Account, any REO Account and any Loan
Combination Custodial Account for any Collection Period and (ii) the
Distribution Account, the Interest Reserve Account, the Additional Interest
Account or the Gain-on-Sale Reserve Account (if any) for any Distribution Date,
the amount, if any, by which the aggregate of all interest and other income realized during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause
(ii) above, on funds held in such accounts, exceeds the aggregate of all losses, if any, incurred during the subject Collection Period with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause
(ii) above, in connection with the investment of such funds in accordance with
Section 3.06.

          "Net Investment Loss": With respect to (i) the Collection Account, any
Servicing Account, any Reserve Account, any REO Account and any Loan Combination
Custodial Account for any Collection Period and (ii) the Distribution Account,
the Interest Reserve Account, the Additional Interest Account or the
Gain-on-Sale Reserve Account (if any) for any Distribution Date, the amount by which the aggregate of all losses, if any, incurred during the subject
Collection Period, with respect to any of the accounts described in clause (i)
above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding Distribution Date (or, in the case

                                       38

of the initial Distribution Date, beginning on the Closing Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of funds held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject
Distribution Date and beginning immediately following the preceding Distribution
Date (or, in the case of the initial Distribution Date, beginning on the Closing
Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of such funds in accordance with Section 3.06.

          "Net Mortgage Pass-Through Rate":

          (A) With respect to any Mortgage Loan (or any successor REO Mortgage
     Loan with respect thereto) that accrues (or is deemed to accrue) interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the
     Net Mortgage Rate for such Mortgage Loan in effect as of the Closing Date
     (without regard to any modification, waiver or amendment of the terms of such Mortgage Loan subsequent to the Closing Date); and

          (B) With respect to any Mortgage Loan (or any successor REO Mortgage
     Loan with respect thereto) that accrues (or is deemed to accrue) interest on an Actual/360 Basis, for any Distribution Date, an annual rate equal to the product of (1) 12, times (2) a fraction, expressed as a percentage, the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the calendar month preceding the month in which such
     Distribution Date occurs, multiplied by (b) the Stated Principal Balance of such Mortgage Loan (or such successor REO Mortgage Loan) immediately preceding such Distribution Date, multiplied by (c) 1/360, multiplied by
     (d) the Net Mortgage Rate for such Mortgage Loan in effect as of the
     Closing Date (without regard to any modification, waiver or amendment of the terms of such Mortgage Loan subsequent to the Closing Date, but taking into account the rate increases described in the second following paragraph), and the denominator of which fraction is the Stated Principal
     Balance of such Mortgage Loan (or such successor REO Mortgage Loan)
     immediately preceding such Distribution Date.

          Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to
2006, then the amount of interest constituting the numerator of the fraction described in clause (B)(2) above will be decreased to reflect any Interest
Reserve Amount with respect to the subject Mortgage Loan (or REO Mortgage Loan)
transferred from the Distribution Account to the Interest Reserve Account in
such calendar month. Furthermore, if the subject Distribution Date occurs during
March of any year subsequent to 2006, then the amount of interest constituting the numerator of the fraction described in clause (B)(2) above will be increased to reflect any Interest Reserve Amount(s) with respect to the subject Mortgage
Loan (or REO Mortgage Loan) transferred from the Interest Reserve Account to the
Distribution Account for distribution on such Distribution Date.

          In addition, with respect to each of the two (2) Mortgage Loans secured by the Mortgaged Properties identified on the Mortgage Loan Schedule as
Mallard Crossing Apartments and Four Winds Apartments, respectively, and with respect to any successor REO Mortgage Loan with respect to each such Mortgage
Loan, the respective Mortgage Rates increase annually for a specified

                                       39

period, in accordance with the related Mortgage Notes, and such increases will be reflected in the Net Mortgage Rate specified in clause (b)(2)(d) above.

          "Net Mortgage Rate": With respect to any Mortgage Loan or any REO
Mortgage Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of the Trustee Fee Rate and the applicable
Master Servicing Fee Rate; and, with respect to any Non-Trust Loan or REO
Non-Trust Loan, as of any date of determination, a per annum rate equal to the related Mortgage Rate minus any applicable Master Servicing Fee Rate.

          "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or
Nonrecoverable Servicing Advance.

          "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of any Mortgage Loan or REO Mortgage Loan by the
Master Servicer, the Trustee or any Fiscal Agent, as the case may be, that, as determined (in accordance with Section 4.03(c)) by the Master Servicer, the
Special Servicer, the Trustee or such Fiscal Agent, as applicable, in accordance with the Servicing Standard, in the case of the Master Servicer and the Special
Servicer, the standard of care set forth in Section 8.01(a), in the case of the
Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon) from Late Collections, Insurance Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage
Loan or REO Mortgage Loan.

          "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Serviced Loan or REO Property by the
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the
case may be, that, as determined (in accordance with Section 3.03(e)) by the
Master Servicer, the Special Servicer, the Trustee or such Fiscal Agent, as applicable, in accordance with the Servicing Standard, in the case of the Master
Servicer and the Special Servicer, the standard of care set forth in Section
8.01(a), in the case of the Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon) from late collections, Insurance Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Serviced Loan or REO Property.

          "Non-Registered Certificate": Unless and until registered under the
Securities Act, any Class X, Class E, Class F, Class G, Class H, Class J, Class
K, Class L, Class M, Class N, Class O, Class P, Class Y or Class R Certificate.

          "Non-Trust Loan": Any mortgage loan that is part of a Loan Combination but is not included in the Trust Fund. The Non-Trust Loans consist of the ShopKo
Portfolio Non-Trust Loans and the Wimbledon Place Apartments Non-Trust Loan.

          "Non-Trust Loan Noteholder": Each holder of (i) the Mortgage Note for a Non-Trust Loan and (ii) the corresponding rights under the related Co-Lender
Agreement.

          "Non-Trust Loan Securities": Any securities evidencing an interest in or secured by a Non-Trust Loan or a pool of mortgage loans that includes a
Non-Trust Loan.

          "Non-United States Securities Person": Any Person other than a United
States Securities Person.

                                       40

          "Non-United States Tax Person": Any Person other than a United States
Tax Person.

          "Officer's Certificate": A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, or by a
Responsible Officer of the Trustee.

          "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, the Master Servicer or the Special
Servicer) acceptable to and delivered to the Trustee or the Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of any REMIC Pool as a REMIC; (b) the qualification of Grantor
Trust Y as a grantor trust; (c) compliance with the REMIC Provisions or the
Grantor Trust Provisions or (d) the resignation of the Master Servicer or
Special Servicer pursuant to Section 6.04 must be an opinion of counsel who is in fact Independent of the Master Servicer, the Special Servicer or the
Depositor, as applicable.

          "Option Price": As defined in Section 3.18(c).

          "Original Class Notional Amount": With respect to the Class X
Certificates, the Original Class X Notional Amount.

          "Original Class Principal Balance": With respect to any Class of
Principal Balance Certificates, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

          "Original Class X Notional Amount": $2,263,536,038.

          "OTS": The Office of Thrift Supervision or any successor thereto.

          "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

          "P&I Advance": As to any Mortgage Loan or REO Mortgage Loan, any
advance made by the Master Servicer, the Trustee or any Fiscal Agent pursuant to
Section 4.03.

          "P&I Advance Date": The Business Day immediately preceding each
Distribution Date.

          "Pass-Through Rate": With respect to:

          (i)   the Class A-1 Certificates, for any Distribution Date, a per
                annum rate equal to the lesser of (A) 5.9280% and (B) the
                Weighted Average Net Mortgage Pass-Through Rate for such
                Distribution Date;

          (ii)  each Class of the Class A-2, Class A-SB, Class A-3, Class A-1A,
                Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class
                F, Class G and Class H Certificates, for any Distribution Date,
                a per annum rate equal to the Weighted Average Net Mortgage
                Pass-Through Rate for such Distribution Date;

          (iii) each Class of the Class J, Class K, Class L, Class M, Class N,
                Class O and Class P Certificates, for any Distribution Date, a
                per annum rate equal to the lesser of (A) 5.6430% and (B) the
                Weighted Average Net Mortgage Pass-Through Rate for such
                Distribution Date; and

                                       41

          (iv)  the Class X Certificates, for any Distribution Date, the
                weighted average of the Class X Strip Rates for the respective
                Class X Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Class
                X Components outstanding immediately prior to such Distribution
                Date).

          "PCAOB": The Public Company Accounting Oversight Board.

          "Penalty Interest": With respect to any Mortgage Loan or Non-Trust
Loan (or any successor REO Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Interest, Prepayment
Premiums or Yield Maintenance Charges, that represent penalty interest (arising out of a default) in excess of interest on the Stated Principal Balance of such
Mortgage Loan or Non-Trust Loan (or such successor REO Loan) accrued at the related Mortgage Rate.

          "Percentage Interest": With respect to any Regular Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or
Certificate Notional Amount, as the case may be, of such Certificate as of the
Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or Original Class Notional Amount, as the
case may be, of the relevant Class. With respect to a Class R Certificate or
Class Y Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

          "Periodic Payment": With respect to any Mortgage Loan or Non-Trust
Loan as of any Due Date, the scheduled payment of principal and/or interest
(exclusive of Additional Interest) on such Mortgage Loan or Non-Trust Loan, as the case may be, including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note
(as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20).

          "Permitted Investments": Any one or more of the following obligations or securities (including obligations or securities of or managed by LaSalle Bank
National Association (or any successor Trustee) if otherwise qualifying hereunder):

          (i)   direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original
                maturities of not more than 365 days); provided such obligations are backed by the full faith and credit of the United States.
                Such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change or be liquidated prior to maturity.
                If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

          (ii)  repurchase obligations with respect to any security described in clause (i) above (having original maturities of not more than
                365 days); provided that the short-term deposit or debt
                obligations, of the party agreeing to repurchase such
                obligations are rated in the highest applicable rating
                categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest

                                       42

                applicable rating categories) as will not result in
                qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Loan Securities,
                as evidenced in writing by such rating agencies. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

          (iii) certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest applicable rating categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Loan Securities, as evidenced in writing by such rating agencies. In addition, its terms must have a
                predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

          (iv)  commercial paper (having original maturities of not more than
                365 days) of any corporation incorporated under the laws of the
                United States or any state thereof (or if not so incorporated, the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) which is rated in the highest applicable rating category of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust Loan Securities,
                as evidenced in writing by such rating agencies. The commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.
                Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

          (v)   units of money market funds that maintain a constant asset value and which are rated in the highest applicable rating category by each of Fitch, Moody's and S&P (or such lower rating (not less than one of the four highest applicable rating categories) as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates or any Non-Trust
                Loan Securities, as evidenced in writing by such rating
                agencies) and which seeks to maintain a constant net asset value. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

                                       43

          (vi)  any other obligation or security that constitutes a "cash flow investment" within the meaning of Section 860G(a)(6) of the Code and is acceptable to each of Fitch, Moody's and S&P, evidence of which acceptability shall be provided in writing by each such rating agency to the Master Servicer, the Special Servicer and the Trustee; provided, however, in no event shall such other obligation or security be rated less than "AA/F-1" by Fitch,
                "Aa3/P+" by Moody's or "AA/A-1" by S & P;

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and
provided, further, that the ratings of S&P shall not be applicable except with respect to an investment of funds related to a Non-Trust Loan (or any successor
REO Non-Trust Loan with respect thereto) that backs any Non-Trust Loan
Securities rated by S & P; and provided, further, that no rating confirmation need be obtained with respect to any Non-Trust Loan Securities in connection with establishing whether any investment is a Permitted Investment unless such investment involves funds related to a Non-Trust Loan (or any successor REO
Non-Trust Loan) that backs such Non-Trust Loan Securities.

          "Permitted Transferee": Any Transferee of a Class R Certificate other than a Disqualified Organization, a Plan, a Non-United States Tax Person or a
United States Tax Person with respect to whom income on the Class R Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United
States Tax Person.

          "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Plan": As defined in Section 5.02(c).

          "Plurality Class R Certificateholder": As to any taxable year of any
REMIC Pool, the Holder of Certificates holding the largest Percentage Interest of the Class R Certificates.

          "PNC": PNC Bank, National Association or its successor in interest.

          "PNC Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of June 2006, between the Depositor and PNC and relating to the transfer of the PNC Mortgage Loans to the Depositor.

          "PNC Mortgage Loans": Each of the Mortgage Loans transferred and assigned to the Depositor pursuant to the PNC Mortgage Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the PNC Mortgage Loan Purchase Agreement.

          "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as Special Servicer for
[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of

                                       44

Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4."

          "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the
Certificates for federal income tax purposes, 0% CPR (within the meaning of the
Prospectus), except that it is assumed that each ARD Mortgage Loan is repaid on its Anticipated Repayment Date.

          "Prepayment Interest Excess": With respect to any Serviced Loan that was subject to a Principal Prepayment in full or in part during any Collection
Period, which Principal Prepayment was applied to such Serviced Loan following such Serviced Loan's Due Date in such Collection Period, the amount of interest
(net of the related Master Servicing Fee and, if applicable, any related Penalty
Interest and Additional Interest) accrued on the amount of such Principal
Prepayment during the period from and after such Due Date and ending on the date such Principal Prepayment was applied to such Serviced Loan, to the extent collected (exclusive of any related Prepayment Premium or Yield Maintenance
Charge actually collected).

          "Prepayment Interest Shortfall": With respect to any Serviced Loan that was subject to a Principal Prepayment in full or in part during any
Collection Period, which Principal Prepayment was applied to such Serviced Loan prior to such Serviced Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such
Serviced Loan and ending on the day immediately preceding such Due Date, inclusive (exclusive, however, of (i) any related Master Servicing Fees that would have been payable out of the uncollected interest and (ii) any portion of the uncollected interest that would have constituted Penalty Interest and/or
Additional Interest).

          "Prepayment Premium": Any premium, penalty or fee (other than a Yield
Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment.

          "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such
Crossed Loan.

          "Prime Rate": The "prime rate" published in the "Money Rates" Section of The Wall Street Journal, as such "prime rate" may change from time to time.
If The Wall Street Journal ceases to publish the "prime rate," then the Master
Servicer shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the
Master Servicer shall select a comparable interest rate index. In either case, such selection shall be made by the Master Servicer in its sole discretion and the Master Servicer shall notify the Trustee and the Special Servicer in writing of its selection.

          "Principal Balance Certificate": Any Class A-1, Class A-2, Class A-SB,
Class A-3, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E,
Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O
and Class P Certificate.

                                       45

          "Principal Distribution Amount": With respect to any Distribution
Date, an amount equal to:

          (a) the aggregate of the principal portions of all Periodic Payments
     (other than Balloon Payments) and any Assumed Periodic Payments due or
     deemed due in respect of the Mortgage Loans for their respective Due Dates occurring during the related Collection Period, to the extent paid by the related Mortgagor during or prior to, or otherwise received during, the related Collection Period or advanced by the Master Servicer, the Trustee or any Fiscal Agent, as applicable, for such Distribution Date; plus

          (b) the aggregate of all Principal Prepayments received on the
     Mortgage Loans during the related Collection Period; plus

          (c) with respect to any Mortgage Loan as to which the related Stated
     Maturity Date occurred during or prior to the related Collection Period, any payment of principal (other than a Principal Prepayment) made by or on behalf of the related Mortgagor during the related Collection Period
     (including any Balloon Payment), net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment
     (other than a Balloon Payment) due, or the principal portion of any Assumed
     Periodic Payment deemed due, in respect of such Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior
     Distribution Date pursuant to clause (a) above; plus

          (d) the aggregate of the principal portion of all Liquidation
     Proceeds, Insurance Proceeds and, to the extent not otherwise included in clause (a), (b) or (c) above, payments that were received on the related
     Mortgage Loans during the related Collection Period and that were identified and applied by the Master Servicer and/or Special Servicer as recoveries of principal of such Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Mortgage Loan on a Due Date during or prior to the related
     Collection Period and included as part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) above; plus

          (e) with respect to any REO Properties, the aggregate of the principal portions of all Assumed Periodic Payments deemed due in respect of the related REO Mortgage Loans for their respective Due Dates occurring during the related Collection Period to the extent received (in the form of REO
     Revenues or otherwise) during the related Collection Period or advanced with respect to such Distribution Date; plus

          (f) with respect to any REO Properties, the aggregate of all
     Liquidation Proceeds, Insurance Proceeds and REO Revenues that were received during the related Collection Period on such REO Properties and that were identified and applied by the Master Servicer and/or Special
     Servicer as recoveries of principal of the related REO Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon
     Payment) due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related REO Mortgage Loan or the predecessor
     Mortgage Loan on a Due Date during or prior to the related Collection
     Period and included as

                                       46

     part of the Principal Distribution Amount for such Distribution Date or any prior Distribution Date pursuant to clause (a) or (e) above; plus

          (g) if such Distribution Date is subsequent to the initial
     Distribution Date, the excess, if any, of the Principal Distribution Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Principal Balance Certificates on such immediately preceding Distribution Date pursuant to Section 4.01; plus

          (h) any amounts that were used to reimburse Nonrecoverable Advances
     (including interest on such Nonrecoverable Advances) from principal collections on the Mortgage Pool pursuant to Section 3.05(a) hereof which are subsequently recovered on the related Mortgage Loan or REO Mortgage
     Loan during the related Collection Period; less

          (i) the amount of any reimbursements of Nonrecoverable Advances
     (including interest on such Nonrecoverable Advances) that are paid or reimbursed from principal collections on the Mortgage Pool pursuant to
     Section 3.05(a) hereof with respect to such Distribution Date where such principal collections would have otherwise been included in the Principal
     Distribution Amount for such Distribution Date pursuant to any of clauses
     (a) through (f) above;

provided that, for the final Distribution Date, the Principal Distribution
Amount shall in no event be less than the aggregate Stated Principal Balance of the Mortgage Pool immediately prior to such Distribution Date.

          "Principal Prepayment": Any payment of principal made by the Mortgagor on a Mortgage Loan or Non-Trust Loan that is received in advance of its scheduled Due Date; provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          "Privileged Person": Any Certificateholder, any Certificate Owner, any
party hereto, any Person identified to the Trustee or the Master Servicer, as applicable, as a prospective transferee of a Certificate or interest therein (or a licensed or registered investment adviser representing such Person), any
Rating Agency, any Mortgage Loan Seller, any Non-Trust Loan Noteholder, any
Underwriter or any designee of the Depositor or any party hereto; provided that no Certificate Owner or prospective transferee of a Certificate or interest therein (or a licensed or registered investment adviser representing such
Person) shall be considered a "Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 or Section 4.02 unless such
Person has delivered to the Trustee or the Master Servicer, as applicable, a certification in the form of Exhibit L-1 or Exhibit L-2, as applicable, which certification is available on the Trustee's Internet Website.

          "Proposed Plan": As defined in Section 3.17(a)(iii).

          "Prospectus": The prospectus dated June 8, 2006, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

          "Prospectus Supplement": The final prospectus supplement dated June
20, 2006 of the Depositor relating to the registration of the Registered
Certificates under the Securities Act, together with the supplement thereof dated June 26, 2006.

                                       47

          "Purchase Option": As defined in Section 3.18(c).

          "Purchase Option Notice": As defined in Section 3.18(e).

          "Purchase Price": With respect to any Mortgage Loan (or REO Property), a cash price equal to the sum of (without duplication): (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase, (b) all accrued and unpaid interest on such Mortgage Loan
(or the related REO Mortgage Loan) at the related Mortgage Rate (other than
Additional Interest and Penalty Interest) to but not including the Due Date in the Collection Period of purchase plus any accrued and unpaid interest on P&I
Advances made with respect to such Mortgage Loan (or the related REO Mortgage
Loan), (c) all related and unreimbursed Servicing Advances plus any accrued and unpaid interest thereon, (d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees incurred in respect of such action), incurred by the Master Servicer, the
Special Servicer, the Trustee or the Trust Fund in connection with any purchase by a Mortgage Loan Seller (to the extent not included in clause (c) above or clause (e) below) and (e) any other Additional Trust Fund Expenses in respect of such Mortgage Loan (including any Additional Trust Fund Expenses previously reimbursed or paid by the Trust Fund but not so reimbursed by the related
Mortgagor or other party or from Insurance Proceeds or condemnation proceeds or any other collections in respect of the Mortgage Loan or the related Mortgaged
Property from a source other than the Trust Fund, and including, if applicable, any Liquidation Fee payable to the Special Servicer in respect of such Mortgage
Loan pursuant to Section 3.11(c)); provided that the Purchase Price shall not be reduced by any outstanding P&I Advance.

          "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

          "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum insurance financial strength or claims paying ability rating of at least "A3" by Moody's, "A-" by Fitch and "A-" by S&P (or the obligations of which are guaranteed or backed in writing by a company having such a financial strength or claims paying ability rating), and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to Section 3.07(c), an insurance company that has a financial strength or claims paying ability rated no lower than two rating categories (without regard to pluses or minuses or numerical qualifications)
below the rating assigned to the then highest rated outstanding Certificate (or, with respect to the required Moody's rating, if not rated by Moody's, then at least "A-" by two other nationally recognized statistical rating organizations
(which may include Fitch)) but in no event lower than "A-" by Fitch, "A3" by
Moody's (or, if not rated by Moody's, then at least "A-" by two other nationally recognized statistical rating organizations (which may include Fitch)) and "A-"
by S&P, or, in the case of clauses (i) and (ii), such other rating as each applicable rating agency shall have confirmed in writing will not cause such rating agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates or any Non-Trust Loan Securities that are then currently being rated by such rating agency; provided that the ratings of S&P shall not be applicable except with respect to an insurer that is providing insurance coverage related to a Non-Trust Loan (or any successor REO Non-Trust
Loan with respect thereto) that backs any Non-Trust Loan Securities rated by S &
P; and provided, further, that no rating confirmation need be obtained with respect to any Non-Trust Loan Securities in connection with establishing whether any insurer is a Qualified Insurer unless such insurer is providing insurance coverage related to a Non-Trust Loan (or any successor REO Non-Trust Loan) that backs such Non-Trust Loan Securities.

                                       48

          "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage
Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on a 30/360 Basis); (v) have a remaining term to stated maturity not greater than, and not more than two (2)
years less than, the remaining term to stated maturity of the deleted Mortgage
Loan; (vi) have a Loan-to-Value Ratio not higher than the lower of the original
Loan-to-Value Ratio of the deleted Mortgage Loan and the then-current
Loan-to-Value Ratio of the deleted Mortgage Loan; (vii) comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental
Assessment that indicates no adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Servicing File; (ix) have a current Debt Service Coverage Ratio
(calculated to include the additional debt from any encumbrance) of not less than the higher of the original Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Mortgage Loan and the then-current Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section
860G(a)(4) of the Code; (xi) not have a maturity date after the date two (2)
years prior to the Rated Final Distribution Date; (xii) not be substituted for a deleted Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating
Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the Mortgage Loan Seller);
(xiii) have a date of origination that is not more than 12 months prior to the date of substitution; (xiv) have been approved by the Controlling Class
Representative (or, if there is no Controlling Class Representative then serving, by the Holders of Certificates representing a majority of the Voting
Rights allocated to the Controlling Class); and (xv) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any REMIC Pool or the imposition of tax on any REMIC Pool other than a tax on income expressly permitted or contemplated to be received by the terms of this
Agreement, as determined by an Opinion of Counsel (at the applicable Mortgage
Loan Seller's expense). In the event that one or more mortgage loans are substituted for one or more deleted Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii) above and the remaining term to stated
maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no Mortgage Loan shall have a Net Mortgage Rate that is less than the highest Pass-Through Rate of any Class of Principal
Balance Certificates bearing a fixed rate and outstanding at the time of the substitution. When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

          "Rated Final Distribution Date": The Distribution Date in March 2049.

          "Rating Agency": Each of Fitch and Moody's.

                                       49

          "Realized Loss": With respect to: (1) any defaulted Mortgage Loan or
Non-Trust Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Mortgage Loan, Non-Trust Loan or REO
Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(c) of this definition, all accrued but unpaid interest on such Mortgage Loan, Non-Trust Loan or REO Loan, as the case may be, at the related Mortgage Rate to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made
(exclusive of any portion thereof that constitutes Prepayment Premiums or Yield
Maintenance Charges), minus (c) all payments and proceeds, if any, actually received in respect of, and allocable as interest on or principal of, such
Mortgage Loan, Non-Trust Loan or REO Loan, as the case may be, during the
Collection Period in which such Final Recovery Determination was made; (2) any defaulted Mortgage Loan or Non-Trust Loan as to which any portion of the principal or previously accrued interest (other than Additional Interest and
Penalty Interest) payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan or Non-Trust Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to
Section 3.20, the amount of such principal and/or interest so canceled; (3) any
Mortgage Loan or Non-Trust Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan or Non-Trust Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to
Section 3.20, the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic
Payment); and (4) any Mortgage Loan for which a Final Recovery Determination has been made, to the extent not included in clause (1) above, Nonrecoverable
Advances (including interest on such Nonrecoverable Advance) to the extent paid out of general collections on the Mortgage Pool.

          "Record Date": With respect to any Distribution Date, the last
Business Day of the month immediately preceding the month in which such
Distribution Date occurs.

          "Registered Certificate": Any Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-1A, Class A-M, Class A-J, Class B, Class C or Class D Certificate.

          "Regular Certificate": Any Principal Balance Certificate or Class X
Certificate.

          "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Regulation S": Regulation S under the Securities Act.

          "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which
Certificates bears a Regulation S CUSIP number.

                                       50

          "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I
Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

          "Relevant Servicing Criteria" means, with respect to any of the various parties listed on Exhibit B hereto, the Servicing Criteria applicable to the subject party, as set forth on Exhibit B hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing
Criteria. With respect to a Sub-Servicing Function Participant engaged by the
Trustee, the Master Servicer or the Special Servicer, the term "Relevant
Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer or the Trustee.

          "Remaining Available Distribution Amount" shall mean, with respect to any Class of Class B Through P Certificates for any Distribution Date, an amount equal to the Available Distribution Amount for such Distribution Date, reduced by all distributions to be made on such Distribution Date: (i) pursuant to
Section 4.01(a) with respect to the Class X, Class A-1, Class A-2, Class A-SB,
Class A-3, Class A-1A, Class A-M and Class A-J Certificates; and (ii) pursuant to Section 4.01(b) with respect to any and all other Classes of the Class B
Through P Certificates that evidence a right to payment in accordance with such
Section 4.01(b) that is prior to the right to payment evidenced by the subject
Class of Class B Through P Certificates. The priority of payments on the various
Classes of the Class B Through P Certificates under Section 4.01(b) shall be consistent with the alphabetic order of the respective Class designations of such Classes of Certificates, with the Class B Certificates entitling the
Holders thereof to the highest payment priority under Section 4.01(b) as among the respective Classes of the Class B Through P Certificates and the Class P
Certificates entitling the Holders thereof to the lowest payment priority under
Section 4.01(b) as among the respective Classes of the Class B Through P
Certificates.

          "Remaining Principal Distribution Amount" shall mean, with respect to any Class of Class B Through P Certificates for any Distribution Date, an amount equal to the Principal Distribution Amount for such Distribution Date, reduced by all distributions of principal to be made on such Distribution Date: (i)
pursuant to Section 4.01(a) with respect to the Class A-1, Class A-2, Class
A-SB, Class A-3, Class A-1A, Class A-M and Class A-J Certificates; and (ii)
pursuant to Section 4.01(b) with respect to any and all other Classes of the
Class B Through P Certificates that evidence a right to payment in accordance with such Section 4.01(b) that is prior to the right to payment evidenced by the subject Class of Class B Through P Certificates. The priority of payments on the various Classes of the Class B Through P Certificates under Section 4.01(b)
shall be consistent with the alphabetic order of the respective Class designations of such Classes of Certificates, with the Class B Certificates entitling the Holders thereof to the highest payment priority under Section
4.01(b) as among the respective Classes of the Class B Through P Certificates and the Class P Certificates entitling the Holders thereof to the lowest payment priority under Section 4.01(b) as among the respective Classes of the Class B
Through P Certificates.

          "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

          "REMIC I": The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) all of the Mortgage Loans as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans received after the Closing

                                       51

Date (excluding all amounts due with respect to such Mortgage Loans on or before the Cut-off Date and all Additional Interest, if any, on such Mortgage Loans), together with all documents included in the related Mortgage Files and any related Escrow Payments and Reserve Funds; (iii) all amounts held from time to time in the Interest Reserve Account, the Collection Account, the Distribution
Account, the Gain-on-Sale Reserve Account, any Pool REO Account and, except to the extent they are allocable to a Non-Trust Loan or REO Non-Trust Loan, any
Loan Combination Custodial Account; (iv) any REO Property acquired in respect of a Mortgage Loan, in each case exclusive of the interest of any related Non-Trust
Loan Noteholder; (v) the rights of the Depositor under Sections 1, 2, 3, 8 and, if applicable, 21 (and, to the extent related to the foregoing, Sections 8 through 17 and 19) of each of the Mortgage Loan Purchase Agreements; and (vi)
the rights of the mortgagee under all Insurance Policies with respect to the
Mortgage Loans, in each case exclusive of the interest of any related Non-Trust
Loan Noteholder; provided that REMIC I shall not include any Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance
Charges or other amounts collected on a Non-Trust Loan or any successor REO
Non-Trust Loan with respect thereto.

          "REMIC I Deferred Interest": The amount by which interest
distributable to REMIC II with respect to any REMIC I Regular Interest is reduced by the amount of Mortgage Deferred Interest allocable to such REMIC I
Regular Interest on any Distribution Date.

          "REMIC I Principal Balance": The principal amount of any REMIC I
Regular Interest outstanding as of any date of determination. As of the Closing
Date, the REMIC I Principal Balance of each REMIC I Regular Interest shall equal the amount specified as such in the Preliminary Statement hereto. On each
Distribution Date, the REMIC I Principal Balance of each REMIC I Regular
Interest shall be: (i) permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such
Distribution Date pursuant to Section 4.01(k); (ii) further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund
Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.04(b); and (iii) increased by any REMIC I Deferred
Interest with respect thereto for such Distribution Date.

          "REMIC I Regular Interest": Any of the 21 uncertificated "regular interests" (within the meaning of Section 860G(a)(1) of the Code) in REMIC I issued hereunder, as described (and bearing the designations specified) in the
Preliminary Statement hereto.

          "REMIC I Remittance Rate": With respect to any REMIC I Regular
Interest, for any Distribution Date, an annual rate equal to the Weighted
Average Net Mortgage Pass-Through Rate for such Distribution Date.

          "REMIC II": The segregated pool of assets consisting of all of the
REMIC I Regular Interests and all amounts deemed distributed thereon from time to time, conveyed in trust to the Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R Certificates,
insofar as the Class R Certificates evidence the sole class of residual interests in REMIC II, with respect to which segregated pool of assets a separate REMIC election is to be made.

          "REMIC II Certificate": Any Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class
F, Class X, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class
O, Class P Certificate or, insofar as it represents a portion of the sole class of residual interests in REMIC II, any Class R Certificate.

                                       52

          "REMIC Pool": Each of REMIC I and REMIC II.

          "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

          "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

          "REO Account": The Pool REO Account or any Loan Combination REO
Account, as applicable.

          "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09.

          "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18.

          "REO Extension": As defined in Section 3.16(a).

          "REO Loan": An REO Mortgage Loan or an REO Non-Trust Loan, as
applicable.

          "REO Mortgage Loan": The Mortgage Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to be outstanding for so long as the related REO Property remains part of the Trust Fund and deemed to provide for Periodic Payments of principal and/or interest equal to its Assumed Periodic Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor
Mortgage Loan and the acquisition of the related REO Property as part of the
Trust Fund). Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage
Loan as of the date of the related REO Acquisition. All Periodic Payments (other than a Balloon Payment), Assumed Periodic Payments (in the case of a Balloon
Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor
Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage Loan. In addition,
Nonrecoverable Advances (including interest on such Nonrecoverable Advances)
with respect to such REO Mortgage Loan that were paid from collections on the
Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof, shall be deemed outstanding until recovered or until a Final Recovery Determination is made. Collections in respect of each REO Mortgage Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to the Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of the Master Servicer, the Special Servicer, the
Trustee or any Fiscal Agent for other related Servicing Advances as provided in this Agreement) shall be treated: first, as a recovery of Nonrecoverable
Advances (including interest on such Nonrecoverable Advance) with respect to such REO Mortgage Loan, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; second, as a

                                       53

recovery of accrued and unpaid interest on such REO Mortgage Loan at the related
Mortgage Rate to but not including the Due Date in the Collection Period of receipt (exclusive of any portion thereof that constitutes Additional Interest);
third, as a recovery of principal of such REO Mortgage Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the normal servicing practices of the Master Servicer, as a recovery of any other amounts due and owing to the Trust in respect of such REO Mortgage Loan, including, without limitation, (i) Yield Maintenance Charges, Prepayment Premiums and
Penalty Interest and (ii) Additional Interest and other amounts, in that order;
provided that, in the case of any REO Mortgage Loan that succeeds a Combination
Mortgage Loan, the foregoing allocations shall be subject to the related
Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee or any
Fiscal Agent in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid servicing compensation and any unreimbursed Servicing Advances and P&I Advances, together with any interest accrued and payable to the Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent in respect of such Servicing Advances and P&I Advances in accordance with Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the
Trustee or such Fiscal Agent, as the case may be, in respect of an REO Mortgage
Loan pursuant to Section 3.05(a).

          "REO Non-Trust Loan": The loan deemed for purposes hereof to succeed a
Non-Trust Loan and to be outstanding with respect to any Loan Combination REO
Property. Each REO Non-Trust Loan shall be deemed to be outstanding for so long as the related Loan Combination REO Property or any interest therein remains part of the Trust Fund and, further, be deemed to have the same terms and conditions as the predecessor Non-Trust Loan (such terms and conditions to be applied without regard to the default on such predecessor loan and the acquisition of the related Loan Combination REO Property or any interest therein as part of the Trust Fund). Each REO Non-Trust Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Non-Trust Loan as of the date of the related REO Acquisition. All amounts due and owing, or deemed to be due and owing, in respect of a Non-Trust
Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of a successor REO Non-Trust Loan. The Master
Servicer shall allocate proceeds, revenues and other collections received on or with respect to the related Loan Combination REO Property to amounts due and owing, or deemed to be due and owing, under the subject REO Non-Trust Loan in accordance with the related Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to the Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent in respect of a Non-Trust Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid servicing compensation and any unreimbursed Servicing Advances, together with any interest accrued and payable to the Master Servicer, the Special
Servicer, the Trustee or any Fiscal Agent in respect of such Servicing Advances in accordance with Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee or such
Fiscal Agent, as the case may be, in respect of the REO Non-Trust Loan pursuant to Section 3.05(e) or, to the extent provided thereby, Section 3.05(a), as the case may be.

          "REO Property": A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (or, in the case of a Loan Combination REO Property, the Certificateholders and the related
Non-Trust Loan Noteholder(s)) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Serviced Loan (or a Loan Combination).

                                       54

          "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

          "REO Tax": As defined in Section 3.17(a)(i).

          "Request for Release": A request signed by a Servicing Officer, as applicable, of the Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

          "Required Appraisal": With respect to each Required Appraisal Mortgage
Loan, an Appraisal of the related Mortgaged Property from an Independent
Appraiser selected by the Special Servicer.

          "Required Appraisal Mortgage Loan": Each Mortgage Loan (i) that is 60 days or more delinquent in respect of any Periodic Payments (other than a
Balloon Payment), (ii) that becomes an REO Mortgage Loan (in which case references to "Required Appraisal Mortgage Loan" shall also include such REO
Mortgage Loan), (iii) that has been modified by the Special Servicer to reduce the amount of any Periodic Payment (other than a Balloon Payment), (iv) with respect to which a receiver is appointed and continues in such capacity in respect of the related Mortgaged Property, (v) with respect to which the related
Mortgagor declares bankruptcy or with respect to which the related Mortgagor is subject to a bankruptcy proceeding or (vi) with respect to which any Balloon
Payment on such Mortgage Loan has not been paid by its scheduled maturity date unless the Master Servicer has, on or prior to the due date of such Balloon
Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Mortgage Loan (acceptable to the Special
Servicer and the Controlling Class Representative) within 60 days after the Due
Date of such Balloon Payment (provided that if such refinancing does not occur during such time specified in the commitment, the related Mortgage Loan will immediately become a Required Appraisal Mortgage Loan); provided, however, that a Required Appraisal Mortgage Loan will cease to be a Required Appraisal
Mortgage Loan:

          (a) with respect to the circumstances described in clauses (i) and
     (iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of the subject Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special
     Servicer pursuant to Section 3.20);

          (b) with respect to the circumstances described in clauses (iv), (v)
     and (vi) above, when such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the
     Servicing Standard, but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of an order or decree dismissing such proceeding; and

          (c) with respect to the circumstances described in clause (vi) above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

so long as at that time no circumstance identified in clauses (i) through (vi)
above exists that would cause the subject Mortgage Loan to continue to be characterized as a Required Appraisal Mortgage Loan.

                                       55

          For purposes of this Agreement, the term "Required Appraisal Mortgage
Loan", insofar as it relates to the ShopKo Portfolio Mortgage Loan shall mean the ShopKo Portfolio Loan Combination, which Loan Combination shall therefore be considered a single "Mortgage Loan" for the purposes of this "Required Appraisal
Mortgage Loan" definition.

          "Required Appraisal Value": An amount equal to 90% of the Appraised
Value (net of any prior liens and estimated liquidation expenses) of the
Mortgaged Property related to the subject Required Appraisal Mortgage Loan as determined by a Required Appraisal or letter update or internal valuation, if applicable; provided that for purposes of determining any Appraisal Reduction
Amount in respect of such Required Appraisal Mortgage Loan, such Appraisal
Reduction Amount shall be amended annually to reflect the Required Appraisal
Value determined pursuant to any Required Appraisal or letter update or internal valuation, if applicable, of a Required Appraisal conducted subsequent to the original Required Appraisal performed pursuant to Section 3.09(a).

          "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

          "Reserve Funds": With respect to any Serviced Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

          "Responsible Officer": When used with respect to (i) the initial
Trustee, any officer or assistant officer in the Global Securities and Trust
Services Group of the initial Trustee, and (ii) any successor trustee, any officer or assistant officer in the corporate trust department of the successor trustee, or any other officer or assistant officer of the successor trustee customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the successor trustee because of such officer's knowledge of and familiarity with the particular subject.

          "Restricted Servicer Reports": Each of the CMSA Servicer Watchlist,
CMSA Operating Statement Analysis, CMSA NOI Adjustment Worksheet and CMSA
Comparative Financial Status Report. If a Restricted Servicer Report is filed with the Commission, it shall thereafter be an Unrestricted Servicer Report.

          "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, one or collectively more global certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, none of which certificates bears a Regulation S Legend, and each of which certificates has a Rule 144A CUSIP number.

          "S&P": Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., or its successor in interest.

          "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002.

          "Scheduled Payment": With respect to any Mortgage Loan or Non-Trust
Loan, for any Due Date following the Cut-off Date as of which it is outstanding, the scheduled Periodic Payment of principal and interest (other than Additional
Interest) on such Mortgage Loan or Non-Trust Loan, as the

                                       56

case may be, that is or would be, as the case may be, payable by the related
Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such
Mortgage Loan or Non-Trust Loan, as the case may be, granted or agreed to by the
Special Servicer pursuant to Section 3.20 or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner; provided, however, that if the related loan documents for a Loan
Combination provide for a single monthly debt service payment for such Loan
Combination, then the Scheduled Payment for each Serviced Loan comprising such
Loan Combination for any Due Date shall be that portion of the monthly debt service payment for such Loan Combination and such Due Date that is, in accordance with the related loan documents and/or the related Co-Lender
Agreement, in the absence of default, allocable to interest at the related
Mortgage Rate on and/or principal of each such Serviced Loan comprising the subject Loan Combination.

          "Section 302 Requirements": As defined in Section 8.16(b).

          "Securities Act": The Securities Act of 1933, as amended.

          "Senior Certificate": Any Class A-1, Class A-2, Class A-SB, Class A-3,
Class A-1A or Class X Certificate.

          "Senior Class A Certificate": Any Class A-1, Class A-2, Class A-SB,
Class A-3 or Class A-1A Certificate.

          "Serviced Loan": Any Mortgage Loan or, if and when it is serviced hereunder, any Non-Trust Loan, as applicable. The ShopKo Portfolio Non-Trust
Loans shall constitute Serviced Loans for so long as the ShopKo Portfolio
Mortgage Loan is part of the Trust Fund, and the Wimbledon Place Apartments
Non-Trust Loan shall constitute a Serviced Loan for so long as the Wimbledon
Place Apartments Mortgage Loan is part of the Trust Fund.

          "Servicer": Any Person that constitutes a "servicer", as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization
Transaction.

          "Servicer Notice": As defined in Section 3.14.

          "Servicer Reports": Any of the Restricted Servicer Reports, the
Unrestricted Servicer Reports, the CMSA Loan Setup File, the CMSA Loan Periodic
Update File, the CMSA Financial File, the CMSA Property File and the CMSA
Advance Recovery Report. Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in the previous sentence are amended or changed in any material respect by the CMSA and placed on the CMSA Website or otherwise recommended by the CMSA for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicer, the Special Servicer and the Trustee, then the same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CMSA.

          "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

                                       57

          "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and expenses and reasonable fees of real estate brokers) incurred by or on behalf of the
Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent in
connection with the servicing of a Serviced Loan, or in connection with the administration of any REO Property, including, but not limited to, the cost of
(a) compliance with the obligations of the Master Servicer and the Special
Servicer, if any, set forth in Section 3.02 and Section 3.03(c), (b) the preservation, insurance, restoration, protection and management of a Mortgaged
Property, including the cost of any "forced placed" insurance policy purchased by the Master Servicer to the extent such cost is allocable to a particular
Mortgaged Property that the Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance
Proceeds or any Liquidation Proceeds of the nature described in clauses (i)
through (v) of the definition of "Liquidation Proceeds," (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures, (e) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (f) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account) and Section 3.20(g)
(to the extent not paid by the related Mortgagor) and (g) compliance with the obligations of the Master Servicer or the Trustee set forth in Section 2.03(a)
or (b). Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, general and administrative costs of the Master Servicer and the Special
Servicer, costs or expenses incurred by any such party in connection with its purchase of a Serviced Loan or REO Property, or costs or expenses expressly required to be borne by the Master Servicer or Special Servicer without reimbursement pursuant to the terms of this Agreement.

          "Servicing Criteria": The "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

          "Servicing Fees": With respect to each Serviced Loan and REO Loan, the
Master Servicing Fee, if any, and the Special Servicing Fee.

          "Servicing File": Any documents, certificates, opinions and reports
(other than (i) those documents, opinions, reports and records specifically excepted from the delivery requirements of Section 2.01(e) and (ii) the documents required to be part of the related Mortgage File) delivered by the related Mortgagor in connection with, or relating to the origination and servicing of, any Serviced Loan that are reasonably required for the ongoing administration of the Serviced Loan, including management agreements, cash management agreements, lockbox agreements, franchise agreements, franchise comfort letters (and evidence of required notification of transfer), appraisals, surveys, engineering reports, environmental reports, operation and maintenance
(O&M) plans, financial statements, leases, rent rolls and tenant estoppels and copies of documents required to be part of the Mortgage File.

          "Servicing Function Participant": Any of: (i) the Master Servicer;
(ii) the Special Servicer; (iii) the Trustee; and (iv) any other party hereto, in addition to the Master Servicer, the Special Servicer and the Trustee, that is a "party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund.

          "Servicing Officer": Any officer or employee of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Serviced Loans, whose

                                       58

name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time.

          "Servicing Representative": With respect to the Master Servicer, the
Special Servicer or the Trustee, any other Person (including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust
Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a Sub-Servicing Function
Participant.

          "Servicing Standard": With respect to the Master Servicer or the
Special Servicer, as applicable, the servicing and administration of the
Serviced Loans and any REO Properties for which it is responsible hereunder: (a)
in the same manner in which, and with the same care, skill, prudence and diligence with which, the Master Servicer or the Special Servicer, as the case may be, generally services and administers similar mortgage loans with similar borrowers and/or similar foreclosure properties, as applicable, (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing and administering mortgage loans and/or foreclosure properties for third parties, as applicable, or (ii) held in its own portfolio, whichever standard is higher; (b) with a view to (i) the timely collection of all Periodic Payments due on each such Serviced Loan or, if any such Serviced Loan shall come into and continue in default, the maximization of the recovery on such Serviced Loan on a net present value basis (the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (ii) the best interests (as determined by the Master Servicer or Special Servicer, as applicable, in its reasonable and good faith judgment) of the Certificateholders (as a collective whole) and the Trust Fund (or, in the case of any Loan Combination, the
Certificateholders, the Trust Fund and the related Non-Trust Loan Noteholder(s)
(as a collective whole), but taking into account, in the case of the Wimbledon
Place Apartments Loan Combination, to the extent consistent with the related
Co-Lender Agreement and the related Mortgage Loan documents, the subordinate nature of the related Wimbledon Place Apartments Non-Trust Loan); and (c)
without regard to (i) any relationship that the Master Servicer or the Special
Servicer, as the case may be, or any Affiliate thereof may have with the related
Mortgagor, the Depositor, any Mortgage Loan Seller or any other party to the transactions contemplated by this Agreement or any Affiliate thereof; (ii) the ownership of any Certificate (or other interest in any Serviced Loan) by the
Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of the Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this Agreement; (iv) the obligations of the Master Servicer to make
Advances; (v) the ownership, servicing or management by the Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property; (vi) any obligation of the Master Servicer or any
Affiliate of the Master Servicer to repurchase or substitute a Mortgage Loan as a Mortgage Loan Seller; (vii) any obligation of the Master Servicer or any
Affiliate of the Master Servicer to cure a breach of a representation and warranty with respect to a Mortgage Loan; and (viii) any debt the Master
Servicer or Special Servicer or any Affiliate of either has extended to any
Mortgagor or any Affiliate of such Mortgagor.

          "Servicing Transfer Event": With respect to any Serviced Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of "Specially Serviced Loan".

          "ShopKo Portfolio Co-Lender Agreement": As defined in the Preliminary
Statement hereto.

                                       59

          "ShopKo Portfolio Consent Period": The "Consent Period" under the
ShopKo Portfolio Co-Lender Agreement.

          "ShopKo Portfolio Controlling Non-Trust Loan Noteholders": ShopKo
Portfolio Non-Trust Loan Noteholders representing more than 50% of the total principal balance of all of the ShopKo Portfolio Non-Trust Loans or any
successor REO Loans with respect thereto.

          "ShopKo Portfolio Controlling Party": The ShopKo Portfolio Directing
Lender or any representative thereof designated in accordance with the ShopKo
Portfolio Co-Lender Agreement.

          "ShopKo Portfolio Directing Lender": The "Directing Lender" within the meaning of the ShopKo Portfolio Co-Lender Agreement.

          "ShopKo Portfolio Loan Combination": As defined in the Preliminary
Statement hereto.

          "ShopKo Portfolio Loan Portion": As defined in Section 2.03.

          "ShopKo Portfolio Major Action": Any of the actions described in clauses (i) through (xiv) of Section 3.02(a).

          "ShopKo Portfolio Majority Lenders": The "Majority Lenders" within the meaning of the ShopKo Portfolio Co-Lender Agreement.

          "ShopKo Portfolio Mortgage Loan": As defined in the Preliminary
Statement hereto.

          "ShopKo Portfolio Mortgaged Property": As defined in the Preliminary
Statement hereto.

          "ShopKo Portfolio Non-Trust Loan Noteholder": Any holder of a promissory note evidencing a ShopKo Portfolio Non-Trust Loan.

          "ShopKo Portfolio Non-Trust Loans": As defined in the Preliminary
Statement hereto.

          "ShopKo Portfolio REO Property": The ShopKo Portfolio Mortgaged
Property, if it shall become an REO Property hereunder.

          "ShopKo Portfolio Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the ShopKo
Portfolio Loan Combination or any related REO Property.

          "Significant Obligor": (a) Any obligor (as defined in Item 1101(i) of
Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged
Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off
Date Balance).

          "Single Certificate": For purposes of Section 4.02, a hypothetical
Regular Certificate evidencing a $1,000 denomination.

                                       60

          "Special Servicer": J.E. Robert Company, Inc., its successor in interest, or any successor special servicer appointed as herein provided.

          "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

          (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Special Servicer or any Servicing
     Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

          (ii) the termination of a definitive agreement that is material to the
     Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the Special
     Servicer or any Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the
     Trust;

          (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Special Servicer, (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Specially
     Serviced Mortgage Loan;

          (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
     Material Debtor is (A) the Special Servicer, (B) any Servicing
     Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
     Obligor with respect to a Specially Serviced Mortgage Loan;

          (v) any resignation, removal, replacement or substitution of (A) the
     Special Servicer or (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
     Regulation AB;

          (vi) any appointment of (A) a new Special Servicer or (B) any new
     Servicing Representative of the Special Servicer that constitutes a
     Servicer contemplated by Item 1108(a)(2) of Regulation AB;

          (vii) any nonpublic disclosure, by the Special Servicer or any
     Servicing Representative of the Special Servicer, with respect to the
     Subject Securitization Transaction (other than disclosure required by this
     Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
     243.100 through 243.103);

                                       61

          (viii) any other information of importance to Certificateholders
     (determined by the Special Servicer in accordance with the Servicing
     Standard) that (A) is not otherwise required to be included in the
     Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the Special
     Servicer has determined, in accordance with the Servicing Standard, could have an adverse effect on payments to any Class of Certificateholders, and
     (C) is directly related to a Specially Serviced Mortgage Loan;

          (ix) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the Special Servicer is controlling the subject litigation or if the subject Material Litigant is
     (A) the Special Servicer, (B) any Servicing Representative of the Special
     Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB or (C) any Significant Obligor with respect to a Specially
     Serviced Mortgage Loan;

          (x) the receipt by the Special Servicer or by any Servicing
     Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any
     Significant Obligor with respect to a Specially Serviced Mortgage Loan;

          (xi) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in a report delivered by the Special
     Servicer to the Trustee and the Depositor in accordance with Section
     8.15(b), whether the Special Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the
     Depositor, (C) a Mortgage Loan Seller, (D) the Trustee, (E) the Master
     Servicer, (F) any Servicing Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or
     (G) any Significant Obligor;

          (xii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between
     BCRE, PNC or the Trust, on the one hand, and the Special Servicer or any
     Servicing Representative of the Special Servicer, on the other hand; and

          (xiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between BCRE, PNC or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the Special
     Servicer, on the other hand.

          "Special Servicing Fee": With respect to each Specially Serviced Loan and each REO Loan that relates to an REO Property, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section
3.11(c).

          "Special Servicing Fee Rate": With respect to each Specially Serviced
Loan and each REO Loan that relates to an REO Property, 0.25% per annum.

          "Specially Serviced Loan": Any Serviced Loan as to which any of the following events have occurred:

                                       62

          (a) the related Mortgagor shall have (i) failed to make when due any
     Balloon Payment unless the Master Servicer has, on or prior to the due date of such Balloon Payment, received written evidence (which the Master
     Servicer is required to deliver to the Special Servicer pursuant to Section
     3.19(c)) from an institutional lender of such lender's binding commitment to refinance the subject Serviced Loan (acceptable to the Special Servicer and the Controlling Class Representative) within 60 days after the due date of such Balloon Payment and during the interim the related Mortgagor has continued to make the Assumed Periodic Payment in effect prior to maturity
     (provided that if such refinancing does not occur during such time specified in the commitment, the subject Serviced Loan will immediately become a Specially Serviced Loan), or (ii) failed to make when due any
     Periodic Payment (other than a Balloon Payment) and such failure has continued unremedied for 60 days; or

          (b) the Master Servicer or Special Servicer (in the case of the
     Special Servicer, with the consent of the Controlling Class Representative or, in the case of any Loan Combination, with the consent of the related
     Loan Combination Controlling Party) shall have determined, in its good faith reasonable judgment and in accordance with the Servicing Standard, based on, among other things, communications with the related Mortgagor, that a default in making a Periodic Payment (including a Balloon Payment)
     or any other default under the applicable loan documents that would (with respect to such other default) materially impair the value of the Mortgaged
     Property as security for the subject Serviced Loan or otherwise would materially adversely affect the interests of Certificateholders and would continue unremedied beyond the applicable grace period under the terms of the subject Serviced Loan (or, if no grace period is specified, for 60 days; provided that a default that would give rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero) is likely to occur and is likely to remain unremedied for at least 60 days; or

          (c) there shall have occurred a default (other than as described in clause (a) above) that the Master Servicer or Special Servicer shall have determined, in its good faith and reasonable judgment and in accordance with the Servicing Standard, materially impairs the value of the Mortgaged
     Property as security for the subject Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and that continues unremedied beyond the applicable grace period under the terms of the subject Serviced Loan (or, if no grace period is specified, for 60 days;
     provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero);
     provided, however, that, in the event the Special Servicer determines that the related Mortgagor does not need to maintain terrorism insurance as provided in Section 3.07(a), no default related to the failure to obtain such insurance shall be deemed to be outstanding for purposes of this clause (c); or

          (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that, if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Loan (and no Special Servicing Fees shall be payable); or

                                       63

          (e) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

          (f) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

          (g) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged
     Property;

provided that a Serviced Loan will cease to be a Specially Serviced Loan when a
Liquidation Event has occurred with respect to such Serviced Loan, when the related Mortgaged Property has become an REO Property or, so long as at such time no circumstance identified in clauses (a) through (g) above exists that would cause such Serviced Loan to continue to be characterized as a Specially
Serviced Loan, if and when:

          (i) with respect to the circumstances described in clause (a) above, the related Mortgagor has made three consecutive full and timely Periodic
     Payments under the terms of the subject Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section
     3.20);

          (ii) with respect to the circumstances described in clauses (b), (d),
     (e) and (f) above, such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the
     Servicing Standard, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

          (iii) with respect to the circumstances described in clause (c) above, such default is cured; and

          (iv) with respect to the circumstances described in clause (g) above, such proceedings are terminated.

          Notwithstanding the foregoing, during any time an entire Loan
Combination is serviced and administered pursuant to this Agreement, if a
Servicing Transfer Event exists with respect to one Serviced Loan in such Loan
Combination, it will also be considered to exist for the other Serviced Loan(s)
in such Loan Combination.

          "Specially Serviced Mortgage Loan": A Mortgage Loan that is a
Specially Serviced Loan.

          "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 10.01(c).

                                       64

          "State and Local Taxes": Taxes imposed by the State of New York, by the State in which the Mortgage Files are maintained, by any of the States in which are located the Corporate Trust Office and/or the respective offices of the Master Servicer and Special Servicer responsible for servicing and administering the Serviced Loans and any REO Properties, and/or by any other state or local taxing authorities as may, by notice to the Trustee, assert jurisdiction over the trust fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the Trustee, have such jurisdiction.

          "Stated Maturity Date": With respect to any Mortgage Loan or Non-Trust
Loan, the Due Date specified in the Mortgage Note (as in effect on the Closing
Date) on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan or Non-Trust Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to Section 3.20 and, in the case of an ARD Mortgage Loan, without regard to its Anticipated Repayment Date.

          "Stated Principal Balance": With respect to any Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero)
equal to (x) the Cut-off Date Balance of such Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due thereon on or before the related Due
Date in the month of substitution, whether or not received), plus (y) any
Mortgage Deferred Interest added to the principal balance of such Mortgage Loan prior to the end of the Collection Period for the then-most recent Distribution
Date coinciding with or preceding such date of determination, minus (z) the sum of:

          (i) the principal portion of each Periodic Payment due on such
     Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent received from the
     Mortgagor or advanced by the Master Servicer, the Trustee or any Fiscal
     Agent and distributed to Certificateholders on or before such date of determination;

          (ii) all Principal Prepayments received with respect to such Mortgage
     Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to
     Certificateholders on or before such date of determination;

          (iii) the principal portion of all Insurance Proceeds and Liquidation
     Proceeds received with respect to such Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to Certificateholders on or before such date of determination;

          (iv) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan prior to the end of the Collection Period for the then-most recent Distribution Date coinciding with or preceding such date of determination; and

          (v) to the extent not otherwise included as part of the amount described in clause (z)(iv) of this definition, any amount of reduction in the outstanding principal balance of such Mortgage Loan resulting from a
     Deficient Valuation that occurred prior to the end of the Collection Period for the then-most recent Distribution Date coinciding with or preceding such date of determination.

                                       65

          With respect to any REO Mortgage Loan, as of any date of
determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus
(y) the sum of:

          (i) the principal portion of any P&I Advance made with respect to such
     REO Mortgage Loan on or after the date of the related REO Acquisition, to the extent distributed to Certificateholders on or before such date of determination;

          (ii) the principal portion of all Insurance Proceeds, Liquidation
     Proceeds and REO Revenues received with respect to such REO Mortgage Loan, to the extent distributed to Certificateholders on or before such date of determination; and

          (iii) the principal portion of any Realized Loss incurred in respect of such REO Mortgage Loan prior to the end of the Collection Period for the then-most recent Distribution Date coinciding with or preceding such date of determination.

          A Mortgage Loan or an REO Mortgage Loan shall be deemed to be part of the Mortgage Pool and to have an outstanding Stated Principal Balance until the
Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation
Event, would have been) distributed to Certificateholders. For purposes of this definition, payments or other collections of principal on or with respect to any
Mortgage Loan or REO Mortgage Loan shall be deemed distributed to
Certificateholders as of the first Distribution Date that such payments or other collections of principal are (or, without regard to clause (i) of the definition of "Principal Distribution Amount," would have been) included in the Principal
Distribution Amount. To the extent that principal from general collections on the Mortgage Pool is used to reimburse, or pay interest on, Nonrecoverable
Advances pursuant to Section 3.05(a) hereof with respect to any particular
Mortgage Loan or REO Mortgage Loan, and such principal amount has not been included as part of the Principal Distribution Amount, such principal amount shall nonetheless continue to be deemed to be distributed for purposes of calculating the Stated Principal Balance. Notwithstanding the foregoing, if any
Mortgage Loan is paid in full, or if any Mortgage Loan or REO Property is liquidated or otherwise removed from the Trust Fund, commencing as of the first
Distribution Date following the Collection Period during which such event occurred, the Stated Principal Balance of such Mortgage Loan or the related REO
Mortgage Loan will be zero.

          With respect to any Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Non-Trust Loan or the deemed unpaid principal balance of such successor REO Non-Trust Loan.

          "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

          "Subsequent Exchange Act Reports": As defined in Section 8.16(a).

          "Sub-Servicer": Any Person with which the Master Servicer or the
Special Servicer has entered into a Sub-Servicing Agreement.

                                       66

          "Sub-Servicing Agreement": The written contract between the Master
Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Serviced Loans as provided in Section 3.22.

          "Sub-Servicing Function Participant": Any Sub-Servicer,
sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Subject
Securitization Transaction.

          "Substitution Shortfall Amount": With respect to a substitution of
Mortgage Loans pursuant to any Mortgage Loan Purchase Agreement, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution.
In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time) for one or more deleted Mortgage Loans, then the
Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan or
Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan or Mortgage Loans.

          "Tax Administrator": The Trustee or any Tax Administrator appointed pursuant to Section 8.14.

          "Tax Matters Person": With respect to each REMIC Pool, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury regulations section 1.860F-4(d) and Temporary Treasury regulations section 301.6231(a)(7)-1T, which Person shall be the applicable
Plurality Class R Certificateholder.

          "Tax Returns": The federal income tax returns on Internal Revenue
Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income
Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest
Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, and the federal income tax return on Internal
Revenue Service Form 1041 to be filed on behalf of Grantor Trust Y due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue
Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

          "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

          "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

          "Transferor": Any Person who is disposing by Transfer any Ownership
Interest in a Certificate.

          "Trust": The common law trust created hereunder.

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          "Trust Fund": Collectively, all of the assets of Grantor Trust Y and the respective REMIC Pools.

          "Trustee Fee": With respect to each Mortgage Loan and REO Mortgage
Loan for any Distribution Date, an amount equal to the product of (a) the
Trustee Fee Rate, multiplied by (b) the Stated Principal Balance of such
Mortgage Loan or REO Mortgage Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial
Distribution Date, as of the Closing Date), multiplied by (c) a fraction, the numerator of which is either (i) 30, if such Mortgage Loan or REO Mortgage Loan, as the case may be, accrues or is deemed to accrue interest on a 30/360 Basis, or (ii) the number of days in the calendar month preceding the month in which such Distribution Date occurs, if such Mortgage Loan or REO Mortgage Loan, as the case may be, accrues or is deemed to accrue interest on an Actual/360 Basis, and the denominator of which is 360.

          "Trustee Fee Rate": 0.0009% per annum.

          "Trustee": LaSalle Bank National Association, its successor in interest, or any successor trustee appointed as herein provided.

          "Trustee Appointee": Any Fiscal Agent, Authenticating Agent,
Certificate Registrar, REMIC Administrator, Custodian, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

          "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

          (i) the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, but only if the Trustee, any Servicing Representative of the
     Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

          (ii) the termination of a definitive agreement that is material to the
     Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
     Trustee, any Servicing Representative of the Trustee or any Trustee
     Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

          (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A)
     the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (C) any Trustee Appointee, (D) any Enhancement/Support Provider or (E) the
     Trust;

          (iv) the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or

                                       68

     jurisdiction over substantially all of the assets or business of such
     Material Debtor, but only if the subject Material Debtor is (A) the
     Trustee, (B) any Servicing Representative of the Trustee that constitutes a
     Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any Trustee
     Appointee, (D) any Enhancement/Support Provider or (E) the Trust;

          (v) any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
     Certificates;

          (vi) any material modification to the rights of the Holders of any
     Class of Certificates, including by reason of a modification to this
     Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument;

          (vii) any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other
     Class of Certificates;

          (viii) any amendment to this Agreement pursuant to Section 11.01;

          (ix) any resignation, removal, replacement or substitution of (A) the
     Trustee, the Master Servicer or the Special Servicer or (B) any Servicing
     Representative of the Trustee that constitutes a Servicer contemplated by
     Item 1108(a)(2) of Regulation AB;

          (x) any appointment of (A) a new Trustee, new Master Servicer or new
     Special Servicer or (B) any new Servicing Representative of the Trustee
     that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation
     AB;

          (xi) any termination of a material enhancement or support specified in
     Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB that was previously applicable regarding one or more Classes of the
     Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement;

          (xii) any addition of a material enhancement or support specified in
     Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation AB with respect to one or more Classes of the Certificates;

          (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
     Regulation AB or Item 1115 of Regulation AB with respect to one or more
     Classes of the Certificates;

          (xiv) any material failure on the part of the Trustee to make on the applicable Distribution Date any required monthly distributions to the
     Holders of any Class of Certificates;

          (xv) any nonpublic disclosure, by the Trustee, any Servicing
     Representative of the Trustee or any Trustee Appointee, with respect to the
     Subject Securitization Transaction that is required to be disclosed by
     Regulation FD (17 C.F.R. 243.100 through 243.103);

          (xvi) any other information of importance to Certificateholders that is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or

                                       69

     otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder;

          (xvii) the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material
     Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
     Trustee is controlling the subject litigation or if the subject Material
     Litigant is (A) the Trustee, (B) any Servicing Representative of the
     Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
     Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
     Provider or (E) the Trust;

          (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
     Certificates;

          (xix) the submission of any matter to a vote by Certificateholders;

          (xx) the receipt by the Trustee or by any Servicing Representative or other agent of the Trustee of any updated information regarding an
     Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b) of Regulation AB;

          (xxi) to the extent not otherwise disclosed in the Prospectus
     Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B) the
     Depositor, (C) a Mortgage Loan Seller, (D) the Master Servicer, (E) the
     Special Servicer, (F) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
     (G) any Trustee Appointee or (H) any Significant Obligor;

          (xxii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between
     BCRE, PNC or the Trust, on the one hand, and the Trustee, any Trustee
     Appointee or any Servicing Representative of the Trustee, on the other hand; and

          (xxiii) to the extent not otherwise disclosed in the Prospectus
     Supplement, any specific relationship involving or relating to the Subject
     Securitization Transaction or the Mortgage Loans contemplated by Item
     1119(c) of Regulation AB between BCRE, PNC or the Trust, on the one hand, and the Trustee, any Trustee Appointee or any Servicing Representative of
     the Trustee, on the other hand.

          "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

          "UCC Financing Statement": A financing statement filed pursuant to the
Uniform Commercial Code, as in effect in any relevant jurisdiction.

          "Uncertificated Accrued Interest": With respect to any REMIC I Regular
Interest for any Distribution Date, one-twelfth of the product of (a) the annual
REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such
Distribution Date, multiplied by (b) the related REMIC I Principal Balance outstanding immediately prior to such Distribution Date. Uncertificated Accrued

                                       70

Interest shall be calculated on a 30/360 Basis and, with respect to any REMIC I
Regular Interest for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

          "Uncertificated Distributable Interest": With respect to any REMIC I
Regular Interest for any Distribution Date, the Uncertificated Accrued Interest
in respect of such REMIC I Regular Interest for such Distribution Date, reduced
(to not less than zero) by the sum of (i) the portion of any Net Aggregate
Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC I Regular Interest in accordance with Section 4.04(e) and (ii) the portion of any Mortgage Deferred Interest that is allocable to such REMIC I
Regular Interest on such Distribution Date in accordance with Section 4.04(c).

          "Underwriter": Each of Citigroup Global Markets Inc., Deutsche Bank
Securities Inc., Banc of America Securities LLC, PNC Capital Markets LLC and
Barclays Capital Inc., and in each case, any successor in interest.

          "United States Tax Person": A citizen or resident of the United
States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

          "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

          "Unrestricted Servicer Reports": Each of the CMSA Delinquent Loan
Status Report, CMSA Historical Loan Modification and Corrected Mortgage Loan
Report, CMSA Loan Level Reserve/LOC Report, CMSA Historical Liquidation Report,
CMSA REO Status Report and CMSA Advance Recovery Report and, from and after its filing with the Commission, any item deemed to be an Unrestricted Servicer
Report in accordance with the definition of "Restricted Servicer Reports".

          "USAP": The Uniform Single Attestation Program for Mortgage Bankers.

          "Voting Rights": The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the
Holders of the Regular Certificates. Ninety-six percent (96%) of the Voting
Rights shall be allocated among the various Classes of the Principal Balance
Certificates in proportion to the respective Class Principal Balances of such
Classes of Certificates; provided that, solely for the purpose of determining the respective Voting Rights of the various Classes of Principal Balance
Certificates, the aggregate Appraisal Reduction Amount allocated to the respective Classes of the Principal Balance Certificates in accordance with
Section 4.04(d) shall be treated as Realized Losses with respect to the calculation of the Certificate Principal Balances thereof; and provided, further, that the aggregate Appraisal Reduction Amount shall not reduce the
Class Principal Balance of any Class for purposes of determining the Controlling
Class, the Controlling Class Representative or the Majority

                                       71

Controlling Class Certificateholder. Four percent (4%) in the aggregate of the
Voting Rights shall be allocated to the Class X Certificates. The Class Y and
Class R Certificates shall have no voting rights. Voting Rights allocated to a
Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage Interests evidenced by their respective
Certificates. In addition, if either the Master Servicer or the Special Servicer is the holder of any Certificate, neither of the Master Servicer or Special
Servicer, in its capacity as a Certificateholder, shall have Voting Rights with respect to matters concerning compensation affecting the Master Servicer or the
Special Servicer.

          "Weighted Average Net Mortgage Pass-Through Rate": With respect to any
Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective Net
Mortgage Pass-Through Rates applicable to the Mortgage Loans and any REO
Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, as of the
Closing Date).

          "Wimbledon Place Apartments Co-Lender Agreement": As defined in the
Preliminary Statement hereto.

          "Wimbledon Place Apartments Loan Combination": As defined in the
Preliminary Statement hereto.

          "Wimbledon Place Apartments Material Default": A "Material Default" as
defined in the Wimbledon Place Apartments Co-Lender Agreement.

          "Wimbledon Place Apartments Mortgage Loan": As defined in the
Preliminary Statement hereto.

          "Wimbledon Place Apartments Mortgaged Property": As defined in the
Preliminary Statement hereto.

          "Wimbledon Place Apartments Non-Trust Loan": As defined in the
Preliminary Statement hereto.

          "Wimbledon Place Apartments Non-Trust Loan Noteholder": The holder of the promissory note for the Wimbledon Place Apartments Non-Trust Loan.

          "Workout Fee": With respect to each Corrected Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of
Section 3.11(c).

          "Workout Fee Rate": 1.0%.

          "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Mortgage Loan or Non-Trust Loan as the result of a Principal
Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on scheduled payments on such
Mortgage Loan or Non-Trust Loan, as the case may be) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges." In the event that a Yield Maintenance Charge shall become due for any particular Mortgage Loan or
Non-Trust Loan, the Master Servicer shall be required to follow the terms and provisions

                                       72

contained in the applicable Mortgage Note; provided, however, in the event the particular Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the Master Servicer shall be required to use those U.S.
Treasuries having maturity dates most closely approximating the maturity of such
Serviced Loan. Accordingly if either no U.S. Treasury issue, or more than one
U.S. Treasury issue, shall coincide with the term over which the Yield
Maintenance Charge shall be calculated (which depending on the applicable
Mortgage Note is based on the remaining average life of the Serviced Loan or the actual term remaining through the Maturity Date), the Master Servicer shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is fourteen (14) days prior to the date that the Yield Maintenance
Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12X {(1+"BEY"/2)^1/6}-1) where BEY is defined as the U.S.
Treasury Reinvestment Yield which is in decimal form and not in percentage, and
1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 X {(1+ .055/2)^0.16667}-1) where
..055 is the decimal version of the percentage 5.5% and 0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

          SECTION 1.02 General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

               (iii) references herein to "Articles", "Sections", "Subsections",
     "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (iv) a reference to a Subsection without further reference to a
     Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to
     Paragraphs and other subdivisions;

               (v) the words "herein", "hereof", "hereunder", "hereto", "hereby"
     and other words of similar import refer to this Agreement as a whole and not to any particular provision;

               (vi) the terms "include" and "including" shall mean without limitation by reason of enumeration; and

               (vii) for purposes of Section 3.13, Section 3.14 and Section
     8.16, to the extent that the Master Servicer has an obligation to exercise
     "reasonable efforts" or "commercially reasonable efforts" to cause a third party to perform, the Master Servicer shall not

                                       73

     be required to bring any legal action against any such third party (to the extent such party is or was a Designated Sub-Servicer) in connection with such obligation.

                                       74

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

          SECTION 2.01 Conveyance of Mortgage Loans.

          (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a common law trust under the laws of the State of
New York, designated as "Citigroup Commercial Mortgage Trust 2006-C4", and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i)
the Mortgage Loans and all documents included in the related Mortgage Files and
Servicing Files, (ii) the rights of the Depositor under Sections 1, 2, 3, 8 and, if applicable, 21 (and to the extent related to the foregoing, Sections 8 through 17 and 19) of each of the Mortgage Loan Purchase Agreements, (iii) the rights of the Depositor under each Co-Lender Agreement and (iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage
Loans and due after the Cut-off Date and, in the case of each Mortgage Loan that is part of a Loan Combination, is subject to the provisions of the corresponding
Co-Lender Agreement. The Trustee, on behalf of the Trust, assumes the rights and obligations of the holder of the Mortgage Note for each Combination Mortgage
Loan under the related Co-Lender Agreement; provided that the Master Servicer and the Special Servicer shall, as further set forth in Article III, perform the servicing obligations of the holder of the Mortgage Note for each Combination
Mortgage Loan under the related Co-Lender Agreement. The transfer of the
Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 11.07, is intended by the parties to constitute a sale.

          The Trust Fund shall constitute the sole assets of the Trust. Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

          (b) In connection with the Depositor's assignment pursuant to Section
2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable
Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby
(with a copy to the Master Servicer and Special Servicer), as and when required by the applicable Mortgage Loan Purchase Agreement, the Mortgage File for each
Mortgage Loan so assigned. None of the Trustee, any Custodian, the Master
Servicer or the Special Servicer shall be liable for any failure by any Mortgage
Loan Seller or the Depositor to comply with the document delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b).

          (c) If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (vi) (if recorded) and
(viii) of the definition of "Mortgage File," with evidence of recording or filing, as applicable, thereon, solely because of a delay caused by the public recording office or filing office, as applicable, where such document or instrument has been delivered for recordation or filing, as the case may be, the delivery requirements of the related Mortgage Loan Purchase Agreement and
Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument,

                                       75

and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File; provided that a photocopy of such non-delivered document or instrument (certified by the applicable Mortgage Loan Seller or by the title insurance company used by such Mortgage Loan Seller to effect recording or filing to be a true and complete copy of the original thereof submitted for recording) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing, as applicable, thereon, is delivered to the Trustee or such
Custodian within 120 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office or filing office such original or photocopy). If the applicable Mortgage Loan
Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iii), (vi) (if recorded) and (viii) of the definition of "Mortgage File," with evidence of recording or filing, as applicable, thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the applicable Mortgage Loan Purchase
Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File; provided that a photocopy of such non-delivered document or instrument (with evidence of recording or filing, as applicable, thereon) is delivered to the Trustee or a
Custodian appointed thereby on or before the Closing Date.

          If, on the Closing Date as to any Mortgage Loan, the applicable
Mortgage Loan Seller does not deliver in complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) any one of the assignments in favor of the Trustee referred to in clause (iv) or (v) of the definition of "Mortgage File," the applicable Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b)
by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan; provided that all required original assignments with respect to such Mortgage Loan in fully complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) shall be delivered to the
Trustee or its Custodian within 120 days of the Closing Date (or within such longer period as the Trustee in its reasonable discretion may permit).

          With respect to the Crossed Loans constituting a Crossed Group, the existence of any document required to be in the Mortgage File of any Crossed
Loan in such Crossed Group shall be sufficient to satisfy the requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) for delivery of such document as a part of the Mortgage File of each of the other Crossed Loans in such Crossed Group.

          (d) The Trustee shall, for a fee paid to the Trustee by the applicable
Mortgage Loan Seller(s) on the Closing Date as to each Mortgage Loan sold thereby to the Depositor, promptly (and in any event, as to any Mortgage Loan, within 90 days following the latest of (i) the Closing Date, (ii) the delivery of all relevant related assignments and UCC Financing Statements to the Trustee, and (iii) the date on which the Trustee receives, with respect to the original recorded or filed documents relating to such assignments and UCC Financing
Statements, all necessary recording and filing information required for the recording or filing of such assignments and UCC Financing Statements) complete
(if and to the extent necessary) and cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate and to

                                       76

the extent timely delivered to the Trustee in final, recordable form, each assignment of Mortgage, assignment of Assignment of Leases and assignment of any other recordable documents (to the extent the Trustee has actual knowledge that such documents are to be recorded) relating to each such Mortgage Loan, in favor of the Trustee referred to in clause (iv)(A), (B) and (C), respectively, of the definition of "Mortgage File" and each assignment of a UCC Financing Statement in favor of the Trustee and so delivered to the Trustee and referred to in clause (viii) of the definition of "Mortgage File."

          Notwithstanding the foregoing, the Depositor hereby represents and warrants that with respect to the Mortgage Loans that are PNC Mortgage Loans,
PNC has covenanted in the related Mortgage Loan Purchase Agreement that it shall, at its own cost and expense, retain or cause to be retained, a third party that shall, as to each PNC Mortgage Loan, cause to be submitted, for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each assignment of Mortgage, assignment of Assignment of Leases and assignment of any other recordable documents relating to each such PNC Mortgage Loan in favor of the Trustee referred to in clause (iv)(A), (B) and (C), respectively, of the definition of
"Mortgage File" and each assignment of a UCC Financing Statement in favor of the
Trustee and referred to in clause (viii) of the definition of "Mortgage File".

          Each such assignment of recordable documents shall reflect that the recorded original should be returned by the public recording office to the
Trustee or its designee following recording, and each such UCC Financing
Statement assignment shall reflect that the file copy thereof should be returned to the Trustee or its designee following filing; provided that in those instances where the public recording office retains the original assignment of
Mortgage or assignment of Assignment of Leases, the Trustee shall obtain therefrom a certified copy of the recorded original, at the expense of the related Mortgage Loan Seller. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct the related Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement to promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. Upon request, the Trustee shall forward to the Master Servicer a copy of each of the aforementioned recorded or filed assignments to the extent that the Trustee has received a copy thereof and to the extent not previously provided.

          (e) All documents and records in the Servicing File in possession of the Depositor or the Mortgage Loan Sellers (except draft documents, attorney-client privileged communications and internal correspondence, credit underwriting or due diligence analyses, credit committee briefs or memoranda or other internal approval documents or data or internal worksheets, memoranda, communications or evaluations and other underwriting analysis of the Mortgage
Loan Sellers) that relate to, and are necessary for the servicing and administration of, the Mortgage Loans and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letters of credit), together with all Escrow Payments and Reserve
Accounts in the possession thereof that relate to the Mortgage Loans, shall be delivered to the Master Servicer or such other Person as may be directed by the
Master Servicer (at the expense of the applicable Mortgage Loan Seller) within ten (10) days (or, in the case of Escrow Payments and Reserve Accounts, two (2)
Business Days) after the Closing Date and shall be held by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders
(and, in the case of a Mortgage Loan that is part of a Loan Combination, on behalf of the related Non-Trust Loan Noteholders); provided, however, the Master
Servicer shall have no

                                       77

responsibility for holding documents created or maintained by the Special
Servicer hereunder and not delivered to the Master Servicer. The Special
Servicer may request the Master Servicer to deliver a copy of the Servicing File for any Mortgage Loan (other than a Specially Serviced Mortgage Loan) at the expense of the Special Servicer.

          (f) In connection with the Depositor's assignment pursuant to Section
2.01(a) above, the Depositor shall deliver to the Trustee and the Master
Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each Mortgage Loan
Purchase Agreement, as in full force and effect on the Closing Date.

          (g) Under generally accepted accounting principles in the United
States, upon the sale of Certificates representing at least 10% of the fair value of all the Certificates to unaffiliated third parties, the Depositor shall report: (i) its acquisition of the Mortgage Loans from the respective Mortgage
Loan Sellers, pursuant to the respective Mortgage Loan Purchase Agreements, as a purchase of the Mortgage Loans from the respective Mortgage Loan Sellers; and
(ii) its transfer of the Mortgage Loans to the Trustee, pursuant to Section
2.01(a), as a sale of the Mortgage Loans to the Trustee. In connection with the foregoing, the Depositor shall cause all of its records to reflect such acquisition as a purchase and such transfer as a sale (in each case, as opposed to a secured loan).

          After the Depositor's transfer of the Mortgage Loans to the Trustee pursuant to Section 2.01(a), the Depositor shall not take any action inconsistent with the Trust's ownership of the Mortgage Loans.

          SECTION 2.02 Acceptance of the Trust Fund by Trustee.

          (a) The Trustee, by its execution and delivery of this Agreement, acknowledges receipt of the Depositor's assignment to it of the Depositor's right, title and interest in the assets that constitute the Trust Fund, and further acknowledges receipt by it or a Custodian on its behalf, subject to the provisos in the definition of "Mortgage File", the provisions of Section 2.01, the further limitations on review provided for in Section 2.02(b), the fact that as of the Closing Date, the Trustee has only reviewed the Mortgage File for the presence of the Mortgage Notes described in clause (i) of the definition of
"Mortgage File", and the exceptions noted on the schedule of exceptions in the form attached hereto as Schedule II, of (i) the Mortgage File delivered to it for each Mortgage Loan and (ii) a copy of a fully executed counterpart of each of the Mortgage Loan Purchase Agreements all in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Mortgage
Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee also acknowledges receipt of the portion of the applicable Mortgage File relating to each of the Non-Trust Loans and that, consistent with and subject to the related
Co-Lender Agreement, it holds and will hold such portion of such Mortgage File in trust for the use and benefit of the related Non-Trust Loan Noteholder(s).
The Trustee hereby certifies to each of the Depositor, the Master Servicer, the
Special Servicer and each Mortgage Loan Seller that with respect to each
Mortgage Loan except as identified in the schedule of exceptions, which is in the form attached hereto as Schedule II, each of the original executed Mortgage
Notes as described in clause (i) of the definition of Mortgage File is in its possession. In addition, within 90 days after the Closing Date (and if any exceptions are noted, again every 90 days thereafter until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any

                                       78

Mortgage Loan Seller or the Majority Controlling Class Certificateholder, the
Trustee or the Custodian on its behalf will review the Mortgage Files and the
Trustee will deliver an updated exception report to each of the Depositor, the
Master Servicer, the Special Servicer and each Mortgage Loan Seller (with a copy to the Majority Controlling Class Certificateholder). By virtue of its delivery of an updated exception report, the Trustee shall be deemed to certify that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the updated exception report, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (i), (ii), (iv)(A), (v) and (vii), and, to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee to be required, clauses (iii), (iv)(B), (iv)(C), (vi), (viii) and (ix)(A) of the definition of "Mortgage File" are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such Mortgage Loan, and (iii)
based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of
"Mortgage Loan Schedule" is correct. Further, with respect to the documents described in clause (viii) of the definition of Mortgage File, the Trustee may assume, for purposes of the certification delivered in this Section 2.02(a) that the related Mortgage File should include one state level UCC Financing Statement filing in the state of incorporation of the Mortgagor (or with respect to any
Mortgage Loan that has two or more Mortgagors, in the state of incorporation of each Mortgagor); provided, however, that to the extent the Trustee has actual knowledge or is notified of any fixture or real property UCC Financing
Statements filed in the county of the state where the related Mortgaged Property is located, the Trustee (or, if applicable, the third-party contractor hired by the Mortgage Loan Seller as contemplated by Section 2.01(d)) shall file an assignment to the Trust Fund with respect to such UCC Financing Statement in the appropriate county recording office under the UCC at the expense of the related
Mortgage Loan Seller. The assignments of the UCC Financing Statements to be assigned to the Trust Fund will be delivered by the related Mortgage Loan Seller to the Trustee (or, if applicable, the third-party contractor hired by the
Mortgage Loan Seller as contemplated by Section 2.01(d)) on the new national forms, in form suitable for filing or recording, as applicable, and completed pursuant to Revised Article IX of the UCC. The Trustee (or, if applicable, the third-party contractor hired by the Mortgage Loan Seller as contemplated by
Section 2.01(d)) will submit such UCC Financing Statements for filing in the state of incorporation of the related Mortgagor or the recording office of each county where the related Mortgaged Property is located, as applicable, as so indicated on the documents provided.

          (b) None of the Trustee, the Master Servicer, the Special Servicer or
any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the
Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

          (c) The Trustee, directly or through a Custodian retained by it, shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Mortgage Loans; (ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such
Mortgage Files in secure and fire resistant facilities in compliance with customary industry standards; (iv) maintain disaster recovery protocols to ensure the preservation of such Mortgage Files in the event of force majeure;
and (v) track and monitor the receipt and movement internally and externally of such Mortgage Files and any release and reinstatement thereof.

                                       79

          SECTION 2.03 Mortgage Loan Seller's Repurchase or Substitution of
                       Mortgage Loans for Document Defects and Breaches of
                       Representations and Warranties.

          (a) If any party hereto discovers or receives notice that any document or documents constituting a part of a Mortgage File has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers or receives notice of a breach of any representation or warranty relating to any Mortgage Loan set forth in the applicable Mortgage Loan Purchase
Agreement (a "Breach"), the party discovering such Document Defect or Breach shall give written notice (which notice, in respect of any obligation of the
Trustee to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)) to the other parties hereto and the Majority Controlling Class Certificateholder and to the Rating
Agencies of such Document Defect or Breach. Promptly upon becoming aware of any
Document Defect or Breach (including through such written notice provided by any party hereto or the Majority Controlling Class Certificateholder as provided above), if any party hereto determines that such Document Defect or Breach materially and adversely affects the value of the affected Mortgage Loan or the interests of the Certificateholders therein, then such party shall notify the
Master Servicer of such determination, and promptly after receipt of such notice, the Master Servicer shall, to the extent that it is entitled to do so under the related Mortgage Loan Purchase Agreement, request in writing (with a copy to the other parties hereto, the Majority Controlling Class
Certificateholder, the Rating Agencies and the Controlling Class Representative,
if different from the Majority Controlling Class Certificateholder) that the applicable Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a
Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC
Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach, provided that the Mortgage Loan Seller receives such notice in a timely manner) (i) cure such Document Defect or Breach, as the case may be, in accordance with Section 3 of the applicable Mortgage Loan
Purchase Agreement, (ii) repurchase the affected Mortgage Loan in accordance with Section 3 of the related Mortgage Loan Purchase Agreement, or (iii) within two (2) years of the Closing Date, substitute a Qualified Substitute Mortgage
Loan for such affected Mortgage Loan and pay the Master Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith in accordance with Section 3 of the applicable Mortgage Loan Purchase
Agreement; provided, however, that if such Document Defect or Breach is capable of being cured but not within such 90-day period, such Document Defect or Breach does not relate to the Mortgage Loan not being treated as a "qualified mortgage"
within the meaning of the REMIC Provisions, and the applicable Mortgage Loan
Seller has commenced and is diligently proceeding with the cure of such Document
Defect or Breach within such 90-day period, the applicable Mortgage Loan Seller shall have an additional 90 days to complete such cure (or, failing such cure, to repurchase or substitute for the related Mortgage Loan); and provided, further, with respect to such additional 90-day period the applicable Mortgage
Loan Seller shall have delivered an Officer's Certificate to the Trustee setting forth what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates such Document Defect or Breach will be cured within the additional
90-day period; and provided, further, that if the cure of any Document Defect or
Breach would require an expenditure on the part of the applicable Mortgage Loan
Seller in excess of $10,000, then such Mortgage Loan Seller may, at its option, within the time period provided above, elect to purchase or replace the affected
Mortgage Loan in accordance with Section 3 of the related Mortgage Loan Purchase
Agreement without attempting to cure such Document Defect or

                                       80

Breach, as the case may be. For a period of two (2) years from the Closing Date, so long as there remains any Mortgage File as to which there is any uncured
Document Defect and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3 of the applicable Mortgage Loan
Purchase Agreement, the Trustee shall on a quarterly basis prepare and deliver to the other parties a written report as to the status of such uncured Document
Defects as provided in Section 2.03(a). If the affected Mortgage Loan is to be repurchased or substituted, the Master Servicer shall designate the Collection
Account as the account to which funds in the amount of the Purchase Price or the
Substitution Shortfall Amount, as applicable, are to be wired. Any such repurchase or substitution of a Mortgage Loan shall be on a whole loan, servicing released basis.

          If (i) any Mortgage Loan is required to be repurchased or substituted for in the manner described in the immediately preceding paragraph, (ii) such
Mortgage Loan is a Crossed Loan, and (iii) the applicable Document Defect or
Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Document Defect or Breach, as the case may be, will be deemed to constitute a Document Defect or Breach, as the case may be, as to the other Crossed Loan(s) in the related Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in the immediately preceding paragraph, unless (x) such other Crossed
Loan(s) satisfy the Crossed Loan Repurchase Criteria, (y) the related Mortgage
Loan Seller, at its expense, shall have furnished the Trustee with an Opinion of
Counsel that the repurchase of or substitution for just the actually affected
Crossed Loan, including, without limitation, any modification relating to such repurchase or substitution, shall not cause an Adverse REMIC Event, and (z) the repurchase of or substitution for just the actually affected Crossed Loan shall satisfy all other criteria for repurchase or substitution, as applicable, of
Mortgage Loans set forth herein. If the conditions set forth in clauses (x), (y)
and (z) of the prior sentence are satisfied, then the Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Document Defect or Breach exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group. Any reserve or other cash collateral or letters of credit securing the Crossed Loans shall be allocated between such Mortgage Loans in accordance with the Mortgage
Loan documents or otherwise on a pro rata basis. Except as otherwise provided in
Section 3(d) of each Mortgage Loan Purchase Agreement, all other terms of the
Mortgage Loans shall remain in full force and effect without any modification thereof.

          With respect to any Crossed Loan, to the extent that the applicable
Mortgage Loan Seller is required to repurchase or substitute for such Mortgage
Loan in the manner prescribed in this Section 2.03(a) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Special Servicer (on behalf of the
Trust) will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral.

          Notwithstanding the foregoing discussion, if any Mortgage Loan that is secured by multiple Mortgaged Properties is otherwise required to be repurchased or substituted for as contemplated by this Section 2.03, as a result of a
Document Defect or Breach with respect to one or more such Mortgaged Properties, the related Mortgage Loan Seller will not be required to effect a repurchase or substitution of the subject Mortgage Loan if:

                                       81

               (i) the affected Mortgaged Properties may be released pursuant to the terms of any partial release provisions in the related loan documents and such Mortgaged Properties are, in fact, released, and to the extent not covered by the applicable release price required under the related loan documents, the related Mortgage Loan Seller pays (or causes to be paid) any additional amounts necessary to cover all reasonable out-of-pocket expenses reasonably incurred by the Master Servicer, the Special Servicer, the
     Trustee or the Trust Fund in connection with such release;

               (ii) the remaining Mortgaged Properties and any replacement
     Mortgaged Property(ies) satisfy the property-specific requirements, if any, set forth in the related loan documents and the applicable Mortgage Loan
     Seller provides an opinion of counsel to the effect that such release would not cause either of REMIC I or REMIC II to fail to qualify as a REMIC under the Code or result in the imposition of any tax on prohibited transactions or contributions after the Startup Day of either REMIC I or REMIC II under the Code; and

               (iii) the related Mortgage Loan Seller obtains written
     confirmation from each Rating Agency that the release will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the Certificates.

          (b) In connection with any repurchase or substitution of one or more
Mortgage Loans contemplated by this Section 2.03, upon receipt of a Request for
Release (in the form of Exhibit D-1 attached hereto) of a Servicing Officer of the Master Servicer certifying as to the receipt of the applicable Purchase
Price(s) in the Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in the Collection
Account and upon the delivery of the Mortgage File(s) and the Servicing File(s)
for the related Qualified Substitute Mortgage Loan(s) to the Custodian and the
Master Servicer, respectively (in the case of any such substitution), (i) the
Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of each repurchased Mortgage Loan or deleted Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii) the Trustee, the Custodian, the Master Servicer, and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all portions of the
Mortgage File, the Servicing File and other documents pertaining to each such
Mortgage Loan possessed by it, and (iii) the Master Servicer and the Special
Servicer shall release to the applicable Mortgage Loan Seller any Escrow
Payments and Reserve Funds held by it in respect of such repurchased or deleted
Mortgage Loan; provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the Master Servicer or the Special Servicer of a Request for Release. Thereafter, the Trustee, the Custodian, the Master
Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Mortgage Loan(s) or deleted Mortgage Loan(s), as applicable, and the related Mortgage File(s) and Servicing File(s). The
Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the
Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the Trustee shall execute any powers of attorney that are prepared and delivered to the Trustee by the Master
Servicer and are necessary to permit the Master Servicer to do so. The Master
Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse by the Master Servicer of such powers of attorney. At the time a substitution is made, the related Mortgage Loan Purchase Agreement will provide that the Mortgage Loan Seller shall deliver the related

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Mortgage File to the Trustee and certify that the substitute Mortgage Loan is a
Qualified Substitute Mortgage Loan.

          (c) No substitution of a Qualified Substitute Mortgage Loan or Loans
may be made in any calendar month after the Determination Date for such month.
Periodic Payments due with respect to any Qualified Substitute Mortgage Loan after the related Due Date in the month of substitution, or received with respect to any replaced Mortgage Loan on or prior to the related date of substitution, shall be part of the Trust Fund. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan on or prior to the related Due
Date in the month of substitution, or received with respect to any replaced
Mortgage Loan after the related date of substitution, shall not be part of the
Trust Fund and will (to the extent received by the Master Servicer) be remitted by the Master Servicer to the applicable Mortgage Loan Seller promptly following receipt. Periodic payments received with respect to any repurchased Mortgage
Loan on or prior to the related date of repurchase by the applicable Mortgage
Loan Seller shall be part of the Trust Fund, and Periodic Payments received with respect to any repurchased Mortgage Loan after the related date of repurchase by the applicable Mortgage Loan Seller shall not be part of the Trust Fund and will
(to the extent received by the Master Servicer) be remitted by the Master
Servicer to the applicable Mortgage Loan Seller promptly following receipt.

          (d) Each Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, or the Trustee on behalf of the
Certificateholders, respecting any Document Defect or Breach with respect to the
Mortgage Loans purchased by the Depositor thereunder.

          (e) The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the
Certificateholders, enforce the obligations of the Mortgage Loan Sellers under
Section 3 of the applicable Mortgage Loan Purchase Agreement.

          (f) Notwithstanding anything to the contrary contained in this
Agreement, for purposes of the remedies available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to the ShopKo Portfolio Mortgage Loan, the parties hereto acknowledge and agree that: (i) the Mortgage Note for the ShopKo Portfolio
Mortgage Loan consists of two (2) separate promissory notes of equal size; (ii)
one of those two (2) promissory notes was transferred to the Depositor by
Citigroup and the other of those two (2) promissory notes was transferred to the
Depositor by BCRE; (iii) for purposes of this Section 2.03, the respective portions of the ShopKo Portfolio Mortgage Loan that are evidenced by those two
(2) promissory notes (each, a "ShopKo Portfolio Loan Portion") shall be deemed to constitute separate Mortgage Loans; (iv) if the ShopKo Portfolio Mortgage
Loan is required to be repurchased or replaced as contemplated by this Section
2.03, then each of Citigroup and BCRE shall be responsible to repurchase or replace only the ShopKo Portfolio Loan Portion that is evidenced by the particular promissory note transferred by the subject Mortgage Loan Seller to the Depositor, and neither Citigroup nor BCRE shall have any responsibility for the ShopKo Portfolio Loan Portion that is evidenced by the particular promissory note transferred by the other such Mortgage Loan Seller to the Depositor; and
(v) the Purchase Price for each ShopKo Portfolio Loan Portion shall equal one-half (1/2) of the Purchase Price for the entire ShopKo Portfolio Mortgage
Loan.

          (g) If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related
Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust
Fund under the Mortgage Loan, to recover the amount of such expenses from the

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related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Trust Fund, the Master Servicer and the Special
Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the
Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, the Trust
Fund, the Master Servicer or the Special Servicer allocable to such Mortgage
Loan. The Master Servicer or, with respect to a Specially Serviced Loan, the
Special Servicer, shall use reasonable efforts to recover such expenses for such
Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the Mortgage
Loan Seller; provided, however, that the applicable Master Servicer or, with respect to a Specially Serviced Loan, the Special Servicer, determines in accordance with the Servicing Standard that such actions by it will not impair the applicable Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related
Mortgage Loan which would otherwise be payable to the applicable Master
Servicer, the Special Servicer, the Trustee and/or the Certificateholders
pursuant to the terms of this Agreement; and provided, further, that the applicable Master Servicer or, with respect to a Specially Serviced Loan, the
Special Servicer, may waive the collection of amounts due on behalf of the
Mortgage Loan Seller in its sole discretion in accordance with the Servicing
Standard.

          SECTION 2.04 Representations and Warranties of Depositor.

          (a) The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Master
Servicer and the Special Servicer, as of the Closing Date, that:

               (i) the Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

               (ii) the execution and delivery of this Agreement by the
     Depositor, and the performance and compliance with the terms of this
     Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

               (iii) the Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

               (iv) this Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

               (v) the Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not

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     constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor;

               (vi) the transfer of the Mortgage Loans to the Trustee as
     contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction;

               (vii) no litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this
     Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the
     Depositor to perform its obligations under this Agreement or the financial condition of the Depositor;

               (viii) the Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

               (ix) the Depositor has been solvent at all relevant times prior to, and will not be rendered insolvent by, its transfer of the Mortgage
     Loans to the Trustee pursuant to Section 2.01(a);

               (x) after giving effect to its transfer of the Mortgage Loans to the Trustee pursuant to Section 2.01(a), the value of the Depositor's assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor's debts and obligations, including contingent and unliquidated debts and obligations of the
     Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business;

               (xi) the Depositor does not intend to, and does not believe that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature;

               (xii) no proceedings looking toward merger, liquidation,
     dissolution or bankruptcy of the Depositor are pending or contemplated;

               (xiii) except for any actions that are the express responsibility of another party hereunder or under the Mortgage Loan Purchase Agreements, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of its interests in the Mortgage Loans to the Trustee;

               (xiv) immediately prior to the transfer of the Mortgage Loans to the Trustee pursuant to Section 2.01(a) (and assuming that the Mortgage
     Loan Sellers transferred to the Depositor good and marketable title to their respective Mortgage Loans, free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each Mortgage
     Loan; and (B) the Depositor has full

                                       85

     right and authority to sell, assign and transfer the Mortgage Loans
     (subject to any third-party servicing rights pertaining thereto); and

               (xv) the Depositor is transferring the Mortgage Loans to the
     Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

          (b) The representations and warranties of the Depositor set forth in
Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

          SECTION 2.05 Conveyance of REMIC I Regular Interests; Acceptance of
                       REMIC I, REMIC II and Grantor Trust Y by Trustee.

          The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular
Interests and the other rights and property comprising REMIC II to the Trustee for the benefit of the Holders of the Class R Certificates, insofar as such
Certificates represent the sole class of residual interests in REMIC II, and the
Holders of the Regular Certificates. The Trustee acknowledges the assignment to it of the respective assets, rights and other property comprising the REMIC
Pools and Grantor Trust Y, and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of:
(i) in the case of the REMIC Pools, the Regular Certificates and the Class R
Certificates; and (ii) in the case of Grantor Trust Y, the Class Y Certificates.

          SECTION 2.06 Issuance of REMIC I Interests.

          Concurrently with the assignment to the Trustee of the Mortgage Loans
(exclusive of any related Additional Interest), and in exchange therefor, the
Trustee acknowledges the issuance of the REMIC I Regular Interests, and the sole class of residual interests in REMIC I (which will be evidenced by the Class R
Certificates), to or upon the order of the Depositor.

          SECTION 2.07 Execution, Authentication and Delivery of REMIC II
                       Certificates.

          Concurrently with the assignment to the Trustee of the REMIC I Regular
Interests, and in exchange therefor, and pursuant to the written request of the
Depositor, executed by an affiliate of the Depositor, the Trustee, as
Certificate Registrar, has executed, and the Trustee, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the REMIC
II Certificates in authorized denominations, evidencing the entire beneficial ownership of REMIC II. The rights of the holders of the respective Classes of
REMIC II Certificates to receive distributions from the proceeds of REMIC II in respect of their REMIC II Certificates, and all ownership interests evidenced by the respective Classes of REMIC II Certificates in such distributions, shall be as set forth in this Agreement. The Class R Certificates will represent the sole class of residual interest in REMIC II.

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          SECTION 2.08 Execution, Authentication and Delivery of Class Y.

          Concurrently with the assignment to the Trustee of the Class Y Grantor
Trust Assets, and in exchange therefor, the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, as Certificate Registrar, authenticated, as Authenticating Agent, and delivered to or upon the order of the Depositor, the Class Y Certificates.

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                                  ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

          SECTION 3.01 Administration of the Serviced Loans.

          (a) Each of the Master Servicer and the Special Servicer shall service and administer the Serviced Loans that each is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Loan Combination, for the benefit of the Certificateholders and the related Non-Trust Loan Noteholder(s), taking into consideration, in the case of the Wimbledon Place Apartments Loan
Combination, the subordination of the Wimbledon Place Apartments Non-Trust Loan
as set forth in the related Co-Lender Agreement), in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective
Serviced Loans and any and all intercreditor, co-lender and similar agreements and, to the extent consistent with the foregoing, in accordance with the
Servicing Standard. With respect to each Loan Combination, in the event of a conflict between this Agreement and the related Co-Lender Agreement, such
Co-Lender Agreement shall control; provided, however, that in no event shall the
Master Servicer or the Special Servicer take any action or omit to take any action in accordance with the terms of any Co-Lender Agreement that would cause such servicer to violate the Servicing Standard, applicable law, the Grantor
Trust Provisions or the REMIC Provisions. Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicer shall service and administer all Serviced Loans that are not Specially Serviced Loans, and (ii) the Special
Servicer shall service and administer each Specially Serviced Loan and REO
Property and shall render such services with respect to all Serviced Loans and
REO Properties as are specifically provided for herein; provided that the Master
Servicer shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to the
Specially Serviced Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and any related REO Loans), as if no REO
Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided further, however, that the Master Servicer shall not be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or failure by the Special
Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicer and the Special Servicer, and to the areas in which they may exercise discretion, shall be subject to
Section 3.21.

          (b) Subject to Section 3.01(a), Section 6.11 and Section 6.12, the
Master Servicer and the Special Servicer each shall have full power and authority, acting alone (or, pursuant to Section 3.22, through one or more
Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.
Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name, with respect to each of the Serviced
Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee and, pursuant to the any Co-Lender Agreement, by the related
Non-Trust Loan Noteholder(s), to execute and deliver, on behalf of the
Certificateholders, the Trustee and each such Non-Trust Loan Noteholder or any of them, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged
Property and related collateral,

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(ii) in accordance with the Servicing Standard and subject to Section 3.20,
Section 6.11 and Section 6.12, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage
File, (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or assignment, and all other comparable instruments and (iv) pledge agreements and other defeasance documents in connection with a defeasance contemplated pursuant to Section 3.20(g). Subject to Section 3.10, the Trustee shall, at the written request of the Master
Servicer or the Special Servicer, promptly execute any limited powers of attorney and other documents furnished by the Master Servicer or the Special
Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the
Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Non-Trust Loan, solely under the related Non-Trust Loan Noteholder's name) without indicating the Master Servicer's or Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

          (c) The relationship of each of the Master Servicer and the Special
Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent. Unless the same Person acts as both Master Servicer and Special Servicer, the Master Servicer shall not be responsible for the actions of or failure to act by the Special Servicer and the Special Servicer shall not be responsible for the actions of or the failure to act by the Master Servicer.

          (d) With respect to any Loan Combination, if at any time neither the related Combination Mortgage Loan nor any interest in any related REO Property is part of the Trust Fund, the Master Servicer and the Special Servicer shall, upon request of the holder of the Mortgage Note for the related Combination
Mortgage Loan, continue to service and administer such Loan Combination or any related REO Property as and to the extent contemplated by the related Co-Lender
Agreement.

          SECTION 3.02 Collection of Mortgage Loan Payments.

          (a) Each of the Master Servicer or the Special Servicer shall undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Serviced Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided, however, nothing herein shall be construed as an express or implied guarantee by the Master Servicer or the
Special Servicer of collectability; and provided, further, that with respect to the ARD Mortgage Loans, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Master Servicer and
Special Servicer (including the Special Servicer in its capacity as a
Certificateholder) shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related
Mortgage Loan (provided that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents). Consistent with the foregoing and subject to Section 3.20, the
Special Servicer, with regard to a Specially Serviced Loan,

                                       89

or the Master Servicer, with regard to a Serviced Loan that is not a Specially
Serviced Loan, may waive any Penalty Interest or late payment charge in connection with any payment on a Serviced Loan.

          All amounts collected in respect of any Serviced Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such Liquidation
Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note, loan agreement (if any) and
Mortgage (and, with respect to any Loan Combination, the provisions of the related Co-Lender Agreement) or, if required pursuant to the express provisions of the related Mortgage (including as such may be modified), or as determined by the Master Servicer or Special Servicer in accordance with the Servicing
Standard, to the repair or restoration of the related Mortgaged Property, and, with respect to each Serviced Loan that is a Mortgage Loan, in the absence of such express provisions, shall be applied for purposes of this Agreement: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of
Nonrecoverable Advances (including interest on such Nonrecoverable Advance) that were paid from collections on the other Mortgage Loans and/or REO Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal of such
Mortgage Loan then due and owing, to the extent such amounts have not been previously advanced, including, without limitation, by reason of acceleration of the Mortgage Loan following a default thereunder; fifth, in accordance with the normal servicing practices of the Master Servicer, as a recovery of any other amounts then due and owing under such Mortgage Loan (other than Additional
Interest), including, without limitation, Prepayment Premiums, Yield Maintenance
Charges and Penalty Interest; sixth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and seventh, with respect to any ARD Mortgage Loan after its
Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. All amounts collected on any Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv) through (viii) of the definition thereof and Substitution Shortfall Amounts shall be deemed to be applied: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Mortgage Loan to but not including the Due Date in the Collection Period of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; third, as a recovery of principal, to the extent such amounts have not been previously advanced, of such
Mortgage Loan to the extent of its entire unpaid principal balance; and fourth, with respect to any ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. No such amounts shall be applied to the items constituting additional servicing compensation as described in the first sentence of either Section 3.11(b) or 3.11(d) unless and until all principal and interest then due and payable on such Mortgage Loan has been collected. Amounts collected on any REO Mortgage Loan or REO Non-Trust Loan shall be deemed to be applied in accordance with the respective definitions thereof. The provisions of this paragraph with respect to the application of amounts collected on any Mortgage Loan shall not alter in any way the right of the Master Servicer, the Special Servicer or any other Person to receive payments from the Collection Account as set forth in Section 3.05(a) or from a
Loan Combination Custodial Account as set forth in Section 3.05(e) from amounts so applied.

          (b) Within 60 days after the later of (i) the Closing Date and (ii)
the Master Servicer's receipt of the applicable letter of credit, the Master
Servicer shall notify each provider of a letter of

                                       90

credit for each Mortgage Loan identified as having a letter of credit on the
Mortgage Loan Schedule, that the Master Servicer or the Special Servicer on behalf of the Trustee for the benefit of the Certificateholders shall be the beneficiary under each such letter of credit. If a draw upon a letter of credit is needed before its transfer to the Trust Fund can be completed, the applicable
Mortgage Loan Seller shall draw upon such letter of credit for the benefit of the Trust pursuant to written instructions from the Master Servicer.

          (c) In the event that the Master Servicer or Special Servicer receives
Additional Interest in any Collection Period, or receives notice from the related Mortgagor that the Master Servicer or Special Servicer will be receiving
Additional Interest in any Collection Period, the Master Servicer or Special
Servicer, as applicable, will promptly notify the Trustee. Subject to the provisions of Section 3.02(a) hereof, none of the Master Servicer, the Trustee nor the Special Servicer shall be responsible for any such Additional Interest not collected after notice from the related Mortgagor.

          (d) With respect to any Serviced Loan in connection with which the
Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Serviced
Loan documents, the Master Servicer shall, to the extent consistent with the
Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Serviced Loan unless otherwise required to do so pursuant to the applicable Serviced Loan documents.

          SECTION 3.03 Collection of Taxes, Assessments and Similar Items;
                       Servicing Accounts; Reserve Accounts.

          (a) The Master Servicer shall, as to all Serviced Loans, establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow
Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the related loan documents; provided that, in the case of a Loan Combination, if the related Servicing Account includes funds with respect to any other Serviced Loan, then the Master Servicer shall clearly reflect any interest therein of the related Non-Trust Loan Noteholder. Each
Servicing Account shall be an Eligible Account unless not permitted by terms of applicable Mortgage Loan documents. Withdrawals of amounts so collected from a
Servicing Account may be made in each case, to the extent of amounts on deposit therein in respect of the related Serviced Loan (or, in the case of clauses (iv)
and (v) below, to the extent of interest or other income earned on such amounts)
only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Master Servicer, the Special Servicer, the Trustee or any Fiscal Agent for any unreimbursed Servicing Advances; (iii)
refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the
Servicing Account; (v) pay itself interest and investment income on balances in the Servicing Account as described in Section 3.06(b), if and to the extent not required by law or the terms of the applicable Serviced Loan to be paid to the
Mortgagor; (vi) following an event of default under the related Serviced Loan, for such other purposes as are consistent with the related Mortgage Loan documents, applicable law and the Servicing Standard; (vii) withdraw amounts deposited in error; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. To the extent permitted by law or the applicable Serviced Loan, funds in the Servicing
Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06 and in accordance with the terms of the related
Serviced Loan documents. The Master Servicer shall pay or cause to be paid to the Mortgagors interest, if any, earned on the investment of funds in Servicing
Accounts maintained thereby, if required by law or the terms of the related
Serviced

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Loan. If the Master Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding.
The Servicing Accounts shall not be considered part of the segregated pool of assets constituting any REMIC Pool or Grantor Trust Y.

          (b) The Master Servicer (for the Serviced Loans other than (1)
Specially Serviced Loans and (2) REO Loans) or the Special Servicer (for
Specially Serviced Loans and for REO Loans that relate to an REO Property) shall
(i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged
Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow
Payments (at the direction of the Special Servicer for Specially Serviced Loans
and REO Loans) as allowed under the terms of the related Serviced Loan, and if such Serviced Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall, as to all Serviced
Loans, use reasonable efforts consistent with the Servicing Standard to enforce the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

          (c) The Master Servicer shall, as to all Serviced Loans, subject to
Section 3.01(d), make a Servicing Advance with respect to the related Mortgaged
Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments, penalties and other similar items, (ii) ground rents (if applicable), and (iii) premiums on
Insurance Policies, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis;
provided that the Master Servicer shall not make any Servicing Advance prior to the penalty date or cancellation date, as applicable, if the Master Servicer reasonably anticipates in accordance with the Servicing Standard that the
Mortgagor will pay such amount on or before the penalty date or cancellation date; and provided, further, that the Master Servicer shall not be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable
Servicing Advance (although it may pay the item that such Servicing Advance was to cover out of funds in the Collection Account (or, if applicable and there are funds on deposit therein, a Loan Combination Custodial Account) if it determines, and it must pay such item out of funds in the Collection Account
(or, if applicable and there are funds on deposit therein, a Loan Combination
Custodial Account) if, in the case of a Specially Serviced Loan or REO Property, the Special Servicer determines (upon which determination the Master Servicer may conclusively rely), that such payment would be in the best interests of the
Certificateholders (or, in the case of withdrawals from a Loan Combination
Custodial Account, would be in the best interests of the Certificateholders and the related Non-Trust Loan Noteholder(s)), as a collective whole). All such
Servicing Advances or, as contemplated by the second proviso to the preceding paragraph, amounts withdrawn from the Collection Account (or, if applicable and there are funds on deposit therein, a Loan Combination Custodial Account) shall be reimbursable in the first instance from related collections from the
Mortgagors, and further as provided in Section 3.05(a) (or, if applicable,
Section 3.05(e)). No costs incurred by the Master Servicer in effecting

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the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes of this
Agreement, including, without limitation, the Trustee's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal
Balances of the related Serviced Loans, notwithstanding that the terms of such
Serviced Loans so permit. The foregoing shall in no way limit the Master
Servicer's ability to charge and collect from the Mortgagor such costs together with interest thereon.

          The Special Servicer shall give the Master Servicer, the Trustee and any Fiscal Agent not less than five (5) Business Days' notice with respect to
Servicing Advances to be made on any Specially Serviced Mortgage Loan or REO
Property, before the date on which the Master Servicer is required to make any
Servicing Advance with respect to a given Specially Serviced Mortgage Loan or
REO Property; provided, however, that only two (2) Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments); and provided, further, that the
Special Servicer may elect to make the Servicing Advance out of its own funds.
In addition, the Special Servicer shall provide the Master Servicer, the Trustee and any Fiscal Agent with such information in its possession as the Master
Servicer, the Trustee or such Fiscal Agent, as applicable, may reasonably request to enable the Master Servicer, the Trustee or such Fiscal Agent, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special Servicer that the
Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a
Nonrecoverable Servicing Advance and the Master Servicer shall be entitled to conclusively rely on such determination. On the fourth Business Day before each
Distribution Date, the Special Servicer shall report to the Master Servicer the
Special Servicer's determination as to whether any Servicing Advance previously made or proposed to be made with respect to a Specially Serviced Mortgage Loan or an REO Property is a Nonrecoverable Servicing Advance. The Master Servicer,
the Trustee and any Fiscal Agent shall be entitled to conclusively rely on such a determination.

          If the Master Servicer is required under any provision of this
Agreement (including, but not limited to, this Section 3.03(c)) to make a
Servicing Advance, but does not do so within 15 days (or such shorter period as may be required to avoid foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage) after such Advance is required to be made, then the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of the Master Servicer, give written notice of such failure to the Master Servicer. If such Servicing Advance is not made by the Master Servicer within five (5) Business Days after such notice, then (subject to a determination that such Servicing Advance would not be a
Nonrecoverable Servicing Advance) the Trustee (or a Fiscal Agent on its behalf)
shall make such Servicing Advance. Any failure by the Master Servicer to make a
Servicing Advance hereunder shall constitute an Event of Default by the Master
Servicer subject to and as provided in Section 7.01.

          (d) In connection with its recovery of any Servicing Advance from the
Collection Account pursuant to Section 3.05(a) or from a Loan Combination
Custodial Account pursuant to Section 3.05(e), as applicable, each of the Master
Servicer, the Special Servicer, the Trustee and any Fiscal Agent shall be entitled to receive, out of any amounts then on deposit in the Collection
Account or such Loan Combination Custodial Account, as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement such interest to be payable: first, out of late payment charges and Penalty Interest

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received on the related Serviced Loan or REO Property during the Collection
Period in which such reimbursement is made; and, to the extent that such late payment charges and Penalty Interest are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this
Agreement, then from general collections on the Mortgage Loans and REO
Properties then on deposit in the Collection Account; provided that interest on
Servicing Advances with respect to a Loan Combination or any related Mortgaged
Property shall, to the maximum extent permitted under the related Co-Lender
Agreement, be payable out of amounts otherwise payable to the related Non-Trust
Loan Noteholder(s) and/or payments received from the related Non-Trust Loan
Noteholder(s) under the related Co-Lender Agreement for such purpose. Subject to the fourth paragraph of Section 3.05(a), the Master Servicer shall reimburse itself, the Special Servicer, the Trustee and/or any Fiscal Agent, as
applicable, for any outstanding Servicing Advance made thereby as soon as practicable after funds available for such purpose have been received by the
Master Servicer, and in no event shall interest accrue in accordance with this
Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow
Payment or other similar payment by the Mortgagor was received by the Master
Servicer on or prior to the date the related Servicing Advance was made.

          (e) The determination by the Master Servicer or the Special Servicer that a Nonrecoverable Servicing Advance has been made or that any proposed
Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made in accordance with the Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the Master Servicer (if the
Special Servicer is delivering such Officer's Certificate), the Special Servicer
(if the Master Servicer is delivering such Officer's Certificate), the Trustee, any Fiscal Agent, the Depositor and, in the case of a Loan Combination, the related Non-Trust Loan Noteholder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the Collection Account pursuant to Section 3.05(a)) or, in the case of a Loan Combination, out of the related Loan Combination Custodial Account pursuant to Section 3.05(e)) of the related Mortgaged Property or REO Property, as the case may be; which Appraisal shall be conducted pursuant to Section
3.09(a) by the Master Servicer, or by or on behalf of the Special Servicer if the Serviced Loan is a Specially Serviced Loan or, if no such Appraisal has been performed, a copy of an Appraisal of the related Mortgaged Property or REO
Property, performed within the twelve (12) months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property that would draw into question the applicability of such Appraisal, by an Independent
Appraiser or other expert in real estate matters, and further accompanied by related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the Master Servicer or the Special
Servicer may have obtained and that support such determination. In making a recoverability determination, the applicable Person will be entitled, but not obligated, to consider (among other things) the obligations of the related
Mortgagor under the terms of the related Serviced Loan as it may have been modified, to consider (among other things) the related Mortgaged Property in its
"as is" or then current conditions and occupancies, as modified by such Person's reasonable assumptions (in the case of the Master Servicer, consistent with the
Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the
Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and (in the case of the Master Servicer, consistent with the Servicing
Standard) the Master

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Servicer and the Trustee each may obtain from the Special Servicer any
Appraisals or market value estimates or other information in the Special
Servicer's possession for such purposes.

          The Trustee, any Fiscal Agent and the Master Servicer, in the case of any Specially Serviced Loan and any REO Property, shall conclusively rely on any determination by the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance, and the Trustee and any Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Master Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance; provided, however, that, if the Master Servicer has failed to make a Servicing Advance for reasons other than a determination by the Master Servicer that such Servicing
Advance would be a Nonrecoverable Advance, the Trustee shall make such Servicing
Advance within the time periods required by Section 3.03(c) unless the Trustee in good faith, makes a determination that such Servicing Advance would be a
Nonrecoverable Advance; and provided, further, that, if the Trustee fails to make such Servicing Advance for reasons other than a determination by the
Trustee that such Servicing Advance would be a Nonrecoverable Advance, any
Fiscal Agent shall make such Servicing Advance within the time periods required by Section 3.03(c) unless such Fiscal Agent in good faith, makes a determination that such Servicing Advance would be a Nonrecoverable Advance.

          (f) The Master Servicer shall, as to all Serviced Loans, establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Loan Combination, if the related Reserve Account includes funds with respect to any other Serviced Loan, then the Master Servicer shall clearly reflect any interest therein of the related Non-Trust Loan Noteholder.
Withdrawals of amounts so deposited with respect to any Serviced Loan may be made: (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs and/or capital improvements at the related Mortgaged Property if the repairs and/or capital improvements have been completed, and such withdrawals are made in accordance with the Servicing
Standard and the terms of the related Mortgage Note, Mortgage and any agreement with the related Mortgagor governing such Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents; (ii) to pay the Master Servicer interest and investment income earned on amounts in the
Reserve Accounts as described below if permitted under the related Serviced Loan documents; and (iii) following an event of default under such Serviced Loan, for such other purposes as are consistent with the related Serviced Loan documents, applicable co-lender and/or intercreditor agreements, applicable law and the
Servicing Standard. To the extent permitted in the applicable Mortgage, funds in the Reserve Accounts to the extent invested may be only invested in Permitted
Investments in accordance with the provisions of Section 3.06. All Reserve
Accounts shall be Eligible Accounts. The Reserve Accounts shall not be considered part of the segregated pool of assets comprising any REMIC Pool or
Grantor Trust Y. Consistent with the Servicing Standard, the Master Servicer may waive or extend the date set forth in any agreement governing such Reserve Funds by which the required repairs and/or capital improvements at the related
Mortgaged Property must be completed.

          SECTION 3.04 Collection Account, Interest Reserve Account,
                       Gain-on-Sale Reserve Account, Additional Interest
                       Account, Distribution Account and Loan Combination
                       Custodial Accounts.

          (a) The Master Servicer shall establish and maintain one or more accounts (collectively, the "Collection Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders. The Collection Account shall be an Eligible Account and shall be maintained as a

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segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Master
Servicer. The Master Servicer shall deposit or cause to be deposited in the
Collection Account, within one (1) Business Day of receipt of available funds
(in the case of payments by Mortgagors or other collections on the Mortgage
Loans) or as otherwise required hereunder, the following payments and collections received or made by the Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the
Mortgage Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which are to be used to purchase defeasance collateral), or payments (other than Principal
Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

               (i) all payments on account of principal of the Mortgage Loans, including Principal Prepayments;

               (ii) all payments on account of interest on the Mortgage Loans, including Additional Interest;

               (iii) all Prepayment Premiums and Yield Maintenance Charges on
     the Mortgage Loans;

               (iv) all Insurance Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (including any such amounts representing recoveries of Nonrecoverable Advances, including interest on such
     Nonrecoverable Advances);

               (v) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account;

               (vi) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy or a force placed policy;

               (vii) any amounts required to be transferred from the Pool REO
     Account pursuant to Section 3.16(c);

               (viii) any amount in respect of Purchase Prices and Substitution
     Shortfall Amounts pursuant to Section 2.03(b);

               (ix) any amount required to be deposited by the Master Servicer pursuant to Section 3.19(a) in connection with Prepayment Interest
     Shortfalls;

               (x) any amount paid by a Mortgagor to cover items for which a
     Servicing Advance has been previously made and for which the Master
     Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as
     applicable, has been previously reimbursed out of the Collection Account;

               (xi) any amount required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.11(b) and 3.11(d), respectively, to pay unpaid interest on

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     Advances and/or in connection with reimbursing the Trust Fund for
     Additional Trust Fund Expenses, including, without limitation, interest on
     Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a);

               (xii) any amounts (A) required to be transferred from any Loan
     Combination Custodial Account pursuant to Section 3.05(e) or (B) paid by the related Non-Trust Loan Noteholder(s), in accordance with the related
     Co-Lender Agreement, to reimburse the Trust; and

               (xiii) amounts paid by a mezzanine lender in connection with curing a default under the applicable Mortgage Loan;

provided that, in the case of a Combination Mortgage Loan or any successor REO
Mortgage Loan with respect thereto, subject to the related Co-Lender Agreement, any amounts described in clauses (i)-(iv), (vi), (x) and (xiii) above required to be deposited in the related Loan Combination Custodial Account pursuant to
Section 3.04(f), shall first be so deposited in the related Loan Combination
Custodial Account and shall thereafter be transferred to the Collection Account only to the extent provided in Section 3.05(e).

          The foregoing requirements for deposit in the Collection Account shall be exclusive. Notwithstanding the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, amounts to be deposited in Reserve Accounts, and amounts that the Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Sections 3.11(b) and 3.11(d), need not be deposited by the Master Servicer in the Collection Account. If the
Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the
Collection Account, any provision herein to the contrary notwithstanding. The
Master Servicer shall promptly deliver to the Special Servicer as additional servicing compensation in accordance with Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on Advances as provided in Sections 3.03(d) or 4.03(d) or to reimburse the Trust for Additional
Trust Fund Expenses, including, without limitation, interest on Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a), as provided in Section 3.11(d)) and other transaction fees or other expenses received by the Master Servicer to which the
Special Servicer is entitled pursuant to Section 3.11(d) upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount.

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (vi), (viii), (x), (xi), (xii)(B) and (xiii) of the last sentence of the second preceding paragraph with respect to any Mortgage Loan, the Special
Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the Master Servicer for deposit into the Collection Account in accordance with the second preceding paragraph or any applicable Loan Combination Custodial Account in accordance with Section 3.04(f), as applicable, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. Any such amounts received by the
Special Servicer with respect to an REO Property shall be deposited by the
Special Servicer into the related REO Account and remitted to the Master
Servicer for deposit into the Collection Account or any applicable Loan
Combination Custodial Account, as the case may be, pursuant to Section 3.16(c).
With respect to any such amounts paid by check to the order of the Special
Servicer, the Special Servicer shall endorse such check to the order of the
Master Servicer and shall deliver promptly, but in no event later than three (3)
Business Days after

                                       97

receipt, any such check to the Master Servicer by overnight courier, unless the
Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

          (b) The Trustee shall establish and maintain one or more trust accounts (collectively, the "Distribution Account") at the office of the Trustee to be held in trust for the benefit of the Certificateholders. The Distribution
Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Trustee.

          The Master Servicer shall deliver to the Trustee each month on or before 1:30 p.m. New York City time on the P&I Advance Date therein, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution Amount (calculated without regard to clauses (a)(ii), (a)(v), (b)(ii)(B) and (b)(v) of the definition thereof) for the related Distribution Date then on deposit in the Collection
Account, together with (i) any Prepayment Premiums, Yield Maintenance Charges and/or Additional Interest received on the Mortgage Loans during the related
Collection Period, and (ii) in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

          In addition, the Master Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the Distribution Account any
P&I Advances required to be made by the Master Servicer in accordance with
Section 4.03(a).

          The Trustee shall, upon receipt, deposit in the Distribution Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein.

          The Trustee shall, as and when required, deposit in the Distribution
Account any amounts required to be so deposited by the Trustee pursuant to
Section 3.06(b) in connection with losses incurred with respect to Permitted
Investments of funds in the Distribution Account.

          (c) The Trustee shall establish and maintain one or more accounts
(collectively, the "Interest Reserve Account"), on behalf of and for the benefit of the Certificateholders. The Interest Reserve Account shall be an Eligible
Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Trustee; provided that, subject to Section 3.04(g), the Interest Reserve Account may be a sub-account of the Distribution Account.
On or before each Distribution Date in February and, during each year that is not a leap year, January, the Trustee shall withdraw from the Distribution
Account and deposit in the Interest Reserve Account, with respect to, and out of collections and/or advances of interest on, each Interest Reserve Mortgage Loan and Interest Reserve REO Mortgage Loan, an amount equal to the Interest Reserve
Amount in respect of such Interest Reserve Mortgage Loan or Interest Reserve REO
Mortgage Loan, as the case may be, for such Distribution Date.

          The Trustee shall, as and when required, deposit in the Interest
Reserve Account any amounts required to be so deposited by the Trustee pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted
Investments of funds in the Interest Reserve Account.

          (d) Prior to any Collection Period during which Additional Interest is received, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.02(d), the Trustee, on behalf of the Certificateholders shall establish and maintain the Additional Interest Account in the

                                       98

name of the Trustee in trust for the benefit of the Class Y Certificateholders.
The Additional Interest Account shall be established and maintained as an
Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Trustee; provided that, subject to Section
3.04(g), the Additional Interest Account may be a sub-account of the
Distribution Account. On or prior to the applicable P&I Advance Date, the Master
Servicer shall remit to the Trustee for deposit in the Additional Interest
Account an amount equal to the Additional Interest received during any
Collection Period.

          Following the distribution of Additional Interest to the Class Y
Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay
Additional Interest, the Trustee shall terminate the Additional Interest
Account.

          The Trustee shall, as and when required, deposit in the Additional
Interest Account any amounts required to be so deposited by the Trustee pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted
Investments of funds in the Additional Interest Account.

          (e) The Trustee, on behalf of and for the benefit of the
Certificateholders, shall establish (upon notice from Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the
Gain-on-Sale Reserve Account. The Gain-on-Sale Reserve Account shall be an
Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Trustee and other accounts of the Trustee; provided that, subject to Section 3.04(g), the Gain-on-Sale Reserve Fund may be a sub-account of the Distribution Account. Upon the disposition of any REO Property or the liquidation of any Specially Serviced Mortgage Loan in accordance with Section
3.09 or Section 3.18, the Special Servicer will calculate the Gain-on-Sale
Proceeds, if any, realized in connection with such sale or liquidation, as the case may be, and remit such funds to the Trustee for deposit into the
Gain-on-Sale Reserve Account.

          The Trustee shall, as and when required, deposit in the Gain-on-Sale
Reserve Account any amounts required to be so deposited pursuant to Section
3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Gain-on-Sale Reserve Account.

          (f) The Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for each Loan
Combination (collectively, as to each Loan Combination, the related "Loan
Combination Custodial Account"), held on behalf of the Certificateholders and the related Non-Trust Loan Noteholder(s). Each Loan Combination Custodial
Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Master Servicer;
provided that, subject to Section 3.04(g), any Loan Combination Custodial
Account may be a sub-account of the Collection Account. Subject to the related
Co-Lender Agreement, the Master Servicer shall deposit or cause to be deposited in the Loan Combination Custodial Account with respect to any Loan Combination, within one (1) Business Day of receipt of available funds, the following payments and collections received subsequent to the Cut-off Date (other than in respect of principal and interest on such Loan Combination due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or the related Non-Trust Loan Noteholder(s), as the case may be, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which

                                       99

are to be used to purchase defeasance collateral with respect to such Loan
Combination), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

               (i) all payments on account of principal on the subject Loan
     Combination, including Principal Prepayments;

               (ii) all payments on account of interest on the subject Loan
     Combination, including Additional Interest;

               (iii) all Prepayment Premiums and Yield Maintenance Charges on
     the subject Loan Combination;

               (iv) to the extent not otherwise required to be deposited into a
     Loan Combination REO Account, all Insurance Proceeds and Liquidation
     Proceeds received in respect of the subject Loan Combination (including, without limitation, any amounts representing recoveries of Nonrecoverable
     Advances in respect of such Loan Combination, including interest on such
     Nonrecoverable Advances, but excluding any Liquidation Proceeds described in clauses (iv), (v), (vi) (except as to an REO Property) and (vii) of the definition thereof received on the subject Combination Mortgage Loan while it remains outstanding (which Liquidation Proceeds will be deposited in the
     Collection Account));

               (v) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to
     Permitted Investments of funds held in such Loan Combination Custodial
     Account;

               (vi) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses with respect to the subject Loan Combination resulting from a deductible clause in a blanket hazard policy;

               (vii) any amounts required to be transferred to such Loan
     Combination Custodial Account from the related Loan Combination REO Account pursuant to Section 3.16(c);

               (viii) insofar as they do not constitute Escrow Payments, any amount paid by a Mortgagor with respect to the subject Loan Combination specifically to cover items for which a Servicing Advance has been previously made;

               (ix) any amounts representing a reimbursement, payment and/or contribution due and owing to a party other than the Trust from a related
     Non-Trust Loan Noteholder in accordance with the related Co-Lender
     Agreement; and

               (x) any amounts paid by a related Non-Trust Loan Noteholder or mezzanine lender in connection with curing a default under the subject Loan
     Combination;

provided, however, that, at any time during which the Wimbledon Place Apartments
Co-Lender Agreement requires that remittances in respect of the Wimbledon Place
Apartments Non-Trust Loan be made directly to the related Non-Trust Loan
Noteholder, the Master Servicer shall remit any amounts received in respect of the Wimbledon Place Apartments Non-Trust Loan to the servicer of such Non-

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Trust Loan, except to the extent that amounts received in respect of such
Non-Trust Loan due and owing to any Person pursuant to this Agreement
(including, without limitation, for any of the purposes described in Section
3.05(e)) and the related Co-Lender Agreement, in which case the Master Servicer shall deposit such amounts in the related Loan Combination Custodial Account.

          The foregoing requirements for deposit in a Loan Combination Custodial
Account shall be exclusive. Notwithstanding the foregoing, actual payments from the related Mortgagor in respect of any Loan Combination in the nature of Escrow
Payments, amounts to be deposited in Reserve Accounts, and amounts that the
Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Sections 3.11(b) and 3.11(d), need not be deposited by the Master Servicer in a Loan Combination Custodial Account. If the
Master Servicer shall deposit in a Loan Combination Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Loan Combination Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall promptly deliver to the
Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), assumption fees and other transaction fees or other expenses received by the Master Servicer with respect to any Loan Combination, to which the Special Servicer is entitled pursuant to Section 3.11(d), upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount.

          Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii), (ix) and (x) of the last sentence of the second preceding paragraph with respect to a Loan Combination, the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the Master Servicer for deposit into the related Loan Combination Custodial Account (or, if applicable, for remittance to the servicer of the related Non-Trust Loan) in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the related Loan Combination REO
Account and remitted to the Master Servicer for deposit into the related Loan
Combination Custodial Account pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special
Servicer shall endorse such check to the order of the Master Servicer and shall deliver promptly, but in no event later than three (3) Business Days after receipt, any such check to the Master Servicer by overnight courier, unless the
Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

          (g) Funds in the Collection Account, the Loan Combination Custodial
Accounts, the Interest Reserve Account, the Distribution Account, the
Gain-on-Sale Reserve Account and the Additional Interest Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06.
The Master Servicer shall give written notice to the Trustee, the Special
Servicer and the Rating Agencies of the location of the Collection Account and the Loan Combination Custodial Accounts as of the Closing Date and of the new
location of the Collection Account and the Loan Combination Custodial Accounts
prior to any change thereof. The Trustee shall give written notice to the Master
Servicer, the Special Servicer and the Rating Agencies of the location of the
Distribution Account as of the Closing Date and of any new location of the
Distribution Account prior to any change thereof.

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          Notwithstanding that any Loan Combination Custodial Account may be a sub-account of the Collection Account for reasons of administrative convenience, any such Loan Combination Custodial Account and the Collection Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Master Servicer hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The Master
Servicer shall indemnify and hold harmless the Trust Fund and each Non-Trust
Loan Noteholder against any losses arising out of the failure by the Master
Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Master Servicer and appointment of a successor master servicer.

          Notwithstanding that the Additional Interest Account, the Interest
Reserve Account, the Floating Rate Account or the Gain-on-Sale Reserve Account
may be a sub-account of the Distribution Account for reasons of administrative convenience, the Additional Interest Account, the Gain-on-Sale Reserve Account,
the Interest Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Trustee hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The Trustee shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the
Trustee to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

          SECTION 3.05 Permitted Withdrawals from the Collection Account,
                       Interest Reserve Account, Additional Interest Account,
                       Distribution Account and Loan Combination Custodial
                       Accounts.

          (a) The Master Servicer may, from time to time, make withdrawals from the Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Trustee for deposit in the Distribution
     Account the amounts required to be so deposited pursuant to the first paragraph of Section 3.04(b) and any amount that may be applied to make P&I
     Advances pursuant to Section 4.03(a);

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances in respect of any Mortgage Loan, such Fiscal Agent's, the Trustee's and the Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance
     (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late
     Collections of interest (net of the related Master Servicing Fees) and principal (net of any related Workout Fee or Liquidation Fee) received in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance was made;

               (iii) to pay to itself and/or the holder of the related Excess
     Servicing Strip (subject to Section 3.11(a)) earned and unpaid Master
     Servicing Fees in respect of each Mortgage Loan and REO Mortgage Loan, the
     Master Servicer's right to payment pursuant to this clause (iii) with respect to any Mortgage Loan or REO Mortgage Loan being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments (including cure payments), Liquidation Proceeds or Insurance
     Proceeds) or such REO Mortgage Loan

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     (whether in the form of REO Revenues, Liquidation Proceeds or Insurance
     Proceeds) that are allocable as a recovery of interest thereon;

               (iv) to pay to the Special Servicer earned and unpaid Special
     Servicing Fees in respect of each Specially Serviced Mortgage Loan and each
     REO Mortgage Loan;

               (v) to pay the Special Servicer (or, if applicable, a predecessor
     Special Servicer) earned and unpaid Workout Fees or Liquidation Fees in respect of each Specially Serviced Mortgage Loan, each Corrected Mortgage
     Loan and/or each REO Mortgage Loan, as applicable, in the amounts and from the sources provided in Section 3.11(c);

               (vi) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order, for any unreimbursed Servicing Advances in respect of any Mortgage Loan or REO Property, such Fiscal Agent's, the
     Trustee's, the Special Servicer's and the Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any
     Servicing Advance being limited to payments made by or on behalf of the related Mortgagor or cure payments that are allocable to such Servicing
     Advance, and to Liquidation Proceeds, Insurance Proceeds and, if
     applicable, REO Revenues received in respect of the particular Mortgage
     Loan or REO Property as to which such Servicing Advance was made;

               (vii) to (A) reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order, for any unreimbursed Advances (including interest at the Reimbursement Rate) that have been or are determined to be
     Nonrecoverable Advances or (B) pay itself, with respect to any Mortgage
     Loan or REO Mortgage Loan, any related earned Master Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final
     Recovery Determination made with respect to such Mortgage Loan or any related REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

               (viii) at such time as or after it reimburses any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, Section
     3.03 or Section 3.05(e), to pay such Fiscal Agent, the Trustee, the Special
     Servicer or itself, as the case may be, in that order, any interest accrued and payable thereon in accordance with Section 3.03(d) or 4.03(d), as applicable, such Fiscal Agent's, the Trustee's, the Special Servicer's and
     the Master Servicer's respective rights to payment pursuant to this clause
     (viii) with respect to interest on any Advance being permitted to be satisfied (A) first out of late payment charges and Penalty Interest on deposit in the Collection Account collected on or in respect of the
     Mortgage Loan or REO Mortgage Loan to which the reimbursed Advance relates during the Collection Period in which such Advance is reimbursed (the use of such late payment charges and Penalty Interest to be allocated between the Master Servicer and the Special Servicer on a pro rata basis based on the amount of late payment charges and Penalty Interest that the Master
     Servicer and the Special Servicer have received as additional servicing compensation during such period), and (B) to the extent that the late payment charges and Penalty Interest described in the immediately preceding clause (A) are insufficient, but only at the same time or after such
     Advance has been reimbursed, out of general collections on the Mortgage
     Loans and any REO Properties on deposit in the Collection Account;

               (ix) to pay for costs and expenses incurred by the Trust Fund pursuant to the first sentence of Section 3.12(a) with respect to any
     Mortgaged Property securing a Specially Serviced Mortgage Loan;

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               (x) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in the Collection Account as provided in Section
     3.06(b), but only to the extent of the Net Investment Earnings with respect to the Collection Account for any Collection Period, and (B) any Prepayment
     Interest Excesses collected with respect to the Mortgage Loans;

               (xi) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18(b), 4.03(c) or 9.01;

               (xii) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03;

               (xiii) to pay for (A) the advice of counsel and tax accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d) and 11.02(a), (C) the cost of an Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Master
     Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, (D) the cost of recording this
     Agreement in accordance with Section 11.02(a), and (E) any rating confirmations from the Rating Agencies that are not otherwise payable by a
     Mortgagor or a party to this Agreement;

               (xiv) to pay itself, the Special Servicer, the related Mortgage
     Loan Seller, the Majority Controlling Class Certificateholder, a Non-Trust
     Loan Noteholder or any other Person, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or otherwise removed from the Trust Fund by such Person(s) pursuant to or as otherwise contemplated by this Agreement, all amounts received thereon subsequent to the date of purchase or removal, and, in the case of a replacement of a Mortgage Loan by a Qualified Substitute Mortgage Loan or Loans, all Periodic Payments due
     with respect to such Qualified Substitute Mortgage Loan(s) during or prior to the month of substitution, in accordance with Section 2.03(c);

               (xv) to pay to a Non-Trust Loan Noteholder any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as purchaser and holder of the related
     Combination Mortgage Loan or any successor REO Mortgage Loan with respect thereto, pursuant to the terms of the related Co-Lender Agreement;

               (xvi) to withdraw any amounts deposited in error;

               (xvii) to remit to the Trustee for deposit into the Additional
     Interest Account the amounts required to be deposited pursuant to Section
     3.04(d);

               (xviii) to pay the cost of any Environmental Assessment or any remedial, corrective or other action pursuant to Section 3.09(c);

               (xix) to pay any amount that, if made as a Servicing Advance, would constitute a Nonrecoverable Servicing Advance, provided that the
     Master Servicer (or, in the case of Specially Serviced Mortgage Loans and
     REO Properties, the Special Servicer)

                                       104

     determines that such payment would be in the best interests of the
     Certificateholders, pursuant to Section 3.03(c);

               (xx) to withdraw any other amounts that this Agreement expressly provides may be withdrawn from the Collection Account; and

               (xxi) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01;

provided that, notwithstanding the foregoing, the Master Servicer shall not make withdrawals from the Collection Account with respect to any Combination Mortgage
Loan or any successor REO Mortgage Loan with respect thereto, any Loan
Combination (as a whole) or any Loan Combination REO Property for any of the purposes contemplated by clauses (ii), (iii), (v), (vi) and (viii)(A) above
(but, in the case of such clause (viii)(A), only insofar as it relates to clause
(ii) or (vi) above); and provided, further, that, also notwithstanding the foregoing, any withdrawal from the Collection Account pursuant to any of clauses
(iv), (viii)(B), (ix), (xi), (xii), (xiii) and (xviii) above that relates or is allocable to (A) any Combination Mortgage Loan or any successor REO Mortgage
Loan with respect thereto, (B) except in the case of clause (iv), any Loan
Combination (as a whole) or (C) any Loan Combination REO Property, shall be permitted to be made only if and to the extent that (1) (x) any amounts then on deposit in the related Loan Combination Custodial Account that are, in accordance with Section 3.05(e) and the related Co-Lender Agreement, available to pay the item for which the withdrawal is to be made, are insufficient to pay such item in full, and (y) payment of the item for which the withdrawal is to be made cannot reasonably be expected to ultimately be made out of amounts on deposit in the related Loan Combination Custodial Account in accordance with
Section 3.05(e), or (2) such payment, if made out of the Collection Account, will be reimbursable to the Trust in accordance with the related Co-Lender
Agreement, subject to available funds, out of collections on the related Loan
Combination or any related Loan Combination REO Property that are otherwise payable to the related Non-Trust Loan Noteholder(s) in accordance with Section
3.05(e), or (3) such payment, in the Master Servicer's judgment in accordance with the Servicing Standard, is in the best interests of the Certificateholders;
and provided, further, that no servicing compensation earned with respect to a
Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto shall be payable out of the Collection Account at any time.

          The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from the Collection Account pursuant to the preceding paragraph above. Upon request, the Master Servicer shall provide to the Trustee such records and any other information in the possession of the Master Servicer to enable the Trustee to determine the amounts attributable to REMIC I with respect to the Mortgage Loans.

          The Master Servicer shall pay to the Special Servicer, the Trustee or a Fiscal Agent from the Collection Account amounts permitted to be paid to the
Special Servicer, the Trustee or such Fiscal Agent, as the case may be, therefrom promptly upon receipt of a certificate of a Servicing Officer of the
Special Servicer or of a Responsible Officer of the Trustee or such Fiscal
Agent, as the case may be, describing the item and amount to which the Special
Servicer, the Trustee or such Fiscal Agent, as the case may be, is entitled. The
Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and
REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the

                                       105

Collection Account. With respect to each Mortgage Loan and REO Property for which it makes an Advance, the Trustee shall similarly keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account for reimbursements of Advances or interest thereon. With respect to each Mortgage
Loan and REO Property for which it makes an Advance, a Fiscal Agent shall similarly keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account for reimbursements of Advances or interest thereon.

          Upon the determination that a previously made Advance is a
Nonrecoverable Advance, instead of obtaining reimbursement out of general collections immediately, the Master Servicer, the Special Servicer, the Trustee
or the Fiscal Agent (if any), as applicable, may, in its sole discretion, elect to obtain reimbursement for such Nonrecoverable Advance (together with accrued and unpaid interest thereon) over a period of time not to exceed 12 consecutive months without the consent of the Controlling Class Representative (which consent may be withheld in its sole discretion). The unreimbursed portion of any
Advance in respect of which reimbursement has been deferred as described in the preceding sentence shall accrue interest at the Prime Rate. At any time after such a determination to obtain reimbursement over time, the Master Servicer, the
Special Servicer, the Trustee or the Fiscal Agent (if any), as applicable, may, in its sole discretion, decide to obtain reimbursement immediately. The fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other
Classes shall not, with respect to the Master Servicer or the Special Servicer, constitute a violation of the Servicing Standard, or with respect to the Trustee or the Fiscal Agent (if any), constitute a violation of any fiduciary duty to
Certificateholders and/or contractual duty hereunder. The Master Servicer, the
Special Servicer, the Trustee and the Fiscal Agent (if any) shall each give
Fitch and Moody's at least 15 days' notice prior to any reimbursement to it of
Nonrecoverable Advances from amounts in the Collection Account or Distribution
Account allocable to interest on the Mortgage Loans unless (1) it determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to it that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause
(1) above, or (3) except in the case of the Trustee, it has not timely received from the Trustee information requested by it to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided, however, that if clause (1), (2) or (3) applies, the Master Servicer, the Special Servicer, the
Trustee or the Fiscal Agent (if any), as the case may be, shall give Fitch and
Moody's notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances; and provided, further, that, as a condition to the Special
Servicer providing the notices described above, the Master Servicer shall provide to the Special Servicer such information regarding amounts in the
Collection Account allocable to interest as may be required by the Special
Servicer to provide notice pursuant to this sentence. The Master Servicer, the
Special Servicer, the Trustee and the Fiscal Agent (if any) shall have no liability for any loss, liability or expense resulting from any notice provided to Fitch and Moody's contemplated by the immediately preceding sentence.

          If the Master Servicer, the Special Servicer, the Trustee or the
Fiscal Agent (if any), as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances
(together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of amounts described in clauses (a) through (f) of the

                                       106

definition of "Principal Distribution Amount", which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution
Date; and second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution
Date; provided that, in connection with any reimbursement of a Nonrecoverable
Advance or the payment of interest thereon in accordance with either clause first or clause second, as the case may be, of this sentence, such reimbursement or payment of interest pursuant to such clause shall be deemed made first, and to the fullest extent possible, out of amounts described in such clause that are attributable to the Loan Group that includes the Mortgage Loan or REO Mortgage
Loan, as applicable, as to which such Nonrecoverable Advance was made, and only thereafter out of amounts described in such clause that are attributable to the other Loan Group. If and to the extent that any payment is deemed to be applied in accordance with clause first of the preceding sentence to reimburse a
Nonrecoverable Advance or to pay interest thereon, then, in accordance with the definition thereof, the Principal Distribution Amount for such Distribution Date shall be reduced (to not less than zero) by the amount of such reimbursement and/or payment of interest. In addition, if and to the extent that any payment is deemed to be applied in accordance with clause first or clause second of the second preceding sentence to reimburse a Nonrecoverable Advance or to pay interest thereon, then, for purposes of determining the respective portions of the Principal Distribution Amount and/or the Available Distribution Amount, as
applicable, for the relevant Distribution Date that are attributable to each
Loan Group, the parties hereto shall take into account whether such payment is deemed made out of amounts relating to Loan Group No. 1 or Loan Group No. 2 in accordance with the proviso to the second preceding sentence.

          If and to the extent (i) any Advance is determined to be a
Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made and/or such interest on such Advance, as the case may be, is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then, in accordance with the definition thereof, the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item and/or such interest on such Advance, as the case may be, was recovered shall be increased by an amount equal to the lesser of (A) the amount of such recoveries and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date pursuant to the definition thereof resulting from the reimbursement of the subject Advance and/or the payment of interest thereon.
If and to the extent (i) any Advance is determined to be a Nonrecoverable
Advance, (ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph or out of any other portion of the Available Distribution Amount as contemplated by clause second of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made, or such interest paid on such Advance, is subsequently collected out of payments or other collections in respect of the related Mortgage Loan or REO Mortgage Loan, then, for purposes of determining the respective portions of the Principal Distribution Amount and/or the
Available Distribution Amount, as applicable, for the relevant Distribution Date that are attributable to each Loan Group, such recoveries shall be deemed allocated to offset the corresponding prior reductions in amounts attributable to each Loan Group in reverse order to that set forth in the prior paragraph.

          In connection with any payments required to be made to a Non-Trust
Loan Noteholder in accordance with Section 3.05(a)(xv), the Master Servicer may request a written statement from such

                                       107

Non-Trust Loan Noteholder describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Co-Lender Agreement pursuant to which such party believes it is entitled to reimbursement; provided that the Master Servicer may not condition payments required to be made to a Non-Trust Loan Noteholder in accordance with Section 3.05(a)(xv) upon receipt of such a written statement
(other than as permitted under the related Co-Lender Agreement); and provided, further, that to the extent such a written statement from a Non-Trust Loan
Noteholder is received by the Master Servicer, the Master Servicer may conclusively rely, absent manifest error and consistent with the Servicing
Standard, upon such statement as to the nature and amount of the item for which reimbursement is sought.

          (b) Subject to Section 3.05(c), the Trustee may, from time to time, make withdrawals from the Distribution Account for any of the following purposes
(in no particular order of priority):

               (i) to make distributions to the Certificateholders on each
     Distribution Date pursuant to Section 4.01;

               (ii) to pay the Trustee or any of its directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person out of the Trust Fund pursuant to Section
     8.05;

               (iii) to pay the Trustee the Trustee Fee as contemplated by
     Section 8.05(a) hereof with respect to each Mortgage Loan and REO Mortgage
     Loan and to pay the Trustee, as additional compensation, interest and investment income, if any, earned in respect of amounts held in the
     Distribution Account as provided in Section 3.06, but only to the extent of the Net Investment Earnings with respect to such account for the related
     Distribution Date;

               (iv) to pay for the cost of the Opinions of Counsel sought by the
     Trustee (A) as provided in clause (v) of the definition of "Disqualified
     Organization," (B) as contemplated by Section 3.20(d), 9.02(a) and
     10.01(h), or (C) as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of
     Certificateholders;

               (v) to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, to the extent none of the Trustee, the Tax Administrator, the Master Servicer or the Special Servicer is
     liable therefor pursuant to Section 10.01(i);

               (vi) to pay the Tax Administrator any amounts reimbursable to it pursuant to Section 10.01(e);

               (vii) to pay to the Master Servicer any amounts remitted by the
     Master Servicer for deposit into the Distribution Account that were not required to be deposited therein; and

               (viii) to transfer Interest Reserve Amounts to the Interest
     Reserve Account in accordance with Section 3.04(c);

               (ix) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

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          Taxes imposed on any REMIC Pool shall be allocated to the related
REMIC.

          (c) The Trustee shall on each P&I Advance Date to occur in March of each year and in the event the final Distribution Date occurs in February or, if such year is not a leap year, in January, on the P&I Advance Date to occur in such February or January, withdraw from the Interest Reserve Account and deposit into the Distribution Account in respect of each Interest Reserve Mortgage Loan and Interest Reserve REO Mortgage Loan, an amount equal to the aggregate of the
Interest Reserve Amounts then on deposit in the Interest Reserve Account.

          (d) The Trustee shall, on any Distribution Date, make withdrawals from the Additional Interest Account to the extent required to make the distributions of Additional Interest required by Section 4.01(d).

          (e) The Master Servicer may, from time to time, make withdrawals from the Loan Combination Custodial Account (if any) with respect to each Loan
Combination for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals), in each case, to the extent contemplated by or consistent with the related Co-Lender Agreement:

               (i) to make monthly remittances to the related Non-Trust Loan
     Noteholder(s) and to the Trust in accordance with the related Co-Lender
     Agreement, such remittances to the Trust to be made to the Collection
     Account;

               (ii) to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances made thereby with respect to the related Combination Mortgage Loan or any successor REO Mortgage Loan with respect thereto, such Fiscal Agent's, the Trustee's and the Master
     Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance being limited to amounts that represent (or, upon distribution would represent) Late Collections of interest (net of related
     Master Servicing Fees) and principal received in respect of the related
     Combination Mortgage Loan or any successor REO Mortgage Loan with respect thereto;

               (iii) subject to Section 3.11(e), to pay to itself and/or the holder of the Excess Servicing Strip earned and unpaid Master Servicing
     Fees in respect of the subject Loan Combination and/or any successor REO
     Loans with respect thereto, the Master Servicer's right to payment pursuant to this clause (iii) with respect thereto being limited to amounts received on or in respect of such Loan Combination (whether in the form of payments
     (including cure payments), Liquidation Proceeds or Insurance Proceeds) or such successor REO Loans (whether in the form of REO Revenues, Liquidation
     Proceeds or Insurance Proceeds), as the case may be, that are allocable as a recovery of interest thereon;

               (iv) if any ShopKo Portfolio Non-Trust Loan is securitized as part of a rated commercial mortgage securitization transaction, (A) to reimburse any master servicer, trustee or other appropriate party with respect to such securitization transaction for any delinquency advance
     (comparable to a P&I Advance) made thereby with respect to such Non-Trust
     Loan or any successor REO Loan with respect thereto, such master servicer's, trustee's or other appropriate party's right to reimbursement pursuant to this clause (iv)(A) with respect to any such delinquency advance being limited to amounts that represent late payments of interest
     (net of related Master Servicing Fees) and principal received in respect of the related ShopKo Portfolio Non-Trust Loan or any successor REO Loan with respect thereto, and (B) at or after

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     such time as the Master Servicer reimburses such master servicer, trustee or other appropriate party for such delinquency advance, to pay it any unpaid interest accrued on such delinquency advance in accordance with the pooling and servicing agreement governing such securitization transaction, such master servicer's, trustee's or other appropriate party's right to payment pursuant to this clause (iv)(B) with respect to any interest on any such delinquency advance being limited to such collections on the ShopKo
     Portfolio Loan Combination or any related REO Property as are otherwise distributable to the related ShopKo Portfolio Non-Trust Loan Noteholder with respect to such securitized ShopKo Portfolio Non-Trust Loan or any successor REO Loan with respect thereto;

               (v) subject to Section 3.11(e), to pay the Special Servicer (or, if applicable, a predecessor Special Servicer) earned and unpaid Special
     Servicing Fees, Workout Fees and/or Liquidation Fees in respect of the subject Loan Combination or any successor REO Loans with respect thereto in the amounts provided in Section 3.11(c) and out of the collections on such
     Loan Combination or any related REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

               (vi) to reimburse any Fiscal Agent, the Trustee, the Special
     Servicer or itself, in that order, for any unreimbursed Servicing Advances in respect of the subject Loan Combination or any related REO Property, such Fiscal Agent's, the Trustee's, the Special Servicer's and the Master
     Servicer's respective rights to reimbursement pursuant to this clause (vi)
     with respect to any Servicing Advance being limited to payments (including cure payments) made with respect to the item covered by such Servicing
     Advance, or to Liquidation Proceeds, Insurance Proceeds and, if applicable,
     REO Revenues received in respect of such Loan Combination or any related
     REO Property;

               (vii) at or after such time as the Master Servicer reimburses any
     Fiscal Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance in respect of the subject Loan Combination
     (including the related Combination Mortgage Loan or any successor REO
     Mortgage Loan with respect thereto, specifically) or any related REO
     Property pursuant to clause (ii) or (vi) above, Section 3.03 or Section
     3.05(a), to pay such Fiscal Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order, any unpaid interest accrued and payable thereon in accordance with Section 3.03(d) or 4.03(d), as applicable, the Master Servicer's, Special Servicer's, Trustee's and/or
     such Fiscal Agent's right to payment pursuant to this clause (vii) with respect to interest on any Advance being permitted to be satisfied out of collections on the subject Loan Combination or any related REO Property as is contemplated by or consistent with the related Co-Lender Agreement;
     provided that interest on P&I Advances with respect to the ShopKo Portfolio
     Mortgage Loan or any successor REO Mortgage Loan with respect thereto shall be limited to such collections on the ShopKo Portfolio Loan Combination or any related REO Property as are otherwise distributable to the Trust with respect to the ShopKo Portfolio Mortgage Loan or any successor REO Mortgage
     Loan with respect thereto;

               (viii) to pay for costs and expenses incurred by the Trust Fund pursuant to the first sentence of Section 3.12(a), with respect to the related Mortgaged Property, such payment to be made out of such collections on the subject Loan Combination or any related REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

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               (ix) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in such Loan Combination Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment
     Earnings with respect to such Loan Combination Custodial Account for any
     Collection Period, and (B) any Prepayment Interest Excess with respect to the related Combination Mortgage Loan;

               (x) to pay for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.03(e),
     3.09(a), 3.18(b), 4.03(c) or 9.01, to the extent such costs and expenses relate to the subject Loan Combination and/or the related Mortgaged
     Property, such payment to be made out of such collections on such Loan
     Combination or any related REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

               (xi) to pay itself, the Special Servicer, the Depositor, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, to the extent such amounts relate to the subject Loan
     Combination and/or the related Mortgaged Property, such payment to be made out of such collections on the subject Loan Combination or any related REO
     Property as is contemplated by or consistent with the related Co-Lender
     Agreement;

               (xii) to pay for (A) the advice of counsel and tax accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d) and 11.02(a), (C) the cost of an Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Master
     Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, (D) the cost of recording the related Co-Lender Agreement and any required opinion of counsel related thereto and (E) any rating confirmations with respect to related Loan
     Combination and any related REO Property that are not otherwise payable by the related Mortgagor or a party to this Agreement but, in the case of each of (A), (B) and (C) preceding, only to the extent such amounts relate to the subject Loan Combination and/or the related Mortgaged Property, any such payments to be made out of such collections on the subject Loan
     Combination or any related REO Property to the extent contemplated by or consistent with the related Co-Lender Agreement;

               (xiii) to pay itself, the Special Servicer, the related Mortgage
     Loan Seller, the Majority Controlling Class Certificateholder, a related
     Non-Trust Loan Noteholder or any other Person, as the case may be, with respect to the related Combination Mortgage Loan, if previously purchased or otherwise removed from the Trust Fund by such Person pursuant to this
     Agreement, all amounts received thereon subsequent to the date of purchase or removal, and, in the case of a replacement of a Mortgage Loan by a
     Qualified Substitute Mortgage Loan or Loans, all Periodic Payments due with respect to such Qualified Substitute Mortgage Loan(s) during or prior to the month of substitution, in accordance with Section 2.03(c);

               (xiv) to pay the cost of any Environmental Assessment or any remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to the subject Loan Combination and/or the related
     Mortgaged Property, such payment to be made out of such collections on the subject Loan Combination or any related REO Property as is contemplated by or consistent with the related Co-Lender Agreement;

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               (xv) to pay any amount that, if made as a Servicing Advance in respect of the related Combination Mortgage Loan, would constitute a
     Nonrecoverable Servicing Advance, provided that the Master Servicer (or, if the related Combination Mortgage Loan is a Specially Serviced Mortgage Loan
     or if the related Mortgaged Property has become an REO Property, the
     Special Servicer) determines that such payment would be in the best interests of the Certificateholders and the related Non-Trust Loan
     Noteholder(s), as a collective whole, pursuant to Section 3.03(c);

               (xvi) to withdraw any amounts deposited in error;

               (xvii) to withdraw any other amounts that this Agreement or the related Co-Lender Agreement expressly provides may be withdrawn from such
     Loan Combination Custodial Account; and

               (xviii) to clear and terminate such Loan Combination Custodial
     Account at the termination of this Agreement pursuant to Section 9.01.

          The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from a Loan Combination Custodial Account pursuant to the preceding paragraph and such records shall be sufficient to determine the amounts attributable to REMIC I.

          The Master Servicer shall, as and when required by any related
Co-Lender Agreement (or, in the absence of any express provisions therein regarding timing, on or before 1:30 PM (New York City time) on each P&I Advance
Date) remit to the Trust and the related Non-Trust Loan Noteholder(s) such amounts as are distributable in respect of any Combination Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) and the related Non-Trust
Loan(s) (or any successor REO Non-Trust Loan(s) with respect thereto), respectively, pursuant to the related Co-Lender Agreement, such remittances to the Trust to be made to the Collection Account and such remittances to each related Non-Trust Loan Noteholder to be made to the account designated by such
Non-Trust Loan Noteholder pursuant to the related Co-Lender Agreement. Late remittances to a Non-Trust Loan Noteholder may be accompanied by interest thereon only as and to the extent required under the related Co-Lender
Agreement.

          The Master Servicer shall pay to the Special Servicer, the Trustee or any Fiscal Agent on each P&I Advance Date from a Loan Combination Custodial
Account amounts permitted to be paid pursuant to the related Co-Lender Agreement to the Special Servicer, the Trustee or such Fiscal Agent therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer or
of a Responsible Officer of the Trustee or such Fiscal Agent describing the item and amount to which the Special Servicer, the Trustee or such Fiscal Agent, as the case may be, is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated
therein. The Special Servicer shall keep and maintain separate accounting with respect to any Loan Combination or any Loan Combination REO Property, on a
loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related Loan Combination Custodial Account.
The Trustee and any Fiscal Agent shall similarly keep and maintain separate accounting with respect to any Loan Combination or any related Loan Combination
REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related Loan Combination
Custodial Account for reimbursements of Advances or interest thereon.

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          If and to the fullest extent that it is permitted to do so pursuant to a Co-Lender Agreement, the Master Servicer shall, consistent with the Servicing
Standard, seek payment from (or out of amounts otherwise payable to) the related
Non-Trust Loan Noteholder(s) to cover (or to reimburse the Trust for the payment
of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to a Loan Combination or any related Loan
Combination REO Property that was not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such
Non-Trust Loan Noteholder(s).

          SECTION 3.06 Investment of Funds in the Servicing Accounts, Reserve
                       Accounts, Collection Account, Interest Reserve Account,
                       Distribution Account, Loan Combination Custodial
                       Accounts, Gain-on-Sale Reserve Account, Additional
                       Interest Account and REO Accounts.

          (a) The Master Servicer may direct in writing any depository institution maintaining a Servicing Account, a Reserve Account, the Collection
Account or a Loan Combination Custodial Account (each, for purposes of this
Section 3.06, an "Investment Account"), the Special Servicer may direct in writing any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Trustee may
direct in writing any depository institution maintaining the Distribution
Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account or the
Additional Interest Account (also, for purposes of this Section 3.06, an
"Investment Account") to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this
Agreement. Funds held in the Distribution Account, the Additional Interest
Account and the Gain-on-Sale Reserve Account may remain uninvested. All
Permitted Investments of funds in an Investment Account shall be held to maturity, unless payable on demand. Any investment of funds in an Investment
Account shall be made in the name of the Trustee (in its capacity as such). The
Master Servicer on behalf of the Trustee for the benefit of Certificateholders
(with respect to Permitted Investments of amounts in the Servicing Accounts, the
Reserve Accounts or the Collection Account) or the benefit of the
Certificateholders and the related Non-Trust Loan Noteholder(s) (with respect to
Permitted Investments of amounts in a Loan Combination Custodial Account), the
Special Servicer on behalf of the Trustee for the benefit of Certificateholders
(with respect to Permitted Investments of amounts in the Pool REO Account) or the benefit of the Certificateholders and the related Non-Trust Loan
Noteholder(s) (with respect to Permitted Investments of amounts in a Loan
Combination REO Account) and the Trustee (with respect to Permitted Investments of amounts in the Distribution Account, the Interest Reserve Account, the
Gain-on-Sale Reserve Account or the Additional Interest Account) for the benefit of the Certificateholders, shall (and the Trustee hereby designates the Master
Servicer and the Special Servicer, with respect to any Investment Account maintained by them, and itself, with respect to the Distribution Account, the
Interest Reserve Account, the Additional Interest Account and the Gain-on-Sale
Reserve Account, as applicable, as the Person that shall) maintain continuous possession of any Permitted Investment that is either (i) a "certificated security," as such term is defined in the UCC, or (ii) other property in which a secured party may perfect its security interest by possession under the UCC or any other applicable law. Possession of any such Permitted Investment by the
Master Servicer, the Special Servicer or the Trustee shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master
Servicer (with respect to Permitted Investments of amounts in the Collection
Account, the Servicing Accounts,

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any Loan Combination Custodial Account and the Reserve Accounts), the Special
Servicer (with respect to Permitted Investments of amounts in the REO Accounts)
or the Trustee (with respect to Permitted Investments of amounts in the
Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve
Account and the Additional Interest Account) shall:

          (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

          (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer or the Trustee,
     as the case may be, that such Permitted Investment would not constitute a
     Permitted Investment in respect of funds thereafter on deposit in the
     Investment Account.

          (b) Whether or not the Master Servicer directs the investment of funds in any of the Servicing Accounts, the Reserve Accounts, the Collection Account
or any Loan Combination Custodial Account, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment
Earnings, if any, for each Collection Period and, in the case of a Reserve
Account or a Servicing Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related Serviced Loan documents, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to its withdrawal at the end of such Collection Period.
Whether or not the Special Servicer directs the investment of funds in any REO
Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal at the end of such Collection Period. Whether or not the Trustee directs the investment of funds in the Distribution Account, the
Interest Reserve Account, the Additional Interest Account or the Gain-on-Sale
Reserve Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each
Distribution Date, shall be for the sole and exclusive benefit of the Trustee and shall be subject to its withdrawal on such Distribution Date. If any loss shall be incurred in respect of any Permitted Investment on deposit in any
Investment Account, the Master Servicer (in the case of the Servicing Accounts, the Reserve Accounts, the Collection Account and any Loan Combination Custodial
Account, but excluding any Servicing Accounts and Reserve Accounts containing amounts invested solely for the benefit of, and at the direction of, the
Mortgagor under the terms of the Serviced Loan or applicable law), the Special
Servicer (in the case of the REO Accounts) and the Trustee (with respect to
Permitted Investments of amounts in the Distribution Account, the Interest
Reserve Account, the Additional Interest Account and the Gain-on-Sale Reserve
Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than, in the case of the Master Servicer and Special
Servicer, the end of the Collection Period during which such loss was incurred, and in the case of the Trustee, no later than 12:00 noon, New York City time, on the subject Distribution Date, the amount of the Net Investment Loss, if any, for such Collection Period or such Distribution Date, as the case may be;
provided that none of the Master Servicer, the Special Servicer or the Trustee
shall be required to deposit any loss on an investment of funds in an Investment
Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made.

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          (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted
Investment and the Trustee, the Special Servicer or the Master Servicer fails to deposit any losses with respect to such Permitted Investment pursuant to Section
3.06(b), the Trustee may (or, in the event of a default by the Trustee, the
Master Servicer or Special Servicer shall) and, subject to Section 8.02, upon the request of Holders of Certificates entitled to not less than 25% of the
Voting Rights allocated to any Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

          (d) Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

          SECTION 3.07 Maintenance of Insurance Policies; Errors and Omissions
                       and Fidelity Coverage.

          (a) The Master Servicer (with respect to Serviced Loans) and the
Special Servicer (with respect to REO Properties) shall use reasonable efforts to require the related Mortgagor to maintain or, consistent with the Servicing
Standard and to the extent that the Trust has an insurable interest and the subject coverage, except as provided below with respect to insurance against terrorist or similar acts, is available at commercially reasonable rates, otherwise cause to be maintained for each Mortgaged Property all insurance coverage as is required under the related Mortgage; provided that, if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related
Mortgagor is required to maintain, the Master Servicer shall exercise such discretion in a manner consistent with the Servicing Standard; and provided, further, that, if and to the extent that a Mortgage so permits, the related
Mortgagor shall be required to exercise its reasonable best efforts to obtain the required insurance coverage from Qualified Insurers and required insurance coverage obtained by the Master Servicer shall be from Qualified Insurers. The cost of any such insurance coverage obtained by either the Master Servicer or the Special Servicer shall be a Servicing Advance to be paid by the Master
Servicer pursuant to Section 3.03. The Majority Controlling Class
Certificateholder may request that earthquake insurance be secured for one or more Mortgaged Properties at the expense of the Majority Controlling Class
Certificateholder. Subject to Section 3.17(a), the Special Servicer shall also cause to be maintained for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Mortgage; provided that all such insurance shall be obtained from Qualified Insurers. All such insurance policies maintained by the Master Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an REO
Property) a "standard" mortgagee clause, with loss payable to the Trustee or the
Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Serviced Loans); (ii) shall be in the name of the Special Servicer
(in the case of insurance maintained in respect of REO Properties), on behalf of the Trustee; (iii) shall be non-cancelable without 30 days' prior written notice to the insured party; (iv) shall include coverage in an amount not less than the lesser of (A) the full replacement cost of the improvements on the subject
Mortgaged Property or REO Property, as applicable, or (B) the outstanding principal balance owing on the related Serviced Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v) shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Serviced Loan documents); (vi) shall

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include such other insurance, including, to the extent available at commercially reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other Serviced Loan document; and (vii) in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance. Any amounts collected by the Master Servicer or the Special
Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard)
shall be deposited in, as applicable, the Collection Account, subject to withdrawal pursuant to Section 3.05(a), or any related Loan Combination
Custodial Account, subject to withdrawal pursuant to Section 3.05(e), in the case of amounts received in respect of a Serviced Loan, or in the applicable REO
Account, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an REO Property. Any cost incurred by the Master
Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to unpaid principal balance of the related Serviced Loan, notwithstanding that the terms of the related Serviced
Loan so permit.

          Notwithstanding the foregoing, subject to Section 6.11 and Section
6.12, in each case as and if applicable, the Master Servicer or Special
Servicer, as applicable, will not be required to maintain, and shall not cause a
Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, fire and extended perils casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if, the Special
Servicer, in consultation with the Controlling Class Representative, has determined in accordance with the Servicing Standard that either (i) such insurance is not available at any rate or (ii) such insurance is not available at commercially reasonably rates and that such hazards are not at the time commonly insured against for properties similar to the subject Mortgaged
Property and located in or around the region in which the subject Mortgaged
Property is located; provided, however, that the Controlling Class
Representative shall not have more than three (3) Business Days to respond to the Special Servicer's request for consultation; and provided, further, that upon the Special Servicer's determination consistent with the Servicing
Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class Representative, the Special Servicer shall not be required to do so; and provided, further, that, during the period that the Special Servicer is evaluating such insurance hereunder, the Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the Master Servicer of each determination under this paragraph.

          (b) If the Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or force placed policy insuring against hazard losses on all of the Serviced Loans and/or
REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified Insurer and (ii) provides protection equivalent to the individual policies otherwise required, the Master
Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties and/or REO Properties. The Master
Servicer and the Special Servicer shall bear the cost of any premium payable in respect of such blanket policy (other than blanket policies specifically obtained for Mortgaged Properties or REO Properties) without right of reimbursement; provided that if the Master Servicer or the Special Servicer, as the case may be, causes any Mortgaged Property or REO Property to be covered by such blanket policy, the incremental costs of such insurance applicable to such
Mortgaged Property or REO Property shall constitute, and be

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reimbursable as, a Servicing Advance to the extent that, except with respect to an REO Property, such blanket policy provides insurance that the related
Mortgagor has failed to maintain. Such blanket policy or force placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into the Collection Account (or, in the case of a
Loan Combination Mortgaged Property or any Loan Combination REO Property, into the related Loan Combination Custodial Account), in accordance with Section
3.04, from its own funds the amount not otherwise payable under the blanket policy or force placed policy, as the case may be, because of such deductible clause, to the extent the amount of such deductible exceeds the deductible permitted under the related Mortgage Loan documents or, if the related Mortgage
Loan documents are silent regarding a permitted deductible, to the extent the amount of the deductible under the blanket policy or force placed policy, as the case may be, exceeds a customary deductible for the particular type of individual hazard insurance policy. The Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and
Certificateholders (and, in the case of a Loan Combination, the related
Non-Trust Loan Noteholder(s)), claims under any such blanket policy or force placed policy in a timely fashion in accordance with the terms of such policy.

          (c) Each of the Master Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans or REO Properties are part of the Trust Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount as would permit it to be a qualified FNMA or FHLMC, whichever is greater, seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause the qualification, downgrading or withdrawal of any rating assigned by any Rating Agency to the Certificates (as evidenced in writing from each Rating Agency). Each of the Master Servicer and the Special
Servicer shall be deemed to have complied with the foregoing provision if an
Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide for ten (10) days' written notice to the Trustee prior to any cancellation.

          Each of the Master Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Mortgage Loans and/or REO Properties exist as part of the Trust Fund)
also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers, employees and agents in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified FNMA seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause the qualification, downgrade or withdrawal of any rating assigned by any Rating Agency to the Certificates (as evidenced in writing from each Rating Agency). Each of the Master Servicer and the Special
Servicer shall be deemed to have complied with the foregoing provisions if an
Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or the
Special Servicer, as the case may be. Any such errors and omissions policy shall provide for ten (10) days' written notice to the Trustee prior to cancellation.
The Master Servicer and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

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          For so long as the long-term debt obligations of the Master Servicer or Special Servicer, as the case may be (or, in the case of the initial Master
Servicer and Special Servicer, their respective direct or indirect parent), are rated at least "A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in qualification, downgrading or withdrawal of the ratings then assigned to the Certificates, as evidenced in writing by the
Rating Agencies), such Person may self-insure with respect to the risks described in this subsection.

          (d) Within 90 days of the Closing Date, with respect to each of the
Mortgage Loans identified on Schedule III attached hereto as being covered by a lender's environmental insurance policy, the Master Servicer shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the Certificateholders (and, in the case of a Loan Combination, the related Non-Trust Loan Noteholder(s)), to be an insured (and, for the Master Servicer, on behalf of the Trust Fund (and in the case of a Loan Combination, the related Non-Trust Loan Noteholder(s)), to make claims) under such environmental insurance policy. In the event that the Master
Servicer has actual knowledge of any event (an "Insured Environmental Event")
giving rise to a claim under any environmental insurance policy in respect of any Serviced Loan covered thereby, the Master Servicer shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and, in the case of a Loan
Combination, the related Non-Trust Loan Noteholder(s)), as a collective whole.
Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim under an environmental insurance policy shall be paid by the Master Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each environmental insurance policy that relates to one or more Mortgage Loans, the Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the Certificateholders (and, in the case of a Loan
Combination, the related Non-Trust Loan Noteholder(s)) in the event the Master
Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

          In the event that the Master Servicer receives notice of any termination of any environmental insurance policy that relates to one or more
Serviced Loans, the Master Servicer shall, within five (5) Business Days after receipt of such notice, notify the Special Servicer, the Controlling Class
Representative, the Rating Agencies and the Trustee and, in the case of a Loan
Combination, the related Non-Trust Loan Noteholder(s) of such termination in writing. Upon receipt of such notice, the Master Servicer with respect to non-Specially Serviced Mortgage Loans, and the Special Servicer with respect to
Specially Serviced Mortgage Loans, shall address such termination in accordance with Section 3.07(a) in the same manner as it would the termination of any other
Insurance Policy required under the related Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the
Servicing Standard in connection with a resolution of such termination of an environmental insurance policy shall be paid by the Master Servicer and shall be reimbursable to it as a Servicing Advance.

          SECTION 3.08 Enforcement of Alienation Clauses.

          (a) Upon receipt of any request for a waiver in respect of a due-on-sale (including, without limitation, a sale of a Mortgaged Property (in full or in part) or a sale, transfer, pledge or

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hypothecation of direct or indirect interests in a Mortgagor or its owners) or due-on-encumbrance (including, without limitation, any mezzanine financing of a
Mortgagor or a Mortgaged Property or a sale or transfer of preferred equity in a
Mortgagor or its owners) provision with respect to a Serviced Loan or a request by a Mortgagor for a determination with respect to a Serviced Loan which by its terms permits transfer, assumption or further encumbrance without lender consent upon the satisfaction of certain conditions, that such conditions have been satisfied, the Master Servicer (in the case of non-Specially Serviced Loans) or the Special Servicer (in the case of Specially Serviced Loans), as applicable, shall analyze such request, shall prepare all written materials in connection with such analysis, and shall, if it approves such request in accordance with the Servicing Standard, close the related transaction, subject to Section 6.11 and Section 6.12, in each case as and if applicable, and any applicable intercreditor, co-lender or similar agreement; provided that the Master Servicer shall not waive any due-on-sale or due-on-encumbrance provision or consent to any assumption without the consent of the Special Servicer. With respect to all
Serviced Loans, the Special Servicer, on behalf of the Trustee as the mortgagee of record (or, in the case of a Non-Trust Loan, on behalf of the related
Non-Trust Loan Noteholder), shall, to the extent permitted by applicable law, enforce the restrictions contained in the related Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless the Special Servicer has determined, consistent with the Servicing Standard and subject to Section 6.11 and Section
6.12, that waiver of such restrictions would be in accordance with the Servicing
Standard. Promptly after the Special Servicer has made any such determination, such servicer shall deliver to the Trustee, the Rating Agencies and each other party hereto an Officer's Certificate setting forth the basis for such determination. None of the Master Servicer, the Special Servicer or a
Sub-Servicer on behalf of either of them shall exercise (or, in the case of the
Special Servicer, consent to the Master Servicer exercising) any waiver in respect of a due-on-encumbrance provision of any Mortgage Loan with respect to which (i) the aggregate of the Stated Principal Balance of such Mortgage Loan and the Stated Principal Balance of all other Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Mortgage Loan, is equal to or in excess of
$20,000,000, (ii) the aggregate of the Stated Principal Balance of such Mortgage
Loan and the Stated Principal Balance of all other Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Mortgage Loan, are greater than 5% of the aggregate Stated Principal Balance of all Mortgage Loans or (iii) such Mortgage
Loan is one of the ten (10) largest Mortgage Loans as of the date of the waiver
(by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned by it to the
Certificates. In addition, none of the Master Servicer, the Special Servicer or a Sub-Servicer on behalf of either of them shall waive (or, in the case of the
Special Servicer, consent to the Master Servicer waiving) any due-on-sale provision of any Mortgage Loan with respect to which (i) the aggregate of the
Stated Principal Balance of such Mortgage Loan and the Stated Principal Balance of all other Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such
Mortgage Loan, is equal to or in excess of $35,000,000 (or $20,000,000 with respect to Moody's), (ii) the aggregate of the Stated Principal Balance of such
Mortgage Loan and the Stated Principal Balance of all other Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to
Mortgagors affiliated with the Mortgagor on such Mortgage Loan, are greater than
5% of the aggregate Stated Principal Balance of all Mortgage Loans or (iii) such
Mortgage Loan is one of the ten (10) largest Mortgage Loans as of the date of the waiver (by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in a downgrading, qualification or withdrawal of the ratings then assigned to the
Certificates. Any fees charged by the Rating Agencies in connection with obtaining any written confirmation contemplated in

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the two preceding sentences shall be charged to the Mortgagor unless prohibited by the related Serviced Loan documents, in which case such fees shall be
Additional Trust Fund Expenses paid out of the Collection Account (or, in the case of a Loan Combination, shall be paid out of the related Loan Combination
Custodial Account), to the extent that the related Mortgage Loan Seller has not paid such fees, pursuant to the applicable Mortgage Loan Purchase Agreement, provided that, if and to the extent that any such Rating Agency fees paid would result in the failure of any one or more Holder(s) of Regular Certificates to receive any amount of principal or interest at the related Pass-Through Rate to which such Holder(s) are entitled (in each case by the time any such amounts are due and payable to such Holder(s)), then such amounts shall be deemed to have been distributed to such Holder(s) from REMIC II, as of the time paid and then paid by such Holder(s) and not by any REMIC Pool. If the Master Servicer (in the
case of non-Specially Serviced Loans) or the Special Servicer (in the case of
Specially Serviced Loans) determines with respect to any Serviced Loan that by its terms permits transfer, assumption or further encumbrance of a Serviced Loan or the related Mortgaged Property, as applicable, without lender consent upon the satisfaction of certain conditions, that such conditions have not been satisfied, then such servicer shall not permit such transfer, assumption or further encumbrance. Notwithstanding the foregoing, if the Master Servicer or a
Sub-Servicer on its behalf rejects a Mortgagor's request in connection with a
"due-on-sale" or "due-on-encumbrance" clause under a Serviced Loan as to which it is reviewing such request in the circumstances specified above in this paragraph, the Special Servicer will be given the opportunity to review and, subject to the provisions of this paragraph regarding "due-on-sale" and
"due-on-encumbrance" clauses, determine whether to approve such Mortgagor's request. As used in this paragraph, the terms "sale", "transfer" and
"encumbrance" include the matters contemplated by the parentheticals in the first sentence of this paragraph.

          (b) If the Master Servicer or Special Servicer, as applicable, consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Serviced Loan of mezzanine financing in accordance with the related loan documents and enters into an intercreditor agreement, such servicer
(to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the Servicing Standard) shall use reasonable efforts to require the related mezzanine lender to agree to pay a
Liquidation Fee in connection with any purchase right that arises upon a
Serviced Loan default in the event such purchase occurs after the expiration of
60 days from the date the right to purchase arises under such mezzanine intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section 3.08(a) regarding due-on-sale and due-on-encumbrance provisions.

          (c) Notwithstanding any other provisions of this Section 3.08, the
Master Servicer (with respect to Mortgage Loans that are not Specially Serviced
Loans (without the Special Servicer's consent) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), without any Rating
Agency confirmation as provided in subsection (a) above, may grant a Mortgagor's request for consent (or, in the case of an REO Property, may consent) to subject the related Mortgaged Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the subject Mortgage Loan to such easement or right-of-way, provided that the Master Servicer or the Special Servicer, as applicable, shall have determined in accordance with the Servicing Standard that such easement or right-of-way shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such
Mortgage or the related Mortgagor's ability to repay the subject Mortgage Loan, and will not materially or adversely affect the value of such Mortgaged Property and that the granting of such consent would not result in an Adverse REMIC
Event.

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          SECTION 3.09 Realization Upon Defaulted Mortgage Loans; Required
                       Appraisals.

          (a) The Special Servicer shall, subject to Sections 3.09(b) through
3.09(d), Section 6.11 and Section 6.12, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Serviced Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including, without limitation, pursuant to
Section 3.20. Subject to the second paragraph of Section 3.03(c), the Master
Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a). Nothing contained in this
Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund (and, in the case of a Loan Combination Mortgaged Property, on behalf of the related Non-Trust Loan Noteholder(s)), to make a bid on any
Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in accordance with the Servicing Standard and in its reasonable and good faith judgment taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any REO Property within the time period specified in Section 3.16(a) and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Master Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Serviced Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the Trust Fund (and, in the case of a Loan
Combination, at the expense of the related Non-Trust Loan Noteholder(s)), have an appraisal performed with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any related REO Property within the time period specified in Section 3.16(a), any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider.

          With respect to each Required Appraisal Mortgage Loan, the Special
Servicer will be required to obtain a Required Appraisal (or with respect to any
Mortgage Loan with an outstanding principal balance less than $2,000,000, an internal valuation performed by the Special Servicer) within 60 days of a
Mortgage Loan becoming a Required Appraisal Mortgage Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required
Appraisal Mortgage Loan within the prior 12 months and the Special Servicer has no actual knowledge of a material adverse change in the condition of the related
Mortgaged Property in which case such appraisal may be a letter update of the
Required Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Mortgage Loan with an outstanding principal balance less than
$2,000,000, and in lieu of an Appraisal, an internal valuation performed by the
Special Servicer) once every 12 months (or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related
Mortgaged Property) if such Mortgage Loan remains a Required Appraisal Mortgage
Loan. The Special Servicer will deliver a copy of each Required Appraisal (or letter update or internal valuation) to the Master Servicer, the Controlling
Class Representative and the Trustee (and, in the case of a Loan Combination
Mortgaged Property, the related Non-Trust Loan Noteholder(s)) within ten (10)
Business

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Days of obtaining such Required Appraisal (or letter update or internal valuation). Subject to the second paragraph of Section 3.03(c), the Master
Servicer shall advance the cost of such Required Appraisal; provided, however, that such expense will be subject to reimbursement to the Master Servicer as a
Servicing Advance out of the Collection Account, pursuant to Section 3.05(a) or, in the case of a Loan Combination, out of the related Loan Combination Custodial
Account, pursuant to Section 3.05(e), as applicable in accordance with Section
3.05.

          Notwithstanding the foregoing, in no event shall the Master Servicer or the Special Servicer obtain an appraisal of any Loan Combination Mortgaged
Property pursuant to this Section 3.09(a) after the related Combination Mortgage
Loan has been paid in full.

          (b) The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

               (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special
     Servicer; or

               (ii) the Special Servicer shall have obtained an Opinion of
     Counsel (the cost of which may be withdrawn from the Collection Account pursuant to Section 3.05(a)) or, in the case of a Loan Combination, if applicable, from the related Loan Combination Custodial Account pursuant to
     Section 3.05(e)) to the effect that the holding of such personal property as part of the Trust Fund (in the case of a Loan Combination, to the extent not allocable to the related Non-Trust Loan(s)) will not cause the imposition of a tax on any REMIC Pool under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC at any time that any
     Certificate is outstanding.

          (c) Notwithstanding the foregoing provisions of this Section 3.09, neither the Master Servicer nor the Special Servicer shall, on behalf of the
Trustee, initiate foreclosure proceedings, obtain title to a Mortgaged Property by deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the
Trustee, on behalf of the Certificateholders (or, in the case of a Loan
Combination Mortgaged Property, the Certificateholders and the related Non-Trust
Loan Noteholder(s)), could, in the reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, made in accordance with the Servicing
Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law (a "potentially responsible party"), unless (as evidenced by an Officer's Certificate to such effect delivered to the Trustee that shall specify all of the bases for such determination) the Special Servicer has previously determined in accordance with the Servicing Standard, and based on an Environmental Assessment of such Mortgaged Property performed by an
Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action (a copy of which Environmental Assessment shall be delivered to the
Trustee, the Controlling Class Representative and the Master Servicer (and, in
the case of a Loan Combination Mortgaged Property, the related Non-Trust Loan
Noteholder(s)), that:

               (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that it would maximize the recovery to the Certificateholders (and, in the case of a Loan Combination
     Mortgaged Property, to the related Non-Trust Loan Noteholder(s) as set forth in the related Co-Lender Agreement) as a collective whole (taking into account the subordination of any related Non-Trust Loan(s)), on a present value basis (the

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     relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination Mortgaged
     Property, to the related Non-Trust Loan Noteholder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the
     Mortgaged Property and to take such actions as are necessary to bring the
     Mortgaged Property into compliance therewith in all material respects; and

               (ii) there are no circumstances or conditions present at the
     Mortgaged Property relating to the use, management or disposal of Hazardous
     Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would maximize the recovery to the Certificateholders
     (and, in the case of a Loan Combination Mortgaged Property, to the related
     Non-Trust Loan Noteholder(s)) as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of a Loan Combination
     Mortgaged Property, to the related Non-Trust Loan Noteholder(s)) to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions with respect to the affected Mortgaged Property.

          The Special Servicer shall undertake, in good faith, reasonable efforts to make the determination referred to in the preceding paragraph promptly and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental
Assessment, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be at the expense of the Trust Fund (except to the extent, in the case of a Loan Combination Mortgaged Property, that such expense is payable out of the proceeds of the related Non-Trust Loan(s) pursuant to the related Co-Lender
Agreement and this Agreement, and except with respect to any Environmental
Assessment of a Loan Combination Mortgaged Property ordered after the related
Combination Mortgage Loan has been paid in full); and if any such Environmental
Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied, the cost of which shall be at the expense of the Trust Fund
(except to the extent, in the case of a Loan Combination Mortgaged Property, that such expense is payable out of the proceeds of the related Non-Trust
Loan(s) pursuant to the related Co-Lender Agreement and this Agreement, and except with respect to any Environmental Assessment of a Loan Combination
Mortgaged Property ordered after the related Combination Mortgage Loan has been paid in full).

          (d) If the environmental testing contemplated by Section 3.09(c) above establishes that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied with respect to any Mortgaged Property securing a
Defaulted Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase Agreement, then
(subject to Section 6.11 and Section 6.12) the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trustee, release all or a portion of such Mortgaged Property from the lien of the related Mortgage.

          (e) The Special Servicer shall report to the Master Servicer, the
Controlling Class Representative and the Trustee (and, in the case of a Loan
Combination Mortgaged Property, the related

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Non-Trust Loan Noteholder(s)) monthly in writing as to any actions taken by the
Special Servicer with respect to any Mortgaged Property that represents security for a Defaulted Mortgage Loan as to which the environmental testing contemplated in Section 3.09(c) above has revealed that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related Mortgage on such Mortgaged Property.

          (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the related Serviced Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment with respect to a Serviced Loan if it deems advisable.

          (g) The Master Servicer shall, with the reasonable cooperation of the
Special Servicer, prepare and file information returns with respect to reports of foreclosures and abandonments of any Mortgaged Property and the information returns relating to any Mortgaged Property securing a Serviced Loan required by
Sections 6050J and 6050P of the Code and each year deliver to the Trustee an
Officer's Certificate stating that such reports have been filed. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050J and 6050P of the Code.

          (h) The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any
Serviced Loan or REO Property and the basis thereof. Each Final Recovery
Determination shall be evidenced by an Officer's Certificate (together with the basis and back-up documentation for the determination) delivered to the Trustee, the Controlling Class Representative (and, with respect to a Loan Combination or any related REO Property, the related Non-Trust Loan Noteholder(s)) and the
Master Servicer no later than the third Business Day following such Final
Recovery Determination.

          (i) Upon reasonable request of the Master Servicer, the Special
Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially
Serviced Loan or the related Mortgaged Property.

          SECTION 3.10 Trustee and Custodian to Cooperate; Release of Mortgage
                       Files.

          (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer shall promptly notify the Trustee in writing by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the
Collection Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the
Trustee shall release, or cause any related Custodian to release, the related
Mortgage File to the Master Servicer and shall deliver to the Master Servicer such release or discharge, duly executed. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account, any Loan Combination Custodial Account or the
Distribution Account.

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          (b) If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, the Master Servicer or the Special Servicer
shall otherwise require any Mortgage File (or any portion thereof), the Trustee, upon request of the Master Servicer and receipt from the Master Servicer of a
Request for Release in the form of Exhibit D-1 attached hereto signed by a
Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such
Mortgage File (or portion thereof) to the Master Servicer or the Special
Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Special Servicer stating that such
Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the
Collection Account or, if applicable, the related Loan Combination Custodial
Account, pursuant to Section 3.04(a) or Section 3.04(f), as the case may be, have been or will be so deposited, or that the related Mortgaged Property has become an REO Property, a copy of the Request for Release shall be released by the Trustee or related Custodian to the Master Servicer or the Special Servicer,
as applicable.

          (c) Within seven (7) Business Days (or within such shorter period (but no less than three (3) Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee based on a limited power of attorney issued in favor of the
Special Servicer pursuant to Section 3.01(b)), in the form supplied to the
Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or REO Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage
Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, the Master Servicer or the Special Servicer.
Together with such documents or pleadings, the Special Servicer shall deliver to the Trustee a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

          (d) Consistent with the foregoing, the Master Servicer and the Special
Servicer each shall request from a Non-Trust Loan Noteholder the Mortgage Note for the related Non-Trust Loan under substantially the same circumstances that it would request from the Trustee the Mortgage Note for the related Combination
Mortgage Loan and shall retain the same only for so long as servicing and administration of such Non-Trust Loan requires.

          SECTION 3.11 Servicing Compensation.

          (a) As compensation for its activities hereunder, subject to Section
3.11(e), the Master Servicer shall be entitled to receive the Master Servicing
Fee with respect to each Serviced Loan (including each Specially Serviced Loan)
and REO Loan. As to each such Serviced Loan and REO Loan, the Master Servicing
Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such
Serviced Loan or deemed to be due on such REO Loan is computed and be calculated on the same interest accrual basis (i.e., an

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Actual/360 Basis or a 30/360 Basis) as such Serviced Loan or REO Loan (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a Serviced Loan or REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Master Servicing Fee with respect to any Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Serviced Loan and REO Revenues allocable as interest on each REO Loan. The Master Servicer, on behalf of itself and the holder of the related Excess Servicing Strip, shall be entitled to recover unpaid Master Servicing Fees in respect of any Serviced Loan or REO Loan out of that portion of related Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section
3.05(a)(iii) or Section 3.05(e)(iii), as applicable. Subject to the next paragraph, the right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master
Servicer's responsibilities and obligations under this Agreement.
Notwithstanding anything herein to the contrary, except after the occurrence and during the continuance of a Wimbledon Place Apartments Material Default, there will be no Master Servicing Fee with respect to the Wimbledon Place Apartments
Non-Trust Loan.

          Notwithstanding anything herein to the contrary, Midland (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the aggregate Excess Servicing Strip for the Mortgage Pool (in whole but not in part); provided that any assignee or pledgee of the aggregate
Excess Servicing Strip for the Mortgage Pool must be a Qualified Institutional
Buyer or Institutional Accredited Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of the aggregate
Excess Servicing Strip for the Mortgage Pool shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and provided, further, that in the event of any resignation or termination of Midland, all or any portion of the aggregate
Excess Servicing Strip for the Mortgage Pool may, to protect REMIC I against an associated increase in expenses, be reduced by the Trustee to the extent necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the Trustee)
that meets the requirements of Sections 6.04 and 7.02 and that requires market rate servicing compensation that, in the case of each Mortgage Loan and REO
Mortgage Loan, accrues at a per annum rate greater than the excess of the related Master Servicing Fee Rate over the then related Excess Servicing Fee
Rate. For the avoidance of doubt, a Sub-Servicer to a Sub-Servicing Agreement dated the date hereof shall not be deemed to be the holder of an Excess
Servicing Strip with respect to any sub-servicing fee payable thereunder.
Midland and each holder of the aggregate Excess Servicing Strip for the Mortgage
Pool desiring to effect a transfer, sale, pledge or other assignment of the aggregate Excess Servicing Strip for the Mortgage Pool shall, and Midland hereby agrees, and each such holder of the aggregate Excess Servicing Strip for the
Mortgage Pool by its acceptance thereof shall be deemed to have agreed, in connection with any transfer, sale, pledge or other assignment of the aggregate
Excess Servicing Strip for the Mortgage Pool effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters,
the Trustee, the Master Servicer, the Certificate Registrar and the Special
Servicer against any liability that may result if such transfer, sale, pledge or other assignment is not exempt from registration and/or qualification under the
Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of the aggregate
Excess Servicing Strip for the Mortgage Pool, the holder thereof shall be deemed to have agreed (i) to keep all information relating

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to the Trust and the Trust Fund and made available to it by the Master Servicer confidential (except as permitted pursuant to clause (iii) below or, in the case of the Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the aggregate Excess Servicing Strip for the Mortgage Pool or any Non-Registered
Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the aggregate Excess Servicing Strip for the Mortgage Pool if, and only if, such
Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the aggregate Excess Servicing Strip for the Mortgage Pool or any Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such
Persons' auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of the aggregate Excess Servicing Strip for the Mortgage Pool, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Master Servicing Fees with respect to any Mortgage Loan or REO Mortgage Loan, as the case may be, the
Excess Servicing Strip attributable to such Mortgage Loan or REO Mortgage Loan to the holder of the aggregate Excess Servicing Strip for the Mortgage Pool within one (1) Business Day following the payment of such Master Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of the aggregate Excess Servicing Strip for the Mortgage Pool shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. The Master Servicer shall pay the Excess Servicing Strip for any
Mortgage Loan or REO Mortgage Loan to the holder of the aggregate Excess
Servicing Strip for the Mortgage Pool (i.e., Midland or any such third party) at such time and to the extent the Master Servicer is entitled to receive payment of its Master Servicing Fees for such Mortgage Loan or REO Mortgage Loan, as the case may be, hereunder, notwithstanding any resignation or termination of
Midland hereunder (subject to reduction as provided above this paragraph).

          (b) Subject to Section 3.11(e), additional servicing compensation in the form of (i) all late payment charges, Penalty Interest, assumption application fees, modification fees for Serviced Loan modifications made by the
Master Servicer pursuant to Section 3.20(h), defeasance fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and any similar fees (excluding Prepayment Premiums or Yield
Maintenance Charges), in each case to the extent actually paid by a Mortgagor with respect to a Serviced Loan and, with respect to assumption application fees, late payment charges and Penalty Interest, accrued during the time that such Serviced Loan was not a Specially Serviced Loan, and (ii) 50% of any
assumption fee to the extent actually paid by a Mortgagor with respect to any
Serviced Loan that is not a Specially Serviced Loan, may be retained by the
Master Servicer and are not required to be deposited in the Collection Account or, if applicable, a Loan Combination Custodial Account; provided that the
Master Servicer's right to receive late payment

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charges and Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs as provided in Sections 3.03(d), 3.12(a) and
4.03(d) or to reimburse the Trust Fund for previously incurred Additional Trust
Fund Expenses pursuant to this Section 3.11(b). To the extent the Master
Servicer receives late payment charges or Penalty Interest on a Serviced Loan for which interest on Advances or inspection costs pursuant to Section 3.12(a)
are outstanding or any Additional Trust Fund Expenses related to such Serviced
Loan have been incurred since the Closing Date immediately preceding the receipt of such late payment charges or Penalty Interest and not previously reimbursed to the Trust Fund, the Master Servicer shall deposit in the Collection Account, by the end of the Collection Period in which such late payment charges or
Penalty Interest, as the case may be, was received (or, if later, upon its receipt from the Special Servicer), an amount equal to the lesser of (i) the amount of late payment charges or Penalty Interest received on such Serviced
Loan or (ii) the sum of (A) the amount of interest on Advances related to such
Serviced Loan then due and payable hereunder in accordance with Section 3.03(d)
and/or (except with respect to any Non-Trust Loan or any successor REO Non-Trust
Loan with respect thereto) Section 4.03(d), (B) the amount of any unpaid inspection costs pursuant to Section 3.12(a) related to such Serviced Loan and
(C) without duplication, the amount of Additional Trust Fund Expenses
(including, without limitation, interest on Advances and inspection costs pursuant to Section 3.12(a)) related to such Serviced Loan incurred since the
Closing Date and not previously reimbursed to the Trust Fund. To the extent that the Master Servicer is not entitled to late payment charges or Penalty Interest pursuant to the immediately preceding sentence, the Master Servicer shall deposit such late payment charges and Penalty Interest in the Collection
Account. Subject to the two preceding sentences, Penalty Interest or late payment charges in respect of any Serviced Loan that have accrued during the period when the related Serviced Loan is not a Specially Serviced Loan shall be additional compensation to the Master Servicer even if collected during the period when the related Serviced Loan is a Specially Serviced Loan. The Master
Servicer shall also be entitled to additional servicing compensation in the form of: (i) Prepayment Interest Excesses on the Mortgage Loans (subject to Section
3.11(e)); (ii) interest or other income earned on deposits in the Collection
Account and any Loan Combination Custodial Account, in accordance with Section
3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period), and (iii) to the extent not required to be paid to any Mortgagor under applicable law or the terms of the related Serviced Loan, any interest or other income earned on deposits in the Reserve Accounts and Servicing Accounts maintained thereby (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period).

          The Master Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.07(b)), if and to the extent such expenses are not payable directly out of the Collection Account or, with respect to a Loan Combination, out of the related Loan Combination Custodial Account, and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this
Agreement. The Master Servicer shall not waive or agree to any discount of any portion of assumption fees to which the Special Servicer is entitled without the
Special Servicer's prior written consent.

          (c) As compensation for its activities hereunder, subject to Section
3.11(e), the Special Servicer shall be entitled to receive the Special Servicing
Fee with respect to each Specially Serviced Loan and each REO Loan that relates to an REO Property. As to each such Specially Serviced

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Loan and each such REO Loan that relates to an REO Property, the Special
Servicing Fee shall accrue at the Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such
Specially Serviced Loan or deemed to be due on such REO Loan is computed and be calculated on the same interest accrual basis (i.e., an Actual/360 Basis or a
30/360 Basis) as such Specially Serviced Loan or such REO Loan (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a
Specially Serviced Loan or REO Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Special Servicing Fee with respect to any Specially Serviced Loan or any REO Loan that relates to an REO Property shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected
Loan. Subject to Section 3.05(c), earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loans and any REO
Properties on deposit in the Collection Account pursuant to Section 3.05(a).
Notwithstanding anything herein to the contrary, except after the occurrence and during the continuance of a Wimbledon Place Apartments Material Default, there will be no Special Servicing Fee with respect to the Wimbledon Place Apartments
Non-Trust Loan.

          As further compensation for its activities hereunder, subject to
Section 3.11(e), the Special Servicer shall be entitled to receive the Workout
Fee with respect to each Corrected Loan, so long as such loan remains a
Corrected Loan. As to each Corrected Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest (other than Additional Interest and Penalty Interest) and principal received on such Serviced Loan for so long as it remains a Corrected
Loan. The Workout Fee with respect to any Corrected Loan will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout
Fee would become payable if and when such Serviced Loan again became a Corrected
Loan. If the Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any Specially
Serviced Loan that became a Corrected Loan during the period that it acted as
Special Servicer and remained a Corrected Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Serviced Loan documents) causing the Serviced Loan to be a Specially Serviced Loan, but the
Serviced Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Loan solely because the related Mortgagor had not made three consecutive monthly debt service payments (but had made the most recent monthly debt service payment prior to the termination of the Special
Servicer) and subsequently becomes a Corrected Loan as a result of making such three consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

          In addition, with respect to each Specially Serviced Loan and REO
Mortgage Loan (or Qualified Substitute Mortgage Loan substituted in lieu thereof) and each REO Non-Trust Loan, subject to Section 3.11(e), the Special
Servicer shall be entitled to the Liquidation Fee payable out of, and calculated by application of the Liquidation Fee Rate to, all amounts (whether in the form of payments of Liquidation Proceeds or REO Revenues or a full or discounted payoff by the Mortgagor) received in respect of such Specially Serviced Loan
(including any Specially Serviced Mortgage Loan repurchased by the applicable
Mortgage Loan Seller outside of the required cure period (as that cure period may be extended) as provided in the applicable Mortgage Loan Purchase Agreement)
(or, in the case of an REO Loan, in respect of the related REO Property) and allocable as a full or partial recovery of principal, interest and expenses in accordance with Section 3.02(b) or the definition of "REO Mortgage Loan" or the definition of "REO Non-Trust Loan", as applicable; provided that no Liquidation
Fee shall be payable with respect to any amounts received in connection with the receipt of, or out of, (i) a

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Substitution Shortfall Amount or (ii) Liquidation Proceeds resulting from the purchase of any Mortgage Loan or REO Property by a Mortgage Loan Seller pursuant to the applicable Mortgage Loan Purchase Agreement (if purchased within the required cure period (as that cure period may be extended) set forth in such
Mortgage Loan Purchase Agreement), the purchase of any Mortgage Loan or REO
Property by the Special Servicer or the Majority Controlling Class
Certificateholder pursuant to Section 3.18, the purchase of any Mortgage Loan by a related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement (if purchased within 90 days of the date that such purchase right is first exercisable), the purchase of the ShopKo Portfolio Mortgage Loan by a ShopKo Portfolio Non-Trust Noteholder pursuant to the related Co-Lender
Agreement (if purchased within 90 days after that purchase option is first exercisable), the purchase of the Wimbledon Place Apartments Mortgage Loan by the Wimbledon Place Apartments Non-Trust Loan Noteholder pursuant to the related
Co-Lender Agreement, or the purchase of any Mortgage Loan or REO Property by the
Special Servicer or the Majority Controlling Class Certificateholder pursuant to
Section 9.01, or the acquisition of any Mortgage Loan or REO Property by the
Certificateholders (other than the Class R Certificateholders) in exchange for their Certificates pursuant to Section 9.01; provided, further, that no
Liquidation Fee shall be payable (i) in connection with a Periodic Payment received in connection with such Mortgage Loan or (ii) to the extent a Workout
Fee is payable concerning the Liquidation Proceeds.

          Notwithstanding the foregoing, any Special Servicing Fee, Workout Fee and/or Liquidation Fee payable in accordance with the three preceding paragraphs with respect to a Loan Combination (including, without limitation, any successor
REO Loans comprising same) shall be paid from the collections received on such
Loan Combination on deposit in the related Loan Combination Custodial Account that may be applied to pay such fees in accordance with the related Co-Lender
Agreement, pursuant to Section 3.05(e), or, if collections received thereon are insufficient, then any such fees in respect of the related Combination Mortgage
Loan (but not the related Non-Trust Loan(s)) shall be payable out of the
Collection Account, pursuant to Section 3.05(a).

          The Special Servicer's right to receive the Special Servicing Fee, the
Workout Fee and the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

          (d) Subject to Section 3.11(e), additional servicing compensation in the form of: (i) all late payment charges, Penalty Interest and assumption application fees received on or with respect to Specially Serviced Loans actually collected that, with respect to late payment charges, Penalty Interest and assumption application fees, accrued during the time that the subject
Serviced Loan was a Specially Serviced Loan, (ii) fifty percent (50%) of any assumption fee actually paid by a Mortgagor with respect to any Serviced Loan that is not a Specially Serviced Loan, and one-hundred percent (100%) of any assumption fee actually paid by a Mortgagor with respect to any Specially
Serviced Loan, and (iii) modification fees collected on all Serviced Loans
(other than modifications made by the Master Servicer pursuant to Section
3.20(h)), in each case to the extent actually paid by the related Mortgagor, shall be retained by the Special Servicer or promptly paid to the Special
Servicer by the Master Servicer and shall not be required to be deposited in the
Collection Account or any Loan Combination Custodial Account, as the case may be; provided that the Special Servicer's right to receive late payment charges and Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs in respect of the related Serviced Loan as provided in
Sections 3.03(d), 3.12(a) and 4.03(d) or to reimburse the Trust Fund for previously incurred Additional Trust Fund Expenses pursuant to this Section
3.11(d). To the extent the Special Servicer receives late payment charges or
Penalty Interest on a Serviced Loan

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for which interest on Advances or inspection costs pursuant to Section 3.12(a)
are outstanding or any Additional Trust Fund Expenses related to such Serviced
Loan have been incurred since the Closing Date and not previously reimbursed to the Trust Fund, the Special Servicer shall transfer to the Master Servicer for deposit in the Collection Account, within one (1) Business Day following the collection of such late payment charges or Penalty Interest, an amount equal to the lesser of (i) the amount of late payment charges or Penalty Interest received on such Serviced Loan or (ii) the sum of (A) the amount of interest on
Advances related to such Serviced Loan then due and payable hereunder in accordance with Section 3.03(d) and/or (except in the case of a Non-Trust Loan)
Section 4.03(d), (B) the amount of any unpaid inspection costs pursuant to
Section 3.12(a) related to such Serviced Loan and (C) without duplication, the amount of Additional Trust Fund Expenses (including, without limitation, interest on Advances and inspection costs pursuant to Section 3.12(a)) related to such Serviced Loan incurred since the Closing Date and not previously reimbursed to the Trust Fund. To the extent that the Special Servicer is not entitled to late payment charges or Penalty Interest pursuant to the immediately preceding sentence, the Special Servicer shall promptly transfer such late payment charges and Penalty Interest to the Master Servicer who shall deposit such late payment charges and Penalty Interest in the Collection Account. The
Special Servicer shall also be entitled to additional servicing compensation in the form of interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b) (but only to the extent of the
Net Investment Earnings, if any, with respect to each REO Account for each
Collection Period). The Special Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the
Special Servicer shall not be entitled to reimbursement therefor, except as expressly provided in Section 3.05(a), if and to the extent such expenses are not payable directly out of the Collection Account, any Loan Combination
Custodial Account or the REO Accounts, as the case may be.

          (e) Notwithstanding the foregoing provisions of this Section 3.11, the compensation provided to be paid to the Master Servicer and the Special Servicer in respect of the servicing and administration of a Non-Trust Loan and any successor REO Non-Trust Loan with respect thereto pursuant to the terms hereof shall be paid only to the extent permitted by, and in all cases subject to, the related Co-Lender Agreement.

          SECTION 3.12 Property Inspections; Collection of Financial Statements;
                       Delivery of Certain Reports.

          (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after a related Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided that such expense shall be reimbursable first out of Penalty Interest and late payment charges received with respect to the related Mortgage Loan in the
Collection Period during which such inspection related expenses were incurred, then as an Additional Trust Fund Expense (except to the extent, in the case of a
Non-Trust Loan, that such expense is allocable to, and can be paid out of collections on, such Non-Trust Loan, in which case it shall be reimbursable from amounts otherwise payable to the related Non-Trust Loan Noteholder that are on deposit in the related Loan Combination Custodial Account). Each of the Master
Servicer for each Mortgage Loan other than a Specially Serviced Mortgage Loan or
REO Mortgage Loan and the Special Servicer for each Specially Serviced Mortgage
Loan and REO Mortgage Loan shall (and in the case of the Master Servicer, at its expense) perform or cause to be performed an inspection of all the Mortgaged
Properties at least once per calendar year (or, in the case of each Mortgaged
Property securing a Mortgage Loan (other than a Specially Serviced Mortgage
Loan) with a then-current principal balance (or allocated loan amount) of

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less than $2,000,000 at the time of such inspection, every other calendar year)
beginning in 2007; provided, however, the Master Servicer shall not be required to inspect any Mortgaged Property that has been inspected by the Special
Servicer during the immediately preceding six (6) months. The Special Servicer and the Master Servicer shall each prepare (and, in the case of the Special
Servicer, shall deliver to the Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the
Mortgaged Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the condition or value of the Mortgaged Property that it, in its reasonable judgment, considers material, or (iii) any visible waste committed on the
Mortgaged Property. The Master Servicer shall deliver such reports to the
Trustee within 45 days of the related inspection and, further, shall, make copies of all such inspection reports available for review pursuant to Section
3.15. Upon written request and at the expense of the requesting party, the
Trustee shall deliver copies of any such inspection reports to
Certificateholders and Certificate Owners. The Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a loan that is not a Specially Serviced
Mortgage Loan; provided that the Special Servicer obtains the approval of the
Master Servicer prior to such inspection, and provides a copy of such inspection to the Master Servicer; provided, further, that the Master Servicer and the
Special Servicer shall not both inspect a Mortgaged Property that is not securing a Specially Serviced Mortgage Loan in the same calendar year. If the
Special Servicer performs such inspection, such inspection shall satisfy the
Master Servicer's inspection obligations pursuant to this paragraph (a).

          With respect to site inspection information, the Master Servicer shall make such inquiry of any Mortgagor under any related Mortgage Loan as the
Special Servicer may reasonably request.

          (b) Not later than 2:00 p.m. (New York City time) on each
Determination Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer the following reports with respect to the Specially
Serviced Mortgage Loans and any REO Properties providing the required information as of the end of the preceding calendar month (in the case of items
(i), (ii) and (iii)) or the end of the related Collection Period (in the case of items (iv), (v), (vi), (vii) and (viii)): (i) a CMSA Property File; (ii) a CMSA
Comparative Financial Status Report; (iii) a CMSA Financial File; (iv) a CMSA
Historical Liquidation Report; (v) a CMSA Historical Loan Modification and
Corrected Mortgage Loan Report; (vi) a CMSA REO Status Report; (vii) a CMSA Loan
Level Reserve/LOC Report; and (viii) a CMSA Delinquent Loan Status Report.

          (c) The Master Servicer shall deliver to the Trustee, no later than
12:00 p.m. (New York City time) on the second Business Day prior to each
Distribution Date beginning in July 2006, the CMSA Loan Periodic Update File with respect to the subject Distribution Date. No later than 1:00 p.m. (New York
City time) on the third Business Day after each Determination Date beginning in
August 2006, the Master Servicer shall deliver or cause to be delivered to the
Trustee (in electronic format acceptable to the Master Servicer and the
Trustee): (A) the most recent CMSA Historical Loan Modification and Corrected
Mortgage Loan Report, CMSA Historical Liquidation Report and CMSA REO Status
Report received from the Special Servicer pursuant to Section 3.12(b); (B) a
CMSA Property File, a CMSA Comparative Financial Status Report and a CMSA
Financial File, each with the required information as of the end of the preceding calendar month (in each case combining the reports prepared by the
Special Servicer and the Master Servicer); (C) a CMSA Loan Level Reserve/LOC
Report and a CMSA Delinquent Loan Status Report, each with the required information as of such Determination Date (in each case combining the reports prepared by the Special Servicer and the Master

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Servicer); and (D) a CMSA Servicer Watchlist and a CMSA Advance Recovery Report
(in each case, with the required information as of such Determination Date).

          (d) The Special Servicer will deliver to the Master Servicer the reports set forth in Section 3.12(b) and this Section 3.12(d), and the Master
Servicer shall deliver to the Trustee the reports set forth in this Section 3.12
(in an electronic format reasonably acceptable to the Special Servicer and the
Master Servicer with respect to the reports set forth in Section 3.12(b) and this Section 3.12(d), and the Master Servicer and the Trustee with respect to the reports set forth in Section 3.12(c)). The Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special
Servicer pursuant to Section 3.12(b) and this Section 3.12(d). The Trustee may, absent manifest error, conclusively rely on the CMSA Loan Periodic Update File to be provided by the Master Servicer pursuant to Section 4.02(b). In the case of information or reports to be furnished by the Master Servicer to the Trustee pursuant to this Section 3.12, to the extent that such information is based on reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) and, to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b) and this Section
3.12(d), the Master Servicer shall have no obligation to provide such information or reports until it has received such information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by this Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any report required under Section 3.12(b) and this Section 3.12(d) of this Agreement.

          The Special Servicer, in the case of each Specially Serviced Mortgage
Loan and each REO Property, and the Master Servicer, in the case of all other
Mortgage Loans, shall each consistent with the Servicing Standard, endeavor to obtain quarterly and annual operating statements and rent rolls with respect to the related Mortgage Loans and REO Properties, which efforts shall include in the case of Mortgage Loans, a letter sent to the related Mortgagor each quarter requesting such quarterly and annual operating statements and rent rolls until they are received, to the extent such action is consistent with applicable law and the related Mortgage Loan documents.

          The Special Servicer shall promptly following receipt, deliver copies of the operating statements and rent rolls received or obtained by it to the
Master Servicer, and the Master Servicer shall deliver copies of the operating statements and rent rolls received or obtained by it to the Rating Agencies, the
Trustee, the Special Servicer and the Controlling Class Representative, in each case (other than the Rating Agencies and the Controlling Class Representative,
which shall be sent copies within 30 days following the Master Servicer's receipt) upon request.

          Within 35 days after receipt by the Master Servicer or the Special
Servicer of any annual operating statements with respect to any Mortgaged
Property or REO Property, as applicable, each of the Master Servicer and the
Special Servicer shall prepare or update and, with respect to any CMSA NOI
Adjustment Worksheet prepared or updated by the Special Servicer, forward to the
Master Servicer, a CMSA NOI Adjustment Worksheet for such Mortgaged Property or
REO Property (with the annual operating statements attached thereto as an exhibit).

          The Special Servicer with respect to each Specially Serviced Mortgage
Loan and REO Mortgage Loan, and the Master Servicer with respect to each other
Mortgage Loan, shall each prepare and maintain and forward to each other one
CMSA Operating Statement Analysis for each Mortgaged Property and REO Property, as applicable. The CMSA Operating Statement Analysis for each Mortgaged Property and REO Property is to be updated by each of the Master Servicer and the Special

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Servicer, as applicable, within 30 days after its respective receipt of updated operating statements for such Mortgaged Property or REO Property, as the case may be, but in no event less frequently than annually by June 30th of each year.
The Master Servicer and the Special Servicer shall each use the "Normalized"
column from the CMSA NOI Adjustment Worksheet for any Mortgaged Property or REO
Property, as the case may be, to update the corresponding CMSA Operating
Statement Analysis and shall use any operating statements received with respect to any Mortgaged Property or REO Property, as the case may be, to prepare the
CMSA NOI Adjustment Worksheet for such property. Copies of CMSA Operating
Statement Analyses and CMSA NOI Adjustment Worksheets maintained thereby are to be made available by the Master Servicer and the Special Servicer to each other, the Trustee, the Controlling Class Representative and, subject to Section 3.15, any Certificateholders, Certificate Owner or prospective Certificateholder or
Certificate Owners (or a licensed or registered investment adviser representing such Person), in each case upon request.

          SECTION 3.13 Annual Statement as to Compliance.

          Each of the Trustee, the Master Servicer and the Special Servicer
shall itself deliver, and shall cause (or, in the case of a Designated
Sub-Servicer, shall use commercially reasonable efforts to cause) each
Additional Item 1123 Servicer retained or engaged by it to deliver, on or before
April 30 of each year, beginning in 2007 (provided that if the Trustee or a
Non-Trust Loan Noteholder requires the following statement in connection with any filing with the Commission, each of the Trustee, the Master Servicer and the
Special Servicer shall deliver, and shall cause (or, in the case of a Designated
Sub-Servicer, shall use commercially reasonable efforts to cause) each
Additional Item 1123 Servicer retained or engaged by it to deliver, on or before
March 15 of the subject year), to the Trustee, the Depositor, the Controlling
Class Representative, each Non-Trust Loan Noteholder, each Underwriter and each
Rating Agency and, in the case of the Special Servicer or an Additional Item
1123 Servicer, to the Master Servicer, a statement of compliance (the "Annual
Statement of Compliance") from the Trustee, the Master Servicer, the Special
Servicer or such Additional Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that: (i) a review of the activities of the Trustee, the Master Servicer, the Special Servicer or such Additional
Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an
Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and
(ii) to the best of such officer's knowledge, based on such review, the Trustee, the Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement
(or, in the case of an Additional Item 1123 Servicer, under the applicable
Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. In addition, if any party acting as the Master Servicer, Special Servicer or Trustee is terminated or resigns (in such capacity) pursuant to the terms of this Agreement, such party shall provide, and shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Additional Item 1123
Servicer engaged by it to provide, an Annual Statement of Compliance pursuant to this Section 3.13 with respect to the period of time that such party or such
Additional Item 1123 Servicer was acting in the relevant capacity.

          If the Trustee or the Depositor does not receive the Annual Statement of Compliance with respect to any party contemplated to deliver such report pursuant to the preceding paragraph, by March

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15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Trustee shall, and the
Depositor may, forward a Servicer Notice to such party (or, in the case of an
Additional Item 1123 Servicer, to the party hereto that retained or engaged such
Additional Item 1123 Servicer), with a copy of such Servicer Notice to the
Depositor (if the Trustee is sending the Servicer Notice) or the Trustee (if the
Depositor is sending the Servicer Notice), as applicable, within two (2)
Business Days of such failure. Any party hereto that retains or engages a
Servicing Representative that is, at the time of appointment (except in the case of a Designated Sub-Servicer), or subsequently becomes an Additional Item 1123
Servicer shall so notify the Trustee (unless such party is the Trustee) and the
Depositor in writing promptly following such party's becoming aware that such
Servicing Representative is or has become an Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver or cause the delivery of an Annual Statement of Compliance with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the
Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Trustee (unless such party is the Trustee) and the Depositor in writing no later than the second
Business Day following such March 15th, together with an explanation of such failure.

          SECTION 3.14 Reports on Assessment of Compliance with Servicing
                       Criteria; Registered Public Accounting Firm Attestation
                       Reports.

          Each Servicing Function Participant shall itself deliver, and each party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function
Participant retained or engaged by it to deliver, on or before April 30 of each year, beginning in 2007 (provided that if the Trustee or a Non-Trust Loan
Noteholder requires the following reports in connection with any filing with the
Commission, each Servicing Function Participant shall deliver, and each party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function Participant retained or engaged by it to deliver, on or before March 15 of the subject year), at its own expense, to the Trustee, the Depositor, the Controlling Class
Representative, each Non-Trust Loan Noteholder, each Underwriter and each Rating
Agency and, in the case of a Servicing Function Participant (other than the
Master Servicer) or a Sub-Servicing Function Participant, to the Master
Servicer, the following reports: (i) as required under Rule 13a-18 or Rule
15d-18 of the Exchange Act and Item 1122 of Regulation AB, a report on an assessment of compliance by it with the Servicing Criteria (an "Annual
Assessment Report"), signed by an authorized officer of such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing Criteria applicable to it, (B) a statement that such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, used the Servicing
Criteria to assess compliance with the Relevant Servicing Criteria, (C) such
Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing
Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, and
(D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such
Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending
December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function
Participant pursuant to the

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immediately preceding clause (i), a report from a registered public accounting firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual Attestation Report with the
Commission. Promptly after receipt of each such report delivered pursuant to the preceding sentence, the Depositor may review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the applicable Servicing Criteria by such party or any Sub-Servicing Function Participant retained or engaged by
it. If any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function Participant engaged by it to provide, an Annual Assessment Report pursuant to this Section
3.14, together with (i) an Annual Attestation Report pursuant to this section with respect to the period of time that the Servicing Function Participant was subject to this Agreement or the period of time that the Sub-Servicing Function
Participant was subject to such other servicing agreement and (ii) any corresponding accountant's consent required to be filed with the Commission.

          If the Trustee or the Depositor does not receive the Annual Assessment
Report and/or the Annual Attestation Report with respect to any Servicing
Function Participant, or with respect to any Sub-Servicing Function Participant retained or engaged by a party hereto, by March 15th of any year during which a
Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Trustee shall, and the Depositor may, forward a Servicer
Notice to such Servicing Function Participant or the party hereto that retained or engaged such Sub-Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Trustee is sending the
Servicer Notice) or the Trustee (if the Depositor is sending the Servicer
Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and Section 7.01(iv)(B)
of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, solely in the case of the Master Servicer, notwithstanding the provisions of Section 11.05, e-mail notice which shall be forwarded to all of the following e-mail addresses: askmidland@midlandls.com and
midlandlegal@midlandls.com, or such other e-mail addresses as are provided in writing by the Master Servicer to the Trustee and the Depositor; provided that any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three (3) e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of Section 7.01(iv)(B); and provided, further, that a copy of any
Servicer Notice to the Special Servicer shall be forwarded by the means provided in Section 11.05. Any party hereto that retains or engages a Servicing
Representative that is, at the time of appointment (except in the case of a
Designated Sub-Servicer), or subsequently becomes a Sub-Servicing Function
Participant shall so notify the Trustee (unless such party is the Trustee) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a Sub-Servicing Function
Participant; and, provided, further, that if such Servicing Representative does not deliver or cause the delivery of an Annual Assessment Report, an Annual
Attestation Report and/or, if required to be filed with the Commission, an accountant's consent with respect to itself by March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing
Representative shall promptly so notify the Trustee (unless such party is the
Trustee) and the Depositor in writing no later than the second Business Day following such March 15th, together with an explanation of such failure.

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          The Master Servicer, the Special Servicer and the Trustee, in each case, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the Depositor in connection with the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act, provided that the Master Servicer, the Special Servicer and the Trustee shall each be entitled to charge the Depositor for any reasonable additional costs and expenses incurred by it in affording the Depositor such cooperation.

          SECTION 3.15 Access to Certain Information.

          (a) Upon ten (10) days' prior written notice, the Master Servicer
(with respect to the items in clauses (i), (ii) (other than Distribution Date
Statements, the Prospectus and the Prospectus Supplement), (iii) (in the case of
Annual Statements of Compliance delivered by the Master Servicer or any
Additional Item 1123 Servicers retained or engaged thereby), (v), (vi), (viii),
(ix) (in the case of Officer's Certificates delivered by the Master Servicer),
(x) and (xi) below), the Special Servicer (with respect to the items in clauses
(iii) (in the case of Annual Statements of Compliance delivered by the Special
Servicer or any Additional Item 1123 Servicers retained or engaged thereby),
(vii), (viii) (with respect to Specially Serviced Mortgage Loans), (ix) (in the case of Officer's Certificates delivered by the Special Servicer) and (x) below)
and the Trustee (with respect to the items in clauses (i), (ii), (iii), (iv) and
(ix) below and to the extent any other items are in its possession) shall make available at their respective offices primarily responsible for administration of the Mortgage Loans (or, in the case of the Trustee, at its Corporate Trust
Office), during normal business hours, or send to the requesting party, such party having been certified to the Trustee, the Master Servicer or the Special
Servicer, as applicable, in accordance with clause (i) or (ii) of the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this Agreement), for review by any Certificate Owner or
Certificateholder or any Person identified by a Certificate Owner or
Certificateholder or its designated agent to the Trustee, the Master Servicer or the Special Servicer, as the case may be, as a prospective transferee of any
Certificate or interest therein (or a licensed or registered investment adviser representing such Person), the Trustee, the Rating Agencies, the Underwriters
and anyone specified thereby and the Depositor originals or copies of the following items: (i) this Agreement and any amendments thereto, (ii) the
Prospectus and Prospectus Supplement, all Distribution Date Statements delivered or otherwise made available to holders of the relevant Class of Certificates since the Closing Date and all reports, statements and analyses delivered or otherwise made available by the Master Servicer since the Closing Date pursuant to Section 3.12(c), (iii) all Annual Statements of Compliance delivered by and/or to the Trustee since the Closing Date pursuant to or as contemplated by
Section 3.13, (iv) all Annual Assessment Reports and Annual Attestation Reports
delivered with respect to and/or to the Trustee since the Closing Date pursuant to or as contemplated by Section 3.14, (v) the most recent property inspection report prepared by or on behalf of or received by the Master Servicer in respect of each Mortgaged Property and any Environmental Assessments prepared pursuant to Section 3.09, (vi) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of or received by the Master Servicer, (vii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Special Servicer and the Asset
Status Report prepared pursuant to Section 3.21(d), (viii) the Servicing File relating to each Mortgage Loan, (ix) any and all Officers' Certificates and
other evidence delivered by the Master Servicer or the Special Servicer, as the
case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable Advance pursuant to Section 3.03(e) or 4.03(c), including appraisals affixed thereto and any Required Appraisal prepared pursuant to Section 3.09(a), and (x) all CMSA Operating Statement Analyses and
CMSA NOI Adjustment Worksheets maintained by the Master Servicer or

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Special Servicer. Copies of any and all of the foregoing items will be available from the Master Servicer, the Special Servicer or the Trustee, as the case may be, upon request, and shall be provided to any of the Rating Agencies at no cost pursuant to their reasonable requests.

          In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative, in connection with providing access to or copies of any items in accordance with this Agreement, the Trustee, the Master Servicer or the Special Servicer, as applicable, shall require: (i)
in the case of Certificate Owners and the Controlling Class Representative, a
confirmation executed by the requesting Person substantially in the form of
Exhibit L-1 hereto (or such other form as may be reasonably acceptable to the
Trustee, the Master Servicer or the Special Servicer, as applicable) generally to the effect that such Person is a beneficial holder of Book-Entry
Certificates, or a representative of a beneficial holder of Book-Entry
Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential (except that such Certificate Owner and the
Controlling Class Representative may provide such information to any other
Person that holds or is contemplating the purchase of any Certificate or interest therein (or a licensed or registered investment adviser representing such other Person), provided that such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (ii) in the case of a prospective transferee of a
Certificate or an interest therein (or a licensed or registered investment adviser representing such Person), confirmation executed by the requesting
Person substantially in the form of Exhibit L-2 hereto (or such other form as may be reasonably acceptable to the Trustee, the Master Servicer or the Special
Servicer, as applicable) generally to the effect that such Person is a prospective transferee of a Certificate or an interest therein (or a licensed or registered investment adviser representing such Person), is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Holders of the Certificates, by their acceptance thereof, and the Controlling Class Representative, by its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (or a licensed or registered investment adviser representing such other Person), provided that such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws. Notwithstanding the foregoing, no Certificateholder,
Certificate Owner or prospective Certificateholder or Certificate Owner (or any licensed or registered investment adviser representing such Person) shall be obligated to keep confidential any information received from the Trustee, the
Master Servicer or the Special Servicer, as applicable, pursuant to this Section
3.15 that has previously been made available via the Trustee's, the Master
Servicer's or the Special Servicer's Internet Website without restriction as to access, as applicable, or has previously been filed with the Commission, and the
Trustee, the Master Servicer or the Special Servicer, as applicable, shall not require either of the certifications contemplated by the second preceding sentence in connection with providing any information pursuant to this Section
3.15 that has previously been made available via the Trustee's, the Master
Servicer's or the Special Servicer's Internet Website without restriction as to access, as applicable, or has previously been filed with the Commission.

          Each of the Master Servicer and the Special Servicer shall afford to the Trustee, the Rating Agencies and the Depositor, and to the OTS, the FDIC,
the Federal Reserve Board and any other

                                      138

banking or insurance regulatory authority that may exercise authority over any
Certificateholder or Certificate Owner or, to the extent that the subject information relates to a Loan Combination, a related Non-Trust Loan Noteholder, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the
Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of the Master
Servicer or the Special Servicer, as the case may be, designated by it.

          The Trustee, the Master Servicer, the Special Servicer and the
Underwriters may require payment from a Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such Person) or, in the case of the ShopKo Portfolio Loan
Combination, a related ShopKo Portfolio Non-Trust Loan Noteholder, of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, such Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such Person) or, in the case of the ShopKo Portfolio Loan Combination, a related ShopKo Portfolio Non-Trust Loan
Noteholder, as applicable, including, without limitation, copy charges and, in the case of any such Person requiring on site review in excess of three (3)
Business Days, reasonable fees for employee time and for space.

          (b) The Master Servicer may, but is not required to, make available on or prior to the Distribution Date in each month to any Privileged Person (or, following receipt of written direction of the Depositor, any interested party)
(i) the Distribution Date Statement via its Internet Website, (ii) as a
convenience for Privileged Persons (or, following receipt of written direction of the Depositor, any interested parties) (and not in furtherance of the distribution thereof under the securities laws), this Agreement, the Prospectus and the Prospectus Supplement on its Internet Website and (iii) any other items at the request of the Depositor on its Internet Website.

          The Master Servicer and the Special Servicer may each, but neither is required to, make available each month via its Internet Website (i) to any
Privileged Person (or, following receipt of written direction of the Depositor, any interested party), the Unrestricted Servicer Reports, the CMSA Loan Setup
File and the CMSA Loan Periodic Update File, and (ii) to any Privileged Person,
with the use of a password provided by the Master Servicer or the Special
Servicer, as the case may be, the Restricted Servicer Reports, the CMSA
Financial File and the CMSA Property File. Any Restricted Servicer Report or
Unrestricted Servicer Report that is not available on the Master Servicer's
Internet Website as described in the immediately preceding sentence by 5:00 p.m.
(New York City time) on the related Distribution Date shall be provided (in electronic format, or if electronic mail is unavailable, by facsimile) by the
Master Servicer, upon request, to any Person otherwise entitled to access such report on the Master Servicer's Internet Website.

          In connection with providing access to the Master Servicer's or the
Special Servicer's Internet Website, the Master Servicer may require registration and the acceptance of a disclaimer.

          If three or more Holders or the Controlling Class Representative
(hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the
Trustee, and such application states that the Applicants' desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of

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the communication which such Applicants propose to transmit, then the Trustee shall, within five (5) Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the
Applicants to all Certificateholders at their addresses as they appear in the
Certificate Register.

          (c) The Master Servicer and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other
Person's information or report included in any communication from the Master
Servicer or the Special Servicer under this Agreement. Neither the Master
Servicer nor the Trustee shall be liable for the dissemination of information in accordance with this Section 3.15. The Trustee makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Trustee's Website and assumes no responsibility therefor. In addition, the Trustee, the Master Servicer and the
Special Servicer may disclaim responsibility for any information distributed by the Trustee, the Master Servicer or the Special Servicer, respectively, for which it is not the original source.

          SECTION 3.16 Title to REO Property; REO Accounts.

          (a) If title to any Mortgaged Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Loan Combination, the related
Non-Trust Loan Noteholder(s), as their interests may appear. The Special
Servicer, on behalf of the Trust Fund, shall sell any REO Property as soon as practicable in accordance with the Servicing Standard, but prior to the end of the third year following the calendar year in which REMIC I acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the
Special Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO
Extension") by the Internal Revenue Service to sell such REO Property or (ii)
obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, the
Special Servicer and the Master Servicer, to the effect that the holding by
REMIC I of such REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) of any REMIC Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding.
If the Special Servicer is granted the REO Extension contemplated by clause (i)
of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special
Servicer shall sell such REO Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be.
Any expense incurred by the Special Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall first be payable from the REO Account to the extent of available funds and then be a Servicing Advance by the Master Servicer.

          (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special
Servicer shall establish and maintain one or more accounts (collectively, the
"Pool REO Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property (other than any Loan Combination REO Property). If such
REO Acquisition occurs with respect to a Loan Combination Mortgaged Property, then the Special Servicer shall establish an REO Account solely with respect to such property (a "Loan Combination REO Account"), to be held for the benefit of the Certificateholders and the related Non-Trust Loan Noteholder(s), as their interests may appear. The

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Pool REO Account and any Loan Combination REO Account shall each be an Eligible
Account. The Special Servicer shall deposit, or cause to be deposited, in the applicable REO Account, upon receipt, all REO Revenues, Insurance Proceeds and
Liquidation Proceeds (net of Liquidation Expenses) received in respect of an REO
Property within two (2) Business Days of receipt. Funds in the REO Accounts may be invested in Permitted Investments in accordance with Section 3.06. The
Special Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional servicing compensation in accordance with Section
3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the
Net Investment Earnings with respect to such REO Account for any Collection
Period). The Special Servicer shall give written notice to the Trustee and the
Master Servicer of the location of each REO Account, when first established and of the new location of such REO Account prior to any change thereof.

          (c) The Special Servicer shall withdraw from the related REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property (including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the "Impound Reserve")). On the second
Business Day following the end of each Collection Period, the Special Servicer shall withdraw from the Pool REO Account and any Loan Combination REO Account
and deposit into the Collection Account and the applicable Loan Combination
Custodial Account, respectively, or deliver to the Master Servicer or such other
Person as may be directed by the Master Servicer (which shall deposit such amounts into the Collection Account and the applicable Loan Combination
Custodial Account, respectively), the aggregate of all amounts received in respect of each REO Property during such Collection Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence.
Notwithstanding the foregoing, in addition to the Impound Reserve, the Special
Servicer may retain in the applicable REO Account such portion of proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements and other related expenses).

          (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c). The
Special Servicer shall provide the Master Servicer any information with respect to each REO Account as is reasonably requested by the Master Servicer.

          SECTION 3.17 Management of REO Property.

          (a) Prior to the acquisition of title to a Mortgaged Property, the
Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special Servicer determines from such review in compliance with the Servicing Standard that in its good faith and reasonable judgment:

               (i) None of the income from Directly Operating such REO Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions (such tax referred to herein as an "REO
     Tax"), and the Special Servicer does not engage in any of the activities described in the definition of "Directly Operate" that would cause

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     such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, then such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property;

               (ii) Directly Operating such Mortgaged Property as an REO
     Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent
     Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the
     Special Servicer may (provided that in the good faith and reasonable judgment of the Special Servicer, such alternative is commercially feasible and would result in a greater net recovery on a present value basis than earning income subject to an REO Tax) acquire such Mortgaged Property as
     REO Property and so lease or manage such REO Property; or

               (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and that such method of operation is commercially feasible and would result in a greater net recovery on a present value basis than leasing or other method of operating such REO Property that would not incur an REO Tax, the
     Special Servicer shall deliver to the Tax Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO
     Property. Such plan shall include potential sources of income, and to the extent commercially feasible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Tax Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the Tax Administrator's federal income tax reporting position with respect to the various sources of income that the
     Trust Fund would derive under the Proposed Plan. In addition, the Tax
     Administrator shall (to the extent reasonably possible) advise the Special
     Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Tax
     Administrator, the Special Servicer shall either (A) implement the Proposed
     Plan (after acquiring the respective Mortgaged Property as REO Property) or
     (B) manage such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property. All of the Tax Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it) incurred pursuant to this section shall be reimbursed to it from the Trust Fund in accordance with Section 10.01(e).

          The Special Servicer's decision as to how each REO Property shall be managed shall be based on the Servicing Standard and in any case on the good faith and reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders and, in the case of any Loan
Combination REO Property, the related Non-Trust Loan Noteholder(s) (as a collective whole) by maximizing (to the extent commercially feasible and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the
Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective REO Property. Both the
Special Servicer and the Tax Administrator may, at the expense of the Trust Fund payable pursuant to Section 3.05(a) and, to the extent such amounts relate to a
Loan Combination and/or a Loan Combination REO Property, at the expense of the
Trust Fund and the related Non-Trust Loan Noteholder(s) payable pursuant to
Section 3.05(e), consult with counsel.

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          (b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve and protect such REO Property for the benefit of the
Certificateholders and, in the case of any Loan Combination REO Property, the related Non-Trust Loan Noteholder(s) (as a collective whole) solely for the purpose of its prompt disposition and sale in a manner that does not and will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code and will not result in either (i)
the receipt by any REMIC Pool of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or (ii) an Adverse REMIC Event.
Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any REO Property, funds necessary for the proper management, maintenance and disposition of such REO Property, including without limitation:

               (i) all insurance premiums due and payable in respect of such REO
     Property;

               (ii) all real estate taxes and assessments in respect of such REO
     Property that may result in the imposition of a lien thereon;

               (iii) any ground rents in respect of such REO Property; and

               (iv) all costs and expenses necessary to maintain, lease, sell, protect, manage and restore such REO Property.

          To the extent that amounts on deposit in the applicable REO Account in respect of any REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such REO Property, the Master Servicer, subject to the second paragraph of Section 3.03(c), shall make Servicing
Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) the Master Servicer determines, in accordance with the Servicing Standard, that such payment would be a Nonrecoverable Advance; provided, however, that the Master Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

          (c) Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor (if required by the REMIC Provisions for the subject REO Property to remain classified as "foreclosure property"
within the meaning of Section 860G(a)(8) of the Code) for the operation and management of any REO Property; provided that:

               (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

               (ii) the fees of such Independent Contractor (which shall be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such REO Property;

               (iii) except as permitted under Section 3.17(a), any such
     contract shall require, or shall be administered to require, that the
     Independent Contractor, in a timely manner, pay all costs and expenses incurred in connection with the operation and management of such REO
     Property, including, without limitation, those listed in Section 3.17(b)
     above, and remit all

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     related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

               (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent
     Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

               (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO
     Property.

          The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such
Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this
Section 3.17(c) shall be deemed a Sub-Servicing Agreement for purposes of
Section 3.22.

          SECTION 3.18 Resolution of Defaulted Mortgage Loans and REO
Properties.

          (a) The Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or an REO
Property only on the terms and subject to the conditions set forth in this
Section 3.18 or as otherwise expressly provided in or contemplated by Sections
2.03 and 9.01 and/or any applicable intercreditor, co-lender or similar agreement.

          (b) Within 60 days after a Mortgage Loan becomes a Defaulted Mortgage
Loan, the Special Servicer shall determine the fair value of such Mortgage Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; and provided, further, that, the Special
Servicer shall use reasonable efforts promptly to obtain an Appraisal with respect to the related Mortgaged Property unless it has an Appraisal that is less than 12-months old and has no actual knowledge of, or notice of, any event which in the Special Servicer's judgment would materially affect the validity of such Appraisal. The Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal, if applicable. The Special Servicer is permitted to change, from time to time, its determination of the fair value of a Defaulted
Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard; provided, however, the Special Servicer shall update its determination of the fair value at least once every 90 days.
The Special Servicer shall notify the Trustee, the Master Servicer, each Rating
Agency, the Majority Controlling Class Certificateholder and, in the case of any
Combination Mortgage Loan, the related Non-Trust Loan Noteholder(s) promptly upon its fair value determination and any adjustment thereto. In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such
Mortgage Loan, the occupancy level and physical condition of the related
Mortgaged Property, the state of the local economy in the area where the
Mortgaged Property is located, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the
Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related
Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in

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the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in, the most recent related Appraisal.
Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special
Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related
Mortgaged Property is located. The Special Servicer may conclusively rely on the opinion and reports of Independent third parties in making such determination.
If the ShopKo Portfolio Mortgage Loan becomes a Defaulted Mortgage Loan, and if any ShopKo Portfolio Non-Trust Loan has been securitized, then the Special
Servicer shall provide the special servicer for the other securitization trust that includes such ShopKo Portfolio Non-Trust Loan, subject to payment of reasonable costs, copies of any information used by the Special Servicer to determine the fair value of the ShopKo Portfolio Mortgage Loan.

          (c) If a Mortgage Loan becomes a Defaulted Mortgage Loan, then each of the Majority Controlling Class Certificateholder and the Special Servicer shall have an assignable option (a "Purchase Option") to purchase such Defaulted
Mortgage Loan from the Trust Fund (with respect to any Combination Mortgage
Loan, subject to the related Co-Lender Agreement) at a price (the "Option
Price") equal to (i) the Purchase Price, if the Special Servicer has not yet
determined the fair value of the Defaulted Mortgage Loan, or (ii) the fair value of the Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing
Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its
Purchase Option with respect to any Defaulted Mortgage Loan to any party other than the related Mortgagor or an Affiliate of the related Mortgagor at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee and the Master
Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s)
and shall be acknowledged in writing by the transferee. Notwithstanding the foregoing, and subject to any applicable co-lender, intercreditor or similar agreement, the Majority Controlling Class Certificateholder shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by any other holder of a Purchase Option; provided that if the Purchase Option is not exercised by the Majority Controlling Class Certificateholder or any
assignee thereof within 60 days of a Mortgage Loan becoming a Defaulted Mortgage
Loan, then the Special Servicer shall have the right to exercise its Purchase
Option prior to any exercise by the Majority Controlling Class
Certificateholder, and the Special Servicer or its assignee may exercise such
Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, and subject to Section 3.18(d) and any applicable co-lender, intercreditor or similar agreement, the Majority Controlling Class
Certificateholder shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer. If not
exercised earlier, the Purchase Option with respect to any Defaulted Mortgage
Loan will automatically terminate (i) once the subject Mortgage Loan is no longer a Defaulted Mortgage Loan (provided, however, that, if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable), (ii) upon the acquisition, by or on behalf of the
Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout or (iv)
such Defaulted Mortgage Loan is otherwise removed from the Trust Fund.

          (d) Notwithstanding Section 3.18(c), if the ShopKo Portfolio Mortgage
Loan becomes a Defaulted Mortgage Loan, then for 30 days following the 15-day period during which the

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Special Servicer may exercise the Purchase Option with respect to the ShopKo
Portfolio Mortgage Loan, but prior to the Majority Controlling Class
Certificateholder again being able to exercise that Purchase Option, any ShopKo
Portfolio Non-Trust Loan Noteholder (or its designee) shall be entitled to exercise the Purchase Option for the ShopKo Portfolio Mortgage Loan, with priority to be given based upon the timing of the delivery of a Purchase Option
Notice (which may not be delivered until expiration of the 15-day period during which the Special Servicer may exercise such Purchase Option, notice of which shall be given by the Special Servicer to the ShopKo Portfolio Non-Trust Loan
Noteholders promptly upon the occurrence of such expiration). Any ShopKo
Portfolio Non-Trust Loan Noteholder (or designee thereof) that delivers a
Purchase Option Notice with respect to the ShopKo Portfolio Mortgage Loan shall have ten (10) days to complete the purchase following the later of (i) delivery of that Purchase Option Notice and (ii) the expiration of the ten (10) day period contemplated by this sentence for each other ShopKo Portfolio Non-Trust
Loan Noteholder (or designee thereof) that delivered an earlier Purchase Option
Notice.

          (e) Upon receipt of notice from the Special Servicer indicating that a
Mortgage Loan has become a Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase
Option may exercise the Purchase Option by providing the Master Servicer and the
Trustee written notice thereof (the "Purchase Option Notice"), in the form of
Exhibit M, which notice shall identify the Person that, on its own or through an
Affiliate, will acquire the subject Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option
Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase Option pursuant to this clause (e) shall be irrevocable.

          (f) If the Special Servicer or the Majority Controlling Class
Certificateholder, or any of their respective Affiliates, is identified in the
Purchase Option Notice as the Person expected to acquire the subject Mortgage
Loan, the Trustee shall determine as soon as reasonably practicable (and, in any event, within 30 days) after the Trustee has received the written notice, whether the Option Price represents fair value for the Defaulted Mortgage Loan;
provided that, if the Special Servicer is then in the process of obtaining a new
Appraisal with respect to the related Mortgaged Property, then the Trustee shall make its fair value determination with respect to the subject Mortgage Loan as soon as reasonably practicable (but in any event within 30 days) after the
Trustee's receipt of such new Appraisal. Such fair value determination shall be made in accordance with the Trustee's good faith reasonable judgment. In determining the fair value of any Defaulted Mortgage Loan, the Trustee may rely on the opinion and reports of Independent third parties in making such determination; provided that the Trustee may rely on the most current Appraisal obtained for the related Mortgaged Property pursuant to this Agreement (if not obtained by the party with the conflict), it being herein acknowledged that the
Trustee is authorized to obtain its own Appraisal at the expense of the Trust if necessary and appropriate under the circumstances. The reasonable costs of all appraisals, inspection reports and broker opinions of value, reasonably incurred by the Trustee or any such third party pursuant to this subsection shall be advanced by the Master Servicer and shall constitute, and be reimbursable as,
Servicing Advances (or if such Advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Additional Trust Fund Expenses). The other parties to this Agreement shall cooperate with all reasonable requests for information.

          (g) Unless and until the Purchase Option with respect to a Defaulted
Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted
Mortgage Loan, including, without limitation, workout and foreclosure, as the
Special Servicer may deem appropriate consistent with the Servicing Standard;
provided, however, the

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Special Servicer will not be permitted to sell the Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option or a repurchase by the applicable Mortgage Loan Seller pursuant to Section 2.03.

          (h) If title to any Mortgaged Property is acquired by the Trust Fund in respect of any Mortgage Loan, then the Special Servicer shall, subject to
Section 6.11 or Section 6.12, as applicable, use its reasonable best efforts to sell the subject REO Property as soon as practicable in accordance with Section
3.16(a); and, in connection therewith the Special Servicer shall offer such REO
Property in a commercially reasonable manner. If the Special Servicer on behalf of the Trustee has not received an REO Extension or an Opinion of Counsel described in Section 3.16(a) and the Special Servicer is not able to sell such
REO Property within the period specified in Section 3.16(a), or if an REO
Extension has been granted and the Special Servicer is unable to sell such REO
Property within the extended time period, the Special Servicer shall, subject to
Section 6.11 or Section 6.12, as applicable, before the end of such period or extended period, as the case may be, auction the REO Property to the highest bidder (which may be the Special Servicer) in accordance with the Servicing
Standard. The Special Servicer shall give the Controlling Class Representative, the Master Servicer and the Trustee (and, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s)) not less than five (5) days' prior written notice of its intention to sell any REO Property. Where any Interested
Person is among those bidding with respect to an REO Property, the Special
Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. No
Interested Person shall be permitted to purchase an REO Property at a price less than the Purchase Price; provided that, if the Special Servicer intends to bid on any REO Property, (i) the Special Servicer shall notify the Trustee of such intent, (ii) the Trustee shall promptly obtain, at the expense of the Trust
Fund, an Appraisal of such REO Property and (iii) the Special Servicer shall not bid less than the greater of (A) the fair market value set forth in such
Appraisal or (B) the Purchase Price.

          (i) Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property or the exercise of a
Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property or purchase any Defaulted Mortgage Loan. Any sale of a
Defaulted Mortgage Loan (pursuant to a Purchase Option) or an REO Property shall be without recourse to, or representation or warranty by, the Trustee, the
Depositor, the Special Servicer, the Master Servicer, any Mortgage Loan Seller
or the Trust Fund. Notwithstanding the foregoing, nothing herein shall limit the liability of the Master Servicer, the Special Servicer or the Trustee to the
Trust Fund and the Certificateholders for failure to perform its duties in accordance herewith. None of the Special Servicer, the Master Servicer, the
Depositor or the Trustee shall have any liability to the Trust Fund or any
Certificateholder with respect to the price at which a Defaulted Mortgage Loan is sold if the sale is consummated in accordance with the terms of this
Agreement.

          (j) Upon exercise of a Purchase Option, the holder of such Purchase
Option shall be required to pay the purchase price specified in its Purchase
Option Notice to the Special Servicer within 10 Business Days of exercising its
Purchase Option. The proceeds of any sale of a Defaulted Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be remitted by the Special Servicer to the Master Servicer within one (1)
Business Day of receipt for deposit into the Collection Account. The Special
Servicer shall immediately notify the Trustee upon the holder of the effective
Purchase Option's failure to remit the purchase price specified in its Purchase
Option Notice

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pursuant to this Section 3.18(j). Thereafter, the Special Servicer shall notify each holder of a Purchase Option of such failure and such holder of a Purchase
Option may then exercise its Purchase Option in accordance with this Section
3.18.

          (k) Notwithstanding anything herein to the contrary, the Special
Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative or a Non-Trust Loan
Noteholder that would cause it to violate applicable law or any term or provision of this Agreement, including the REMIC Provisions and the Servicing
Standard.

          (l) The amount paid for a Defaulted Mortgage Loan or related REO
Property purchased under this Agreement shall be deposited into the Collection
Account, in the case of a Mortgage Loan, or the REO Account, in the case of an
REO Property (except any portion of such amount constituting Gain-on-Sale
Proceeds which shall be deposited in the Gain-on-Sale Reserve Account or, in the case of any Combination Mortgage Loan, applied in accordance with the related
Co-Lender Agreement). Upon receipt of an Officer's Certificate from the Master
Servicer to the effect that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the purchaser of such Defaulted Mortgage Loan or related REO Property ownership of the Defaulted Mortgage Loan or REO Property. The Trustee, upon receipt of a Request for Release, shall release or cause to be released to the
Master Servicer or Special Servicer the related Mortgage File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing
File to the purchaser of a Defaulted Mortgage Loan or related REO Property.

          SECTION 3.19 Additional Obligations of Master Servicer and Special
Servicer.

          (a) The Master Servicer shall deposit in the Collection Account on each P&I Advance Date, without any right of reimbursement therefor, with respect to those Mortgage Loans, if any, that were, in each case, subject to a voluntary
Principal Prepayment (other than Principal Prepayments from Insurance Proceeds or Liquidation Proceeds) during the most recently ended Collection Period creating a Prepayment Interest Shortfall, an amount equal to the lesser of (i)
the amount of all of the related Prepayment Interest Shortfalls and (ii) the sum of (A) the Master Servicing Fees (in each case, calculated for this purpose only at a rate of 0.01% per annum) received by the Master Servicer during such
Collection Period on the Mortgage Pool and (B) all Prepayment Interest Excesses
received by the Master Servicer during such Collection Period on the Mortgage
Pool; provided that if a Prepayment Interest Shortfall occurs as a result of the
Master Servicer's allowing a Mortgagor to deviate from the terms of the related loan documents regarding principal prepayments (other than (I) subsequent to a material default under the related loan documents, (II) pursuant to applicable law or court order or (III) at the request or with the consent of the Special
Servicer or the Controlling Class Representative), then clause (ii)(A) of this sentence will be replaced with the sum of (X) all Master Servicing Fees payable to the Master Servicer with respect to the Mortgage Pool for the subject
Collection Period, inclusive of any portion thereof payable to a third-party primary servicer and inclusive of any Excess Servicing Strip and (Y) any investment income earned on the related principal prepayment while on deposit in the Master Servicer's Collection Account; and provided, further, that amounts set forth in clause (ii)(A) of this sentence shall be deemed applied to cover the subject Prepayment Interest Shortfalls before amounts set forth in clause
(ii)(B) of this sentence. In addition, the Master Servicer shall also deposit in the Collection Account on each P&I Advance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the amount of any
Prepayment Interest Shortfalls incurred in respect of the Mortgage Pool during any particular Collection Period that were not

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covered pursuant to the prior sentence and (ii) the amount of any Prepayment
Interest Excesses received by the Master Servicer during such Collection Period on the Mortgage Pool that were not otherwise applied pursuant to the prior sentence.

          For the purposes of determining the amounts that the Master Servicer is required to deposit in the Collection Account on any P&I Advance Date in respect of any particular Collection Period pursuant to the preceding paragraph of this Section 3.19(a), no Prepayment Interest Shortfall shall be carried over from a prior Collection Period. Notwithstanding the foregoing, the Master
Servicer shall not be relieved from making a payment it was obligated to make under the preceding paragraph of this Section 3.19(a) in respect of a prior
Collection Period, but failed to do so.

          (b) The Master Servicer shall, as to each Mortgage Loan that is secured by the interest of the related Mortgagor under a Ground Lease, promptly
(and in any event within 60 days of the Closing Date) notify the related ground lessor in writing of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the
Master Servicer.

          (c) The Master Servicer shall promptly deliver to the Special Servicer
(and in any event within five (5) Business Days following receipt) any written evidence it receives of an institutional lender's binding commitment to refinance a Mortgage Loan within 60 days after the due date of such Mortgage
Loan's Balloon Payment.

          (d) The Master Servicer shall be responsible for paying the ongoing surveillance fees of the Rating Agencies with respect to the Trust.

          (e) The Special Servicer, with respect to litigation involving
Specially Serviced Loans, and the Master Servicer, with respect to litigation involving non-Specially Serviced Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under this
Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (a) the enforcement of the obligations of a Mortgagor under the related Mortgage Loan documents and (b) any action brought against the
Trust Fund or any party to this Agreement with respect to any Mortgage Loan (the foregoing rights and obligations, "Litigation Control"). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any such claims or litigation, the Master Servicer shall immediately notify the Controlling Class Representative of such claims or litigation. In addition, the Master Servicer shall prepare and submit a monthly status report regarding any Litigation Control matter to the Controlling Class Representative.

          Notwithstanding the foregoing, (a) if any action, suit, litigation or proceeding names the Trustee in its individual capacity, or if any judgment is rendered against the Trustee in its individual capacity, then the Trustee, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (provided that the Master
Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding); (b) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a
Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee,

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(i) initiate an action, suit, litigation or proceeding in the name of the
Trustee, whether in such capacity or individually, (ii) engage counsel to represent the Trustee, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that neither the Master
Servicer nor the Special Servicer shall be responsible for any delay due to the failure of the Trustee to grant such consent and, subject in the case of clause
(b)(iii) to the Trustee's taking reasonable action to appoint a separate or co-trustee to address any doing business issue, and without limiting the
Trustee's duties, liabilities and responsibilities under any other section hereof or under applicable law, the Trustee shall not be liable for delaying or refusing to grant such consent); and (c) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the
Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as
Trustee or individually (provided that the Master Servicer or the Special
Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding).

          Notwithstanding the foregoing, each of the Special Servicer and the
Master Servicer, as applicable, shall consult with and keep the Controlling
Class Representative advised of any material development including without limitation (i) any material decision concerning Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling
Class Representative for its approval or consent. Subject to Section 6.12 (if and as applicable), and to the last paragraph of this Section 3.19(e), the
Special Servicer or the Master Servicer, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling
Class Representative and the Controlling Class Representative has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class
Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or the Master
Servicer, as applicable, within such five (5) Business Day period, then the
Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, in the event that the Special Servicer or the
Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the
Special Servicer or the Master Servicer, as applicable, may take such action without waiting for the Controlling Class Representative's response; provided that the Special Servicer or the Master Servicer, as applicable, has confirmation that the Controlling Class Representative has received notice of such action in writing. With respect to the ShopKo Portfolio Mortgage Loan, references in this paragraph to the Controlling Class Representative shall mean the ShopKo Portfolio Controlling Party.

          Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by the
Master Servicer relating to a Mortgage Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from the Master Servicer set forth above that such Master Servicer became aware of or was named in any such claims or litigation, the initial Controlling Class Representative may direct in writing that the such Litigation Control nevertheless be exercised by the
Special Servicer; provided, however, that the Controlling Class Representative has determined and advised the Master Servicer that its actions with respect to such obligations are indemnifiable under Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses

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incurred up until such date of transfer of Litigation Control to the Special
Servicer) arising from the related legal action or claim underlying such
Litigation Control and not otherwise paid to the Master Servicer pursuant to
Section 6.03 of this Agreement shall be payable by the Trust.

          Notwithstanding the foregoing, no advice, direction or objection of, or consent withheld by, the Controlling Class Representative or the ShopKo
Portfolio Controlling Party, as applicable, shall (i) require or cause the
Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including the Special
Servicer's and the Master Servicer's obligation to act in accordance with the
Servicing Standard and the Mortgage Loan documents for any Mortgage Loan and to maintain the REMIC status of REMIC I or REMIC II, or (ii) result in an Adverse
REMIC Event with respect to REMIC I or REMIC II or an Adverse Grantor Trust
Event with respect to Grantor Trust Y or have adverse tax consequences for the
Trust Fund, or (iii) expose any of the Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, any Sub-Servicer, the Trust
Fund, the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or
(iv) materially expand the scope of the Special Servicer's, the Master
Servicer's or the Trustee's responsibilities under this Agreement; and neither the Special Servicer nor the Master Servicer will follow any such advice, direction or objection if given by the Controlling Class Representative or the
Class REC Representative, as applicable, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

          SECTION 3.20 Modifications, Waivers, Amendments and Consents.

          (a) Subject to Sections 3.20(b) through 3.20(j) below and to Sections
3.08(b), Section 6.11 and Section 6.12, and further subject to any applicable intercreditor, co-lender or similar agreement (including, with respect to a Loan
Combination, the related Co-Lender Agreement), the Master Servicer (to the extent provided in Section 3.02(a) and Section 3.20(h) below) and the Special
Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any Serviced Loan (including, subject to Section
3.20(h), the lease reviews and lease consents related thereto) without the consent of the Trustee or any Certificateholder.

          (b) All modifications, waivers or amendments of any Serviced Loan
(including, subject to Section 3.20(h), the lease reviews and lease consents related thereto) shall be in writing and shall be considered and effected in accordance with the Servicing Standard; provided, however, that neither the
Master Servicer nor the Special Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Serviced Loan not otherwise permitted by this Section 3.20 that would constitute a "significant modification" of such Serviced Loan within the meaning of Treasury regulations section 1.860G-2(b).

          (c) Except as provided in Section 3.20(d) and the last sentence of
Section 3.02(a), neither the Master Servicer nor the Special Servicer, on behalf of the Trustee, shall agree or consent to any modification, waiver or amendment of any term of any Serviced Loan that would:

               (i) affect the amount or timing of any related payment of
     principal, interest or other amount (including Prepayment Premiums or Yield
     Maintenance Charges, but excluding Penalty Interest, late payment charges and amounts payable as additional servicing compensation) payable thereunder;

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               (ii) affect the obligation of the related Mortgagor to pay a
     Prepayment Premium or Yield Maintenance Charge or permit a Principal
     Prepayment during any period in which the related Mortgage Note prohibits
     Principal Prepayments;

               (iii) except as expressly contemplated by the related Mortgage or pursuant to Section 3.09(d), result in a release of the lien of the
     Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Independent Appraiser delivered to the Special Servicer at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely) of the property to be released (other than in connection with a taking of all or part of the related Mortgaged Property or REO Property for not less than fair market value by exercise of the power of eminent domain or condemnation or casualty or hazard losses with respect to such Mortgaged Property or REO
     Property); or

               (iv) except as provided in Section 3.08, permit the transfer or transfers of (A) the related Mortgaged Property or any interest therein or
     (B) equity interests in the Mortgagor or any equity owner of the Mortgagor that would result, in the aggregate during the term of the related Mortgage
     Loan, in a transfer greater than 49% of the total interest in the subject
     Mortgagor and/or any equity owner of the related Mortgagor or a transfer of voting control in the related Mortgagor or an equity owner of the related
     Mortgagor;

               (v) except as provided in Section 3.08, consent to the further encumbrance of the related Mortgaged Property with additional debt; and

               (vi) in the reasonable, good faith judgment of the Special
     Servicer, otherwise materially impair the security for such Serviced Loan or reduce the likelihood of timely payment of amounts due thereon.

          (d) Notwithstanding Section 3.20(c), but subject to Section 6.11,
Section 6.12 and the third paragraph of this Section 3.20(d) and any applicable co-lender, intercreditor or similar agreement, including any related Co-Lender
Agreement, the Special Servicer may (i) reduce the amounts owing under any
Specially Serviced Loan by forgiving principal, accrued interest or any
Prepayment Premium or Yield Maintenance Charge, (ii) reduce the amount of the
Periodic Payment on any Specially Serviced Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced
Loan, (iv) extend the maturity date of any Specially Serviced Loan, or (v)
accept a Principal Prepayment on any Specially Serviced Loan during any Lockout
Period; provided that (A) the related Mortgagor is in default with respect to the Specially Serviced Loan or, in the reasonable, good faith judgment of the
Special Servicer, such default is reasonably foreseeable, and (B) in the reasonable, good faith judgment of the Special Servicer, such modification would increase the recovery on the Serviced Loan to Certificateholders on a net present value basis (the relevant discounting of amounts that will be distributable to Certificateholders to be performed at the related Net Mortgage
Rate). In the case of every other modification, waiver or consent, the Special
Servicer shall determine and may rely on an Opinion of Counsel (which Opinion of
Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not both (1) effect an exchange or reissuance of the Serviced Loan under
Treasury regulation section 1.860G-2(b) of the Code and (2) cause any REMIC Pool to fail to qualify as a REMIC under the Code

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or result in the imposition of any tax on "prohibited transactions" or
"contributions" after the Startup Day under the REMIC Provisions.

          In addition, notwithstanding Section 3.20(c), but subject to Section
6.11, Section 6.12, the third paragraph of this Section 3.20(d) and any applicable co-lender, intercreditor or similar agreement, including any related
Co-Lender Agreement, the Special Servicer may extend the date on which any
Balloon Payment is scheduled to be due in respect of a Specially Serviced Loan if the conditions set forth in the proviso to the first sentence of the prior paragraph are satisfied and the Special Servicer has obtained an Appraisal of the related Mortgaged Property, in connection with such extension, which
Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the first sentence of the immediately preceding paragraph.

          In no event will the Special Servicer (i) extend the maturity date of a Mortgage Loan beyond a date that is two (2) years prior to the Rated Final
Distribution Date or, in connection with any such extension, in no event shall the Special Servicer reduce the Mortgage Rate of a Mortgage Loan to less than the least of (A) the original Mortgage Rate of such Mortgage Loan, (B) the highest fixed Pass-Through Rate of any Class of Principal Balance Certificates
then outstanding and (C) a rate below the then prevailing interest rate for comparable loans, as determined by the Special Servicer, or (ii) if the subject
Mortgage Loan is secured by a Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the Servicing
Standard, giving due consideration to the remaining term of such Ground Lease, ten (10) years) prior to the expiration of the term of such Ground Lease.

          The determination of the Special Servicer contemplated by clause (B)
of the proviso to the first sentence of the first paragraph of this Section
3.20(d) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the Master Servicer and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

          (e) The Special Servicer or, with respect to subsection (h) below, the
Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it: (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided that such fee would not itself be a "significant modification" pursuant to Treasury regulations section 1.1001-3(e)(2); and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer or the Master Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Mortgagor.

          (f) The Special Servicer shall notify the Master Servicer, any related
Sub-Servicers, the Trustee, the Controlling Class Representative (and, with respect to any Loan Combination, and the related Non-Trust Loan Noteholder(s))
and the Rating Agencies, in writing, of any material modification, waiver or amendment of any term of any Mortgage Loan (including fees charged the related
Mortgagor) and the date thereof, and shall deliver to the Custodian (with a copy to the Master Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days)

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following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Mortgage Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the Special Servicer pursuant to Section 3.15 hereof.

          (g) The Master Servicer shall not permit defeasance of any Mortgage
Loan (x) on or before the earliest date on which defeasance is permitted under the terms of such Mortgage Loan, and (y) in a manner that is inconsistent with the terms of such Mortgage Loan. Unless and except to the extent the Master
Servicer is precluded from preventing such defeasance by the related Mortgage
Loan documents or otherwise, the Master Servicer will not permit defeasance of any Mortgage Loan, unless: (i) the defeasance collateral consists of "Government
Securities" within the meaning of the Investment Company Act of 1940, as amended, (ii) the Master Servicer has determined that the defeasance will not result in an Adverse REMIC Event (provided that the Master Servicer shall be entitled to rely conclusively on an Opinion of Counsel to that effect), (iii)
the Master Servicer has notified the Rating Agencies, (iv) to the extent the defeasance of the subject Mortgage Loan is required by the then-current applicable Rating Agency criteria to be reviewed by a Rating Agency, such Rating
Agency has confirmed that such defeasance will not result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Certificates to which a rating has been assigned by such Rating Agency (provided that, (A) no confirmation from Fitch shall be required if the subject Mortgage Loan being defeased, together with all Mortgage Loans cross-collateralized with such
Mortgage Loan, (i) is not one of the ten (10) largest Mortgage Loans (or cross-collateralized groups of Mortgage Loans) by Stated Principal Balance in the Trust Fund, and (ii) has a Stated Principal Balance at the time of the defeasance that is less than $20,000,000 and less than 5% of the then-aggregate
Stated Principal Balance of the Mortgage Loans and the Master Servicer shall have delivered a Defeasance Certificate substantially in the form of Exhibit N hereto, (v) the Master Servicer has requested and received from the related
Mortgagor (A) an Opinion of Counsel generally to the effect that the Trustee will have a perfected, first priority security interest in such defeasance collateral and (B) written confirmation from a firm of Independent accountants stating that payments made on such defeasance collateral in accordance with the terms thereof will be sufficient to pay the subject Mortgage Loan in full on or before its Stated Maturity Date (or, in the case of an ARD Mortgage Loan, on or before its Anticipated Repayment Date) and to timely pay each Periodic Payment scheduled to be due prior thereto but after the defeasance and (vi) a single purpose entity (as defined below) is designated to assume the Mortgage Loan and own the Defeasance Collateral; provided that, if under the terms of the related
Mortgage Loan documents, the related Mortgagor delivers cash to purchase the defeasance collateral rather than the defeasance collateral itself, the Master
Servicer shall purchase the U.S. government obligations contemplated by the related Mortgage Loan documents. Subsequent to the second anniversary of the
Closing Date, to the extent that the Master Servicer may, in accordance with the related Mortgage Loan documents, require defeasance of any Mortgage Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment Premium or Yield Maintenance Charge, the
Master Servicer shall, to the extent it is consistent with the Servicing
Standard, require such defeasance; provided that the conditions set forth in clauses (i) through (vi) of the preceding sentence have been satisfied. Any customary and reasonable out-of-pocket expense incurred by the Master Servicer pursuant to this Section 3.20(g) shall be paid by the Mortgagor of the defeased
Mortgage Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document. Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the defeasance collateral contemplated by the related Mortgage
Loan documents (or cash sufficient to purchase such defeasance collateral), then the Master Servicer shall (i) if consistent

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with the related Mortgage Loan documents, refuse to allow the defeasance of the subject Mortgage Loan or (ii) if the Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase the defeasance collateral, the
Master Servicer shall either (A) buy such defeasance collateral or (B) prepay the subject Mortgage Loan, in either case, in accordance with the Servicing
Standard. For purposes of this paragraph, a "single purpose entity" shall mean a
Person, other than an individual, whose organizational documents provide as follows: it is formed solely for the purpose of owning and pledging the
Defeasance Collateral related to the Mortgage Loans; it may not engage in any business unrelated to such Defeasance Collateral and the financing thereof; it does not have and may not own any assets other than those related to its interest in such Defeasance Collateral or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates;
it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the subject Mortgage Loan.

          (h) For any Serviced Loan other than a Specially Serviced Loan, subject to the rights of the Special Servicer set forth in this Section 3.20, and further subject to the rights of the Controlling Class Representative and the Non-Trust Loan Noteholders set forth herein, including in Sections 3.21,
6.11 and 6.12 and, with respect to any Loan Combination, further subject to the rights of the related Non-Trust Loan Noteholder(s) under the related Co-Lender
Agreement, the Master Servicer, without the consent of the Special Servicer or the Controlling Class Representative, as applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

               (i) approving routine leasing activity with respect to any lease for less than the lesser of (A) 15,000 square feet and (B) 20% of the related Mortgaged Property; provided that (1) no subordination, non-disturbance and attornment agreement (an "SNDA") exists with respect to such lease and (2) no such lease is a Ground Lease; and provided further that, except in the case of the PNC Mortgage Loans (but only up to the limits specified in clauses (A) and (B) above), the Master Servicer shall not grant or approve (but shall forward to the Special Servicer for its approval) any request for (or any waiver, consent, approval, amendment or modification in connection with) an SNDA or approval of a lease that contains an SNDA;

               (ii) approving any waiver affecting the timing of receipt of financial statements from any Mortgagor; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

               (iii) approving annual budgets for the related Mortgaged
     Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to

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     more than 110% of the amounts budgeted therefor for the prior year or (B)
     provides for the payment of any material expenses to any affiliate of the
     Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

               (iv) subject to other restrictions herein regarding Principal
     Prepayments, waiving any provision of a Serviced Loan requiring a specified number of days notice prior to a Principal Prepayment;

               (v) approving modifications, consents or waivers (other than those set forth in Section 3.20(c)) in connection with a defeasance permitted by the terms of the related Mortgage Loan if the Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Mortgagor) to the effect that such modification, waiver or consent would not cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in a "prohibited transaction" under the REMIC
     Provisions;

               (vi) subject to Section 3.08(b), approving consents with respect to non-material right-of-ways and non-material easements and consent to subordination of the related Serviced Loan to such non-material rights-of-way or easements; and

               (vii) subject to Section 3.08, any non-material modifications, waivers or amendments not provided for in clauses (i) through (vi) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Mortgage Loan;

provided, however, in the case of any Combination Mortgage Loan, the Master
Servicer shall provide written notice of such action to the related Non-Trust
Loan Noteholder(s); and provided, further that the Master Servicer shall promptly notify the Special Servicer of any requests not subject to this Section
3.20(h) for which the Special Servicer is responsible pursuant to this Section
3.20 and shall deliver to the Special Servicer (which delivery may be by electronic transmission in a format acceptable to the Master Servicer and
Special Servicer) a copy of the request, and all information in the possession of the Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any Mortgage Loan received by the Master Servicer shall be submitted to the Special Servicer for approval (which approval shall be deemed given if the request is not denied by the Special Servicer in writing to the Master
Servicer within ten (10) Business Days of the Special Servicer's receipt of such request). For purposes of this Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

          (i) To the extent that either the Master Servicer or Special Servicer waives any Penalty Interest or late charge in respect of any Mortgage Loan, whether pursuant to Section 3.02(a) or this Section 3.20, the respective amounts of additional servicing compensation payable to the Master Servicer and the
Special Servicer under Section 3.11 out of such Penalty Interest or late payment charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Penalty Interest or late payment charges immediately prior to such waiver.

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          (j) Notwithstanding anything to the contrary in this Agreement, neither the Master Servicer nor the Special Servicer, as applicable, shall take the following action unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents) from the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of any of the ratings assigned by such Rating Agency to the Certificates:

               (i) With respect to any Mortgaged Property that secures a
     Mortgage Loan with an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Mortgage
     Loans or $20,000,000, the giving of any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager; and

               (ii) With respect to each Mortgage Loan with an unpaid principal balance that is equal to or greater than (A) five percent (5%) of the then aggregate principal balance of all the Mortgage Loans or (B) $20,000,000 and which is secured by a Mortgaged Property which is a hospitality property, the giving of any consent to any change in the franchise affiliation of such Mortgaged Property.

          (k) Notwithstanding anything to the contrary in this Agreement, any modification, extension, waiver or amendment of the payment terms of a Loan
Combination shall be structured so as to be consistent with the allocation and payment priorities in the related loan documents and the related Co-Lender
Agreement, such that neither the Trust as holder of the related Combination
Mortgage Loan, on the one hand, nor the related Non-Trust Loan Noteholder(s), on the other hand, gains a priority over the other that is not reflected in the loan documents and the related Co-Lender Agreement. Furthermore, to the extent consistent with the Servicing Standard and the applicable Co-Lender Agreement
(taking into account the extent to which the related Non-Trust Loan(s) is subordinate to the corresponding Combination Mortgage Loan): (i) no waiver, reduction or deferral of any particular amounts due on a Combination Mortgage
Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related Non-Trust Loan(s); and (ii) no reduction of the Mortgage Rate on a Combination Mortgage Loan shall be effected prior to the reduction of the Mortgage Rate of the related Non-Trust Loan(s), to the maximum extent possible.

          SECTION 3.21 Transfer of Servicing Between Master Servicer and Special
                       Servicer; Record Keeping.

          (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Loan, the Master Servicer or Special Servicer, whichever made such determination, shall promptly notify the other such party, the
Controlling Class Representative and the Trustee (and, in the case of a Loan
Combination, the related Non-Trust Loan Noteholder(s)), and if the Master
Servicer is not also the Special Servicer, the Master Servicer shall immediately deliver or cause to be delivered a copy of the related Mortgage File and
Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof)
and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Serviced Loan, either in the Master
Servicer's or any of its directors', officers', employees', affiliates' or agents' possession or control or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special
Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use reasonable

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efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event; provided, however, if the information, documents and records requested by the Special Servicer are not contained in the Servicing File, the Master Servicer shall have such period of time as reasonably necessary to make such delivery. Notwithstanding the occurrence of a Servicing Transfer Event, the Master Servicer shall continue to receive payments on the subject Serviced Loan (including amounts collected by the Special Servicer).

          Upon determining that a Specially Serviced Loan has become a Corrected
Loan and if the Master Servicer is not also the Special Servicer, the Special
Servicer shall immediately give notice thereof to the Master Servicer and, within five (5) Business Days of the occurrence, shall return the related
Mortgage File to the Custodian and the related Servicing File, together with all other information, documents and records that were not part of the Servicing
File when it was delivered to the Special Servicer, to the Master Servicer (or
such other Person as may be directed by the Master Servicer). Upon giving such notice, and returning such Servicing File, to the Master Servicer (or such other
Person as may be directed by the Master Servicer), the Special Servicer's obligation to service such Serviced Loan, and the Special Servicer's right to receive the Special Servicing Fee with respect to such Serviced Loan, shall terminate, and the obligations of the Master Servicer to service and administer such Serviced Loan shall resume.

          (b) In servicing any Specially Serviced Loans, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and copies of any additional related Serviced Loan information, including correspondence with the related
Mortgagor.

          (c) On or before each Determination Date, the Special Servicer shall deliver to the Master Servicer and each Rating Agency (or such other Person as may be directed by the Master Servicer) a statement in writing and in computer readable format (the form of such statement to be agreed upon by the Master
Servicer) describing, on a loan-by-loan and property-by-property basis, (1)
insofar as it relates to Specially Serviced Mortgage Loans and REO Properties,
the information described in clauses (x) through (xvii) of Section 4.02(a) and, insofar as it relates to the Special Servicer, the information described in clauses (xxvii), (xxviii) and (xxix) of Section 4.02(a), (2) the amount of all payments, Insurance Proceeds and Liquidation Proceeds received, and the amount of any Realized Loss incurred, with respect to each Specially Serviced Mortgage
Loan during the related Collection Period, and the amount of all REO Revenues,
Insurance Proceeds and Liquidation Proceeds received, and the amount of any
Realized Loss incurred, with respect to each REO Property during the related
Collection Period, (3) the amount, purpose and date of all Servicing Advances requested by the Special Servicer and made by the Special Servicer with respect to each Specially Serviced Mortgage Loan and REO Property during the related
Collection Period and (4) such additional information relating to the Specially
Serviced Mortgage Loans and REO Properties as the Master Servicer reasonably requests to enable it to perform its responsibilities under this Agreement.
Notwithstanding the foregoing provisions of this subsection (c), the Master
Servicer shall maintain ongoing payment records with respect to each of the
Specially Serviced Mortgage Loans and REO Properties and shall provide the
Special Servicer with any information reasonably available to the Master
Servicer required by the Special Servicer to perform its duties under this
Agreement.

          (d) No later than 30 days after a Serviced Loan becomes a Specially
Serviced Loan, the Special Servicer shall prepare (subject to Section 6.11 and
Section 6.12) and deliver to each Rating Agency, the Trustee, the Master
Servicer and the Controlling Class Representative (and, in the case of a

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Loan Combination, the related Non-Trust Loan Noteholder(s)), a report (the
"Asset Status Report") with respect to such Mortgage Loan and the related
Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

               (i) a summary of the status of such Specially Serviced Loan and negotiations with the related Mortgagor;

               (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing
     Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

               (iii) the most current rent roll and income or operating
     statement available for the related Mortgaged Property;

               (iv) the Appraised Value of the related Mortgaged Property together with the assumptions used in the calculation thereof;

               (v) summary of the Special Servicer's recommended action with respect to such Specially Serviced Mortgage Loan; and

               (vi) such other information as the Special Servicer deems
     relevant in light of the Servicing Standard.

          The Special Servicer shall have the authority to meet with the
Mortgagor for any Specially Serviced Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset Status Report.
The Special Servicer shall not take any action inconsistent with the related
Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard; provided that, subject to Section 6.11 and Section 6.12, the Special Servicer may, from time to time, modify any Asset
Status Report it has previously delivered and implement such report.

          No direction of the Controlling Class Representative or a Loan
Combination Controlling Party with respect to the preparation of an Asset Status
Report shall (a) require or cause the Master Servicer or the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the Master Servicer's or the Special Servicer's, as
the case may be, obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each REMIC Pool, (b) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC
Provisions or (c) expose the Master Servicer, the Special Servicer, the
Depositor, any of the Mortgage Loan Sellers, the Trust Fund or the Trustee or
the officers and the directors of each party to claim, suit or liability or (d)
materially expand the scope of the Master Servicer's, Trustee's or Special
Servicer's responsibilities under this Agreement.

          SECTION 3.22 Sub-Servicing Agreements.

          (a) The Master Servicer and, subject to Section 3.22(f), the Special
Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder;
provided that, in each case, the Sub-Servicing Agreement: (i) is

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consistent with this Agreement in all material respects, requires the
Sub-Servicer to comply with all of the applicable conditions of this Agreement and includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof to the extent applicable (modified to apply to the Sub-Servicer instead of the Master
Servicer); (ii) provides that if the Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder
(including, without limitation, by reason of an Event of Default), the Trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the
Master Servicer or the Special Servicer, as the case may be, under such agreement or (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement) may terminate such subservicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification); (iii) provides that the
Depositor (insofar as such agreement relates to the performance of duties that affect the ability of the Depositor to comply with its reporting requirements under the Exchange Act with respect to the Subject Securitization Transaction)
and the Trustee, for the benefit of the Certificateholders and, in the case of a
Sub-Servicing Agreement relating to a Loan Combination, the related Non-Trust
Loan Noteholder(s), shall be third-party beneficiaries under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, the Trust Fund, the Depositor, any successor Master Servicer or Special
Servicer, as the case may be, any Non-Trust Loan Noteholder or any
Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased
Mortgage Loan at its option and without penalty; (v) with respect to any
Sub-Servicing Agreement entered into by the Special Servicer, does not permit the Sub-Servicer to enter into or consent to any modification, waiver or amendment or otherwise take any action on behalf of the Special Servicer contemplated by Section 3.20 hereof without the consent of such Special Servicer or conduct any foreclosure action contemplated by Section 3.09 hereof or sale of a Mortgage Loan or REO Property contemplated by Section 3.18 hereof; (vi) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund; and (vii) provides that, if the
Sub-Servicer constitutes an Additional Item 1123 Servicer, then it will deliver to the applicable parties an Annual Statement of Compliance in respect of the
Sub-Servicer as and when contemplated by Section 3.13 and, if the Sub-Servicer constitutes a Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual Assessment Report in respect of the Sub-Servicer and a corresponding Annual Attestation Report (and the consent of the applicable registered public accounting firm to file it with the Commission) as and when contemplated by Section 3.14. In addition, each
Sub-Servicing Agreement entered into by the Master Servicer shall provide that such agreement shall be subject to Section 3.21 hereof with respect to any
Serviced Loan that becomes a Specially Serviced Loan. The Master Servicer and the Special Servicer shall each deliver to the Trustee and to each other copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the
Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer or the Special Servicer, as the
case may be; and, in connection therewith, all amounts advanced by any
Sub-Servicer to satisfy the obligations of the Master Servicer or the Special
Servicer hereunder to make P&I Advances or Servicing Advances shall be deemed to have been advanced by the Master Servicer or the Special Servicer, as the case may be, out of its own funds and, accordingly, such P&I Advances or Servicing
Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Master Servicer or the Special
Servicer, as the case may be. For

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so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d) and 4.03(d), such interest to be allocable between the
Master Servicer or the Special Servicer, as the case may be, and such
Sub-Servicer as they may agree. For purposes of this Agreement, the Master
Servicer and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master
Servicer and the Special Servicer each shall notify the other, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer.

          (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law. The Master Servicer and the Special Servicer shall each notify the Trustee and the Depositor in writing, promptly upon becoming aware thereof, whether any Sub-Servicer constitutes an Additional Item 1123 Servicer or a Sub-Servicing Function
Participant. Each of the initial Master Servicer and the initial Special
Servicer hereby represents and warrants that, as of the Closing Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons (other than a Designated Sub-Servicer) to act as a Servicer with respect to five percent (5%) or more of the Mortgage Pool (by balance).

          (c) The Master Servicer and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Loan Combination, also for the benefit of the related Non-Trust Loan Noteholder(s), shall (at no expense to the Trustee, the Certificateholders, such Non-Trust Loan
Noteholder(s) or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing
Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master
Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the Serviced Loans; provided that the Master Servicer shall not be required to prosecute claims against a
Designated Sub-Servicer for the failure of such Sub-Servicer to perform obligations that affect the Depositor's ability to comply with its reporting requirements under the Exchange Act with respect to the Subject Securitization
Transaction or any securitization involving the issuance of Non-Trust Loan
Securities. Subject to the terms of the related Sub-Servicing Agreement, the
Master Servicer and the Special Servicer may each have the right to remove a
Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

          (d) In the event of the resignation, removal or other termination of
Midland or any successor Master Servicer hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master
Servicer, shall elect, with respect to any Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of the
Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such Sub-Servicer on such terms as the
Trustee or other successor Master Servicer and such Sub-Servicer shall mutually agree (it being understood that such Sub-Servicer is under no obligation to accept any such new Sub-Servicing Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if an Event of Default (as defined in such
Sub-Servicing Agreement) has occurred and is continuing or otherwise in accordance with the Sub-Servicing Agreement, in each case without paying any sub-servicer termination fee.

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          Each Sub-Servicing Agreement will provide, among other things, that the Master Servicer or the Trustee and their respective successors may at its sole option, terminate any rights the Sub-Servicer may have thereunder with respect to any or all Mortgage Loans if Moody's (i) reduces the rating assigned to one or more Classes of the Certificates as a result of the sub-servicing of the Mortgage Loans by the Sub-Servicer, or (ii) advises the Master Servicer or the Trustee in writing that it will cause a qualification, downgrade or withdrawal of such rating due to the continued servicing by the Sub-Servicer
(and such qualification, downgrade or withdrawal of the ratings shall not have been withdrawn by Moody's within 45 days of the date that the Master Servicer or the Trustee obtained such actual knowledge).

          (e) Notwithstanding any Sub-Servicing Agreement, the Master Servicer
and the Special Servicer shall remain obligated and liable to the Trustee, the
Certificateholders and any affected Non-Trust Loan Noteholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the
Serviced Loans or REO Properties for which it is responsible. The Master
Servicer and the Special Servicer shall each be responsible, without any right of reimbursement, for all fees and other compensation and other amounts of
Sub-Servicers retained by it.

          (f) The Special Servicer shall not enter into a Sub-Servicing
Agreement unless Moody's has confirmed in writing that the execution of such agreement will not result in a qualification, downgrade, or withdrawal of the then-current ratings on the outstanding Certificates or such Sub-Servicing
Agreement relates to a Mortgage Loan or Mortgage Loans (along with any Mortgage
Loans previously sub-serviced pursuant to this Section) that represent less than
25% of the outstanding principal balance of all Specially Serviced Mortgage
Loans. The Special Servicer shall comply with the terms of each such
Sub-Servicing Agreement to the extent the terms thereof are not inconsistent with the terms of this Agreement and the Special Servicer's obligations hereunder. Furthermore, notwithstanding anything herein to the contrary, until the Trustee files a Form 15 with respect to the Trust in accordance with Section
8.15, neither the Master Servicer nor the Special Servicer shall retain or engage any Additional Item 1123 Servicer or Sub-Servicing Function Participant
without the express written consent of the Depositor (which consent shall not be unreasonably withheld). As of the Closing Date, the Depositor hereby consents to the retention or engagement of each Designated Sub-Servicer that is an
Additional Item 1123 Servicer or a Sub-Servicing Function Participant, but only with respect to the Mortgage Loans to be serviced thereby as identified on
Exhibit K hereto.

          SECTION 3.23 Representations and Warranties of Master Servicer and
                       Special Servicer.

          (a) The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the
Depositor, the Special Servicer and the Non-Trust Loan Noteholders, as of the
Closing Date, that:

               (i) The Master Servicer is a corporation, duly organized under the laws of the State of Delaware, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

               (ii) The execution and delivery of this Agreement by the Master
     Servicer, and the performance and compliance with the terms of this
     Agreement by the Master Servicer,

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     will not violate the Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

               (iii) The Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
     Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the
     Master Servicer in accordance with the terms hereof, subject to (A)
     applicable receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Master
     Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer.

               (vi) No litigation is pending or, to the best of the Master
     Servicer's knowledge, threatened, against the Master Servicer that would prohibit the Master Servicer from entering into this Agreement or, in the
     Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer (calculated, with respect to the initial Master
     Servicer, on a consolidated basis).

               (vii) The net worth of the Master Servicer (or, in the case of the initial Master Servicer, the consolidated net worth thereof and of its direct or indirect parent), determined in accordance with generally accepted accounting principles, is not less than $15,000,000.

               (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master
     Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained prior to the actual performance by such Master Servicer of its obligations under this
     Agreement, or which, if not obtained would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder.

               (ix) The Master Servicer possesses all insurance required
     pursuant to Section 3.07(c) of this Agreement.

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               (x) The Master Servicer is on S&P's Select Servicer List as a
     U.S. Commercial Mortgage Master Servicer and is rated "CMS3" by Fitch.

          (b) The Special Servicer hereby represents and warrants to the
Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Master Servicer and the Non-Trust Loan Noteholders, as of the
Closing Date, that:

               (i) The Special Servicer is a corporation duly organized under the laws of the Commonwealth of Virginia, validly existing and in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this
     Agreement.

               (ii) The execution and delivery of this Agreement by the Special
     Servicer, and the performance and compliance with the terms of this
     Agreement by the Special Servicer, will not violate the Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument by which it is bound.

               (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
     Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer enforceable against the
     Special Servicer in accordance with the terms hereof, subject to (A)
     applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) The Special Servicer is not in violation of, and its
     execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this
     Agreement or the financial condition of the Special Servicer.

               (vi) No litigation is pending or, to the best of the Special
     Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the
     Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

               (vii) Each officer, director and employee of the Special Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Serviced
     Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

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               (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the Special
     Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

               (ix) The Special Servicer possesses all insurance required pursuant to Section 3.07(c) of this Agreement.

               (x) The Special Servicer is on S&P's Select Servicer List as a
     U.S. Commercial Mortgage Special Servicer and is rated "CSS3" by Fitch.

          (c) The representations and warranties of the Master Servicer and the
Special Servicer, set forth in Section 3.23(a) (with respect to the Master
Servicer) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

          (d) Any successor Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(a), subject to such appropriate modifications to the representation and warranty set forth in Section 3.23(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          (e) Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(b), subject to such appropriate modifications to the representation and warranty set forth in Section 3.23(b)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 3.24 Sub-Servicing Agreement Representation and Warranty.

          The Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor and the Special Servicer, as of the Closing Date, that each
Sub-Servicing Agreement in effect as of the Closing Date and to which the Master
Servicer is a party, satisfies the requirements for such Sub-Servicing
Agreements set forth in Sections 3.22(a) and the second paragraph of 3.22(d) in all material respects.

          SECTION 3.25 Designation of Controlling Class Representative.

          (a) The Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of Certificates representing more than 50% of the Voting
Rights allocated to the Controlling Class shall be entitled in accordance with this Section 3.25 to select a representative (the "Controlling Class
Representative") having the rights and powers specified in this Agreement
(including, without limitation, those specified in Section 6.11) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the
Trustee of written requests for the selection of a Controlling Class
Representative from the Holders (or, in the case of Book-Entry Certificates, the
Certificate Owners) of

                                      165

Certificates representing more than 50% of the Voting Rights allocated to the
Controlling Class, (ii) the resignation or removal of the Person acting as
Controlling Class Representative or (iii) a determination by the Trustee that the Controlling Class has changed, the Trustee shall promptly notify the
Depositor and the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Trustee or identified thereto by the Depository or the Depository Participants, the Certificate
Owners) of the Controlling Class that they may select a Controlling Class
Representative. Such notice shall set forth the process for selecting a
Controlling Class Representative, which shall be the designation of the
Controlling Class Representative by the Holders (or Certificate Owners) of
Certificates representing more than 50% of the Voting Rights allocated to the
Controlling Class by a writing delivered to the Trustee. No appointment of any
Person as a Controlling Class Representative shall be effective until such
Person provides the Trustee and the Master Servicer with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial
Controlling Class Representative shall be JER Investors Trust Inc. without need for further designation or notice.

          (b) Within ten (10) Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from the Master Servicer or Special Servicer, the
Trustee shall, to the extent in its possession, deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder
(or, in the case of Book-Entry Certificates, to the extent actually known to a
Responsible Officer of the Trustee or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Trustee shall be entitled to conclusively rely on information provided to it by the Depository, and the Master Servicer and the Special Servicer shall be entitled to conclusively rely on such information provided by the Trustee with respect to any obligation or right hereunder that the Master Servicer and the
Special Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or, if applicable,
Certificate Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a
Controlling Class Representative, the Trustee shall notify the other parties to this Agreement of such event. The expenses incurred by the Trustee in connection with obtaining information from the Depository or Depository Participants with respect to any Book-Entry Certificate shall be expenses of the Trust Fund payable out of the Collection Account pursuant to Section 3.05(a).

          (c) A Controlling Class Representative may at any time resign as such by giving written notice to the Trustee and to each Holder (or, in the case of
Book-Entry Certificates, Certificate Owner) of the Controlling Class. The
Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of
Certificates representing more than 50% of the Voting Rights allocated to the
Controlling Class shall be entitled to remove any existing Controlling Class
Representative by giving written notice to the Trustee and to such existing
Controlling Class Representative.

          (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.25 each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Holders (or, in the case of Book-Entry
Certificates, the Certificate Owners) of Certificates representing more than 50%
of the Voting Rights allocated to the Controlling Class, by aggregate
Certificate Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Trustee and each other Holder (or, in the case of

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Book-Entry Certificates, Certificate Owner) of the Controlling Class, in
writing, of the resignation or removal of such Controlling Class Representative.

          (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata according to their respective
Percentage Interests in such Class, and not by the Trust Fund. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this Agreement or any particular Mortgage Loan, the Controlling Class Representative shall immediately notify the Trustee, the
Master Servicer and the Special Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special Servicer, (i) the Controlling Class Representative had
acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii) there is no potential for the Special Servicer or the Trust Fund to be an adverse party in such action as regards the
Controlling Class Representative) the Special Servicer on behalf of the Trust
Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the
Controlling Class Representative.

          SECTION 3.26 Servicing of and Certain Matters Regarding a Loan
                       Combination.

          (a) Subject to the related Co-Lender Agreement, each Loan Combination shall be serviced pursuant to this Agreement as Serviced Loan(s), and servicing and administration of the related Non-Trust Loan(s) shall continue hereunder for so long as the related Combination Mortgage Loan(s) or any related Loan
Combination REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Non-Trust Loan Noteholder(s) to or for the benefit of the Trust Fund or any party hereto in accordance with the related
Co-Lender Agreement remain due and owing; provided, however, if a Non-Trust Loan is securitized, the Master Servicer's servicing obligations and duties with respect to such Non-Trust Loan shall be limited to those obligations and duties described in the related Co-Lender Agreement and this Agreement. In addition, the obligations and responsibilities under this Agreement of the Depositor, the
Master Servicer, the Special Servicer and the Trustee shall terminate with respect to a Non-Trust Loan if, when and to the extent that (i) the related
Combination Mortgage Loan has been paid in full or is no longer part of the
Trust Fund, (ii) the related Loan Combination REO Property is no longer part of the Trust Fund and (iii) no amounts payable by the related Non-Trust Loan
Noteholder to or for the benefit of the Trust Fund or any party hereto in accordance with the related Co-Lender Agreement remain due and owing.

          (b) Notwithstanding the foregoing, the following considerations shall apply with respect to the servicing of a Non-Trust Loan:

               (i) none of the Master Servicer, the Special Servicer or the
     Trustee shall make any P&I Advance in respect of, or any Servicing Advance solely in respect of, a Non-Trust Loan; and

               (ii) the Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Non-Trust Loan
     Noteholder(s) to the extent required by the related Co-Lender Agreement.

          (c) Except in the case of the ShopKo Portfolio Loan Combination, which is specifically addressed in Section 6.12, the Master Servicer shall timely provide to each Non-Trust Loan

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Noteholder any reports or notices required to be delivered to such Non-Trust
Loan Noteholder pursuant to the related Co-Lender Agreement, and the Special
Servicer shall cooperate with the Master Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

          (d) Except in the case of the ShopKo Portfolio Loan Combination, which is specifically addressed in Section 6.12, the parties hereto acknowledge that, with respect to a Combination Mortgage Loan, the related Non-Trust Loan
Noteholder(s) have certain consent and direction rights as set forth in the related Co-Lender Agreement and agree to take such actions contemplated by the related Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow the related Non-Trust Loan
Noteholder(s) to exercise such rights.

          (e) The parties hereto acknowledge that a Non-Trust Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Master Servicer, the
Special Servicer or any Certificateholder or (2) have any liability to the
Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Co-Lender Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Non-Trust Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the
Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Non-Trust Loan Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in the interests of such Non-Trust
Loan Noteholder or its affiliates.

          (f) The parties hereto, the Controlling Class Representative, by its acceptance of its rights and obligations set forth herein, and each
Certificateholder, by its acceptance of a Certificate, hereby acknowledge the right of a Non-Trust Loan Noteholder, upon the occurrence of certain specified events under the related Co-Lender Agreement, to purchase the related
Combination Mortgage Loan from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in the related Co-Lender
Agreement, and the parties hereto agree to take such actions contemplated by such Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow such Non-Trust Loan Noteholder to purchase the related Combination Mortgage Loan from the Trust. Such purchase right of the related Non-Trust Loan Noteholder(s) shall be superior to the corresponding purchase options set forth in Section 3.18(c).

          (g) In connection with any purchase of a Combination Mortgage Loan, pursuant to or as contemplated by Section 3.26(f), the Master Servicer or the
Special Servicer shall (i) if it receives the applicable purchase price (as provided in the related Co-Lender Agreement) and/or any other amounts payable in connection with the purchase, deposit same, or remit same to the Master Servicer for deposit, as applicable, into the Collection Account and so notify the
Trustee; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee. In addition, upon its receipt of a Request for Release from the Master Servicer, the Trustee shall: (i) deliver the related Mortgage
File to the Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of such
Combination Mortgage Loan in the appropriate transferee, without recourse, representations or warranties.

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          (h) Each of the rights of a Non-Trust Loan Noteholder under or contemplated by this Section 3.26 shall be exercisable by a designee thereof on its behalf; provided that the Master Servicer, the Special Servicer and the
Trustee are provided with written notice by the related Non-Trust Loan
Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

          (i) If a Non-Trust Loan Noteholder purchases the related Combination
Mortgage Loan as contemplated by Section 3.26(f), or if any Person purchases such Combination Mortgage Loan as a Defaulted Mortgage Loan pursuant to Section
3.18, then (subject to the related Co-Lender Agreement) the Person effecting the purchase must also pay and/or reimburse to the Master Servicer, the Special
Servicer, the Trustee and the Depositor the respective amounts then currently due and owing to them hereunder with respect to the related Non-Trust Loan and that, pursuant to the related Co-Lender Agreement, would otherwise have been payable out of future collections on such Non-Trust Loan. Notwithstanding anything herein to the contrary, but subject to the related Co-Lender Agreement, any such purchase shall be subject to such reimbursements.

          (j) Any reference to servicing any of the Mortgage Loans in accordance with any of the related loan documents (including the related Mortgage Note and
Mortgage) shall also mean, in the case of a Loan Combination, in accordance with the related Co-Lender Agreement.

          (k) The parties hereto recognize and acknowledge the respective rights of a Non-Trust Loan Noteholder under the related Co-Lender Agreement.

          (l) In the case of the ShopKo Portfolio Loan Combination, this Section
3.26 is in addition to the provisions of Section 6.12, that specifically relate to such Loan Combination. In the event of any conflict between the terms of this
Section 3.26 (insofar as it relates to either Loan Combination) and the terms of the related Co-Lender Agreement, the related Co-Lender Agreement shall control.

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                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

          SECTION 4.01 Distributions.

          (a) On each Distribution Date, through and including the final
Distribution Date, the Trustee shall, based on, among other things, information provided by the Master Servicer and, if applicable, the Special Servicer, withdraw from the Distribution Account and apply the Available Distribution
Amount for such Distribution Date, such application to be for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

               (i) to make distributions of interest to the Holders of the Class
     A-1, Class A-2, Class A-SB and Class A-3 Certificates, from the Loan Group
     No. 1 Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior Certificates in accordance with, all
     Distributable Certificate Interest in respect of each such Class of Senior
     Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and concurrently, to make distributions of interest to the Holders of the Class A-1A Certificates, from the Loan Group No. 2 Available Distribution Amount in an amount equal to all Distributable Certificate Interest in respect of the Class A-1A
     Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and also concurrently, to make distributions of interest to the Holders of the Class X Certificates, from the Loan Group No. 1 Available Distribution Amount and/or the Loan Group
     No. 2 Available Distribution Amount, in an amount equal to all
     Distributable Certificate Interest in respect of the Class X Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the Loan Group No. 1
     Available Distribution Amount and/or the Loan Group No. 2 Available
     Distribution Amount is insufficient to pay in full the Distributable
     Certificate Interest payable as described above in respect of any Class of
     Senior Certificates on such Distribution Date, then the entire Available
     Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the Senior Certificates, up to an amount equal to, and pro rata as among the respective Classes of Senior
     Certificates in accordance with, the Distributable Certificate Interest in respect of each such Class of Senior Certificates for such Distribution
     Date and, to the extent not previously paid, for all prior Distribution
     Dates, if any;

               (ii) to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related Class Principal Balance
     (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) is reduced to the Class A-SB Planned Principal
     Balance for such Distribution Date, and second, to the Holders of the Class
     A-1 Certificates, until the related Class Principal Balance of the Class
     A-1 Certificates (after taking into account all Certificate Deferred
     Interest added thereto on such Distribution Date) is reduced to zero, and third, to the Holders of the Class A-2 Certificates, until the related
     Class Principal Balance of the Class A-2 Certificates (after taking into account all Certificate Deferred Interest added thereto on such
     Distribution Date) is reduced to zero, and fourth, to the Holders of the
     Class A-SB Certificates until the related Class Principal Balance of the
     Class A-SB Certificates (after taking into account all Certificate Deferred
     Interest added thereto, and any distributions of principal made with respect to the Class A-SB Certificates pursuant to subclause first of this

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     clause (ii), on such Distribution Date) is reduced to zero, and fifth, to the Holders of the Class A-3 Certificates, until the related Class
     Principal Balance of the Class A-3 Certificates (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date)
     is reduced to zero, in that order, in an aggregate amount for subclauses first through fifth of this clause (ii) (not to exceed the aggregate of the
     Class Principal Balances of the Class A-1, Class A-2, Class A-SB and Class
     A-3 Certificates outstanding immediately prior to, together with all
     Certificate Deferred Interest with respect to the Class A-1, Class A-2,
     Class A-SB and Class A-3 Certificates for, such Distribution Date) equal to the Loan Group No. 1 Principal Distribution Amount for such Distribution
     Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class
     Principal Balance of the Class A-1A Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-1A Certificates for, such Distribution Date) equal to the Loan
     Group No. 2 Principal Distribution Amount for such Distribution Date;
     provided that, if the portion of the Available Distribution Amount for such
     Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause (i) is less than the Principal
     Distribution Amount for such Distribution Date, then the Holders of the
     Class A-1, Class A-2, Class A-SB and Class A-3 Certificates shall have a prior right, relative to the Holders of the Class A-1A Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group No. 1 Available Distribution
     Amount for such Distribution Date, and the Holders of the Class A-1A
     Certificates shall have a prior right, relative to the Holders of the Class
     A-1, Class A-2, Class A-SB and Class A-3 Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group No. 2 Available Distribution Amount for
     such Distribution Date; and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the Class
     A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class
     H, Class J, Class K, Class L, Class M, Class N, Class O and Class P
     Certificates has previously been reduced to zero, or if the subject
     Distribution Date is the final Distribution Date, then distributions of principal will be made to the Holders of the Class A-1, Class A-2, Class
     A-SB, Class A-3 and Class A-1A Certificates pursuant to this clause (ii) up to an amount equal to, and pro rata as among such Classes of Senior
     Certificates in accordance with, the Class Principal Balance of each such
     Class of Senior Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the subject Class of
     Senior Certificates for, such Distribution Date (and without regard to Loan
     Groups or the Principal Distribution Amount for such Distribution Date);

               (iii) after the Class Principal Balance of the Class A-1A
     Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until related Class
     Principal Balance (after taking into account all Certificate Deferred
     Interest added thereto, and any distributions of principal made with respect to the Class A-SB Certificates pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to the Class
     A-SB Planned Principal Balance for such Distribution Date, and second, to the Holders of the Class A-1 Certificates, until the related Class
     Principal Balance of the Class A-1 Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause
     (ii), on such Distribution Date) is reduced to zero, and third, to the
     Holders of the Class A-2 Certificates, on a pro rata basis by balance, until the related Class Principal Balance of the Class A-2 Certificates
     (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, and fourth, to the Holders of the Class A-SB Certificates until the related Class Principal Balance of the Class A-SB Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii) and/or subclause first of this clause
     (iii), on such Distribution Date) is reduced to zero, and fifth, to the holders of the Class A-3 Certificates, until the related Class Principal
     Balance of the Class A-3 Certificates (after taking into account all
     Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately

                                      171

     preceding clause (ii), on such Distribution Date) is reduced to zero, in that order, up to an aggregate amount for subclauses first through fifth of this clause (iii) (not to exceed the aggregate of the Class Principal
     Balances of the Class A-1, Class A-2, Class A-SB and Class A-3 Certificates
     outstanding immediately prior to, together with all Certificate Deferred
     Interest with respect to the Class A-1, Class A-2, Class A-SB and Class A-3
     Certificates for, such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1, Class A-2, Class A-SB and
     Class A-3 Certificates on such Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of (A) the
     Loan Group No. 2 Principal Distribution Amount for such Distribution Date, over (B) the distributions of principal made with respect to the Class A-1A
     Certificates on such Distribution Date pursuant to the immediately preceding clause (ii);

               (iv) after the aggregate of the Class Principal Balances of the
     Class A-1, Class A-2, Class A-SB and Class A-3 Certificates has been reduced to zero, to make distributions of principal to the Holders of the
     Class A-1A Certificates, up to an amount (not to exceed the Class Principal
     Balance of the Class A-1A Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class
     A-1A Certificates for, such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such
     Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group No. 1 Principal Distribution Amount for such
     Distribution Date, over (B) the aggregate distributions of principal made with respect to the Class A-1, Class A-2, Class A-SB and/or Class A-3
     Certificates on such Distribution Date pursuant to clause (ii) above;

               (v) to make distributions to the Holders of the Class A-1, Class
     A-2, Class A-SB, Class A-3 and Class A-1A Certificates, up to an amount equal to, pro rata as among such Classes of Senior Class A Certificates in accordance with, and in reimbursement of, all Realized Losses and
     Additional Trust Fund Expenses, if any, previously allocated to each such
     Class of Senior Certificates and not previously reimbursed;

               (vi) to make distributions of interest to the Holders of the
     Class A-M Certificates, up to an amount equal to all Distributable
     Certificate Interest in respect of such Class of Certificates for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any;

               (vii) after the Class Principal Balances of the Class A-1, Class
     A-2, Class A-SB, Class A-3 and Class A-1A Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-M
     Certificates, up to an amount (not to exceed the Class Principal Balance of the Class A-M Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-M
     Certificates for, such Distribution Date) equal to the entire Principal
     Distribution Amount for such Distribution

                                      172

     Date (net of any portion thereof distributed on such Distribution Date to the Holders of any Class of Senior Class A Certificates pursuant to any prior clause of this Section 4.01(a)); provided that, on the final
     Distribution Date, distributions of principal pursuant to this clause (vii)
     shall be made up to the Class Principal Balance of the Class A-M
     Certificates outstanding immediately prior to, together with all
     Certificate Deferred Interest with respect to the Class A-M Certificates for, such Distribution Date;

               (viii) to make distributions to the Holders of the Class A-M
     Certificates, up to an amount equal to, and in reimbursement of, all
     Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class A-M Certificates and not previously reimbursed;

               (ix) to make distributions of interest to the Holders of the
     Class A-J Certificates, up to an amount equal to all Distributable
     Certificate Interest in respect of such Class of Certificates for such
     Distribution Date and, to the extent not previously paid, for all prior
     Distribution Dates, if any;

               (x) after the Class Principal Balance of the Class A-M
     Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class A-J Certificates, up to an amount (not to exceed the Class Principal Balance of the Class A-J Certificates
     outstanding immediately prior to, together with all Certificate Deferred
     Interest with respect to the Class A-J Certificates for, such Distribution
     Date) equal to the entire Principal Distribution Amount for such
     Distribution Date (net of any portion thereof distributed on such
     Distribution Date to the Holders of any other Class of Principal Balance
     Certificates pursuant to any prior clause of this Section 4.01(a));
     provided that, on the final Distribution Date, distributions of principal pursuant to this clause (x) shall be made up to the Class Principal Balance of the Class A-J Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-J
     Certificates for, such Distribution Date; and

               (xi) to make distributions to the Holders of the remaining
     Classes of the Regular Certificates as provided in Section 4.01(b).

          All distributions of interest, if any, made with respect to the Class
X Certificates on any Distribution Date, pursuant to this Section 4.01(a), shall be made, and shall be deemed to have been made, in respect of the various Class
X Components, pro rata in accordance with the respective amounts of
Distributable Component Interest in respect of such Class X Components for such
Distribution Date and, to the extent not previously deemed paid pursuant to this paragraph, for all prior Distribution Dates, if any.

          (b) On each Distribution Date, through and including the final
Distribution Date, after making the distributions with respect to the Senior
Certificates, the Class A-M Certificates and the Class A-J Certificates provided for in Section 4.01(a), the Trustee shall, based on, among other things, information provided by the Master Servicer and, if applicable, the Special
Servicer, apply the remaining portion, if any, of the Available Distribution
Amount for such Distribution to make the distributions described in the next paragraph to the Holders of the various Classes of the Class B Through P
Certificates, such distributions to be made sequentially among such Classes of
Certificateholders in the alphabetic order of the Class designations of their respective Certificates (beginning with the Class B Certificates and ending with the Class P Certificates), in each case to the

                                      173

extent of the Remaining Available Distribution Amount with respect to the subject Class of Certificates for such Distribution Date.

          On each Distribution Date, through and including the final
Distribution Date, the Holders of each Class of the Class B Through P
Certificates will be entitled to receive, subject to the Remaining Available
Distribution Amount with respect to such Class of Certificates for such
Distribution Date, the following distributions in the following order of priority, in each case to the extent of the remaining available funds:

          first, distributions of interest, up to an amount equal to all
     Distributable Certificate Interest with respect to the subject Class of
     Certificates for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any;

          second, distributions of principal, up to an amount (not to exceed the
     Class Principal Balance of the subject Class of Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the subject Class of Certificates for, such Distribution Date)
     equal to the Remaining Principal Distribution Amount with respect to the subject Class of Certificates for such Distribution Date (or, if such
     Distribution Date is the final Distribution Date, then up to an amount equal to the entire Class Principal Balance of the subject Class of
     Certificates immediately prior to such Distribution Date); and

          third, reimbursements of any and all Realized Losses and Additional
     Trust Fund Expenses, if any, previously allocated to the subject Class of
     Certificates pursuant to Section 4.04(a) and not previously reimbursed;

provided that no distributions of principal will be made with respect to any
Class of the Class B Through P Certificates until the reduction to zero of the
Class Principal Balance of each Class of the Class A-1, Class A-2, Class A-SB,
Class A-3, Class A-1A, Class A-M and Class A-J Certificates, as well as the
Class Principal Balance of each other Class of the Class B Through P
Certificates, if any, that has an earlier alphabetic Class designation (that is,
"Class B" comes before "Class C", "Class C" comes before "Class D", and so forth) than does the subject Class of Certificates.

          (c) On each Distribution Date, through and including the Final
Distribution Date, after making the distributions with respect to the Regular
Certificates provided for in Sections 4.01(a) and 4.01(b), the Trustee shall apply the remaining portion, if any, of the Available Distribution Amount for such Distribution Date to make distributions to the Holders of the Class R
Certificates.

          (d) On each Distribution Date, the Trustee shall withdraw from the
Distribution Account any amounts that represent Prepayment Premiums and/or Yield
Maintenance Charges actually received on the Mortgage Loans and any REO Mortgage
Loans during the related Collection Period (in each case, net of any Liquidation
Fees payable in connection with the receipt thereof) and shall be deemed to distribute each such Prepayment Premium and/or Yield Maintenance Charge from
REMIC I to REMIC II in respect of REMIC I Regular Interest A-1 (whether or not such REMIC I Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such
Prepayment Premium and/or Yield Maintenance Charge, as additional yield, as follows:

               (i) first, to the Holders of the respective Classes of Principal
     Balance Certificates (other than any Excluded Class thereof) entitled to distributions of principal on such Distribution Date, pursuant to Section
     4.01(a) or 4.01(b), as applicable, with respect to the Loan

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     Group that includes the prepaid Mortgage Loan or REO Mortgage Loan, as the case may be, up to an amount equal to, and pro rata based on, the
     Additional Yield Amounts for each such Class of Certificates for such
     Distribution Date with respect to the subject Prepayment Premium or Yield
     Maintenance Charge, as the case may be; and

               (ii) second, to the Holders of the Class X Certificates, up to any remaining portion of such Yield Maintenance Charges and/or Prepayment
     Premiums.

          Any distributions of additional interest, in the form of Yield
Maintenance Charges and/or Prepayment Premiums, made with respect to the Class X
Certificates on any Distribution Date pursuant to this Section 4.01(d) shall be allocated among the respective Class X Components on a pro rata basis in accordance with the relative amounts by which their respective Component
Notional Amounts declined as a result of deemed distributions of principal on the REMIC I Regular Interests on such Distribution Date pursuant to Section
4.01(k) (or, if there were no such declines, then on a pro rata basis in accordance with the relative sizes of their respective Component Notional
Amounts).

          (e) On each Distribution Date, the Trustee shall withdraw from the
Additional Interest Account any amounts that represent Additional Interest actually collected during the related Collection Period on the ARD Mortgage
Loans and any successor REO Mortgage Loans with respect thereto and shall distribute such amounts to the Holders of the Class Y Certificates.

          (f) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding
Certificates in such Class based on their respective Percentage Interests.
Except as otherwise provided below, all such distributions with respect to each
Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five (5) Business Days prior to (or, in the case of the first Distribution Date, no later than) the related Record Date
(which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance
Certificate, without regard to any possible future reimbursement of any Realized
Loss or Additional Trust Fund Expense previously allocated to such Certificate)
will be made in a like manner, but only upon presentation and surrender of such
Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized
Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Trustee was subsequently notified in writing. If such check is returned to the Trustee, the Trustee, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the
Trustee shall be set aside by the Trustee and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in

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trust hereunder. If the Trustee has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Trustee shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R Certificates. Distributions in
reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated to a Class of Principal Balance Certificates shall not constitute distributions of principal and shall not result in reduction of the related
Class Principal Balance.

          (g) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Registrar, the Depositor or the Master Servicer
shall have any responsibility therefor except as otherwise provided by this
Agreement or applicable law. The Trustee and the Depositor shall perform their respective obligations under a Letter of Representations among the Depositor, the Trustee and the Initial Depository dated as of the Closing Date.

          (h) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates
nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

          (i) Except as otherwise provided in Section 9.01, whenever the Trustee expects that, or receives written notification that, the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense
previously allocated to such Class of Certificates) will be made on the next
Distribution Date, the Trustee shall, as soon as reasonably possible (and, in any event, no later than five (5) days after the related Determination Date), mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

               (i) the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

               (ii) no interest shall accrue on such Certificates from and after such Distribution Date.

          Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or
Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Trustee shall mail a second notice to the remaining non-tendering
Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not

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have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering
Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former
Holder on any amount held in trust pursuant to this paragraph. If all of the
Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Trustee shall, subject to applicable law, distribute to the Holders of the Class R Certificates all unclaimed funds and other assets which remain subject thereto.

          (j) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to
Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The Certificate Registrar shall promptly provide the Trustee with any IRS Forms W-9, W-8BEN, W-8IMY (and all appropriate attachments) or W-8ECI upon its receipt thereof. The consent of
Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such
Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

          (k) All distributions made in respect of each Class of Principal
Balance Certificates on each Distribution Date (including the final Distribution
Date) pursuant to Section 4.01(a), Section 4.01(b) or Section 4.01(l) shall be deemed to have first been distributed from REMIC I to REMIC II with respect to the Corresponding REMIC I Regular Interest for such Class of Certificates; and
all distributions made with respect to the Class X Certificates on each
Distribution Date pursuant to Section 4.01(a) and allocable to any particular
Class X Component, shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the Corresponding REMIC I Regular Interest for such
Class X Component. In each case, if such distribution on any Class of Regular
Certificates was a distribution of accrued interest, of principal or in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated thereto, then the corresponding distribution deemed to be made on a
REMIC I Regular Interest pursuant to the preceding sentence shall be deemed to also be, respectively, a distribution of accrued interest, of principal or in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such REMIC I Regular Interest.

          (l) On each Distribution Date, the Trustee shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of each Class of Principal Balance Certificates (in the same order of payment as provided for such reimbursements in Section 4.01(a)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any,
previously deemed allocated thereto and remaining unreimbursed after application of the Available Distribution Amount for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account pursuant to the preceding sentence shall first be deemed to have been distributed to the Corresponding REMIC I Regular
Interest in reimbursement of Realized Losses and Additional Trust Fund Expenses
previously allocated thereto. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Class Principal Balances of the respective Classes of the
Principal Balance Certificates with respect to which such distributions are being made. Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional
Trust Fund

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Expenses and upon termination of the Trust Fund, any amounts remaining in the
Gain-on-Sale Reserve Account shall be distributed to the Class R
Certificateholders.

          SECTION 4.02 Statements to Certificateholders: CMSA Loan Periodic
                       Update File.

          (a) On each Distribution Date, the Trustee shall make available or forward by mail (or by electronic transmission acceptable to the recipient) to each Certificateholder, each initial Certificate Owner and (upon written request made to the Trustee) each subsequent Certificate Owner (as identified to the reasonable satisfaction of the Trustee), the Depositor, the Master Servicer, the
Special Servicer, each Non-Trust Loan Noteholder, the Underwriters and each
Rating Agency, a statement substantially in the form attached hereto as Exhibit
F (a "Distribution Date Statement"), as to the distributions made on such
Distribution Date, based on, among other things, information provided to it by the Master Servicer and, if applicable, the Special Servicer, setting forth, without limitation:

               (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates allocable to principal;

               (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates allocable to interest;

               (iii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Prepayment
     Premiums and/or Yield Maintenance Charges;

               (iv) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Certificates in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses;

               (v) the total payments and other collections Received by the
     Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), and the Available
     Distribution Amount, the Loan Group No. 1 Available Distribution Amount and
     the Loan Group No. 2 Available Distribution Amount for such Distribution
     Date;

               (vi) (A) the aggregate amount of P&I Advances made in respect of such Distribution Date with respect to the Mortgage Pool pursuant to
     Section 4.03, including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I
     Advances with respect to the Mortgage Pool that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master Servicer, the Trustee or any Fiscal Agent in respect of such unreimbursed P&I Advances in accordance with Section 4.03(d) as of the close of business on the related
     Determination Date, (B) the aggregate amount of unreimbursed Servicing
     Advances as of the close of business on the related Determination Date and
     (C) the aggregate amount of all unreimbursed Nonrecoverable Advances as of the close of business on the related Determination Date;

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               (vii) the aggregate unpaid principal balance of the Mortgage
     Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding as of the close of business on the related Determination Date;

               (viii) the aggregate Stated Principal Balance of the Mortgage
     Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding immediately before and immediately after such Distribution Date;

               (ix) the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the
     Mortgage Loans as of the close of business on the related Determination
     Date;

               (x) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date) and aggregate Stated
     Principal Balance (immediately after such Distribution Date) of Mortgage
     Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent more than 89 days, (D) as to which foreclosure proceedings have been commenced, and (E) to the actual knowledge of the Master Servicer or
     Special Servicer in bankruptcy proceedings;

               (xi) as to each Mortgage Loan referred to in the preceding clause
     (x) above, (A) the loan number thereof, (B) the Stated Principal Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

               (xii) with respect to any Mortgage Loan as to which a Liquidation
     Event occurred during the related Collection Period (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation
     Proceeds and other amounts received in connection with such Liquidation
     Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

               (xiii) with respect to any Mortgage Loan that was the subject of any material modification, extension or waiver during the related
     Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

               (xiv) with respect to any Mortgage Loan as to which an uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Mortgage Loan or the interests of the
     Certificateholders therein is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such Breach or Document Defect, as the case may be, and (D) the status of such Breach or Document Defect, as the case may be, including any actions known to the Trustee that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

               (xv) with respect to any Mortgage Loan as to which the related
     Mortgaged Property became an REO Property during the related Collection
     Period, the loan number of such Mortgage Loan and the Stated Principal
     Balance of such Mortgage Loan as of the related date of acquisition;

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               (xvi) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related
     Mortgage Loan, the book value of such REO Property and the amount of REO
     Revenues and other amounts, if any, received by the trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the
     Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

               (xvii) with respect to any REO Property included in the Trust
     Fund as to which a Final Recovery Determination was made during the related
     Collection Period, (A) the loan number of the related Mortgage Loan, (B)
     the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination (separately identifying the portion thereof allocable to distributions on the Certificates), and
     (C) the amount of any Realized Loss in respect of the related REO Mortgage
     Loan in connection with such Final Recovery Determination;

               (xviii) the Accrued Certificate Interest and Distributable
     Certificate Interest in respect of each Class of Regular Certificates for such Distribution Date;

               (xix) any unpaid Distributable Certificate Interest in respect of each Class of Regular Certificates, after giving effect to the distributions made on such Distribution Date;

               (xx) the Pass-Through Rate for each Class of Regular Certificates for such Distribution Date;

               (xxi) the Principal Distribution Amount, the Loan Group No. 1
     Principal Distribution Amount and the Loan Group No. 2 Principal
     Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal received during the related
     Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

               (xxii) the aggregate of all Realized Losses incurred during the related Collection Period and all Additional Trust Fund Expenses incurred during the related Collection Period;

               (xxiii) the aggregate of all Realized Losses and Additional Trust
     Fund Expenses that were allocated on such Distribution Date;

               (xxiv) the Class Principal Balance of each Class of Principal
     Balance Certificates and the Class Notional Amount of the Class X
     Certificates outstanding immediately before and immediately after such
     Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such
     Distribution Date;

               (xxv) the Certificate Factor for each Class of Regular
     Certificates immediately following such Distribution Date;

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               (xxvi) the aggregate amount of interest on P&I Advances paid to the Master Servicer, the Trustee and any Fiscal Agent with respect to the
     Mortgage Pool during the related Collection Period in accordance with
     Section 4.03(d);

               (xxvii) the aggregate amount of interest on Servicing Advances paid to the Master Servicer, the Trustee, any Fiscal Agent and the Special
     Servicer with respect to the Mortgage Pool during the related Collection
     Period in accordance with Section 3.03(d);

               (xxviii) the aggregate amount of servicing compensation
     (separately identifying the amount of each category of compensation) paid to the Master Servicer and the Special Servicer during the related
     Collection Period;

               (xxix) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount as of the related Determination Date;

               (xxx) the then-current credit support levels for each Class of
     Regular Certificates;

               (xxxi) the original and then-current ratings for each Class of
     Regular Certificates;

               (xxxii) the aggregate amount of Prepayment Premiums and Yield
     Maintenance Charges with respect to the Mortgage Pool and each Loan Group collected during the related Collection Period;

               (xxxiii) the amounts, if any, actually distributed with respect to the Class Y Certificates or Class R Certificates on such Distribution
     Date;

               (xxxiv) a brief description of any uncured Event of Default known to the Trustee (to the extent not previously reported) and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of Regulation AB that can, in the
     Trustee's reasonable judgment, be included on the Distribution Date
     Statement without undue difficulty; and

               (xxxv) the Record Date, the Interest Accrual Period, the
     Determination Date and the Collection Period that correspond to such
     Distribution Date.

          In the case of information to be furnished pursuant to clauses (i)
through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single
Certificate. In the case of information provided to the Trustee as a basis for information to be furnished pursuant to clauses (x) through (xvii), (xxviii) and
(xxxiv) above, insofar as the underlying information is solely within the control of the Special Servicer, the Trustee and the Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special
Servicer.

          The Trustee may rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

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          On each Distribution Date, the Trustee shall make available to each
Privileged Person (or, following receipt of written direction of the Depositor, the general public) via its Internet Website, (i) the related Distribution Date
Statement, (ii) the CMSA Loan Periodic Update File, CMSA Loan Setup File, CMSA
Bond Level File, and CMSA Collateral Summary File, (iii) the Unrestricted
Servicer Reports, (iv) as a convenience for Privileged Persons (or, following receipt of the written direction from the Depositor specified in the first parenthetical in this sentence, interested parties) (and not in furtherance of the distribution thereof under the securities laws), the Prospectus Supplement, the Prospectus and this Agreement, and (v) any other items at the request of the
Depositor.

          In addition, on each Distribution Date, the Trustee shall make available via its Internet Website, on a restricted basis, (i) the Restricted
Servicer Reports, (ii) the CMSA Property File and (iii) any other items at the request of the Depositor. The Trustee shall provide access to such restricted reports, upon request, to each Privileged Person.

          The Trustee shall not be obligated to make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet Website and assumes no responsibility therefor. In addition, the Trustee may disclaim responsibility for any information distributed by the Trustee for which it is not the original source.

          In connection with providing access to the Trustee's Internet Website, the Trustee, may require registration and the acceptance of a disclaimer. The
Trustee shall not be liable for the dissemination of information in accordance herewith and in compliance with the terms of this Agreement.

          Absent manifest error, none of the Master Servicer or the Special
Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by the Master
Servicer or the Special Servicer, as applicable. The Trustee shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section 4.02(a).
Neither the Trustee, the Master Servicer nor the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

          Within a reasonable period of time after the end of each calendar year, the Trustee shall, upon request, send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to such Certificateholder during such calendar year (or the applicable portion thereof that such Person was a Certificateholder) pursuant to clauses (i), (ii), (iii) and (iv) of the description of "Distribution Date Statement" above and such other information as may be required to enable such Certificateholder to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

          If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive
Certificate evidencing its ownership interest in the related Class of Book-Entry
Certificates, then the Trustee shall mail or cause the mailing of, or provide electronically or cause the provision electronically

                                       182

of, such statements, reports and/or other written information to such
Certificate Owner upon the request of such Certificate Owner made in writing to the Corporate Trust Office (accompanied by current verification of such
Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Trustee shall be furnished to any such
Person via overnight courier delivery or facsimile from the Trustee; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

          The Trustee shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special Servicer or Master
Servicer, as applicable, and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Trustee or the Master Servicer to violate any applicable law prohibiting disclosure of information with respect to any Mortgagor and the failure of the Trustee, Master
Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

          (b) Not later than 12:00 p.m., New York City time, on the second
Business Day preceding each Distribution Date, the Master Servicer shall furnish to the Trustee, the Depositor, the Special Servicer and the Underwriters, by
electronic transmission (or in such other form to which the Trustee, the
Depositor, the Special Servicer or the Underwriters, as the case may be, and the
Master Servicer may agree), an accurate and complete CMSA Loan Periodic Update
File providing the required information for the Mortgage Loans as of such
Determination Date. Not later than 2:00 p.m. New York City time on the second
Business Day preceding each Distribution Date, the Master Servicer shall deliver to the Trustee notice of the Discount Rate applicable to each Principal
Prepayment received in the related Collection Period.

          In the performance of its obligations set forth in Section 4.05, and its other duties hereunder, the Trustee may conclusively rely on reports provided to it by the Master Servicer, and the Trustee shall not be responsible to recompute, recalculate or verify the information provided to it by the Master
Servicer. In the case of information to be furnished by the Master Servicer to the Trustee pursuant to this Section 4.02(b), insofar as such information is solely within the control of the Special Servicer, the Master Servicer shall have no obligation to provide such information until it has received such information from the Special Servicer, shall not be in default hereunder due to a delay in providing a complete CMSA Loan Periodic Update File caused by the
Special Servicer's failure to timely provide any report required under this
Agreement and may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

          SECTION 4.03 P&I Advances.

          (a) On or before 1:30 p.m., New York City time, on each P&I Advance
Date, the Master Servicer shall (i) apply amounts in the Collection Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section 4.03(c) below, remit from its own funds to the Trustee for deposit into the Distribution
Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date. The Master Servicer may also make P&I Advances in the form of any combination of clauses (i) and (ii) above aggregating the total amount of P&I Advances to be made. Any amounts held in the
Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master

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Servicer's records and replaced by the Master Servicer by deposit in the
Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m., New York City time, on any P&I Advance Date, the
Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the
Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of the Master Servicer by facsimile transmission sent to (913) 253-9001 (or such alternative number provided by the Master Servicer to the Trustee in writing) and by telephone at
(913) 253-9000 or (913) 253-9400 (or such alternative number provided by the
Master Servicer to the Trustee in writing) as soon as possible, but in any event before 4:00 p.m., New York City time, on such P&I Advance Date. If the Trustee does not receive the full amount of such P&I Advances by 10:00 a.m., New York
City time, on the related Distribution Date, then, subject to Section 4.03(c),
(i) the Trustee (or a Fiscal Agent on its behalf) shall, no later than 11:00
a.m., New York City time, on such related Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the Master
Servicer on such P&I Advance Date, and (ii) the provisions of Sections 7.01 and
7.02 shall apply. If the Trustee fails to make any such P&I Advance on the related Distribution Date, but any Fiscal Agent makes such P&I Advance on such date, then the Trustee shall be deemed not to be in default hereunder.

          (b) The aggregate amount of P&I Advances to be made by the Master
Servicer, the Trustee or any Fiscal Agent in respect of the Mortgage Pool for any Distribution Date shall, subject to Section 4.03(c) below, be equal to the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed
Periodic Payments, net of related Master Servicing Fees, due or deemed due, as the case may be, in respect of the Mortgage Loans (including, without limitation, Balloon Mortgage Loans delinquent as to their respective Balloon
Payments) and any REO Mortgage Loans on their respective Due Dates during the related Collection Period to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected (including as net income from
REO Properties) as of the close of business on the last day of related
Collection Period; provided that, (i) if the Periodic Payment on any Mortgage
Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20, or if the final maturity on any Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section
3.20, and the Periodic Payment due and owing during the extension period is less than the related Assumed Periodic Payment, then the Master Servicer, the Trustee or any Fiscal Agent shall, as to such Mortgage Loan only, advance only the amount of the Periodic Payment due and owing after taking into account such reduction (net of related Master Servicing Fees) in the event of subsequent delinquencies thereon; and (ii) if it is determined that an Appraisal Reduction
Amount exists with respect to any Required Appraisal Mortgage Loan (or that an
Appraisal Reduction Amount exists with respect to the ShopKo Portfolio Loan
Combination and a portion is allocable to the ShopKo Portfolio Mortgage Loan or any successor REO Mortgage Loan with respect thereto), then, with respect to the
Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal
Reduction Amount exists, the Master Servicer, the Trustee or the Fiscal Agent
(if any) will be required in the event of subsequent delinquencies to advance in respect of the subject Mortgage Loan or REO Mortgage Loan, as the case may be, only an amount equal to the sum of (A) the amount of the interest portion of the
P&I Advance that would otherwise be required without regard to this clause (y), minus 1/12th of the product of (1)

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such Appraisal Reduction Amount (or, in the case of the ShopKo Portfolio
Mortgage Loan or any successor REO Mortgage Loan with respect thereto, solely the portion of any Appraisal Reduction Amount with respect to the ShopKo
Portfolio Loan Combination that is allocable to such Mortgage Loan or REO
Mortgage Loan, as the case may be, in accordance with, or as contemplated by, the definition of "Appraisal Reduction Amount") and (2) the weighted average of the per annum Pass-Through Rates for such Distribution Date applicable to the respective Classes of Principal Balance Certificates to which such Appraisal
Reduction Amount (or the applicable portion thereof) is allocated pursuant to
Section 4.04(e), weighted on the basis of the respective portions of such
Appraisal Reduction Amount allocable to such Classes, and (B) the amount of the principal portion of the P&I Advance that would otherwise be required without regard to this clause (y).

          (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the Master
Servicer that it has made a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Fiscal Agent (if any), the Trustee and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including Appraisals (the cost of which may be paid out of the Collection
Account pursuant to Section 3.03(e)) (or, if no such Appraisal has been performed pursuant to this Section 4.03(c), a copy of an Appraisal of the related Mortgaged Property performed within the twelve (12) months preceding such determination), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Properties, engineers' reports, environmental surveys and any similar reports that the
Master Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by the Master
Servicer. In making a recoverability determination the applicable Person will be entitled, but not obligated, to consider (among other things) the obligations of the related Mortgagor under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged
Property in its "as is" or then current conditions and occupancies, as modified by such Person's reasonable assumptions (consistent with the Servicing Standard)
regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard)
(among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and the Master Servicer
(consistent with the Servicing Standard) and the Trustee each may obtain from the Special Servicer any Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.

          With respect to the ShopKo Portfolio Mortgage Loan or any successor
REO Mortgage Loan with respect thereto, the Master Servicer shall make its determination that it has made a Nonrecoverable P&I Advance on such Mortgage
Loan or any successor REO Mortgage Loan with respect thereto or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan or any successor REO Mortgage Loan with respect thereto independently of any determination made by the servicer with respect to a commercial mortgage securitization holding the promissory note for one of the ShopKo Portfolio Non-Trust Loans. If the Master Servicer determines, in accordance with the provisions of this Agreement, that a proposed P&I Advance with respect to the ShopKo Portfolio Mortgage Loan or any successor REO Mortgage
Loan

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with respect thereto, if made, or any outstanding P&I Advance with respect to such Mortgage Loan or any successor REO Mortgage Loan with respect thereto previously made, would be, or is, as applicable, a Nonrecoverable Advance, the
Master Servicer will be required to provide the servicer of each securitization that holds the promissory note for a ShopKo Portfolio Non-Trust Loan written notice of such determination within one (1) Business Day of the date of such determination.

          On the fourth Business Day before each Distribution Date, the Special
Servicer shall report to the Master Servicer the Special Servicer's determination as to whether each P&I Advance made with respect to any previous
Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan is a
Nonrecoverable P&I Advance. The Master Servicer, the Trustee and the Fiscal
Agent (if any) shall rely, conclusively, on such determination that a P&I
Advance is or would be a Nonrecoverable P&I Advance, and may rely conclusively on such a determination that a P&I Advance is not or would not be a
Nonrecoverable P&I Advance. The Trustee and the Fiscal Agent (if any) shall be entitled to rely, conclusively, on any determination by the Master Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance (and the Trustee or the Fiscal Agent (if any), as applicable, shall rely on the Master Servicer's determination that the P&I Advance would be a Nonrecoverable P&I Advance if the
Trustee or the Fiscal Agent (if any), as applicable, determines that it does not have sufficient time to make such determination); provided, however, that, if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer that such P&I Advance would be
Nonrecoverable P&I Advance, the Trustee or the Fiscal Agent (if any) shall make such Advance within the time periods required by Section 4.03(a) unless the
Trustee or the Fiscal Agent (if any), as applicable, in good faith, makes a determination prior to the times specified in Section 4.03(a) that such P&I
Advance would be a Nonrecoverable P&I Advance. In determining whether or not a
P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a
Nonrecoverable Advance, the Trustee shall be subject to the standards set forth in Section 8.01(a) hereunder and the Fiscal Agent (if any) shall use its reasonable good faith judgment.

          (d) In connection with the recovery by the Master Servicer, the
Trustee or any Fiscal Agent of any P&I Advance out of the Collection Account
pursuant to Section 3.05(a), subject to the next sentence, the Master Servicer shall be entitled to pay itself, the Trustee or such Fiscal Agent, as the case may be, out of any amounts then on deposit in the Collection Account, interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made (provided, however, no such interest shall accrue during any grace period under a Mortgage Loan) to but not including the date of reimbursement such interest to be payable, first out of late payment charges and
Penalty Interest on deposit in the Collection Account that were received on the related Mortgage Loan or REO Property during the Collection Period in which such reimbursement is made, and then from general collections on the Mortgage Pool then on deposit in the Collection Account; provided, however, that if such P&I
Advance was made with respect to a Combination Mortgage Loan or any successor
REO Mortgage Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related Loan Combination
Custodial Account in accordance with, and if available pursuant to, Section
3.05(e). Subject to the fourth paragraph of Section 3.05(a), the Master Servicer shall reimburse itself, the Trustee or the Fiscal Agent (if any), as applicable, for any outstanding P&I Advance made thereby as soon as practicable after funds available for such purpose have been received by the Master Servicer, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I
Advance as to which the corresponding payment of principal and interest or Late
Collection was received by the Master Servicer on or prior to the related P&I
Advance Date.

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          (e) In no event shall the Master Servicer, the Trustee or any Fiscal
Agent make a P&I Advance with respect to any Non-Trust Loan.

          SECTION 4.04 Allocation of Realized Losses and Additional Trust Fund
                       Expenses; Allocation of Mortgage Deferred Interest;
                       Allocation of Appraisal Reduction Amounts; and Allocation
                       of Prepayment Interest Shortfalls.

          (a) On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Trustee shall allocate to the respective Classes of Principal Balance Certificates as follows the aggregate of all Realized Losses and Additional Trust Fund Expenses that were incurred at any time following the Cut-off Date through the end of the related Collection Period and in any event that were not previously allocated pursuant to this Section
4.04(a) on any prior Distribution Date, but only to the extent that (i) the aggregate Certificate Principal Balance of the Principal Balance Certificates as
of such Distribution Date (after taking into account all of the distributions made on such Distribution Date pursuant to Section 4.01), exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, sequentially to the Class
P, Class O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class
F, Class E, Class D, Class C, Class B, Class A-J and Class A-M Certificates, in
that order, in each case until the remaining Class Principal Balance thereof has been reduced to zero; and, then, pro rata (based on remaining Class Principal
Balances) to the Class A-1 Certificates, the Class A-2 Certificates, the Class
A-SB Certificates, the Class A-3 Certificates and the Class A-1A Certificates,
until the respective remaining Class Principal Balances thereof are reduced to zero. Any allocation of Realized Losses and Additional Trust Fund Expenses to a
Class of Principal Balance Certificates shall be made by reducing the Class
Principal Balance thereof by the amount so allocated. All Realized Losses and
Additional Trust Fund Expenses, if any, allocated to a Class of Principal
Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. All
Realized Losses and Additional Trust Fund Expenses, if any, that have not been allocated to the Principal Balance Certificates as of the Distribution Date on
which the aggregate of the Class Principal Balances of such Principal Balance
Certificates has been reduced to zero, shall be deemed allocated to the Class R
Certificates.

          (b) If the Class Principal Balance of any Class of Principal Balance
Certificates is reduced on any Distribution Date pursuant to Section 4.04(a), then the REMIC I Principal Balance of such Class' Corresponding REMIC I Regular
Interest shall be deemed to have first been reduced by the exact same amount.
All such reductions in the REMIC I Principal Balances of the respective REMIC I
Regular Interests shall be deemed to be an allocation of Realized Losses and
Additional Trust Fund Expenses.

          (c) On each Distribution Date, the amount of any Mortgage Deferred
Interest added to the unpaid principal balance of any Mortgage Loan during the related Collection Period will be allocated as Certificate Deferred Interest to the respective Classes of Principal Balance Certificates as follows: first, sequentially, to the Class P, Class O, Class N, Class M, Class L, Class K, Class
J, Class H, Class G, Class F, Class E, Class D, Class C, Class B, Class A-J and
Class A-M Certificates, in that order, in each case up to the amount of the
Accrued Certificate Interest with respect to the subject Class of Certificates for such Distribution Date; and then, to the Class A-1 Certificates, Class A-2
Certificates, Class A-SB Certificates, Class A-3 Certificates and Class A-1A
Certificates, up to an amount equal to, and pro rata as among such Classes of
Certificates in accordance with, the Accrued

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Certificate Interest in respect of each such Class of Certificates for such
Distribution Date. On each Distribution Date, the Class Principal Balance of each Class of Principal Balance Certificates to which Mortgage Deferred Interest has been allocated shall be increased by the amount of Certificate Deferred
Interest with respect to such Class of Certificates for such Distribution Date.
The amount of Mortgage Deferred Interest allocated to any Class of Principal
Balance Certificates on any Distribution Date shall be allocated as REMIC I
Deferred Interest to, and will increase the REMIC I Principal Balance of, such
Class' Corresponding REMIC I Regular Interest. The allocations provided for in this Section 4.04(c) shall be made prior to any distributions or deemed distributions required to be made hereunder on the subject Distribution Date.

          (d) Any Appraisal Reduction Amount shall be allocated, only for purposes of determining the amount of P&I Advances with respect to the related
Required Appraisal Mortgage Loan and as otherwise contemplated by the definition of "Voting Rights", as follows: first, to the Class P, Class O, Class N, Class
M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class
C, Class B, Class A-J and Class A-M Certificates, in that order, up to the amount of their respective Class Principal Balances; and, then, pro rata (based on remaining Class Principal Balances) to the Class A-1 Certificates, the Class
A-2 Certificates, the Class A-SB Certificates, the Class A-3 Certificates and
the Class A-1A Certificates. On any Distribution Date, an Appraisal Reduction
Amount that otherwise would be allocated to a Class of Certificates shall be allocated to the next most subordinate Class to the extent that the Class
Principal Balance on such Distribution Date for such Class of Certificates
(prior to taking the Appraisal Reduction Amount into account) is less than the
Appraisal Reduction Amount for the Distribution Date. The Master Servicer shall report to the Trustee on or before each Determination Date all Appraisal
Reduction Amounts, and the Trustee shall report to the Master Servicer no later than 10:00 a.m. on the related P&I Advance Date the Pass-Through Rates necessary to calculate the reductions in P&I Advances required by Section 4.03.

          (e) The Net Aggregate Prepayment Interest Shortfall for any
Distribution Date shall be allocated to each Class of Regular Certificates in an amount equal to the product of (i) the amount of such Net Aggregate Prepayment
Interest Shortfall, multiplied by (ii) a fraction, the numerator of which is the
Accrued Certificate Interest with respect to such Class of Regular Certificates for such Distribution Date (net, in the case of a Class of Principal Balance
Certificates of any Certificate Deferred Interest with respect to such Class of
Principal Balance Certificates for such Distribution Date), and the denominator of which is the aggregate Accrued Certificate Interest with respect to all the
Classes of Regular Certificates for such Distribution Date (net of the aggregate
Certificate Deferred Interest with respect to all the Classes of Principal
Balance Certificates for such Distribution Date). The portion of the Net
Aggregate Prepayment Interest Shortfall for any Distribution Date that is allocable to any Class of Regular Certificates (and, more particularly, in the case of the Class X Certificates, to a particular Class X Component thereof)
shall be deemed to have first been allocated to such Class' (or, if applicable, to such Class X Component's) Corresponding REMIC I Regular Interest.

          SECTION 4.05 Calculations.

          The Trustee shall, provided it receives the necessary information from the Master Servicer and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section 4.01, Section 5.02(d) and Article
IX and the actual and deemed allocations of Realized Losses, Additional Trust
Fund Expenses and other items to be made pursuant to Section 4.04. The Trustee shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among

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Certificateholders in accordance with this Agreement, and the Trustee shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or Master Servicer. The calculations by the Trustee of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

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                                   ARTICLE V

                                THE CERTIFICATES

          SECTION 5.01 The Certificates.

          (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6 and A-7, respectively;
provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.
The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in the
Regular Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Regular Certificates will be issuable only in denominations corresponding to initial Certificate Principal
Balances or initial Certificate Notional Amounts, as the case may be, as of the
Closing Date of not less than $10,000 in the case of the Registered
Certificates, $1,000,000 in the case of the Class X Certificates, and $250,000 in the case of Non-Registered Certificates (other than the Class R, Class X and
Class Y Certificates), and in each such case in integral multiples of $1 in excess thereof. The Class Y and Class R Certificates shall be issuable in minimum denominations representing Percentage Interests in the subject Class of not less than 10%.

          (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the officers or authorized signatories of the
Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such
Certificates. No Certificate shall be entitled to any benefit under this
Agreement, or be valid for any purpose, however, unless there appears on such
Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

          SECTION 5.02 Registration of Transfer and Exchange of Certificates.

          (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at the
Corporate Trust Office), shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering
Certificates and transfers and exchanges of Certificates as herein provided. The
Certificate Registrar may appoint, by a written instrument delivered to the
Depositor, the Trustee, the Special Servicer and the Master Servicer, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe; provided that the predecessor Certificate Registrar shall not be

                                       190

relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its duties as
Certificate Registrar. The Depositor, the Trustee (if it is no longer the
Certificate Registrar), the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate
Registrar as to the information set forth in the Certificate Register. Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, together with a written copy of the communication to be sent to those other
Certificateholders, the Certificate Registrar shall promptly furnish such requesting Certificateholder with a list of the other Certificateholders of record identified in the Certificate Register at the time of the request.

          (b) No transfer of any Non-Registered Certificate or any interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification.

          If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance thereof or the initial Transfer thereof by the
Depositor, the Initial Purchasers or their respective Affiliates or, as contemplated by Section 5.03, any Transfer of a Global Certificate to a
successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit G-1 hereto, and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as either Exhibit G-2 hereto or (except in the case of the
Class R Certificates) as Exhibit G-3 hereto; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is a Qualified Institutional Buyer or (except in the case of a Class R Certificate) an Institutional Accredited Investor and that such
Transfer may be made without registration under the Securities Act (which
Opinion of Counsel shall not be an expense of the Trust Fund or of the
Depositor, the Master Servicer, the Special Servicer, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

          No beneficial interest in the Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered
Certificates or a Transfer of any interest therein by the Depositor, Lehman
Brothers or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit G-4, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and
such Transfer may be made without registration under the Securities Act. If any
Transferee of an interest in the Rule 144A Global Certificate for any Class of
Book-Entry Non-Registered Certificates does not, in connection with the subject
Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to

                                       191

have represented and warranted that all the certifications set forth in Exhibit
G-4 hereto are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee, as transfer agent for the
Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Regulation S Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of
Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 hereto to the effect that such Transferee is not a United States Securities Person. If any Transferee of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 hereto are, with respect to the subject
Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred,
(B) a copy of the certificate or Opinion of Counsel to be obtained by such
Certificate Owner from its prospective Transferee in accordance with the second sentence of the third

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paragraph of this Section 5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository
Participant by a denomination of interests in such Regulation S Global
Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry
Non-Registered Certificates to be transferred. Upon delivery to the Certificate
Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Regulation S Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Rule 144A
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global
Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any
Non-Registered Certificate or interest therein without registration or qualification. Any Holder or Certificate Owner of a Non-Registered Certificate
desiring to effect such a Transfer shall, and upon acquisition of such a
Certificate or interest therein shall be deemed to have agreed to, indemnify the
Trustee, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if the Transfer is not so exempt from the registration and/or qualification requirements of the Securities
Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          (c) No Transfer of a Certificate or any interest therein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective
Transferee would result in a violation of Section 406 or 407 of ERISA or Section
4975 of the Code or would result in the

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imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or the initial
Transfer of a Non-Registered Certificate or any interest therein by the
Depositor or any of its Affiliates or, as contemplated by Section 5.03, any
Transfer of a Global Certificate to a successor Depository, the Certificate
Registrar shall refuse to register the Transfer of a Definitive Non-Registered
Certificate unless it has received from the prospective Transferee, and any
Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of a Class Y or Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of
Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of
Sections I and III of Department of Labor Prohibited Transaction Class Exemption
95-60; or (iii) alternatively, but only in the case of a Non-Registered
Certificate that is an Investment Grade Certificate (other than, if applicable, a Class Y or Class R Certificate) that is being acquired by or on behalf of a
Plan in reliance on the Exemption, a certification to the effect that such Plan
(X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B)
of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master
Servicer, the Special Servicer, any Sub-Servicer, any Exemption-Favored Party or
any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such
Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or
407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. It is hereby acknowledged that the forms of certification attached hereto as Exhibit H-1 (in the case of Definitive
Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of a Certificate (including a Registered
Certificate) or any interest therein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar (in the case of a Definitive
Certificate) or the Transferor (in the case of ownership interests in a
Book-Entry Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or
(ii) the purchase and holding of such Certificate or interest therein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          (d) (i) Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such
Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause

                                       194

(ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

               (A)  Each Person holding or acquiring any Ownership Interest in a
                    Class R Certificate shall be a Permitted Transferee and
                    shall promptly notify the Master Servicer, the Trustee and the Certificate Registrar of any change or impending change in its status as a Permitted Transferee.

               (B)  In connection with any proposed Transfer of any Ownership
                    Interest in a Class R Certificate, the Certificate Registrar
                    shall require delivery to it, and shall not register the
                    Transfer of any Class R Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit I-1 (a "Transfer Affidavit and
                    Agreement"), from the proposed Transferee, in form and
                    substance satisfactory to the Certificate Registrar, and
                    upon which the Certificate Registrar may, in the absence of actual knowledge by a Responsible Officer of either the
                    Trustee or the Certificate Registrar to the contrary,
                    conclusively rely, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Class R
                    Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a
                    Permitted Transferee, that for so long as it retains its
                    Ownership Interest in a Class R Certificate, it will
                    endeavor to remain a Permitted Transferee, that it has
                    historically paid its debts as they have come due, intends to pay its debts as they come due in the future and intends to pay all taxes associated with the Class R Certificate as they come due, and that it has reviewed the provisions of
                    this Section 5.02(d) and agrees to be bound by them.

               (C)  Notwithstanding the delivery of a Transfer Affidavit and
                    Agreement by a proposed Transferee under clause (i)(B)
                    above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a
                    Permitted Transferee, the Certificate Registrar shall not
                    register the Transfer of an Ownership Interest in the
                    subject Class R Certificate to such proposed Transferee. In addition, if a Responsible Officer of the Certificate
                    Registrar has actual knowledge that the proposed Transferee is an entity classified as a partnership under the Code, the
                    Certificate Registrar shall not register the transfer of the subject Class R Certificate unless at the time of transfer, the Certificate Registrar has actual knowledge that all of the proposed Transferee's beneficial owners are United
                    States Tax Persons.

               (D)  Each Person holding or acquiring any Ownership Interest in a
                    Class R Certificate shall agree (1) to require a Transfer
                    Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Class R Certificate and (2) not to

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                    Transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a
                    certificate substantially in the form attached hereto as
                    Exhibit I-2 stating that, among other things, it has no
                    actual knowledge that such prospective Transferee is not a
                    Permitted Transferee.

               (E)  Each Person holding or acquiring an Ownership Interest in a
                    Class R Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Master Servicer and the
                    Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an
                    Ownership Interest in a Class R Certificate, if it is, or is
                    holding an Ownership Interest in a Class R Certificate on
                    behalf of, a "pass-through interest holder."

               (ii) (A) If any purported Transferee shall become a Holder of a
     Class R Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate.
     None of the Trustee, the Master Servicer or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a
     Class R Certificate that is in fact not permitted by this Section 5.02(d)
     or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

               (B)  If any purported Transferee shall become a Holder of a Class
                    R Certificate in violation of the restrictions in this
                    Section 5.02(d), then, to the extent that the retroactive
                    restoration of the rights of the preceding Holder of such
                    Class R Certificate as described in clause (ii)(A) above
                    shall be invalid, illegal or unenforceable, the Trustee
                    shall have the right, without notice to the Holder or any
                    prior Holder of such Class R Certificate, to cause the
                    transfer of such Class R Certificate to a Permitted
                    Transferee on such terms as the Trustee may choose. Such
                    purported Transferee shall promptly endorse and deliver such
                    Class R Certificate in accordance with the instructions of the Trustee. Such Permitted Transferee may be the Trustee
                    itself or any Affiliate of the Trustee. Any proceeds of such sale, net of the commissions (which may include commissions payable to the Certificate Registrar or its Affiliates),
                    expenses and taxes due, if any, will be remitted by the
                    Trustee to such purported Transferee. The terms and
                    conditions of any sale under this clause (ii)(B) shall be
                    determined in the sole discretion of the Trustee, and the
                    Trustee shall not be liable to any Person having an
                    Ownership Interest in a Class R Certificate as a result of its exercise of such discretion.

               (iii) The Tax Administrator shall make available to the Internal
     Revenue Service and to those Persons specified by the REMIC Provisions any information available to it which is necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Class R
     Certificate to any Person who is a Disqualified Organization or agent

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thereof, including the information described in Treasury regulations sections
1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Class R Certificate, and the Trustee, the Master Servicer and the Special
Servicer shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation. The
Transferor of such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator, the Master Servicer and the Special
Servicer for providing such information.

          (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated; provided that there shall have been delivered to the Trustee and the Master Servicer the following:

               (A)  written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to qualify,
                    downgrade or withdraw its then-current rating of any Class of Certificates; and

               (B)  an Opinion of Counsel, in form and substance satisfactory to the Trustee and the Master Servicer, obtained at the expense of the party seeking such modification of, addition to or
                    elimination of such provisions (but in no event at the
                    expense of the Trust Fund), to the effect that doing so will not cause any REMIC Pool to (1) cease to qualify as a REMIC or (2) be subject to an entity-level tax caused by the
                    Transfer of any Class R Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the
                    prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

          (e) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new
Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

          (f) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class, upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

          (g) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

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          (h) No service charge shall be imposed for any transfer or exchange of
Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          (i) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar
shall dispose of such canceled Certificates in accordance with its standard procedures.

          (j) Upon request, the Certificate Registrar shall provide to the
Master Servicer, the Special Servicer and the Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

          (k) Each Person who has or who acquires any Ownership Interest in a
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of the intercreditor, co-lender and similar agreements, including the Co-Lender Agreements, affecting such Certificate.

          SECTION 5.03 Book-Entry Certificates.

          (a) Each Class of Regular Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.02(b) and in Section 5.03(c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such
Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective
Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(b) and in
Section 5.03(c) below, shall not be entitled to definitive, fully registered
Certificates ("Definitive Certificates") in respect of such Ownership Interests.
The Class X, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O and Class P Certificates initially sold to Qualified
Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Trustee as custodian for the
Depository and registered in the name of Cede & Co. as nominee of the
Depository. The Class X, Class E, Class F, Class G, Class H, Class J, Class K,
Class L, Class M, Class N, Class O and Class P Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such
Class, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All transfers by Certificate Owners of their respective Ownership Interests in the
Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the
Ownership Interests in the Book-Entry Certificates of Certificate Owners it
represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each Certificate Owner is deemed, by virtue of its acquisition of an Ownership Interest in the applicable Class of
Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

          (b) The Trustee, the Master Servicer, the Special Servicer, the
Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with

                                       198

respect to such Certificates for the purposes of exercising the rights of
Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry
Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The
Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the
Depository of such record date.

          (c) If (i)(A) the Depositor advises the Trustee and the Certificate
Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the
Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor advises the Depository of its intent to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates and (in the event applicable law and/or the
Depository's procedures require that the Depository Participants holding
Ownership Interests in such Class of Book-Entry Certificates submit a withdrawal request to the Depository in order to so terminate the book-entry system) the
Depositor additionally notifies those Depository Participants and those
Depository Participants submit a withdrawal request with respect to such termination, then the Certificate Registrar shall notify all affected
Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

          Upon surrender to the Certificate Registrar of the Book-Entry
Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate
Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate
Owners identified in such instructions. None of the Depositor, the Master
Servicer, the Special Servicer, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions.
Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise
Voting Rights with respect to, and to transfer and exchange such Definitive
Certificates.

          (d) Notwithstanding any other provisions contained herein, neither the
Trustee nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the transfer of ownership interests in any Certificate
(including but not limited to any Non-Registered Certificate) which interests are transferable through the book-entry facilities of the Depository.

          SECTION 5.04 Mutilated, Destroyed, Lost or Stolen Certificates.

          If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Trustee and the Certificate Registrar that such
Certificate has been acquired by a bona fide purchaser, the Certificate
Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen

                                      199

Certificate, a new Certificate of the same Class and like Percentage Interest.
Upon the issuance of any new Certificate under this section, the Trustee and the
Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the
Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

          SECTION 5.05 Persons Deemed Owners.

          Prior to due presentment for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate
Registrar and any agent of any of them may treat the Person in whose name any
Certificate is registered as of the related Record Date as the owner of such
Certificate for the purpose of receiving distributions pursuant to Section 4.01 and may treat the person whose name each Certificate is registered as of the date of determination as the owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicer, the Special Servicer,
the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

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                                   ARTICLE VI

        THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

          SECTION 6.01 Liability of Depositor, Master Servicer and Special
                       Servicer.

          The Depositor, the Master Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer and the Special Servicer herein.

          SECTION 6.02 Merger, Consolidation or Conversion of Depositor or
                       Master Servicer or Special Servicer.

          Subject to the following paragraph, the Depositor, the Master Servicer and the Special Servicer shall each keep in full effect its existence, rights and franchises as a corporation, national banking association or other legal entity, under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation, national banking association or other foreign legal entity, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the
Serviced Loans and to perform its respective duties under this Agreement, and the Master Servicer shall keep in full effect its existence and rights as a national banking association under the laws of the United States.

          The Depositor, the Master Servicer or the Special Servicer may be
merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of the
Master Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the
Depositor, the Master Servicer or the Special Servicer shall be a party, or any
Person succeeding to the business (which, in the case of the Master Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, the Master Servicer or the Special Servicer, shall be the successor of the Depositor, the Master Servicer or the Special Servicer,
as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving
Person shall succeed to the rights of the Master Servicer or the Special
Servicer unless (i) as evidenced in writing by the Rating Agencies, such succession will not result in qualification, downgrading or withdrawal of the ratings then assigned by the Rating Agencies to any Class of Certificates and
(ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

          SECTION 6.03 Limitation on Liability of Depositor, Master Servicer and
                       Special Servicer.

          None of the Depositor, the Master Servicer or the Special Servicer, or
any director, officer, employee or agent of any of them, shall be under any liability to the Trust Fund, the Trustee, the Certificateholders or, with respect to any Loan Combination, the related Non-Trust Loan Noteholder(s) for any action taken, or not taken, in good faith pursuant to this Agreement
(including any action taken, or not taken, in good faith pursuant to any
Co-Lender Agreement as required pursuant to the terms of

                                       201

this Agreement), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or the Special
Servicer against any liability to the Trust Fund, the Trustee, the
Certificateholders or, with respect to any Loan Combination, the related
Non-Trust Loan Noteholder(s) for the breach of a representation or warranty made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder. The Depositor, the Master
Servicer, the Special Servicer and any director, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer or the Special
Servicer shall be indemnified and held harmless by the Trust Fund against any loss, liability or reasonable expense incurred in connection with this Agreement or the Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than
Advances (the reimbursement of which is otherwise provided for hereunder) and other than any loss, liability or expense: (i) specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof; (ii)
that constitutes (A) amounts payable as compensation to any Sub-Servicer retained by the Master Servicer or the Special Servicer or (B) expenses described in the last sentence of the definition of Servicing Advances; (iii)
incurred in connection with any breach of a representation, warranty or covenant made by such Person herein; or (iv) incurred by reason of such Person's willful misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder; provided, however, that if and to the extent that any Loan Combination and/or a related Non-Trust Loan Noteholder is involved, such expenses, costs and liabilities shall be payable out of the related Loan Combination Custodial Account pursuant to Section 3.05(e) and, if not solely attributable to a Non-Trust Loan (or any successor REO Non-Trust Loan with respect thereto), shall also be payable out of the Collection Account as and to the extent permitted by Section 3.05(a); and provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Non-Trust Loan (or any successor REO Loan with respect thereto), the fact that any legal action was instituted by such Non-Trust Loan Noteholder shall not create a presumption that such indemnity is solely attributable thereto. None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, unless it is specifically required hereunder to bear the costs of such legal action, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Depositor, the Master Servicer or the Special Servicer may in
its discretion undertake any such action which it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the
Trust, and the Depositor, the Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in
Section 3.05(a); provided, however, that if and to the extent that any Loan
Combination and/or a related Non-Trust Loan Noteholder is involved, such expenses and costs (to the extent reasonable and customary), and such liabilities shall be payable out of the related Loan Combination Custodial
Account pursuant to Section 3.05(e) and, if not solely attributable to a
Non-Trust Loan (or any successor REO Non-Trust Loan with respect thereto), shall also be payable out of the Collection Account as and to the extent permitted by
Section 3.05(a). In no event shall the Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by

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the other of them or by the Depositor, the Trustee or any Certificateholder,
subject to the provisions of Section 8.05(b).

          SECTION 6.04 Resignation of Master Servicer and the Special Servicer.

          The Master Servicer and, subject to Section 6.09, the Special Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the Master Servicer or the Special Servicer, as
the case may be, at the date of this Agreement). Any such determination requiring the resignation of the Master Servicer or the Special Servicer, as
applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires the Master
Servicer's or Special Servicer's resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 7.02 hereof. The Master Servicer and the Special
Servicer shall each have the right to resign at any other time; provided that
(i) a willing successor thereto has been found by the Master Servicer or Special
Servicer, as applicable, (ii) each of the Rating Agencies confirms in writing that the successor's appointment will not result in a withdrawal, qualification or downgrade of any rating or ratings assigned to any Class of Certificates,
(iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts such appointment, and assumes the responsibilities and obligations of the resigning party hereunder, prior to the effectiveness of such resignation. Neither the Master Servicer nor the Special
Servicer shall be permitted to resign except as contemplated above in this
Section 6.04.

          Consistent with the foregoing, neither the Master Servicer nor the
Special Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or, except as provided in Sections 3.22 and 4.06, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Master Servicer or the Special Servicer are transferred to a successor thereto, the Master Servicing Fee or the Special
Servicing Fee, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

          SECTION 6.05 Rights of Depositor and Trustee in Respect of Master
                       Servicer and the Special Servicer.

          The Master Servicer and the Special Servicer shall each afford the
Depositor, the Underwriters and the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the Master Servicer and the Special
Servicer shall each furnish the Depositor, the Underwriters and the Trustee with its most recent publicly available financial statements and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to,

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perform, or cause a designee to perform, any defaulted obligation of the Master
Servicer or Special Servicer hereunder or exercise the rights of the Master
Servicer and the Special Servicer hereunder; and provided, however, that neither the Master Servicer nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is
not obligated to supervise the performance of the Master Servicer or the Special
Servicer under this Agreement or otherwise.

          SECTION 6.06 Depositor, Master Servicer and Special Servicer to
                       Cooperate with Trustee.

          The Depositor, the Master Servicer and the Special Servicer shall each furnish such reports, certifications and information as are reasonably requested by the Trustee in order to enable it to perform its duties hereunder.

          SECTION 6.07 Depositor, Special Servicer and Trustee to Cooperate with
                       Master Servicer.

          The Depositor, the Special Servicer and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by the
Master Servicer in order to enable it to perform its duties hereunder.

          SECTION 6.08 Depositor, Master Servicer and Trustee to Cooperate with
                       Special Servicer.

          The Depositor, the Master Servicer and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by the
Special Servicer in order to enable it to perform its duties hereunder.

          SECTION 6.09 Designation of Special Servicer by the Controlling Class
                       Certificateholders and Others.

          (a) Subject to the terms of this section, the Holder or Holders of the
Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in Section 6.04 (including, without limitation, Rating Agency confirmation) to serve as Special Servicer hereunder and to replace any existing Special Servicer without cause or any Special
Servicer that has resigned or otherwise ceased to serve in such capacity;
provided that such Holder or Holders shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of
Default; and provided, further, that the Holder or Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class may not terminate or replace any ShopKo Portfolio Special Servicer appointed by the ShopKo Portfolio Controlling Non-Trust Loan Noteholders in accordance with
Section 6.09(b). Such Holder or Holders shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Master
Servicer, each Non-Trust Loan Noteholder and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies (and any other rating agencies that may be rating any Non-Trust Loan Securities) an executed Notice and Acknowledgment in the form attached hereto as Exhibit J-1. If such Holders have not replaced a Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, and subject to the prior rights of the

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ShopKo Portfolio Controlling Non-Trust Loan Noteholders to appoint a ShopKo
Portfolio Special Servicer in accordance with Section 6.09(b), the Trustee shall designate a successor Special Servicer, subject to removal by the Holder or
Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class or as and to the extent otherwise so provided in Section
6.09(b), and appointment of a successor thereto pursuant to the terms of this
Section 6.09. Subject to the provisos to the first sentence of this Section
6.09(a), any Person designated pursuant to this Section 6.09(a), whether designated by Holders of the Controlling Class or by the Trustee, shall become the Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the Trustee shall have received written confirmation from all of the Rating Agencies (and any other rating agencies that may be rating any Non-Trust Loan Securities) that the appointment of such Person will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates (or, if applicable, one or more classes of Non-Trust Loan Securities); provided that such confirmation need not be obtained from Fitch if the designated Person is rated at least "CSS2" by Fitch as a special servicer. The appointment of such designated Person as Special Servicer shall also be subject to receipt by the
Trustee of (1) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit J-2, executed by the designated Person, and (2) an
Opinion of Counsel (at the expense of the Person designated to become the
Special Servicer) to the effect that the designation of such Person to serve as
Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated Person shall be bound by the terms of this Agreement and, subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Subject to the provisos to the first sentence of this Section
6.09(a), any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the resigning Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this
Agreement on or prior to the effective date of such resignation (including
Workout Fees earned on Specially Serviced Loans which became Corrected Loans prior to its resignation or are otherwise payable to the terminated or resigning
Special Servicer pursuant to Section 3.11(c)), and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation.
Such resigning Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning
Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer within two (2) Business Days to the replacement Special
Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to the Collection Account, a Loan Combination Custodial Account, a Servicing Account, a Reserve Account or
an REO Account or delivered to the Master Servicer or that are thereafter received with respect to Specially Serviced Loans and REO Properties.

          Notwithstanding the foregoing, if the Controlling Class of
Certificates consists of Book-Entry Certificates, then the rights of the Holders of the Controlling Class of Certificates set forth above in this Section 6.09 may be exercised directly by the relevant Certificate Owner(s); provided that the identity of such Certificate Owner(s) has been confirmed to the Trustee to its reasonable satisfaction.

          (b) The ShopKo Portfolio Controlling Non-Trust Loan Noteholders may,
in accordance with Section 3.02 of the ShopKo Portfolio Co-Lender Agreement,
upon at least ten (10) Business Days' prior notice to the Special Servicer, the
Master Servicer and the Trustee, with or without cause, terminate the rights and obligations of the Special Servicer hereunder solely with respect to the ShopKo
Portfolio Loan Combination or related REO Property and designate a Person to serve as ShopKo Portfolio Special Servicer hereunder; provided that the ShopKo
Portfolio Controlling Non-

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Trust Loan Noteholders shall pay all reasonable and customary costs and expenses related thereto. The ShopKo Portfolio Controlling Non-Trust Loan Noteholders
shall so designate a Person to serve as replacement ShopKo Portfolio Special
Servicer by the delivery to the Trustee, the Master Servicer and the existing
ShopKo Portfolio Special Servicer of a written notice stating such designation.
The Trustee shall, promptly after receiving any such notice, deliver to the
Rating Agencies (and any other rating agencies rating Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto) an executed Notice and Acknowledgment in the form attached hereto as Exhibit J-1. If the ShopKo Portfolio Controlling Non-Trust Loan
Noteholders have not designated a replacement ShopKo Portfolio Special Servicer within 30 days of the predecessor ShopKo Portfolio Special Servicer having been terminated by the ShopKo Portfolio Controlling Non-Trust Loan Noteholders, then the Holder or Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class or the Trustee shall designate a successor
ShopKo Portfolio Special Servicer in accordance with Section 6.09(a), subject to removal in accordance with this Section 6.09. Any Person designated by the
ShopKo Portfolio Controlling Non-Trust Loan Noteholders to act as a ShopKo
Portfolio Special Servicer shall become the ShopKo Portfolio Special Servicer on the date as of which the Trustee shall have received all of the following and any additional conditions set forth in the ShopKo Portfolio Co-Lender Agreement have been satisfied: (1) written confirmation from all of the Rating Agencies
(and any other rating agencies rating Non-Trust Loan Securities backed by a
ShopKo Portfolio Non-Trust Loan or any successor REO Non-Trust Loan with respect thereto) that the appointment of such Person will not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates or one or more classes of Non-Trust Loan
Securities backed by a ShopKo Portfolio Non-Trust Loan or any successor REO
Non-Trust Loan with respect thereto; (2) an Acknowledgment of Proposed Special
Servicer in the form attached hereto as Exhibit J-2 (modified to specifically relate to the ShopKo Portfolio Loan Combination or any related REO Property), executed by the designated Person; and (3) an Opinion of Counsel (at the expense of the Person designated to become the ShopKo Portfolio Special Servicer) to the effect that the designation of such Person as ShopKo Portfolio Special Servicer is in compliance with this Section 6.09(b) and all other applicable provisions of this Agreement and the ShopKo Portfolio Co-Lender Agreement, that, upon the execution and delivery of the Acknowledgment of Proposed ShopKo Portfolio
Special Servicer, the designated Person shall be bound by the terms of this
Agreement and, subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing ShopKo Portfolio Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the ShopKo Portfolio
Special Servicer hereunder; provided, however, that (i) the resigning ShopKo
Portfolio Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, whether in respect of Servicing Advances or otherwise, and
(ii) the resigning ShopKo Portfolio Special Servicer shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation.
The outgoing ShopKo Portfolio Special Servicer shall cooperate with the Trustee and the replacement ShopKo Portfolio Special Servicer in effecting the termination of the outgoing ShopKo Portfolio Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer within two (2)
Business Days to the replacement ShopKo Portfolio Special Servicer for administration by it of all cash amounts relating to the ShopKo Portfolio Loan
Combination or any related REO Property that shall at the time be or should have been credited by the ShopKo Portfolio Special Servicer to the Collection
Account, the related Loan Combination Custodial Account, a Servicing Account, a
Reserve Account or an REO Account or should have been delivered to the Master
Servicer or that are thereafter received with respect to the ShopKo Portfolio
Loan Combination and/or any related REO Property. The Trustee shall notify the other parties hereto and the Certificateholders of any termination of the ShopKo
Portfolio Special Servicer and appointment of a

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new ShopKo Portfolio Special Servicer in accordance with this Section 6.09(b).
Notwithstanding anything herein to the contrary, the ShopKo Portfolio Non-Trust
Loan Noteholders shall not have any right to terminate, replace or appoint any party as Special Servicer in respect of any Mortgage Loan or REO Property other than the ShopKo Portfolio Loan Combination or any related REO Property.

          (c) As and to the extent provided in Section 3.02(d) of the related
Co-Lender Agreement, the ShopKo Portfolio Non-Trust Loan Noteholders may each designate a representative to exercise its rights under Section 6.09(b).

          (d) If a replacement special servicer is appointed with respect to the
ShopKo Portfolio Loan Combination or any related REO Property in accordance with
Section 6.09(b) or 7.02(c) such that there are multiple parties acting as
Special Servicer hereunder, then, unless the context clearly requires otherwise:
(i) when used in the context of imposing duties and obligations on the Special
Servicer hereunder or the performance of such duties and obligations, the term
"Special Servicer" shall mean the ShopKo Portfolio Special Servicer, insofar as such duties and obligations relate to the ShopKo Portfolio Loan Combination or any related REO Property, and shall mean the General Special Servicer (as defined below), in all other cases (provided that, in Section 3.13, Section 3.14 and Section 3.15, the term "Special Servicer" shall mean each of the ShopKo
Portfolio Special Servicer and the General Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term "Special Servicer" shall mean the
ShopKo Portfolio Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the ShopKo Portfolio Loan
Combination or any related REO Property, and shall mean the General Special
Servicer, in all other cases; (iii) when used in the context of granting the
Special Servicer the right to purchase Defaulted Mortgage Loans pursuant to
Section 3.18, the term "Special Servicer" shall mean the General Special
Servicer only; (iv) when used in the context of granting the Special Servicer the right to purchase all of the Mortgage Loans and any REO Properties remaining in the Trust Fund pursuant to Section 9.01, the term "Special Servicer" shall mean the General Special Servicer only; (v) when used in the context of the
Special Servicer being replaced, pursuant to Section 6.09(a), by the Holder or
Holders of a majority of the Voting Rights allocated to the Controlling Class, the term "Special Servicer" shall mean the General Special Servicer or the
ShopKo Portfolio Special Servicer, as applicable (provided that the Holder or
Holders of a majority of the Voting Rights allocated to the Controlling Class may not, in accordance with Section 6.09(a), terminate or replace any ShopKo
Portfolio Special Servicer with respect to the ShopKo Portfolio Loan Combination or any related REO Property that was appointed by the ShopKo Portfolio
Controlling Non-Trust Loan Noteholders in accordance with Section 6.09(b)); (vi)
when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term
"Special Servicer" shall mean each of the ShopKo Portfolio Special Servicer and the General Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term "Special Servicer" shall mean the
ShopKo Portfolio Special Servicer or the General Special Servicer, as
applicable.

          References in this Section 6.09(d) to "General Special Servicer" means the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of the ShopKo Portfolio Loan Combination or any related REO Property, if a different ShopKo Portfolio Special Servicer has been appointed with respect thereto).

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          SECTION 6.10 Master Servicer or Special Servicer as Owner of a
                       Certificate.

          The Master Servicer or an Affiliate of the Master Servicer or the
Special Servicer or an Affiliate of the Special Servicer may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect
to) any Certificate with (except as set forth in the definition of
"Certificateholder") the same rights it would have if it were not the Master
Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master
Servicer or the Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the
Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that is not expressly prohibited by the terms hereof and would not, in the Master Servicer's or the Special Servicer's
good faith judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the Servicing
Standard, then the Master Servicer or the Special Servicer may (but need not)
seek the approval of the Certificateholders to such action by delivering to the
Trustee a written notice that (a) states that it is delivered pursuant to this
Section 6.10, (b) identifies the Percentage Interest in each Class of
Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (c)
describes in reasonable detail the action that the Master Servicer or the
Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the
Voting Rights of all Certificateholders (calculated without regard to the
Certificates beneficially owned by the Master Servicer or its Affiliates or the
Special Servicer or its Affiliates) shall have failed to object in writing to the proposal described in the written notice, and if the Master Servicer or the
Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing
Standard. The Trustee shall be entitled to reimbursement from the Master
Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

          SECTION 6.11 The Controlling Class Representative.

          (a) Subject to Section 6.12 of this Agreement and the terms of the
ShopKo Portfolio Co-Lender Agreement, in the case of the ShopKo Portfolio Loan
Combination or any related REO Property, the Controlling Class Representative will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer, and notwithstanding anything herein to the contrary except as necessary or advisable to avoid an Adverse REMIC Event or the violation of the Servicing Standard and except as set forth in, and in any event subject to, the second paragraph of this Section 6.11(a), the Special Servicer will not be permitted to take any of the following actions as to which the
Controlling Class Representative has objected in writing within ten (10)
Business Days of being notified thereof and having received the information reasonably necessary to make an informed decision with respect thereto, which notification with respect to the action described in clause (vi) below shall be copied by the Special Servicer to the Master Servicer (provided that, if such written objection has not been received by the Special Servicer within such ten
(10) Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

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               (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

               (ii) any modification of a Money Term (other than late payment charge and Default Interest provisions) of a Mortgage Loan, but excluding a modification consisting of the extension of the maturity date of a Mortgage
     Loan for one year or less;

               (iii) any proposed sale of an REO Property (other than in
     connection with the termination of the Trust Fund) for less than the related Purchase Price;

               (iv) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous
     Materials located at an REO Property;

               (v) any release of collateral, or acceptance of substitute or additional collateral, for a Mortgage Loan unless required by the related
     Mortgage Loan documents and/or applicable law;

               (vi) any waiver of a "due-on-sale" clause or "due-on-encumbrance"
     clause; and

               (vii) any acceptance of an assumption agreement releasing a
     Mortgagor from liability under a Mortgage Loan (other than in connection with a defeasance permitted under the terms of the applicable Mortgage Loan
     Documents);

provided that the foregoing rights of the Controlling Class Representative shall not relate to the ShopKo Portfolio Mortgage Loan or any related REO Property, regarding which rights and powers of the specified Persons set forth under
Section 6.12 are instead applicable.

          In addition, the Controlling Class Representative may direct the
Special Servicer to take, or to refrain from taking, such other actions (other than with respect to the ShopKo Portfolio Loan Combination or any related REO
Property) as the Controlling Class Representative may deem advisable or as to which provision is otherwise made in this Agreement; provided that, notwithstanding anything herein to the contrary no such direction, and no objection contemplated by the preceding paragraph or Section 3.19(e), may (and the Master Servicer or Special Servicer, as applicable, shall disregard any such direction or objection that would) require or cause the Master Servicer or
Special Servicer to violate any applicable law, any provision of this Agreement or any Mortgage Loan or the REMIC Provisions, including without limitation the
Master Servicer's or Special Servicer's obligation to act in accordance with the
Servicing Standard, or expose the Master Servicer, the Special Servicer, the
Trust Fund or the Trustee or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of the Master Servicer's or the Special Servicer's responsibilities hereunder or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Master Servicer or the Special Servicer, as the case may be, is not in the best interests of the
Certificateholders. For the avoidance of doubt, the Master Servicer and/or the
Special Servicer shall disregard any direction or objection of any party
(including, without limitation, of the Controlling Class Representative) if such direction and/or objection causes the Master Servicer or the Special Servicer to violate the Servicing Standard, any applicable law, any provision of this
Agreement or any Mortgage Loan or the REMIC Provisions or expose the Master
Servicer, the

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Special Servicer, the Trust Fund or the Trustee or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of the Master Servicer's or Special Servicer's responsibility hereunder or cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Master
Servicer or the Special Servicer is not in the best interest of the
Certificateholders or is inconsistent with the Servicing Standard.

          (b) The Controlling Class Representative is hereby authorized to exercise the rights and powers of the holder of the Mortgage Note for the ShopKo
Portfolio Mortgage Loan, under Sections 3.02 and 4.03 of the ShopKo Portfolio
Co-Lender Agreement (and any corresponding provisions hereof), including for purposes of exercising, together with the ShopKo Portfolio Non-Trust Loan
Noteholders, consent rights, consultation rights and rights to direct servicing of the ShopKo Portfolio Loan Combination. Promptly following the initial such appointment of a Controlling Class Representative and any subsequent such appointment of a successor Controlling Class Representative, the Trustee shall inform the ShopKo Portfolio Non-Trust Loan Noteholders (and from time to time shall ensure that such parties remain similarly informed) that the Controlling
Class Representative is entitled, to the full extent permitted under the related
Co-Lender Agreement, to exercise such rights and powers of the holder of the
Mortgage Note for the ShopKo Portfolio Mortgage Loan, under Sections 3.02 and
4.03 of the related Co-Lender Agreement (and any corresponding provisions hereof), and, further, the Trustee shall take such other actions as may be required under the related Co-Lender Agreement in order to permit the
Controlling Class Representative to exercise such rights and powers. The
Controlling Class Representative shall be subject to the same limitations, constraints and restrictions in exercising such rights and powers as would be applicable to the Trustee, in its capacity as holder of the Mortgage Note for the ShopKo Portfolio Mortgage Loan.

          (c) The Controlling Class Representative will not have any liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a
Certificate, each Certificateholder confirms its understanding that the
Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the
Certificates, that the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class of Certificates, that the
Controlling Class Representative does not have any duties to the Holders of any
Class of Certificates other than the Controlling Class of Certificates, that the
Controlling Class Representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in the interests of the Holders of the
Controlling Class of Certificates, and that the Controlling Class Representative will not have any liability whatsoever for having so acted, and no
Certificateholder may take any action whatsoever against the Controlling Class
Representative or any director, officer, employee, agent or principal thereof for having so acted.

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          SECTION 6.12 Certain Matters Regarding the ShopKo Portfolio Loan
                       Combination

          (a) The Master Servicer and Special Servicer shall each be required to notify each ShopKo Portfolio Non-Trust Loan Noteholder and the Controlling Class
Representative in writing of its intention to take any of the ShopKo Portfolio
Major Actions with respect to the ShopKo Portfolio Loan Combination or any related REO Property and to provide each such party with all reasonably requested information with respect thereto. Subject to Section 3.01 and Section
3.02(b) of the ShopKo Portfolio Co-Lender Agreement and Section 6.12(b) hereof, the ShopKo Portfolio Directing Lender will be entitled to advise each of the
Master Servicer and the Special Servicer with respect to any ShopKo Portfolio
Major Action to be taken thereby; and, further subject to Section 3.02(b) of the
ShopKo Portfolio Co-Lender Agreement and Section 6.12(b) hereof, neither the
Master Servicer nor the Special Servicer shall take (or, in the case of the
Special Servicer, if and when appropriate hereunder, consent to the Master
Servicer's taking) any of the ShopKo Portfolio Major Actions, if the ShopKo
Portfolio Directing Lender has objected in writing within the applicable ShopKo
Portfolio Consent Period following each ShopKo Portfolio Non-Trust Loan
Noteholder and the Controlling Class Representative having been notified in writing of the subject action and having been provided with all reasonably requested information with respect thereto (it being understood and agreed that if such written objection has not been received by the Master Servicer or
Special Servicer, as applicable, within such ShopKo Portfolio Consent Period, then the ShopKo Portfolio Directing Lender will be deemed to have approved of the subject action); provided that, in the event that the Master Servicer or the
Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Lenders (as a collective whole), the Master
Servicer or the Special Servicer, as the case may be, may take (or, in the case of the Special Servicer, if and when appropriate hereunder, may consent to the
Master Servicer's taking) any such action without waiting for the ShopKo
Portfolio Directing Lender's response.

          If the ShopKo Portfolio Majority Lenders (or their designees) have not executed a mutual written consent to a course of action that satisfies Section
3.01(b), Section 3.01(c) and Section 3.02(b) of the ShopKo Portfolio Co-Lender
Agreement with respect to any particular ShopKo Portfolio Major Action within the applicable ShopKo Portfolio Consent Period (or such shorter period as may be required by the related loan documents to the extent the lender's approval is required) of the ShopKo Portfolio Non-Trust Loan Noteholders and the Controlling
Class Representative having been notified of the proposed action or inaction and having been provided with all reasonably requested information with respect thereto, then the Master Servicer (with the consent of the Special Servicer if required hereunder) or the Special Servicer, as applicable, shall implement such servicing action or inaction (subject to Section 3.01(c) and Section 3.02(b) of the ShopKo Portfolio Co-Lender Agreement and Section 6.12(b) hereof) that it deems to be in accordance with the Servicing Standard.

          In addition, subject to Section 3.01(b), Section 3.01(c) and Section
3.02(b) of the ShopKo Portfolio Co-Lender Agreement and Section 6.12(b) hereof, upon notice to the ShopKo Portfolio Non-Trust Loan Noteholders and the
Controlling Class Representative, the ShopKo Portfolio Majority Lenders may
direct each of the Master Servicer and the Special Servicer to take, or to refrain from taking, such actions as the ShopKo Portfolio Majority Lenders may deem consistent with the ShopKo Portfolio Co-Lender Agreement or as to which provision is otherwise made therein. Each of the Master Servicer and the Special
Servicer shall be required to provide the ShopKo Portfolio Majority Lenders, upon reasonable request, with any information in such servicer's possession with respect to such matters, including, without limitation, its reasons for determining to take a proposed action.

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          (b) Notwithstanding anything herein to the contrary, consistent with
Section 3.02(b) of the ShopKo Portfolio Co-Lender Agreement, the Master Servicer
and the Special Servicer shall each ignore and act without regard to any advice, direction or objection from or by the ShopKo Portfolio Directing Lender that such servicer has determined, in its reasonable, good faith judgment, will require, cause or permit such servicer to violate any provision of this
Agreement or the ShopKo Portfolio Co-Lender Agreement (including such servicer's obligation to act in accordance with the Servicing Standard), the related loan documents or applicable law or result in an Adverse REMIC Event (within the meaning of the ShopKo Portfolio Co-Lender Agreement) or an Adverse Grantor Trust
Event (within the meaning of the ShopKo Portfolio Co-Lender Agreement).
Furthermore, neither the Master Servicer nor the Special Servicer shall be obligated to seek approval from the ShopKo Portfolio Directing Lender for any actions to be taken by such servicer with respect to the workout or liquidation of the ShopKo Portfolio Loan Combination if:

               (i) such servicer has, as provided in Section 3.02(a), notified the ShopKo Portfolio Non-Trust Noteholders and the Controlling Class
     Representative in writing of various actions that such servicer proposes to take with respect to the workout or liquidation of the ShopKo Portfolio
     Loan Combination; and

               (ii) for 60 days following the first such notice, the ShopKo
     Portfolio Directing Lender has objected to all of those proposed actions and has failed to suggest any alternative actions that such servicer considers to be consistent with the Servicing Standard.

          (c) With respect to the rights and powers of the ShopKo Portfolio
Directing Lender, each Non-Trust Loan Noteholder may designate, in writing, a representative, including itself, to exercise its rights and powers under
Section 3.02 of the ShopKo Portfolio Co-Lender Agreement of, or otherwise under, the ShopKo Portfolio Co-Lender Agreement and this Agreement, in accordance with
Section 3.02(d) of the ShopKo Portfolio Co-Lender Agreement.

          (d) Each of the Master Servicer and the Special Servicer, prior to such servicer's taking (or, in the case of the Special Servicer, if and when appropriate hereunder, consenting to the Master Servicer's taking) any of the
ShopKo Portfolio Major Actions, to notify each of the ShopKo Portfolio Non-Trust
Loan Noteholders not otherwise acting as the ShopKo Portfolio Directing Lender).
Such ShopKo Portfolio Non-Trust Loan Noteholders shall, upon receipt of such notice, have ten (10) Business Days to advise and consult with the Master
Servicer or the Special Servicer, as applicable, with respect to such actions under the circumstances and subject to the conditions set forth in Section
3.02(e) of the ShopKo Portfolio Co-Lender Agreement; provided that the Master
Servicer or the Special Servicer, as applicable, shall not be obligated to take any advice from, or follow any direction given by, any such ShopKo Portfolio
Non-Trust Loan Noteholder; and provided, further, that, in the event that the
Master Servicer or the Special Servicer, as applicable, subject to the Servicing
Standard, determines that immediate action is necessary to protect the interests of the Certificateholders and the ShopKo Portfolio Non-Trust Loan Noteholders
(as a collective whole), such servicer may take (or, in the case of the Special
Servicer, if and when appropriate hereunder, may consent to the Master
Servicer's taking) the subject action without consulting with, or providing any information to, any ShopKo Portfolio Non-Trust Loan Noteholder in accordance with this Section 6.12(d). The Master Servicer or the Special Servicer, as
applicable, within two (2) Business Days of receiving any request from any
ShopKo Portfolio Non-Trust Loan Noteholder desiring to exercise its consultation rights under Section 3.02(e) of the ShopKo Portfolio Co-Lender Agreement and
this Section 6.12(d) (subject to Section 3.02(e) of the ShopKo Portfolio
Co-Lender Agreement and the two (2) provisos to the immediately preceding

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sentence), to: (i) make available to such requesting ShopKo Portfolio Non-Trust
Loan Noteholder, in person at the Primary Servicing Office of such servicer or by telephone conference, for a reasonable time period, one or more of such servicer's officers responsible for the servicing and administration of the
ShopKo Portfolio Loan Combination or any related REO Property; (ii) provide to the requesting ShopKo Portfolio Non-Trust Loan Noteholder such information regarding the proposed action that is in such servicer's possession or easily obtainable by it, including such servicer's reasons for determining to take or permit a proposed action, as such ShopKo Portfolio Non-Trust Loan Noteholder may reasonably request; and (iii) communicate with the ShopKo Portfolio Directing
Lender regarding any advice or other views expressed by such requesting ShopKo
Portfolio Non-Trust Loan Noteholder regarding the subject servicing action(s).

          Any ShopKo Portfolio Non-Trust Noteholder may designate, in writing, a representative to exercise its rights under Section 3.02(e) of the ShopKo
Portfolio Co-Lender Agreement and the prior paragraph in accordance with Section
3.02(e) of the ShopKo Portfolio Co-Lender Agreement.

          (e) The liability of any party exercising the rights of the ShopKo
Portfolio Directing Lender to the respective holders of the Mortgage Notes for the ShopKo Portfolio Loan Combination shall be limited as set forth in Section
3.02(c) of the ShopKo Portfolio Co-Lender Agreement.

          (f) Each ShopKo Portfolio Non-Trust Loan Noteholder shall be entitled to receive any and all reports, statements, documents and other information required to be delivered by any party hereto to the Controlling Class
Representative, but only to the extent that such reports, statements, documents and other information relate to the ShopKo Portfolio Loan Combination or any related REO Property. In addition, the Special Servicer, if the ShopKo Portfolio
Mortgage Loan is a Specially Serviced Loan or has become an REO Loan, or otherwise the Master Servicer shall timely deliver to each ShopKo Portfolio
Non-Trust Loan Noteholder all reports, statements, documents and other information required to be delivered thereto by the holder of the ShopKo
Portfolio Mortgage Loan or contemplated to be delivered thereto by a servicer pursuant to the ShopKo Portfolio Co-Lender Agreement.

          (g) The parties hereto recognize and acknowledge the rights of each
ShopKo Portfolio Non-Trust Loan Noteholder under the ShopKo Portfolio Co-Lender
Agreement, including the right to purchase the ShopKo Portfolio Mortgage Loan under the circumstances contemplated by Section 4.03 of the ShopKo Portfolio
Co-Lender Agreement. In connection with the foregoing, the Special Servicer (if the ShopKo Portfolio Mortgage Loan is a Specially Serviced Loan) or the Master
Servicer (otherwise), as applicable, shall take all actions required on the part of the holder of the ShopKo Portfolio Mortgage Loan or contemplated to be performed by a servicer, in any case under Section 4.03 of the ShopKo Portfolio
Co-Lender Agreement, including the delivery of all necessary notices on a timely basis and the calculation of the applicable purchase price(s), as well as all other actions necessary and appropriate to effect the transfer of the ShopKo
Portfolio Mortgage Loan (in connection with the purchase thereof under the
ShopKo Portfolio Co-Lender Agreement) to the applicable ShopKo Portfolio
Non-Trust Loan Noteholder(s), if applicable, and/or to permit the appropriate parties to exercise the purchase options contemplated by Section 4.03 of the
ShopKo Portfolio Co-Lender Agreement.

          (h) The Special Servicer (if the ShopKo Portfolio Mortgage Loan is a
Specially Serviced Loan or has become an REO Loan) or the Master Servicer
(otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and the preparation and delivery of reports

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and other information with respect to, the ShopKo Portfolio Loan Combination or any related REO Property required to be performed by the holder of the ShopKo
Portfolio Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to the ShopKo Portfolio Co-Lender Agreement and/or any related mezzanine intercreditor agreement.

          (i) If any ShopKo Portfolio Non-Trust Loan or any portion thereof or any particular payments thereon are included in a REMIC or a Grantor Trust, then neither the Master Servicer nor the Special Servicer shall knowingly take any action that would result in an Adverse REMIC Event (within the meaning of the
ShopKo Portfolio Co-Lender Agreement) or an Adverse Grantor Trust Event (within the meaning of the ShopKo Portfolio Co-Lender Agreement), as the case may be.

          (j) If any ShopKo Portfolio Non-Trust Loan is securitized, then
(subject to Section 4.02 of the ShopKo Portfolio Co-Lender Agreement) prior to taking any action hereunder regarding the servicing and administration of the
ShopKo Portfolio Loan Combination or any related REO Property that is subject to the receipt of written confirmation from each Rating Agency that such action would not result in a qualification, downgrade or withdrawal of any of the ratings then assigned to the Certificates, the Master Servicer, the Special
Servicer or the Trustee, as applicable, shall require receipt, subject to the related loan documents and applicable law, of written confirmation from the applicable rating agencies that such action would not result in a qualification, downgrade or withdrawal of any of the ratings then assigned to the Non-Trust
Loan Securities issued in connection with such securitization.

          (k) In the event of a direct conflict between the terms of this
Agreement and the terms of the ShopKo Portfolio Co-Lender Agreement, the Master
Servicer or Special Servicer, as applicable, shall follow the terms of the
ShopKo Portfolio Co-Lender Agreement, to the extent consistent with the
Servicing Standard, applicable law and the terms of the ShopKo Portfolio Loan
Combination and the related loan documents.

          (l) If any ShopKo Portfolio Non-Trust Loan is securitized, then each of the Master Servicer, the Special Servicer and the Trustee shall (and shall cause any Servicing Representative retained by it to) comply with all requirements with respect thereto contemplated by Section 6.09 of the ShopKo
Portfolio Co-Lender Agreement, including the delivery of all information, certificates, attestations, letters, reports and other materials contemplated by such section. Furthermore, if any ShopKo Portfolio Non-Trust Loan is
securitized, then the Master Servicer and the Special Servicer shall each timely provide (to the extent the reasonable cost thereof, including reasonable attorneys' fees, is paid or caused to be paid by the requesting party) to the depositor, the mortgage loan sellers and any underwriters with respect to the securitization of any Serviced Non Trust Mortgage Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the disclosure referred to in the prior sentence with respect to such party, substantially identical to those, if any, delivered by the Master Servicer or the Special Servicer, as the case may be, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to the Subject Securitization Transaction.

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                                   ARTICLE VII

                                     DEFAULT

          SECTION 7.01 Events of Default.

          (a) "Event of Default," wherever used herein, means any one of the following events:

               (i) any failure by the Master Servicer to deposit into the
     Collection Account or a Loan Combination Custodial Account, which failure continues unremedied for two (2) Business Days after the date upon which such deposit was required to have been made hereunder, or to deposit into, or remit to the Trustee for deposit into the Distribution Account any amount (other than a P&I Advance) required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 10:00
     a.m., New York City time on the related Distribution Date; provided, however, that to the extent the Master Servicer does not timely make such remittances to the Trustee, the Master Servicer shall pay the Trustee for the account of the Trustee interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made; or

               (ii) any failure by the Special Servicer to timely deposit into an REO Account or to timely deposit into, or to timely remit to the Master
     Servicer for deposit into, the Collection Account or a Loan Combination
     Custodial Account, any amount required to be so deposited or remitted under this Agreement; or

               (iii) any failure by the Master Servicer to timely make any
     Servicing Advance required to be made by it hereunder, which Servicing
     Advance remains unmade for a period of five (5) Business Days following the date on which notice shall have been given to the Master Servicer by the
     Trustee as provided in Section 3.03(c); or

               (iv) any failure on the part of the Master Servicer or the
     Special Servicer duly to observe or perform in any material respect any other covenants or agreements on the part of the Master Servicer or the
     Special Servicer, as the case may be, contained in this Agreement, which failure either (A) in the case of any such failure other than a failure referred to in clause (iv)(B) or (iv)(C) below, continues unremedied for a period of 30 days after the date on which written notice of the subject failure, requiring the same to be remedied, shall have been given to the
     Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of
     Certificates entitled to at least 25% of the Voting Rights, provided, however, that with respect to any such failure (other than a failure referred to in clause (iv)(B) or (iv)(C) below) which is not curable within such 30-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure the subject failure within the initial 30-day period and has provided the Trustee and any affected Non-Trust Mortgage
     Loan Noteholder with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure,
     (B) in the case of the failure to deliver to the Trustee the Annual
     Statement of Compliance, the Annual Assessment Report,

                                       215

     the Annual Attestation Report and/or corresponding accountants' report with respect to the Master Servicer (or any Additional Item 1123 Servicer or
     Sub-Servicing Function Participant, as applicable, retained or engaged thereby (other than a Designated Sub-Servicer retained or engaged at the direction of Citigroup or BCRE)) or the Special Servicer (or any Additional
     Item 1123 Servicer or Sub-Servicing Function Participant, as applicable, retained or engaged thereby), as applicable, pursuant to Section 3.13 or
     Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the second
     Business Day after the date on which Servicer Notice of the subject failure has been given to the Master Servicer or the Special Servicer, as the case may be, by or on behalf of any other party hereto in accordance with
     Section 3.13 or Section 3.14, as applicable, or (C) in the case of a failure to notify the Trustee and the Depositor that an Additional Item
     1123 Servicer or a Sub-Servicing Function Participant has been retained or engaged (other than a Designated Sub-Servicer retained or engaged at the direction of Citigroup or BCRE), which Additional Item 1123 Servicer or
     Sub-Servicing Function Participant was performing duties with respect to all or any part of the Trust Fund during an Exchange Act Reporting Year, continues unremedied for 30 days; or

               (v) any breach on the part of the Master Servicer or the Special
     Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of
     Certificateholders or Non-Trust Loan Noteholder and which breach continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the
     Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of
     Certificates entitled to at least 25% of the Voting Rights; provided, however, that with respect to any such breach which is not curable within such 30-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as the
     Master Servicer or the Special Servicer, as the case may be, has commenced to cure within the initial 30-day period and has provided the Trustee with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

               (vi) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days, provided, however, that the Master Servicer or the Special
     Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as the Master Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60 day period; or

               (vii) the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy,

                                       216

     insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

               (viii) the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

               (ix) the Master Servicer or the Special Servicer receives actual knowledge that either Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or classes of Non-Trust Loan Securities, or (B) placed one or more Classes of
     Certificates or classes of Non-Trust Loan Securities on "watch status" in contemplation of rating downgrade or withdrawal (and such "watch status"
     placement shall not have been withdrawn by such Rating Agency within 60 days of the date that the Master Servicer or the Special Servicer obtained such actual knowledge) and, in the case of either of clauses (A) or (B), citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action; or

               (x) the Master Servicer fails to be rated at least "CSS3" by
     Fitch or the Special Servicer fails to be rated at least "CSS3" by Fitch;
     or

               (xi) if any Non-Trust Loan Securities are rated by S&P, the
     Master Servicer or the Special Servicer, as the case may be, is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Master
     Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and the Master Servicer or the Special Servicer, as the case may be, is not reinstated to that list within 60 days after its removal therefrom; or

               (xii) the Master Servicer shall fail to remit to the Trustee for deposit into the Distribution Account, on any P&I Advance Date, the full amount of P&I Advances required to be made on such date, which failure continues unremedied until 10:00 a.m. New York City time on the next
     Business Day succeeding such P&I Advance Date; provided, however, that to the extent the Master Servicer does not timely make such remittances, the
     Master Servicer shall pay the Trustee for the account of the Trustee interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made.

          (b) If any Event of Default shall occur with respect to the Master
Servicer or the Special Servicer (in either case, for purposes of this Section
7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations
(but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund and each
Non-Trust Loan, other than its rights as a Certificateholder hereunder or as holder of a Non-Trust Loan or, as contemplated by Section 3.11(a) in the case of the Master Servicer, with respect to the Excess Servicing Strips. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a holder

                                       217

of any Certificate) or the Serviced Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Serviced Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten (10) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor Master Servicer or Special Servicer to assume the Master Servicer's or
Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer's or
Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, (i) the immediate transfer to the Trustee or a successor Master or Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Master
Servicer to the Collection Account, the Distribution Account, any Loan
Combination Custodial Account, a Servicing Account or a Reserve Account (if the
Master Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Loan or (ii) the transfer within two (2) Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to an REO Account, the Collection
Account, any Loan Combination Custodial Account, a Servicing Account or a
Reserve Account or delivered to the Master Servicer (if the Special Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Loan or REO Property (provided, however, that the Master
Servicer and the Special Servicer each shall, if terminated pursuant to this
Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any cost or expenses in connection with any actions to be taken by the Master Servicer, the
Special Servicer or the Trustee pursuant to this paragraph shall be borne by the
Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such expense shall be reimbursed by the Trust Fund; provided, however, that the
Defaulting Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section 7.01 and of Section 7.03(b), the
Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of
Default described in clauses (i)-(viii) of subsection (a) above unless a
Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the
Trustee and such notice references the Certificates, the Trust Fund or this
Agreement.

          (c) Notwithstanding Section 7.01(b) and Section 7.04, if any Event of
Default on the part of the Master Servicer occurs that: (1) affects a ShopKo
Portfolio Non-Trust Loan Noteholder, and the Master Servicer is not otherwise terminated in accordance with Section 7.01(b), then the Master Servicer may not be terminated by or at the direction of the related ShopKo Portfolio Non-Trust
Loan Noteholder, or (2) affects solely a ShopKo Portfolio Non-Trust Loan
Noteholder, then the Master Servicer may not be terminated by the Trustee;
provided, however, in the case of (1) or (2), at the request of such affected
ShopKo Portfolio Non-Trust Loan Noteholder, subject to the terms of the

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related Co-Lender Agreement the Trustee shall require the Master Servicer to appoint, within 30 days of the Trustee's request, a Sub-Servicer (or, if the
ShopKo Portfolio Loan Combination is currently being sub-serviced, to replace, within 30 days of the Trustee's request, the then-current Sub-Servicer with a new Sub-Servicer) with respect to the ShopKo Portfolio Loan Combination. In connection with the appointment of a Sub-Servicer in accordance with this
Section 7.01(c), the Master Servicer shall obtain, at its own expense, written confirmation from each Rating Agency (and any other rating agency rating any
Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan) that such appointment will not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the Certificates or any Non-Trust Loan Securities
backed by a ShopKo Portfolio Non-Trust Loan. The related Sub-Servicing Agreement shall provide that any Sub-Servicer appointed in accordance with this Section
7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the Master Servicer under this Agreement with respect to the
ShopKo Portfolio Loan Combination, except that the Master Servicer shall be entitled to retain that portion of the Master Servicing Fee for the ShopKo
Portfolio Mortgage Loan or any successor REO Mortgage Loan with respect thereto that accrues at a rate equal to 0.02% per annum. Such Sub-Servicing Agreement shall also provide that such Sub-Servicer shall agree to become the master servicer under a separate servicing agreement (as contemplated by the related
Co-Lender Agreement) in the event that the ShopKo Portfolio Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the
ShopKo Portfolio Loan Combination and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any Sub-Servicer appointed in accordance with this Section
7.01(c) shall at any time resign or be terminated, then (subject to the related
Co-Lender Agreement) the Master Servicer shall be required to promptly appoint a substitute Sub-Servicer, which appointment shall not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the Certificates or any Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan (as evidenced in writing by each Rating Agency (and any other rating agency rating any Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan)). If a successor Master Servicer is acting hereunder and such successor Master
Servicer desires to terminate the Sub-Servicer appointed under this Section
7.01(c) without cause, then the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such Sub-Servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

          Further notwithstanding Section 7.01(b) and Section 7.04, if any Event
of Default on the part of the Special Servicer occurs that affects a ShopKo
Portfolio Non-Trust Loan Noteholder, and the Special Servicer is not otherwise terminated in accordance with Section 7.01(b), then such ShopKo Portfolio
Non-Trust Loan Noteholder may require the Trustee to terminate the duties and obligations of the Special Servicer with respect to the ShopKo Portfolio Loan
Combination only, but as to no other Mortgage Loan; and, in such event, the appropriate party shall appoint in accordance with Section 6.09 (or, in the event of the failure of such party to so appoint, the Trustee shall appoint in accordance with Section 7.02), within 30 days of such ShopKo Portfolio Non-Trust
Loan Noteholder's request, a replacement special servicer with respect to the subject Serviced Loan Combination. In connection with the appointment of a replacement special servicer with respect to the ShopKo Portfolio Loan
Combination at the request of a ShopKo Portfolio Non-Trust Mortgage Loan
Noteholder in accordance with this Section 7.01(c), the Trustee shall obtain written confirmation from each Rating Agency (and any other rating agency rating any Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan) that such appointment will not result in a qualification, downgrade or withdrawal of any of the

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ratings assigned to the Certificates or any Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan. Any replacement special servicer appointed at the request of a ShopKo Portfolio Non-Trust Loan Noteholder in accordance with this Section 7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the Special Servicer under this Agreement with respect to the ShopKo Portfolio Loan Combination. Any replacement special servicer appointed at the request of a ShopKo Portfolio Non-Trust Loan Noteholder in accordance with this Section 7.01(c) hereby agrees to become, upon request, the special servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the ShopKo Portfolio Serviced
Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the ShopKo Portfolio Loan Combination and the related
Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any replacement special servicer appointed at the request of a ShopKo Portfolio Non-Trust Loan Noteholder in accordance with this Section 7.01(c) shall at any time resign or be terminated, then the appropriate party in accordance with Section 6.09 (or the Trustee in accordance with Section 7.02, if such party fails to do so) shall be required to promptly appoint a substitute replacement special servicer, which appointment shall not result in a qualification, downgrade or withdrawal of any of the ratings assigned to the Certificates or any Non-Trust Loan Securities backed by a ShopKo Portfolio Non-Trust Loan (as evidenced in writing by each Rating Agency
(and any other rating agency rating any Non-Trust Loan Securities backed by a
ShopKo Portfolio Non-Trust Loan)). If any replacement special servicer is appointed at the request of a ShopKo Portfolio Non-Trust Loan Noteholder in accordance with this Section 7.01(c), then the provisions of Section 6.09(d)
shall apply as if the replacement had occurred in accordance with Section
6.09(b).

          In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of any ShopKo Portfolio Non-Trust Loan Noteholder under this Section 7.01(c).

          SECTION 7.02 Trustee to Act; Appointment of Successor.

          On and after the time the Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless and until a successor is appointed pursuant to Section 6.04, Section 6.09 or Section 7.01, be the successor in all respects to the Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or the
Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of the Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if the Master Servicer is the resigning or terminated party, the Master Servicer's obligation to make P&I
Advances, including, without limitation, in connection with any termination of the Master Servicer for an Event of Default described in Section 7.01(a)(xii), the unmade P&I Advances that gave rise to such Event of Default; provided that any failure to perform such duties or responsibilities caused by the Master
Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section 7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the acts, omissions, representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to Section 3.06 hereunder nor shall the
Trustee be required to purchase any Mortgage Loan hereunder. As

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compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder (other than fees already earned, including, without limitation, Workout Fees, and other than, subject to Section 3.11(a), the Excess Servicing Strips). Notwithstanding
the above and subject to its obligations under Section 3.22(d) and 7.01(b), the
Trustee may, if it shall be unwilling in its sole discretion to so act as either
Master Servicer or Special Servicer, as the case may be, or shall, if it is unable to so act as either Master Servicer or Special Servicer, as the case may be, or shall, if the Trustee is not approved as a master servicer or a special servicer, as the case may be, by any of the Rating Agencies or if the Holders of
Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the Rating
Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause the qualification, downgrading or withdrawal of the then-current rating on any Class of Certificates) or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of Section 6.02
(including, without limitation, rating agency confirmation); provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section 6.09. No appointment of a successor to the Master
Servicer or the Special Servicer hereunder shall be effective until the assumption by the successor to such party of all its responsibilities, duties and liabilities under this Agreement. Pending appointment of a successor to the
Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Serviced Loans and REO
Properties as it and such successor shall agree; provided, however, that, except as otherwise permitted by the second paragraph of Section 3.11(a), no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

          SECTION 7.03 Notification to Certificateholders and Others.

          (a) Upon any resignation of the Master Servicer or the Special
Servicer pursuant to Section 6.04, any termination of the Master Servicer or the
Special Servicer pursuant to Section 7.01, any appointment of a successor to the
Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
6.09, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and, to the extent known to the Trustee, each Non-Trust Loan Noteholder.

          (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five (5) days after a Responsible
Officer of the Trustee has notice of the occurrence of such an event, the
Trustee shall transmit by mail to the Depositor, all the Certificateholders, the
Rating Agencies and, to the extent known to the Trustee, each Non-Trust Loan
Noteholder (if affected thereby) notice of such occurrence, unless such default shall have been cured.

          (c) If and when necessary under this Section 7.03 or under Section
11.01(d) hereof, the Trustee shall seek to establish the identity of a Non-Trust
Loan Noteholder by contacting the Master Servicer and the Special Servicer. Upon
such request, the Master Servicer shall promptly provide the

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identity of the Non-Trust Loan Noteholder to the Trustee. The Trustee may
conclusively rely upon such determination by the Master Servicer.

          SECTION 7.04 Waiver of Events of Default.

          The Holders representing at least 66 2/3% of the Voting Rights allocated to the Classes of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that (A) an Event of Default under clause (i), (ii), (ix), (x) or (xii) of Section 7.01(a) may be
waived only by all of the Certificateholders of the affected Classes, (B) waiver of an Event of Default under clause (xii) of Section 7.01(a) further requires the written consent of the Trustee and (C) a waiver of an Event of Default under clause (iv)(B) or (iv)(C) of Section 7.01(a) requires the written consent of the
Depositor. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder (except as otherwise provided in Section 7.01(c)). No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the
Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

          SECTION 7.05 Additional Remedies of Trustee Upon Event of Default.

          During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders
(including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

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                                  ARTICLE VIII

                                   THE TRUSTEE

          SECTION 8.01 Duties of Trustee.

          (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the
Trustee shall exercise such of the rights and powers vested in it by this
Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

          (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected.
The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor or the Master Servicer or the Special
Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

          (c) No provision of this Agreement shall be construed to relieve the
Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

               (i) prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

               (ii) the Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible
     Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

               (iii) the Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement and the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the
     Trustee or exercising any trust or power conferred upon the Trustee under this Agreement; and

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               (iv) the protections, immunities and indemnities afforded to the
     Trustee hereunder shall also be available to any Fiscal Agent,
     Authenticating Agent, Certificate Registrar, Tax Administrator and
     Custodian.

               SECTION 8.02 Certain Matters Affecting Trustee.

               Except as otherwise provided in Section 8.01 and Article X:

               (i) the Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

               (ii) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

               (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or, except as provided in
     Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or
     10.02, the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the
     Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

               (iv) the Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

               (v) prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this

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     Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

               (vi) the Trustee may execute any of the trusts or powers
     hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the Trustee shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder; and provided, further, that, unless and until the Trustee has filed a Form 15 with respect to the Trust in accordance with Section 8.16, the Trustee may not engage any such agent or attorney-in-fact that would constitute an Additional Item 1123 Servicer or a Sub-Servicing Function Participant, unless it first obtains the written consent of the Depositor;

               (vii) the Trustee shall not be responsible for any act or
     omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or the Special Servicer) or the Depositor; and

               (viii) neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any
     Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinion(s) of Counsel described in said Article applicable with respect to changes in registration of record ownership of
     Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this
     Agreement. The Trustee and Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the Certificate Register.

          SECTION 8.03 Trustee Not Liable for Validity or Sufficiency of
                       Certificates or Mortgage Loans.

          The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee in Article II, Section 8.15 and Section
11.07 and the signature of the Certificate Registrar and the Authenticating
Agent set forth on each outstanding Certificate, shall be taken as the statements of the Depositor or the Master Servicer or the Special Servicer, as
the case may be, and the Trustee does not assume any responsibility for their correctness. Except as set forth in Section 8.15, the Trustee makes no representations as to the validity or sufficiency of this Agreement or of any
Certificate (other than as to the signature of the Trustee set forth thereon) or of any Mortgage Loan or related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Collection
Account or any other account by or on behalf of the Depositor, the Master
Servicer or the Special Servicer except to the extent that such funds are delivered to the Trustee. The Trustee shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the
Special Servicer, and accepted by the Trustee in good faith, pursuant to this
Agreement.

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          SECTION 8.04 Trustee May Own Certificates.

          The Trustee or any agent of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Certificates with the same rights (except as otherwise provided in the definition of "Certificateholder")
as it would have if it were not the Trustee or such agent.

          SECTION 8.05 Fees and Expenses of Trustee; Indemnification of Trustee.

          (a) On each Distribution Date, the Trustee shall withdraw from the general funds on deposit in the Distribution Account, prior to any distributions to be made therefrom on such date, and pay to itself the Trustee Fee for such
Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, as compensation for all services rendered by the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. Except as otherwise provided in Section 3.06, the Trustee Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust)
shall constitute the Trustee's sole compensation for such services to be rendered by it.

          (b) The Trustee (whether individually or in its capacity as Trustee)
and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee shall be entitled to be indemnified for and held harmless by the Trust Fund out of the
Collection Account (and, to the extent that any Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Non-Trust
Loan Noteholder(s), first out of the related Loan Combination Custodial Account, and then out of the Collection Account) against any loss, liability or reasonable "out-of-pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this Agreement, the Mortgage Loans or the Certificates or any act of the Master
Servicer or the Special Servicer taken on behalf of the Trustee as provided for herein; provided that such expense is an "unanticipated expense incurred by the
REMIC" within the meaning of Treasury regulations section 1.860G-1(b)(3)(ii) and is not an Advance (the reimbursement for Advances being separately provided for herein); and provided, further, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this
Section 8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, or (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the
Trustee's obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee, as applicable, made herein, or (3) any loss, liability or expense that constitutes allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

          SECTION 8.06 Eligibility Requirements for Trustee.

          The Trustee hereunder shall at all times be a bank, a trust company, an association or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by a federal or state banking authority. If such bank, trust company, association or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this section the combined capital and surplus of such bank, trust company, association or corporation shall be deemed to be its combined capital and surplus

                                       226

as set forth in its most recent report of condition so published. The Trustee shall also be an entity with (a) a long-term unsecured debt rating of at least
"AA-" from Fitch and "Aa3" from Moody's, (b) a long-term unsecured debt rating of at least "A-" from Fitch and "A3" from Moody's, if a Fiscal Agent meeting the requirements of Section 8.17(a) is then currently acting in such capacity, or
(c) in the case of either Rating Agency, such other rating(s) therefrom as shall not result in the qualification, downgrading or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates by any Rating Agency as confirmed in writing. In addition, the Trustee shall at all times satisfy the requirements of Section 26(a)(1) of the Investment Company Act of 1940, as
amended. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07;
provided that, if the Trustee shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 or its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding sentence, and if the Trustee proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the Trustee's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) cause any Rating
Agency to qualify, downgrade or withdraw any rating assigned thereby to any
Class of Certificates, then upon the execution and delivery of such agreement the Trustee shall not be required to resign, and may continue in such capacity, for so long as none of the ratings assigned by the Rating Agencies to the
Certificates is qualified, downgraded or withdrawn thereby. The bank, trust company, corporation or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Master Servicer, the Special
Servicer and their respective Affiliates but, except to the extent permitted or required by Section 7.02, shall not be an "Affiliate" (as such term is defined in Section III of PTE 2000-58) of the Master Servicer, the Special Servicer, any
sub-servicer, the Underwriters, the Depositor, or any obligor with respect to
Mortgage Loans constituting more than 5.0% of the aggregate unamortized principal balance of the Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in Section III of PTE 2000-58) of any such Person.

          SECTION 8.07 Resignation and Removal of Trustee.

          (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the
Master Servicer, the Special Servicer and all the Non-Trust Loan Noteholders and
to all Certificateholders at their respective addresses set forth in the
Certificate Register. Upon receiving such notice of resignation, the Master
Servicer shall promptly appoint a successor trustee meeting the requirements in
Section 8.06 and acceptable to the Depositor and the Rating Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning
Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Depositor, the Special Servicer, the Non-Trust Loan Noteholders
and the Certificateholders by the Master Servicer. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

          (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any
time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee shall fail (other than by reason of the failure

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of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control), to timely deliver any report to be delivered by the Trustee pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Trustee shall fail (other than by reason of the failure of the Master Servicer, the Special Servicer or the Depositor to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control) to timely perform any of its obligations set forth in Section 3.13, Section 3.14 or Section 8.16(a) and such failure adversely affects the Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage-backed securities, or if the Trustee fails to make distributions required pursuant to Section 4.01 or 9.01, then the Depositor may remove the
Trustee and appoint a successor trustee if necessary, acceptable to the Master
Servicer and the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause the qualification, downgrading or withdrawal of the then-current rating on any Class of Certificates) by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the
Non-Trust Loan Noteholders and the Certificateholders by the Depositor.

          (c) The Holders of Certificates entitled to at least 51% of the Voting
Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee so removed and one complete set to the successor trustee so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer, the
Non-Trust Loan Noteholders and the remaining Certificateholders by the successor trustee so appointed.

          (d) In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its and any corresponding Fiscal Agent's rights and obligations under this Agreement and in and to the Mortgage Loans and the
Non-Trust Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including, without limitation, P&I
Advances and accrued interest thereon) accrued or owing to it under this
Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee and any corresponding Fiscal Agent).

          (e) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

          SECTION 8.08 Successor Trustee.

          (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the
Special Servicer and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a

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third-party Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the
predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

          (b) No successor trustee shall accept appointment as provided in this
Section 8.08, unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such Section.

          (c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, such successor trustee shall mail notice of the succession of such trustee hereunder to the Depositor, the Master Servicer, the Special
Servicer, the Certificateholders and each Non-Trust Loan Noteholder.

          (d) Any and all costs and expenses associated with transferring the duties of a Trustee that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor Trustee, including those associated with transfer of the Mortgage Files and other documents and statements held by the predecessor Trustee to the successor Trustee, as contemplated by Section
8.08(a), shall be paid by: (i) the predecessor Trustee, if such predecessor
Trustee has resigned in accordance with Section 8.07(a), has been removed in accordance with Section 8.07(b) or has been removed with cause in accordance with Section 8.07(c); (ii) the Certificateholders that effected the removal, if the predecessor Trustee has been removed without cause in accordance with
Section 8.07(c); and (iii) the Trust, if such costs and expenses are not paid by the predecessor Trustee or the subject Certificateholders, as contemplated by the immediately preceding clauses (i) and (ii), within 90 days after they are incurred (provided that such predecessor Trustee or such subject
Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

          SECTION 8.09 Merger or Consolidation of Trustee.

          Any entity into which the Trustee may be merged or converted or with which the Trustee may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee, as the case may be, hereunder; provided such entity shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such Section, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 8.10 Appointment of Co-Trustee or Separate Trustee.

          (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the
Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust
Fund, or any part thereof, and, subject to the other provisions of this Section
8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days

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after the receipt by it of a request to do so, or in case an Event of Default in respect of the Master Servicer shall have occurred and be continuing, the
Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of
Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

          (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the
Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction)
shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

          (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

          (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          (e) The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

          SECTION 8.11 Appointment of Custodians.

          The Trustee may appoint at the Trustee's expense one or more
Custodians to hold all or a portion of the Mortgage Files as agent for the
Trustee. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, any Mortgage Loan Seller or any Affiliate of the Depositor or any Mortgage Loan
Seller. Neither the Master Servicer nor the Special Servicer shall have any duty to verify that any such Custodian is qualified to act as such in accordance with the preceding sentence. Any such appointment of a third-party Custodian and the acceptance thereof shall be pursuant to a written agreement, which written agreement shall (i) be consistent with this Agreement in all material respects and requires the Custodian to comply with this Agreement in all material respects and requires the Custodian to comply with all of the applicable conditions of this Agreement; (ii) provide

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that if the Trustee shall for any reason no longer act in the capacity of
Trustee hereunder (including, without limitation, by reason of an Event of
Default), the successor trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the Custodian under such agreement or alternatively, may terminate such agreement without cause and without payment of any penalty or termination fee; and (iii) not permit the Custodian any rights of indemnification that may be satisfied out of assets of the Trust Fund. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of any Custodian. In the absence of any other Person appointed in accordance herewith acting as Custodian, the Trustee agrees to act in such capacity in accordance herewith. The initial Custodian shall be the
Trustee. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Custodian, any provision or requirement herein requiring notice or any information or documentation to be provided to the Custodian shall be construed to require that such notice, information or documents also be provided to the Trustee. Any Custodian hereunder (other than the Trustee) shall at all times maintain a fidelity bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in this
Agreement. Any engagement of a third party to act as Custodian with respect to the Mortgage File or any portion thereof with respect to a Loan Combination shall be subject to any relevant provisions of the related Co-Lender Agreement.

          SECTION 8.12 Appointment of Authenticating Agents.

          (a) The Trustee may at the Trustee's expense appoint one or more
Authenticating Agents, which shall be authorized to act on behalf of the Trustee in authenticating Certificates. The Trustee shall cause any such Authenticating
Agent to execute and deliver to the Trustee an instrument in which such
Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder. The appointment of an Authenticating Agent shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of the Authenticating Agent. In the absence of any other
Person appointed in accordance herewith acting as Authenticating Agent, the
Trustee hereby agrees to act in such capacity in accordance with the terms hereof. LaSalle Bank National Association shall be the initial Authenticating
Agent. If LaSalle Bank National Association is removed as Trustee, then it shall also be terminated as Authenticating Agent. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the
Trustee.

          (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any
Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

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          (c) Any Authenticating Agent may at any time resign by giving at least
30 days' advance written notice of resignation to the Trustee, the Certificate
Registrar, the Master Servicer, the Special Servicer and the Depositor. The
Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Master
Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any
Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Trustee may appoint a successor
Authenticating Agent, in which case the Trustee shall give written notice of such appointment to the Master Servicer, the Certificate Registrar and the
Depositor and shall mail notice of such appointment to all Holders of
Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as
Authenticating Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

          SECTION 8.13 Access to Certain Information.

          The Trustee shall afford to the Master Servicer, the Special Servicer, each Rating Agency and the Depositor, to any Certificateholder or Certificate
Owner and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate
Owner, access to any documentation regarding the Mortgage Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it. Upon request and with the consent of the Depositor and at the cost of the requesting Party, the Trustee shall provide copies of such documentation to the Depositor, any Certificateholder and to the OTS, the FDIC
and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

          SECTION 8.14 Appointment of Tax Administrators.

          (a) The Trustee may appoint at the Trustee's expense, one or more Tax
Administrators, which shall be authorized to act on behalf of the Trustee in performing the obligations and duties of the Tax Administrator set forth herein.
The Trustee shall cause any such Tax Administrator to execute and deliver to the
Trustee an instrument in which such Tax Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a
Tax Administrator shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of the Tax Administrator. Each Tax Administrator must be acceptable to the Trustee and must be organized and doing business under the laws of the
United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as Tax Administrator, the Trustee hereby agrees to act in such capacity in accordance with the terms hereof. LaSalle Bank
National Association shall be the initial Tax Administrator. If LaSalle Bank
National Association is removed as Trustee, then it shall also be terminated as
Tax Administrator.

          (b) Any Person into which any Tax Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Tax Administrator shall be a party, or any Person succeeding to the

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corporate agency business of any Tax Administrator, shall continue to be the Tax
Administrator without the execution or filing of any paper or any further act on the part of the Trustee or the Tax Administrator.

          (c) Any Tax Administrator may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Certificate
Registrar, the Master Servicer, the Special Servicer and the Depositor. The
Trustee may at any time terminate the agency of any Tax Administrator by giving written notice of termination to such Tax Administrator, the Master Servicer, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any Tax
Administrator shall cease to be eligible in accordance with the provisions of this Section 8.14, the Trustee may appoint a successor Tax Administrator, in which case the Trustee shall given written notice of such appointment to the
Master Servicer, the Special Servicer and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Tax Administrator shall be appointed unless eligible under the provisions of this Section 8.14. Any successor Tax Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Tax Administrator. No Tax Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

          SECTION 8.15 Representations, Warranties and Covenants of Trustee.

          (a) The Trustee hereby represents and warrants to the Master Servicer, the Special Servicer and the Depositor, and for the benefit of the
Certificateholders, as of the Closing Date, that:

               (i) The Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

               (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the
     Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

               (iii) Except to the extent that the laws of certain jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
     general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

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               (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

               (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

               (vii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this
     Agreement or the consummation of the transactions contemplated by this
     Agreement has been obtained and is effective.

               (viii) The Trustee is eligible to act hereunder in accordance with Section 8.06 and, with respect to any Mortgage Loan that is part of a
     Loan Combination, is qualified to hold that Mortgage Loan under the related
     Co-Lender Agreement.

          (b) The representations and warranties of the Trustee set forth in
Section 8.15(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

          (c) Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 8.15(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.15(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

          SECTION 8.16 Reports to the Commission.

          (a) With respect to any Exchange Act Reporting Year, the Trustee shall:

               (i) as soon as reasonably practicable (and, in any event, within
     15 days or such other period as may be provided under the Exchange Act and the rules and regulations promulgated thereunder) after each Distribution
     Date during such Exchange Act Reporting Year, in accordance with the
     Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D
     Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement and, to the extent delivered to (or otherwise actually known by a Responsible Officer of) the Trustee, any other Form 10-D Required Information to be reported for the period covered by the subject Form 10-D Distribution Report;

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               (ii) during such Exchange Act Reporting Year, at the direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (to the extent a Responsible
     Officer of the Trustee has actual knowledge of, or has been provided with written notice of, such information), within the time periods specified under Form 8-K, the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the
     Commission; provided that the Depositor shall cooperate with the Trustee to determine the applicable required time period; and provided, further, that, if the Depositor directs the Trustee to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the
     Trustee in obtaining all necessary information in order to prepare such
     Form 8-K Current Report and the Trustee will report the subject information in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the
     Commission;

               (iii) within 90 days following the end of such Exchange Act
     Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a
     Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance, Annual
     Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to the
     Master Servicer, the Special Servicer or other applicable Person for such
     Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit O (a "Sarbanes-Oxley
     Certification") (or in such other form as required by the Sarbanes-Oxley
     Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff)); and

               (iv) at the reasonable request of, and in accordance with the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the Depositor and promptly file with the Commission an amendment to any Form 8-K Current Report, Form 10-D Distribution Report or
     Form 10-K Annual Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act
     Reporting Year;

provided that (x) the Trustee shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel"
(solely in the case of reports from the Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft Word" or another format reasonably acceptable to the Trustee) and shall not have any responsibility to convert any such items to such format (other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing (via the EDGAR system) a Current Report on Form
8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will be filed as an exhibit (the Current Reports on Form
8-K contemplated by this subclause (y) being herein referred to as the "Initial
Form 8-K Current Report"); and provided, further, that if all or any required portion of a Form 10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Trustee

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(other than for a reason contemplated by Rule 12b-25(g) of the Exchange Act), then (i) the Trustee (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Trustee shall (to the extent appropriate) file a Form 12b-25 (17 C.F.R. 249.322) in connection therewith consistent with Rule 12b-25 of the Exchange Act, each party hereto shall reasonably cooperate with the Trustee and the Depositor to complete the subject Exchange Act Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the Depositor is relying upon Rule 12b-25 of the Exchange
Act, within the time frames contemplated thereby; and provided, further, that if all or any required portion of any Exchange Act Report cannot be timely filed by the Trustee for the sole reason that the Trustee is unable to file the report in electronic format, then (i) the Trustee (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor and, as determined by the Depositor, the Depositor and the Trustee shall comply with either Rule 201 or 202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule 13b of Regulation S-T. Each of the other parties to this
Agreement shall deliver to the Trustee in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system
(such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from the Master Servicer or the Special Servicer pursuant to Section
3.12), "Microsoft Word" or another format reasonably acceptable to the Trustee)
any and all items contemplated to be filed with the Commission pursuant to this
Section 8.16(a).

          All Form 8-K Current Reports, Form 10-D Distribution Reports and Form
10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are (together with the exhibits thereto) herein referred to as the "Exchange Act Reports". The
Exchange Act Reports, exclusive of the Initial Current Reports on Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports". All Subsequent
Exchange Act Reports prepared by the Trustee pursuant to this Section 8.16(a)
shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. An officer of the Depositor shall sign the Sarbanes-Oxley
Certification included in each Form 10-K Report with respect to the Trust.

          No later than (i) 12:00 noon, New York City time, on the Business Day prior to any filing of a Current Report on Form 8-K (other than an Initial
Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20 of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with respect to the Trust as contemplated by Section 8.16(a), and (iii) two (2) Business Days
prior to any filing of any other Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the Trustee shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Trustee), to the Depositor. Promptly upon receipt of any such report and the accompanying exhibits, the Depositor may review such report and the accompanying exhibits and notify the Trustee of any material misstatements or omissions relating thereto that come to its attention, which material misstatements or omissions the Trustee shall correct (with written evidence of such correction to be sent to the Depositor) prior to the filing of such report and the accompanying exhibits.

          The Trustee shall have no liability to Certificateholders or the Trust with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of the Trustee.

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          The Trustee shall make available to all Certificateholders and
Certificate Owners on its internet website each Subsequent Exchange Act Report that is filed with the Commission with respect to the Trust. The Trustee shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In addition, the Trustee shall, free of charge, upon request, deliver to any Certificateholder, Certificate
Owner or party identified as a prospective Certificateholder or Certificate
Owner copies of all Subsequent Exchange Act Reports that are filed with the
Commission with respect to the Trust. Any request contemplated by the prior sentence shall be made to LaSalle Bank National Association, 135 South LaSalle
Street, Suite 1625, Chicago, Illinois 60603, Attention: Laura Kocha-Chaddha
(Global Securities and Trust Services--Citigroup Commercial Mortgage Trust
2006-C4), (telephone number: (312) 904-0648) or to such other Person, address and/or phone number as the Trustee may specify by notice to Certificateholders.

          (b) The Trustee shall sign a certification (in the form attached hereto as Exhibit P) for the benefit of the Depositor and its officers, directors and Affiliates (provided, however, that the Trustee shall not undertake an analysis of the accountant's report attached as an exhibit to the
Form 10-K), and the Master Servicer shall sign a certification (in the form attached hereto as Exhibit Q-1) for the benefit of the Depositor and its officers, directors and Affiliates, and the Special Servicer shall sign a certification (in the form attached hereto as Exhibit Q-2) for the benefit of the Depositor and its officers, directors and Affiliates, which certifications of the Master Servicer and Special Servicer shall cover all of the Mortgage
Loans (in the case of the Special Servicer, if specially serviced) and REO
Properties. Each such certification shall be delivered to the Depositor and the
Trustee by March 15th of each year (or if not a Business Day, the immediately preceding Business Day). The Sarbanes-Oxley Certification shall be delivered to the Trustee for filing by March 25th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and its officers, directors and
Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee's obligations under this Section 8.16 or the Trustee's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Trustee pursuant to the first sentence of this Section 8.16(b), and (ii) the
Master Servicer and Special Servicer shall each severally and not jointly indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Master Servicer's or Special Servicer's obligations, as the case may be, under this Section 8.16 or the negligence, bad faith or willful misconduct of the Master Servicer or the Special Servicer, as the case may be, in connection therewith or a breach of the certification delivered by the Master
Servicer or the Special Servicer, as the case may be, pursuant to the first sentence of this Section 8.16(b). If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Trustee agrees that it shall contribute to the amount paid or payable to the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Trustee on the other in connection with a breach of the
Trustee's obligations under this Section 8.16 or the Trustee's negligence, bad faith or willful misconduct in connection

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therewith or a breach of the certification delivered by the Trustee pursuant to the first sentence of this Section 8.16(b), (ii) the Master Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Master Servicer on the other in connection with a breach of the Master Servicer's obligations under this Section 8.16 or the Master
Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Master Servicer pursuant to the first sentence of this Section 8.16(b) and (iii) the Special Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Special Servicer on the other in connection with a breach of the Special Servicer's obligations under this Section 8.16 or the Special
Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Special Servicer pursuant to the first sentence of this Section 8.16(b).

          (c) At all times during each Exchange Act Reporting Year, each of the
Trustee, the Master Servicer and the Special Servicer shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee to)
monitor for, and (as soon as reasonably practicable after becoming aware thereof) notify the Depositor and the Trustee in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute or may constitute related Exchange Act Reportable Events with respect thereto. Within one (1) Business Day of becoming aware of any Form 8-K Required
Information, the Trustee shall promptly notify the Depositor in writing that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current Report under Section 8.16(a)(ii) above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Trustee shall be entitled to rely on a written direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, the Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Trustee shall not be considered to be aware of any Form 8-K Required Information, Form 10-D
Required Information or Form 10-K Required Information, unless a Responsible
Officer (in the case of the Trustee) or a Servicing Officer (in the case of the
Master Servicer or the Special Servicer) thereof has actual knowledge.

          Upon reasonable request of the Depositor or the Trustee, each other party hereto (including the Trustee, if the Depositor is the requesting party, and the Depositor, if the Trustee is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to)
promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Trustee, as applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

          If, during any Exchange Act Reporting Year, a new Master Servicer,
Special Servicer or Trustee is appointed, then such new Master Servicer, Special
Servicer or Trustee, as the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master
Servicer or Special Servicer, the Trustee with such information regarding itself, its business and operations and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K. If, during any Exchange Act
Reporting Year, the Master Servicer, Special Servicer or Trustee appoints a
Servicing Representative that constitutes a Servicer contemplated by Item
1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction
(other than in connection with the appointment of a Designated Sub-Servicer to service a Mortgage Loan identified on Exhibit K hereto), then the Master
Servicer,

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Special Servicer or Trustee, as the case may be, shall cause such Servicing
Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Trustee with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K.

          Each of the Trustee, the Master Servicer and the Special Servicer
acknowledges and agrees that the information to be provided by it (or by any
Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee Appointee) pursuant to or as contemplated by this
Section 8.16(c) is intended to be used in connection with the preparation of
Exchange Act Reports with respect to the Trust.

          If any Non-Trust Loan has been included in a commercial mortgage securitization involving the issuance of publicly offered commercial mortgage-backed securities, then the Form 8-K Required Information, Form 10-D
Required Information and Form 10-K Required Information required to be reported to the Depositor under this Section 8.16(c) shall simultaneously be reported to the depositor and trustee in respect of such commercial mortgage securitization to the extent required for such depositor and/or trustee to satisfy any Exchange
Act reporting requirements in respect of the related commercial mortgage trust.

          (d) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2006), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the
Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Trustee shall, in accordance with the Exchange
Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act and shall notify all parties to this Agreement in writing that a Form 15 has been filed.

          (e) The respective parties hereto agree to cooperate with all reasonable requests made by the Depositor or any officer thereof in connection with such Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any
Sarbanes-Oxley Certification or portion thereof with respect to the Trust.

          (f) Unless the other parties hereto receive written notice from the
Trustee to the contrary, the Trustee hereby certifies that it intends to file any Form 10-K Annual Report with respect to the Trust for any particular fiscal year on the last Business Day that is not more than 90 days following the end of such fiscal year. Unless an alternative time period is provided for in this
Agreement, the respective parties hereto shall deliver to the Trustee, at least
10 Business Days prior to the date on which the Trustee intends to file any Form
10-K Annual Report as contemplated by Section 8.16(a), any items required to be delivered by such party that are to be an exhibit to such Form 10-K Annual
Report. The Trustee hereby notifies the Master Servicer and the Special Servicer that a Form 10-K Annual Report shall be required to be filed with respect to the
Trust for 2006.

          (g) In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any
Certificateholder or any Serviced Non-Trust Mortgage Loan Noteholder; provided that no such amendment shall diminish the filing requirements under this Section
8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

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          (h) Prior to April 1 of the first year in which the Trustee has filed a Form 15 with the Commission in accordance with this section, if at any time a
Servicing Representative retained or engaged by the Master Servicer, the Special
Servicer or the Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation
AB and this Agreement, any of the items set forth in the following clauses (i),
(ii) and/or (iii), then the Master Servicer, the Special Servicer or the
Trustee, as the case may be, shall deliver a written notice thereof to the
Depositor and shall promptly terminate all engagements with the subject
Servicing Representative relating to the Subject Securitization Transaction: (i)
any Annual Statement of Compliance contemplated by Item 1123 of Regulation AB, as and when provided under Section 3.13; or (ii) any Annual Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section
3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of
Regulation AB (together with, if required to be filed with the Commission under applicable law, the consent of the applicable registered public accounting firm to file such corresponding Annual Attestation Report with the Commission), as and when provided under Section 3.14. In addition, prior to April 1 of the first year in which the Trustee has filed a Form 15 with the Commission in accordance with this section, if at any time the Depositor delivers a written notice to the
Master Servicer, the Special Servicer or the Trustee stating that any Servicing
Representative retained or engaged thereby has defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii)
of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then the Master Servicer, the Special Servicer or the Trustee, as the
case may be, shall promptly terminate all engagements with the subject Servicing
Representative relating to the Subject Securitization Transaction.

          (i) Each of the Master Servicer, the Special Servicer and the Trustee
shall indemnify the Depositor, Citigroup Global Markets Realty Corp. and
Citigroup Global Markets Inc. for, and hold the Depositor, Citigroup Global
Markets Realty Corp. and Citigroup Global Markets Inc. harmless from and against, any and all losses, liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of the Master
Servicer, the Special Servicer or the Trustee, as the case may be, or any
Servicing Representative acting on behalf of the Master Servicer, the Special
Servicer or the Trustee, as the case may be (exclusive of a Designated
Sub-Servicer, insofar as such Sub-Servicer does not service any Mortgage Loans other than those identified on Exhibit K hereto), to deliver or cause to be delivered to the Trustee, the Depositor and each affected Non-Trust Loan
Noteholder, with respect to any Exchange Act Reporting Year, as and when required or contemplated by Section 3.13 and/or Section 3.14: (i) any Annual
Statement of Compliance; (ii) any Annual Assessment Report; and/or (iii) any
Annual Attestation Report (together with, if required to be filed with the
Commission under applicable law, the accountants' consent authorizing the filing thereof with the Commission).

          SECTION 8.17 Appointment of a Fiscal Agent.

          (a) In order to satisfy the eligibility requirements of Section 8.06
(insofar as such requirements relate to ratings), the Trustee may appoint a
Fiscal Agent. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA-" from Fitch and "Aa3" from Moody's (or, in the case of either Rating Agency, such other rating as shall not result in the withdrawal,

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downgrade or qualification of the rating assigned by such Rating Agency to any
Class of Certificates rated by such Rating Agency, as confirmed in writing by such Rating Agency).

          (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, any
Fiscal Agent appointed by the Trustee shall make such Advance as and when required by the terms of this Agreement on behalf the Trustee as if such Fiscal
Agent were the Trustee hereunder. To the extent that a Fiscal Agent makes an
Advance pursuant to this Section 8.17(b) or otherwise pursuant to this
Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

          (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee, except that all fees and expenses of any
Fiscal Agent (other than any interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust Fund, the Depositor, the Master Servicer or the
Special Servicer.

          (d) The obligations of a Fiscal Agent set forth in this Section 8.17 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of a Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section
8.17(a) or (ii) the Trustee shall have received written confirmation from each
Rating Agency that the succession of such proposed successor fiscal agent would not, in and of itself, result in an Adverse Rating Event with respect to any
Class of Certificates.

          (e) The Trustee shall promptly notify the other parties hereto, the
Certificateholders and the Serviced Non-Trust Mortgage Loan Noteholders in
writing of the appointment, resignation or removal of any Fiscal Agent.

          SECTION 8.18 Representations and Warranties of Fiscal Agent.

          (a) Any Fiscal Agent shall hereby represent and warrant to each of the other parties hereto and for the benefit of the Certificateholders and the
Non-Trust Mortgage Noteholders, as of the date of its appointment, that:

               (i) Such Fiscal Agent is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

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               (ii) The execution and delivery of this Agreement by such Fiscal
     Agent, and the performance and compliance with the terms of this Agreement by such Fiscal Agent, will not violate such Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other instrument to which it is a party or by which it is bound.

               (iii) Such Fiscal Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

               (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of such Fiscal Agent, enforceable against such Fiscal
     Agent in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

               (v) Such Fiscal Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Fiscal
     Agent to perform its obligations under this Agreement or the financial condition of such Fiscal Agent.

               (vi) No litigation is pending or, to the best of such Fiscal
     Agent's knowledge, threatened against such Fiscal Agent that, if determined adversely to such Fiscal Agent, would prohibit such Fiscal Agent from entering into this Agreement or, in such Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Fiscal Agent to perform its obligations under this
     Agreement or the financial condition of such Fiscal Agent.

               (vii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Fiscal Agent of or compliance by such Fiscal Agent with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by such Fiscal Agent under this
     Agreement.

          (b) The representations and warranties of any Fiscal Agent set forth in Section 8.18(a) shall survive its appointment as such under this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall given prompt written notice thereof to the other parties hereto.

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                                   ARTICLE IX

                                   TERMINATION

          SECTION 9.01 Termination Upon Repurchase or Liquidation of All
                       Mortgage Loans.

          Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer and the Trustee (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth)
shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of (A) the purchase by the Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder of all Mortgage Loans and each REO
Property (or, in the case of a Loan Combination Mortgaged Property, if it has become an REO Property, the Trust's interest therein) remaining in the Trust
Fund at a price equal to (1) the aggregate Purchase Price of all the Mortgage
Loans included in the Trust Fund, plus (2) the appraised value of each REO
Property (or, in the case of a Loan Combination Mortgaged Property, if it has become an REO Property, the Trust's interest therein), if any, included in the
Trust Fund, such appraisal to be conducted by an Independent Appraiser selected by the Master Servicer and approved by the Trustee, minus (3) if the purchaser is the Master Servicer or the Special Servicer, the aggregate amount of unreimbursed Advances made by the Master Servicer or the Special Servicer, as applicable, together with any interest accrued and payable to the Master
Servicer in respect of unreimbursed Advances in accordance with Sections 3.03(d)
and 4.03(d) and any unpaid Master Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Master Servicer or Special Servicer, as applicable, in connection with such purchase), (B) the exchange by all the Certificateholders
(exclusive of the Class R Certificateholders) of their respective Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property (or, in the case of a Loan Combination if it has become an
REO Property, the Trust's interest therein) remaining in the Trust Fund, and
(ii) to the Trustee, any Fiscal Agent, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of
Joseph P. Kennedy, the late ambassador of the United States to the Court of St.
James, living on the date hereof.

          Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-1A, Class
A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H
Certificates is reduced to zero, all the remaining Certificateholders (exclusive of the Class R Certificateholders), acting together (each having agreed in writing to so act, a copy of which writing shall be delivered to the Trustee), shall have the right, with the consent of the Master Servicer, to exchange all of the Certificates (exclusive of the Class R Certificates) for all of the
Mortgage Loans and each REO Property (or, in the case of a Loan Combination REO
Property, the Trust's interest therein) remaining in the Trust Fund as contemplated by clause (i)(B) of the first paragraph of this Section 9.01, by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that all the Certificateholders
(exclusive of

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the Class R Certificateholders) elect (as evidenced by a writing signed by each such Certificateholder and delivered to the Trustee) to exchange all of the
Certificates for all of the Mortgage Loans and each REO Property (or, in the case of a Loan Combination REO Property, the Trust's interest therein) remaining in the Trust Fund, the Certificateholders (exclusive of the Class R
Certificateholders), not later than the fifth Business Day preceding the
Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the
Master Servicer, the Special Servicer, the Trustee and any Fiscal Agent pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account pursuant to Section 3.05(b), including, without limitation an amount (payable to the Trustee out of the Distribution Account as if it was interest earned on
Permitted Investments) equal to interest calculated at the Prime Rate on the aggregate Certificate Principal Balance of the Principal Balance Certificates,
as of the first day of the current calendar month from and including one (1)
Business Day prior to such final Distribution Date to but excluding such final
Distribution Date, but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, on the P&I Advance Date relating to the final Distribution Date, the Master Servicer shall transfer to the
Distribution Account all amounts required to be transferred thereto on such P&I
Advance Date from the Collection Account pursuant to the first paragraph of
Section 3.04(b), together with any other amounts on deposit in the Collection
Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the
Certificates (exclusive of the Class R Certificates) on the final Distribution
Date, the Trustee shall release or cause to be released to a designee of all the
Certificateholders (exclusive of the Class R Certificateholders) (each such
Certificateholder having agreed to such designation in a writing delivered to the Trustee), the Mortgage Files for the remaining Mortgage Loans and REO
Properties (or, in the case of a Loan Combination REO Property, the Trust's interest therein) and shall execute all assignments, endorsements and other instruments furnished to it by the Certificateholders (exclusive of the Class R
Certificates) as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (or, in the case of a Loan Combination REO Property, the
Trust's interest therein) remaining in the Trust Fund. Any transfer of Mortgage
Loans pursuant to this paragraph shall be on a servicing-released basis.

          The Master Servicer, the Special Servicer or the Majority Controlling
Class Certificateholder may at its option elect to purchase all of the Mortgage
Loans and each REO Property (or, in the case of a Loan Combination Mortgaged
Property, if it has become an REO Property, the Trust's interest therein)
remaining in the Trust Fund as contemplated by clause (i)(A) of the preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that (i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.0% of the aggregate Cut-off Date Balances of all the
Mortgage Loans originally included in the Trust Fund, (ii) the Master Servicer shall not have the right to effect such a purchase if, within 30 days following the Master Servicer's delivery of a notice of election pursuant to this paragraph, the Special Servicer or the Majority Controlling Class
Certificateholder shall give notice of its election to purchase all of the
Mortgage Loans and each REO Property (or, in the case of a Loan Combination
Mortgaged Property, if it has become an REO Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, and (iii) the Majority Controlling Class
Certificateholder shall not have the right to effect such a purchase if, within
30 days following the Majority Controlling Class Certificateholder's delivery of a notice of election pursuant to this paragraph, the Special Servicer shall give notice of its election to purchase all of the Mortgage Loans and each REO
Property (or, in the case of a Loan Combination Mortgaged Property, if it has become an REO Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms

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hereof. If the Trust Fund is to be terminated in connection with the Master
Servicer's, the Special Servicer's or the Majority Controlling Class
Certificateholder's purchase of all of the Mortgage Loans and each REO Property
(or, in the case of a Loan Combination Mortgaged Property, if it has become an
REO Property, the Trust's interest therein) remaining in the Trust Fund, then the Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, as applicable, shall deposit, or deliver to the Master
Servicer for deposit, in the Collection Account (or, to the extent allocable to any Loan Combination REO Property, in the related Loan Combination Custodial
Account) not later than the Determination Date relating to the Distribution Date on which the final distribution on the Certificates is to occur an amount in immediately available funds equal to the above-described purchase price. On the
P&I Advance Date relating to such final Distribution Date, the Master Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the Master Servicer, the
Special Servicer, the Majority Controlling Class Certificateholder, as
applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (or, in the case of a Loan Combination
Mortgaged Property, if it has become an REO Property, the Trust's interest therein) to the Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder (or their respective designees), as applicable. Any transfer of Mortgage Loans pursuant to this paragraph shall be on a servicing-released basis.

          Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed (a) if such notice is given in connection with the Master Servicer's, the Special Servicer's or the Majority Controlling
Class Certificateholder's purchase of the Mortgage Loans and each REO Property
(or, in the case of a Loan Combination Mortgaged Property, if it has become an
REO Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b)
otherwise during the month of such final distribution on or before the
Determination Date in such month, in each case specifying (i) the Distribution
Date upon which the Trust Fund will terminate and final payment of the
Certificates will be made, (ii) the amount of any such final payment and (iii)
that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the
Certificates at the offices of the Certificate Registrar or such other location therein designated. The Trustee shall give such notice to the Master Servicer, the Special Servicer and the Depositor at the time such notice is given to
Certificateholders.

          Upon presentation and surrender of the Certificates (exclusive of the
Class Y Certificates) by the applicable Certificateholders on the final
Distribution Date, the Trustee shall distribute to each such Certificateholder so presenting and surrendering its Certificates such Certificateholder's
Percentage Interest of that portion of the amounts then on deposit in the
Distribution Account that, in accordance with Section 4.01, are allocable to payments on the Class of Certificates so presented and surrendered.

          Upon presentation and surrender of the Class Y Certificates by the applicable Certificateholders on the final Distribution Date, the Trustee shall distribute to each such Certificateholder so presenting and surrendering its
Class Y Certificates such Certificateholder's Percentage Interest of any
Additional Interest then on deposit in the Additional Interest Account that was paid on an ARD Mortgage Loan or any successor REO Mortgage Loan with respect thereto.

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          Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Trustee shall mail a second notice to the remaining non-tendering
Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law.
The costs and expenses of holding such funds in trust and of contacting such
Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder.

          SECTION 9.02 Additional Termination Requirements.

          (a) If the Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder purchases, or the Certificateholders
(exclusive of the Class R Certificateholders) exchange their Certificates for, all of the Mortgage Loans and each REO Property (or, in the case of a Loan
Combination if it has become an REO Property, the Trust's interest therein)
remaining in the Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, each REMIC Pool) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Trustee and, in the case of the
Depositor, to the Trustee and the Master Servicer, an Opinion of Counsel,
addressed to the Trustee and the Master Servicer, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited transactions" of any REMIC Pool as defined in Section 860F of the Code or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

               (i) the Trustee shall specify the first day in the 90-day
     liquidation period in a statement attached to the final Tax Return for each
     REMIC Pool pursuant to Treasury regulations section 1.860F-1;

               (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Trustee shall either (A) sell all of the assets of REMIC I to the Master Servicer, the
     Special Servicer or the Majority Controlling Class Certificateholder, as
     applicable, for cash or (B) exchange all the assets of REMIC I for the
     Certificates (exclusive of the Class R Certificates); and

               (iii) at the time of the making of the final payment on the
     Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with
     Section 9.01 all cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

          (b) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Trustee to specify the 90-day liquidation period for each
REMIC Pool, which authorization shall be binding upon all successor
Certificateholders.

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                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

          SECTION 10.01 REMIC Administration.

          (a) The Tax Administrator shall elect to treat each REMIC Pool as a
REMIC under the Code and, if necessary, under applicable state law. Each such election will be made on Form 1066 or other appropriate federal or state Tax
Returns for the taxable year ending December 31, 2006, in the case of each REMIC
Pool.

          (b) The REMIC I Regular Interests and the Regular Certificates are
hereby designated as "regular interests" (within the meaning of Section
860G(a)(1) of the Code) in REMIC I and REMIC II, respectively; provided that the
Class X Certificates shall evidence multiple "regular interests" in REMIC II.
The Class R Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code) in each REMIC
Pool. None of the Master Servicer, the Special Servicer or the Trustee shall (to the extent within its control) permit the creation of any other "interests" in any REMIC Pool (within the meaning of Treasury regulations section
1.860D-1(b)(1)).

          (c) The Closing Date is hereby designated as the "startup day" of each
REMIC Pool within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the REMIC I Regular Interests and the Regular
Certificates (or, in the case of the Class X Certificates, the "regular interests" in REMIC II evidenced thereby) for purposes of the REMIC Provisions shall be the Rated Final Distribution Date.

          (d) The Plurality Class R Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each REMIC Pool, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the Tax Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the Tax Matters
Person for each REMIC Pool in the performance of its duties as such.

          (e) Except as otherwise provided in Section 3.17(a) and subsections
(h) and (i) below, the Tax Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each REMIC Pool (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the
Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the Trustee from the Trust Fund unless otherwise provided in Section 10.01(g) or 10.01(h)).

          (f) Within 30 days after the Closing Date, the Tax Administrator shall acquire taxpayer identification numbers for each REMIC Pool by preparing and filing Internal Revenue Service Forms SS-4 or otherwise obtain them and shall prepare and file (if not previously prepared and filed) with the Internal
Revenue Service Form 8811, "Information Return for Real Estate Mortgage
Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" for
the Trust Fund. In addition, the Tax Administrator shall prepare, cause the
Trustee to sign and file all of the other Tax Returns in respect

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of each REMIC Pool. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Tax Administrator or its designee such information with respect to each REMIC Pool as is in its possession and reasonably requested by the Tax Administrator to enable it to perform its obligations under this Article. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the Tax
Administrator's request therefor, shall provide in writing to the Tax
Administrator such information as is reasonably requested by the Tax
Administrator for tax purposes, as to the valuations and Issue Prices of the
Certificates, and the Tax Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.01 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Tax Administrator to perform such obligations.

          (g) The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to State and
Local Taxes, any state or local taxing authority. Included among such duties, the Tax Administrator shall provide to: (i) any Transferor of a Class R
Certificate or agent of a non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a Class R
Certificate to any Person who is not a Permitted Transferee; (ii) the
Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the
Prepayment Assumption as required hereunder); and (iii) the Internal Revenue
Service, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

          (h) The Tax Administrator shall perform its duties hereunder so as to maintain the status of each REMIC Pool as a REMIC under the REMIC Provisions
(and the Trustee, the Master Servicer and the Special Servicer shall assist the
Tax Administrator to the extent reasonably requested by the Tax Administrator and to the extent of information within the Trustee's, the Master Servicer's or the Special Servicer's possession or control). None of the Tax Administrator,
Master Servicer, the Special Servicer, or the Trustee shall knowingly take (or cause any REMIC Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC, or
(ii) except as provided in Section 3.17(a), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event")), unless the Tax Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Tax Administrator seeks to take such action or to refrain from acting for the benefit of the
Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event. The Tax Administrator shall not take any action or fail to take any action (whether or not authorized hereunder) as to which the
Master Servicer or the Special Servicer has advised it in writing that either the Master Servicer or the Special Servicer has received or obtained an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC
Pool, or causing any REMIC Pool to take any action that is not expressly permitted under the terms of this Agreement, the Master Servicer and the Special
Servicer shall consult with the Tax Administrator or its designee, in writing, with respect to whether such action could cause an Adverse

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REMIC Event to occur. Neither the Master Servicer nor the Special Servicer shall take any such action or cause any REMIC Pool to take any such action as to which the Tax Administrator has advised it in writing that an Adverse REMIC Event could occur, and neither the Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Tax Administrator. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Trustee or the Tax
Administrator. At all times as may be required by the Code, the Tax
Administrator (to the extent it is within its control) shall take all necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of "qualified mortgages" as defined in
Section 860G(a)(3) of the Code and "permitted investments" as defined in Section
860G(a)(5) of the Code.

          (i) If any tax is imposed on any REMIC Pool, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in
Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws
(other than any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a)), such tax, together with all incidental costs and expenses
(including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under this Article X (provided that no liability shall be imposed upon the Tax
Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or (v) of this subsection (i); (ii) the Special
Servicer, if such tax arises out of or results from a breach by the Special
Servicer of any of its obligations under Article III or this Article X; (iii)
the Master Servicer, if such tax arises out of or results from a breach by the
Master Servicer of any of its obligations under Article III or this Article X;
(iv) the Trustee if such tax arises out of or results from a breach by the
Trustee of any of its respective obligations under Article IV, Article VIII or this Article X; (v) the applicable Mortgage Loan Seller, if such tax was imposed due to the fact that any of the Mortgage Loans did not, at the time of their transfer to the Trust constitute a "qualified mortgage" as defined in Section
860G(a)(3) of the Code; or (vi) the Trust Fund, excluding the respective portions thereof constituting Grantor Trust Y, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)
shall be charged to and paid by the Trust Fund. Any such amounts payable by the
Trust Fund shall be paid by the Trustee upon the written direction of the Tax
Administrator out of amounts on deposit in the Distribution Account in reduction of the Available Distribution Amount pursuant to Section 3.05(b), subject to
Section 3.05(c).

          (j) The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis.

          (k) Following the Startup Day, none of the Trustee, the Master
Servicer or the Special Servicer shall accept any contributions of assets to any
REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not cause: (i) such REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii) the imposition of any tax on such REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

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          (l) None of the Trustee, the Master Servicer or the Special Servicer
shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Mortgage Loans (except in connection with (A) the default or foreclosure of a Mortgage Loan, including, but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of a REMIC Pool, (C)
the termination of each REMIC Pool pursuant to Article IX of this Agreement, or
(D) a purchase of Mortgage Loans pursuant to or as contemplated by Article II or
III of this Agreement); (ii) the sale or disposition of any investments in the
Collection Account, the Distribution Account or any REO Account for gain; or
(iii) the acquisition of any assets on behalf of a REMIC Pool (other than (1) a
Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan, (2) a Qualified Substitute
Mortgage Loan pursuant to Article II hereof and (3) Permitted Investments acquired in connection with the investment of funds in the Collection Account, any Loan Combination Custodial Account, the Distribution Account or any REO
Account); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition or acquisition, but in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition or acquisition, will not cause: (x) any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or
(y) the imposition of any tax on any REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

          (m) Except as permitted by Section 3.17(a), none of the Trustee, the
Master Servicer and the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services nor permit any REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

          SECTION 10.02 Grantor Trust Administration.

          (a) The Tax Administrator shall treat Grantor Trust Y, for tax return preparation purposes, as a grantor trust under the Code and shall treat the
Class Y Grantor Trust Assets as separate assets of Grantor Trust Y, and not of any REMIC Pool, as permitted by Treasury regulations section 1.860G-2(i)(1). The
Class Y Certificates are hereby designated as representing an undivided beneficial interest in Grantor Trust Y.

          (b) The Tax Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to
Grantor Trust Y (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust
Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the Tax Administrator from the Trust Fund unless otherwise provided in Section 10.02(e) or 10.02(f)).

          (c) The Tax Administrator shall prepare, cause the Trustee to sign and file when due all of the Tax Returns in respect of Grantor Trust Y. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Tax Administrator or its designee such information with respect to Grantor Trust Y as is in its possession and reasonably requested by the Tax Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the Tax Administrator's request therefor, shall provide in writing to the Tax Administrator such information as is reasonably requested by the Tax

                                       250

Administrator for tax purposes, and the Tax Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Tax Administrator to perform such obligations.

          (d) The Tax Administrator shall furnish or cause to be furnished to each Holder of a Class Y Certificate, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of Grantor Trust Y at the time and in the manner required under the Code, and shall perform on behalf of Grantor Trust Y all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.

          (e) The Tax Administrator shall perform its duties hereunder so as to maintain the status of Grantor Trust Y as a grantor trust under the Grantor
Trust Provisions (and the Trustee, the Master Servicer and the Special Servicer
shall assist the Tax Administrator to the extent reasonably requested by the Tax
Administrator and to the extent of information within the Trustee's, the Master
Servicer's or the Special Servicer's possession or control). None of the Tax
Administrator, Master Servicer, the Special Servicer or the Trustee shall knowingly take (or cause Grantor Trust Y to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of Grantor
Trust Y as a grantor trust under the Grantor Trust Provisions (any such endangerment of grantor trust status, an "Adverse Grantor Trust Event"), unless the Tax Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Tax Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action
(whether or not authorized hereunder) as to which the Tax Administrator has advised it in writing that the Tax Administrator has received or obtained an
Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to Grantor Trust Y, or causing the Trust Fund to take any action, that is not expressly permitted under the terms of this Agreement, the
Master Servicer and the Special Servicer shall consult with the Tax
Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. Neither the Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Tax Administrator. The
Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Tax Administrator or the Trustee. Under no circumstances may the Tax Administrator vary the assets of Grantor Trust Y so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Class Y Certificates.

          (f) If any tax is imposed on Grantor Trust Y, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Tax
Administrator, if such tax arises out of or results from a breach by the Tax
Administrator of any of its obligations under this Section 10.02; (ii) the
Special Servicer, if such tax arises out of or results from a breach by the
Special Servicer of any of its obligations under Article III or this Section
10.02; (iii) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Trustee if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article

                                       251

VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting
Grantor Trust Y in all other instances.

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                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

          SECTION 11.01 Amendment.

          (a) This Agreement may be amended from time to time by the mutual agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee, without the consent of any of the Certificateholders or, with respect to any Loan Combination, any related Non-Trust Loan Noteholder: (i) to cure any ambiguity; (ii) to correct any error or to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the Prospectus; (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof; (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated; or (v) if such amendment, as evidenced by an Opinion of Counsel (at the expense of the Trust
Fund, in the case of any amendment requested by the Master Servicer or Special
Servicer that protects or is in furtherance of the interests of the
Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicer, the Special Servicer and the
Trustee, is advisable or reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC
Pool or Grantor Trust Y at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or Grantor Trust Y; (vi) as provided in Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of
Section 5.02(d)(i), (ii) or (iii); (vii) to modify Section 8.16, as contemplated by Section 8.16(g); or (viii) to otherwise modify or delete any existing provisions of this Agreement; provided that such action (except any amendment described in clause (i), (ii), (v), (vi) or (vii) above) shall not, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by the Master Servicer or Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the
Master Servicer, the Special Servicer and the Trustee, adversely affect in any material respect the interests of any Certificateholder or, unless it consents thereto, any third-party beneficiary of this Agreement identified in Section
11.08; and provided, further, that the Master Servicer, the Special Servicer and the Trustee shall have first obtained from each Rating Agency written confirmation that such amendment will not result in the qualification, downgrade or withdrawal of the rating on any Class of Certificates; and provided, further, that such amendment shall not significantly change the activities of the Trust
(insofar as such change would adversely affect the status of the Trust as a
"qualifying special-purpose entity" under FASB 140).

          (b) This Agreement may also be amended from time to time by the agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee with the consent of the Holders of Certificates entitled to at least 51%
of the Voting Rights allocated to the affected Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of
Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments

                                       253

received or advanced on Serviced Loans that are required to be distributed on any Certificate without the consent of the Holder of such Certificate or that are required to be distributed to any Non-Trust Loan Noteholder, without the consent of such Non-Trust Loan Noteholder, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates or the interests of any third-party beneficiary of this Agreement identified in Section
11.08 in a manner other than as described in the immediately preceding clause
(i) without the consent of the Holders of all Certificates of such Class or the consent of such third-party beneficiary, as the case may be, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all
Certificates then outstanding and the consent of each affected third-party beneficiary of this Agreement identified in Section 11.08, (iv) modify the provisions of Section 3.20 or the definition of Servicing Standard without the consent of the Holders of Certificates entitled to all of the Voting Rights and the consent of each affected Non-Trust Loan Noteholder, (v) modify the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding, or (vi) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special-purpose entity" under FASB 140) without the consent of the Holders entitled to at least 51% of all the Voting Rights (without regard to
Certificates held by the Depositor or any of the Depositor's Affiliates and/or
agents). Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01,
Certificates registered in the name of the Depositor or any Affiliate of the
Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

          (c) Notwithstanding any contrary provision of this Agreement, the
Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by the Master Servicer or Special Servicer that protects or is in furtherance of the interests of the
Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the Master Servicer or the Special Servicer in
accordance with such amendment will not result in the imposition of a tax on any
REMIC Pool pursuant to the REMIC Provisions or on Grantor Trust Y or cause any
REMIC Pool to fail to qualify as a REMIC or Grantor Trust Y to fail to qualify as a grantor trust at any time that any Certificates are outstanding and (ii)
such amendment complies with the provisions of this Section 11.01.

          (d) Promptly after the execution of any such amendment, the Trustee shall send a copy thereof to each Certificateholder, each Mortgage Loan Seller and, to the extent known to the Trustee, each Non-Trust Loan Noteholder.

          (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

          (f) Each of the Master Servicer, the Special Servicer and the Trustee
may but shall not be obligated to enter into any amendment pursuant to this
Section 11.01 that affects its rights, duties and immunities under this
Agreement or otherwise.

                                       254

          (g) The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Special Servicer or the
Trustee requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any
Opinion of Counsel required in connection therewith pursuant to Section 11.01(a)
or (c) shall be payable out of the Collection Account, any Loan Combination
Custodial Account (if not inconsistent with the related Co-Lender Agreement) or the Distribution Account pursuant to Sections 3.05.

          SECTION 11.02 Recordation of Agreement; Counterparts.

          (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the expense of the Trust Fund or, to the extent that it benefits one or more Non-Trust Loan Noteholders, such Non-Trust
Loan Noteholders, but only upon direction accompanied by an Opinion of Counsel
(the cost of which may be paid out of the Collection Account pursuant to Section
3.05(a) or, to the extent that it benefits one or more Non-Trust Loan
Noteholders, out of the related Loan Combination Custodial Account(s) pursuant to Section 3.05(e), to the effect that such recordation materially and beneficially affects the interests of the Certificateholders and/or one or more
Non-Trust Loan Noteholders; provided, however, that the Trustee shall have no obligation or responsibility to determine whether any such recordation of this
Agreement is required.

          (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

          SECTION 11.03 Limitation on Rights of Certificateholders.

          (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such
Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the
Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          (b) No Certificateholder (except as expressly provided for herein)
shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

          (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage
Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the
Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting
Rights shall have made written request upon the Trustee to institute such action, suit or

                                       255

proceeding in its own name as Trustee hereunder and shall have offered to the
Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of
Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the
Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this section, each and every Certificateholder and the
Trustee shall be entitled to such relief as can be given either at law or in equity.

          SECTION 11.04 Governing Law.

          This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          SECTION 11.05 Notices.

          Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, Citigroup
Commercial Mortgage Securities Inc., 388 Greenwich Street, 11th Floor, New York,
New York 10013, Attention: Angela Vleck, facsimile number: (212) 816-8307; (ii)
in the case of the Master Servicer, Midland Loan Services, Inc., 10851 Mastin,
Suite 300, Overland Park, Kansas 66210 (for deliveries) and P.O. Box 25965,
Shawnee Mission, Kansas 66225 (for communications by U.S. mail), Attention:
President, facsimile number: (913) 253-9001; (iii) in the case of the Special
Servicer, J.E. Robert Company, Inc., 1650 Tysons Blvd., Suite 1600, McLean,
Virginia 22102, Attention: Keith W. Belcher, facsimile number: (703) 714-8101, with a copy to J.E. Robert Company, Inc., 15455 Dallas Parkway, Suite 600,
Addison, Texas 75001, Attention: Michael F. Cocanougher, facsimile number: (972)
692-5161; (iv) in the case of the Trustee, LaSalle Bank National Association,
135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global
Securities and Trust Services--Citigroup Commercial Mortgage Trust 2006-C4,
facsimile number: (312) 904-2084; (v) in the case of the Underwriters, to each of (A) Citigroup Global Markets Inc., 388 Greenwich Street, 11th Floor, New
York, New York 10013, Attention: Angela Vleck, facsimile number: (212) 816-8087;
(B) Barclays Capital Inc., 200 Park Avenue, New York, New York 10166, Attention:
Kristen Rodriguez, facsimile number: (212) 412-7476; with a copy to Office of the General Counsel, Attention: Julie Grossman, facsimile number: (212)
412-3040; (C) Deutsche Bank Securities Inc., 60 Wall Street, New York, New York
10005; Attention: Lainie Kaye, facsimile number: (212) 797-4487; (D) Banc of
America Securities LLC, NC1-027-22-03, 214 North Tryon Street, Charlotte, North
Carolina 28255, Attention: Stephen Hogue, facsimile number: (704) 386-1094; and
(E) PNC Capital Markets LLC, One PNC Plaza, 249 Fifth Avenue, Pittsburgh,
Pennsylvania 15222, Attention: Scott Holmes, facsimile number: (704) 372-1138;
with a copy to Leonard Ferleger, facsimile number: (412) 705-2148; (vi) in the case of the Rating Agencies, (A) Moody's Investors Service, Inc., 99 Church
Street, New York, New York 10007, Attention: CMBS Surveillance Group; and (B)
Fitch, Inc., One State Street Plaza, 31st Floor, New York, New York 10004,
Attention: Commercial Mortgage Surveillance; and (vii) in the case

                                       256

of the initial Controlling Class Representative, JER Investors Trust Inc. c/o
J.E. Robert Company, Inc., 1650 Tysons Blvd., Suite 1600, McLean, Virginia
22102, Attention: Keith W. Belcher, facsimile number: (703) 714-8101, with a copy to J.E. Robert Company, Inc., 15455 Dallas Parkway, Suite 600, Addison,
Texas 75001, Attention: Michael F. Cocanougher, facsimile number: (972)
692-5161; or as to each such Person such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

          SECTION 11.06 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this
Agreement or of the Certificates or the rights of the Holders thereof.

          SECTION 11.07 Grant of a Security Interest.

          The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Mortgage
Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor and the Trustee agree that it is their intent that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

          SECTION 11.08 Successors and Assigns; Beneficiaries.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. This
Agreement may not be amended in any manner that would adversely affect the rights of any third-party beneficiary hereof without its consent. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement; provided that each Non-Trust Loan Noteholder is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its interest in the related Loan Combination and its rights under the related Co-Lender
Agreement, and each Mortgage Loan Seller is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its rights and obligations under the related Mortgage Loan Purchase Agreement.

          SECTION 11.09 Article and Section Headings.

          The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

                                       257

          SECTION 11.10 Notices to Rating Agencies.

          (a) The Trustee shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any
Non-Trust Loan Noteholder known to the Trustee) with respect to each of the following of which it has actual knowledge:

               (i) any material change or amendment to this Agreement;

               (ii) the occurrence of any Event of Default that has not been cured;

               (iii) the resignation or termination of the Trustee, a Fiscal
     Agent, the Master Servicer or the Special Servicer;

               (iv) the repurchase of Mortgage Loans by any of the Mortgage Loan
     Sellers pursuant to the applicable Mortgage Loan Purchase Agreement;

               (v) any change in the location of the Distribution Account;

               (vi) the final payment to any Class of Certificateholders; and

               (vii) any sale or disposition of any Mortgage Loan or REO
     Property.

          (b) The Master Servicer shall promptly provide notice to each Rating
Agency (and, if affected thereby, any Non-Trust Loan Noteholder) with respect to each of the following of which it has actual knowledge:

               (i) the resignation or removal of the Trustee or a Fiscal Agent;
     and

               (ii) any change in the location of the Collection Account or a
     Loan Combination Custodial Account.

          (c) The Special Servicer shall furnish each Rating Agency and the
Controlling Class Representative (and, with respect to a Loan Combination, the related Non-Trust Loan Noteholder(s)) with respect to a non-performing or defaulted Serviced Loan such information as the Rating Agency or Controlling
Class Representative (and, with respect to a Loan Combination, the related
Non-Trust Loan Noteholder(s)) shall reasonably request and which the Special
Servicer can reasonably provide in accordance with applicable law.

          (d) To the extent applicable, each of the Master Servicer and the
Special Servicer shall promptly furnish to each Rating Agency copies of the following items:

               (i) each of its annual statements as to compliance described in
     Section 3.13;

               (ii) each of its annual independent public accountants' servicing reports described in Section 3.14;

               (iii) any Officer's Certificate delivered to the Trustee pursuant to Section 4.03(c) or 3.08(a); and

                                       258

               (iv) each of the reports described in Section 3.12(a) and the statements and reports described in Sections 3.12(b), 3.12(c) and 3.12(d).

          (e) The Trustee shall (i) make available to each Rating Agency and the
Controlling Class Representative, upon reasonable notice, the items described in
Section 3.15(a) and (ii) promptly deliver to each Rating Agency and the
Controlling Class Representative a copy of any notices given pursuant to Section
7.03(a) or Section 7.03(b).

          (f) Each of the Trustee, the Master Servicer and the Special Servicer
shall provide to each Rating Agency such other information with respect to the
Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

          (g) Notwithstanding any provision herein to the contrary each of the
Master Servicer, the Special Servicer or the Trustee shall deliver to any
Underwriter any report prepared by such party hereunder upon request.

          SECTION 11.11 Complete Agreement.

          This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                       259

          IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                        CITIGROUP COMMERCIAL MORTGAGE
                                        SECURITIES INC.
                                        Depositor

                                        By: /s/ Angela Vleck
                                            ------------------------------------
                                        Name: Angela Vleck
                                        Title: Vice President

                                        MIDLAND LOAN SERVICES, INC.
                                        Master Servicer

                                        By: /s/ Lawrence D. Ashley
                                            ------------------------------------
                                        Name: Lawrence D. Ashley
                                        Title: Senior Vice President

                                        J.E. ROBERT COMPANY, INC.
                                           Special Servicer

                                        By: /s/ Keith W. Belcher
                                            ------------------------------------
                                        Name: Keith W. Belcher
                                        Title: Managing Director

                                        LASALLE BANK NATIONAL ASSOCIATION
                                        Trustee

                                        By: /s/ Alyssa C. Stahl
                                            ------------------------------------
                                        Name: Alyssa C. Stahl
                                        Title: First Vice President

STATE OF NEW YORK    )
                     ) ss.:
COUNTY OF NEW YORK   )

          On the 28th day of June 2006, before me, a notary public in and for said State, personally appeared Angela Vleck, known to me to be a Vice President of CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        /s/ Elsa J. Castaldo
                                        ----------------------------------------
                                                      Notary Public

[Notarial Seal]

STATE OF KANSAS     )
                    ) ss.:
COUNTY OF JOHNSON   )

          On the 23rd day of June 2006, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley, known to me to be a Senior
Vice President of MIDLAND LOAN SERVICES, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        /s/ Brent Kinder
                                        ----------------------------------------
                                                      Notary Public

[Notarial Seal]

STATE OF VIRGINIA   )
                    ) ss.:
COUNTY OF FAIRFAX   )

          On the 26th day of June 2006, before me, a notary public in and for said State, personally appeared Keith W. Belcher, known to me to be a Managing
Director of J.E. ROBERT COMPANY, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        /s/ Claire Batley
                                        ----------------------------------------
                                                      Notary Public

[Notarial Seal]

STATE OF ILLINOIS   )
                    ) ss.:
COUNTY OF COOK      )

          On the 28th day of June 2006, before me, a notary public in and for said State, personally appeared Alyssa C. Stahl, known to me to be a First Vice
President of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

                                        /s/ Diane O'Neal
                                        ----------------------------------------
                                                      Notary Public

[Notarial Seal]

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                                       I-1

               MORTGAGE    LOAN GROUP
LOAN NUMBER  LOAN SELLER     NUMBER                       LOAN / PROPERTY NAME
-------------------------------------------------------------------------------------------------

     1       CGM and BCRE      1       ShopKo Portfolio
    1.1                                10808 South 132nd Street
    1.2                                700 Pilgrim Way
    1.3                                1717 Lawrence Drive
    1.4                                301 Bay Park Square
    1.5                                55 Lake Boulevard
    1.6                                217 West Ironwood Drive
    1.7                                1001 East Gowen Road
    1.8                                801 West Central Entrance (Highway 53)
    1.9                                4161 Second Street South (Highway 23)
    1.10                               7401 Mineral Point Road
    1.11                               1000 West Northland Avenue
    1.12                               2201 Zeier Road
    1.13                               1850 Madison Avenue
    1.14                               2820 Highway 63 South
    1.15                               3708 Highway 63 North
    1.16                               3200 Broadway Street
    1.17                               2430 East Mason Street
    1.18                               867 North Columbia Center Boulevard
    1.19                               14445 West Center Road
    1.20                               5646 North 90th Street
    1.21                               616 West Johnson Street
    1.22                               1150 West Washington Street
    1.23                               1601 West 41st Street
    1.24                               1845 Haines Avenue
    1.25                               699 Green Bay Road
    1.26                               955 West Clairemont Avenue
    1.27                               1100 East Riverview Expressway
    1.28                               2510 South Reserve Street
    1.29                               1300 Koeller Street
    1.30                               800 East Maes Street
    1.31                               North 9520 Newport Highway
    1.32                               4801 Washington Avenue
    1.33                               4515 South Regal Street
    1.34                               1306 North Central Avenue
    1.35                               2500 US Highway 14
    1.36                               1209 18th Avenue Northwest
    1.37                               501 Highway 10 Southeast
    1.38                               1400 Big Thunder Boulevard
    1.39                               2101 West Broadway
    1.40                               2208 North Webb Road
    1.41                               5300 52nd Street
    1.42                               905 South 24th Street West
    1.43                               701 South Church Street
    1.44                               1964 West Morton Avenue
    1.45                               4200 South 27th Street
    1.46                               1710 South Main Street
    1.47                               1578 Appleton Road
    1.48                               2761 Prairie Avenue
    1.49                               9366 State Highway 16
    1.50                               2602 Shopko Drive
    1.51                               518 South Taylor Drive
    1.52                               1553 West 9000 South
    1.53                               2290 South 1300 East
    1.54                               405 Cottonwood Drive
    1.55                               5801 Summit View Avenue
    1.56                               1900 North Main Street
    1.57                               1771 Wisconsin Avenue
    1.58                               4344 Mormon Coulee Road (State Highway 14)
    1.59                               1200 Susan Drive
    1.60                               2677 South Prairie View Road
    1.61                               230 North Wisconsin Street
    1.62                               3415 Calumet Avenue
    1.63                               700 9th Avenue Southeast
    1.64                               1105 East Grand Avenue
    1.65                               1200 Main Street (State Highway 10)
    1.66                               125 Main Street
    1.67                               190 South 500 West
    1.68                               500 North Highway 281
    1.69                               301 Northwest Bypass
    1.70                               3101 North Montana Avenue
    1.71                               South 1450 Grand Avenue
    1.72                               500 South Carpenter Avenue
    1.73                               4060 Riverdale Road
    1.74                               615 South Monroe
    1.75                               1150 North Main Street
    1.76                               2655 Broadway Avenue
    1.77                               4850 West 3500 South
    1.78                               1001 South Highway 15 (State Street)
    1.79                               1450 East Geneva Street
    1.80                               601 Galvin Road South
    1.81                               1018 Washington Boulevard
    1.82                               1777 Paulson Road
    1.83                               405 West 8th Street
    1.84                               2610 North Bridge Avenue
    1.85                               2005 Krenzien Drive
    1.86                               510 East Philip Avenue
    1.87                               2530 First Avenue North
    1.88                               1755 North Humiston Avenue
    1.89                               2100 Caldwell Boulevard
    1.90                               900 West Memorial Drive
    1.91                               2741 Roosevelt Street
    1.92                               2266 North University Parkway
    1.93                               1649 Pole Line Road East
    1.94                               320 County Road O
    1.95                               4215 Yellowstone Highway
    1.96                               800 East 17th Street
    1.97                               1350 North Galena Avenue
    1.98                               1600 Rose Street
    1.99                               2530 Rudkin Road
   1.100                               555 West South Street
   1.101                               955 North Main Street
   1.102                               1341 North Main Street
   1.103                               747 South Main Street
   1.104                               1425 Janesville Avenue
   1.105                               2120 Thain Grade
   1.106                               3705 Monroe Road
   1.107                               2585 Lineville Road
   1.108                               1190 North 6th Street
   1.109                               1450 West Main Avenue
   1.110                               East 13414 Sprague Avenue
   1.111                               313 North Roosevelt Avenue
   1.112                               1011 North Wisconsin Street
     2           CGM           1       Olen Pointe Brea Office Park
     3           CGM           1       Reston Executive Center
     4           CGM           1       Reckson II Office Portfolio
    4.1                                6800 Jericho
    4.2                                55 Charles Lindbergh Boulevard
    4.3                                555 White Plains Road
    4.4                                560 White Plains Road
    4.5                                200 Broadhollow Road
    4.6                                10 Rooney Circle
    4.7                                North Atrium II
     5           CGM           1       Great Wolf Resorts Portfolio
    5.1                                Great Wolf Resort - Sandusky, OH
    5.2                                Great Wolf Resort - Wisconsin Dells
     6           PNC           2       Emerald Isle Senior Apartments
     7           CGM           1       20 North Orange
                                       Kratsa Portfolio
     8           CGM           1       SpringHill Suites - North Shore
     9           CGM           1       Holiday Inn Express - South Side
     10          CGM           1       Holiday Inn Express - Bridgeville
     11          CGM           1       Comfort Inn - Meadowlands
                                       GT Portfolio
     12          CGM           1       Sara Road 300
     13          CGM           1       JCG III
     14          CGM           1       Liberty Business Park
     15          CGM           1       Sara Road 80
     16          CGM           1       JCG V
     17          CGM           1       6100 Center
     18          CGM           1       Beverly Terrace
     19          CGM           1       JCG IV
     20          PNC           1       Flower Hill Promenade
     21          PNC           1       Bank of America Plaza
     22          CGM           2       Woodstream Apartments
     23          CGM           1       DuBois Mall
     24          CGM           1       Riverview Tower
     25          CGM           1       Lakeland Town Center
     26          CGM           1       Northeast Florida Industrial
     27          CGM           2       Bristol Pointe Apartment Homes
     28          CGM           1       Sweet Bay Shopping Center
     29          CGM           1       Bossier Corners
     30          CGM           2       Mallard Crossing Apartments
     31          CGM           1       Plaza at the Pointe
     32          CGM           2       Treetops Apartments
     33          CGM           1       Locke Drive
     34          CGM           1       Milestone
     35          CGM           1       290 Concord Road
     36          CGM           1       Virginia Gateway
     37          PNC           1       Logistics Insight Corporation
     38          CGM           1       The Sterling and Joseph Vance Building
     39          CGM           2       Wolf Creek Apartments
     40          CGM           1       Party City
     41          CGM           1       Collier Health Park
     42          CGM           1       Beverly Garland's Holiday Inn
     43          CGM           1       Acme Plaza Shopping Center I (Shelvin)
     44          CGM           1       AmeriCold Warehouse
     45          CGM           2       Promontory Apartments
     46          CGM           1       Doubletree Suites - Tukwila, WA
     47          CGM           1       Hilton Garden Inn - Glen Allen, VA
     48          CGM           1       Desert Inn Office Center
     49          CGM           2       Hidden Valley Club Apartments
     50          CGM           1       Wal-Mart Fremont
     51          CGM           2       Four Winds Apartments
                                       Beau Rivage Portfolio
     52          CGM           2       Beau Rivage Apartments 192
     53          CGM           2       Beau Rivage Apartments 132
     54          CGM           1       Mendocino Marketplace
     55          CGM           1       60 Frontage Road
     56          PNC           1       Northbelt Office Center II
     57          CGM           1       1723 Walnut Street
     58          PNC           1       Cingular Wireless Building
     59          CGM           1       Demonbreun Center
                                       Curat Multifamily Portfolio
     60          CGM           2       Autumnwood Apartments
     61          CGM           2       Silvercreek Apartments
     62          CGM           2       Hilands II Apartments
     63          PNC           2       Houston Levee Apartments
     64          CGM           2       Meadows Apartments
     65          CGM           1       Marriott Fairfield Inn & Suites Alpharetta Portfolio
    65.1                               Marriot TownePlace Suites
    65.2                               Fairfield Inn & Suites - Alpharetta, GA
    65.3                               Marriott Fairfield Inn & Suites - Macon, GA
     66          PNC           1       Pac Bell Directory Office Building
     67          PNC           1       Rancho Santa Fe
     68          CGM           1       Whole Foods
     69          CGM           1       State & Perryville Shopping Center
     70          CGM           2       Stonehenge Apartments
    70.1                               Starkville Crossing
    70.2                               Stonehenge Apts
     71          CGM           1       1210-1230 Washington Street
     72          CGM           1       Melrose Place
     73          CGM           1       Blankenbaker Parkway Office
     74          CGM           1       Marriott Fairfield Inn & Suites Buckhead Portfolio
    74.1                               Fairfield Inn & Suites - Atlanta (Buckhead), GA
    74.2                               SpringHill Suites Atlanta/ Alpharetta
     75          CGM           1       Marriott Fairfield Inn & Suites Atlanta Portfolio
    75.1                               Marriott Fairfield Inn & Suites - Atlanta/Perimeter Center
    75.2                               Marriott TownePlace Suites
     76          CGM           1       One Theall Road
     77          CGM           1       Washingtonian Center
     78          CGM           1       WalMart Supercenter - Dahlonega, GA
     79          CGM           1       Hilltop Square Shopping Center
     80          CGM           1       Prestige Portfolio I
     81          CGM           1       Sav-A-Center - Metairie, LA
     82          CGM           1       Natchez Mall
     83          CGM           1       Courtyard by Marriott - Huntersville, NC
     84          CGM           1       The Minolta Building
     85          PNC           1       Itronix Building
     86          CGM           1       Alfa Laval Building
     87          PNC           1       Miami Lakes Commons
     88          PNC           1       Gateway West Shopping Center
     89          CGM           1       KingsPark
     90          PNC           2       Berkley Village - Newport News
     91          CGM           1       50 Division Street
     92          CGM           1       Northwood Village
     93          CGM           1       Riverfront Business Park
     94          CGM           1       Franklin Center Office Building
     95          CGM           1       Aurora - Wilkinson Medical Clinic(Hartland)
     96          CGM           1       5 & 105 Shawmut Road
     97          CGM           1       Walgreen's- Henderson, NV
     98          PNC           2       Wimbledon Place Apartments
     99          PNC           1       Holiday Inn Express - Turlock
    100          CGM           1       Oglethorpe Crossing
    101          CGM           2       Spring Meadow Apartments
    102          CGM           1       Tustin Square
    103          CGM           1       Village Square Retail Center
    104          CGM           1       Niagara County Office Buildings
    105          PNC           1       80 West Street
    106          CGM           2       Regency at Chandler Park
    107          CGM           1       Aurora - Edgerton Health Center
    108          CGM           1       Spalding Triangle
    109          PNC           1       Hotel Bethlehem
    110          CGM           1       6201 Fairview Road
    111          PNC           2       Chaparral Townhomes
    112          CGM           1       La Quinta Inn Winter Park
    113          PNC           1       Bolsa Magnolia Center
    114          CGM           2       Apple Creek Apartments
    115          CGM           2       Millport Apartments
    116          CGM           1       Parker Marketplace
    117          CGM           1       Village Green MHP
    118          CGM           1       Winter Park Plaza
    119          CGM           1       Holiday Inn - Lumberton, NC
    120          CGM           1       Andover Business Center
    121          CGM           2       Crystal Lake Apartments
    122          CGM           1       Aurora - Bluemond Health Center
    123          CGM           1       Office Depot Plaza
                                       G4 Portfolio
    124          CGM           1       United Supermarket - Lubbock, TX
    125          CGM           1       Advance Auto Parts - Cleveland, OH
    126          CGM           1       Advance Auto Parts - Denton Township, MI
    127          PNC           1       Douglas Station
    128          CGM           1       Highland Plaza
    129          CGM           2       Kipling Manor Apartments
    130          PNC           1       McCarran Landing Shopping Center
    131          CGM           1       Barcelone Building
    132          CGM           1       Cypress Grove Plaza
    133          CGM           1       Holiday Inn Express - Mooresville
    134          PNC           2       Sherman Oaks Apartments & Apple Mini Storage
    135          CGM           1       Aurora - Airport Health Center
    136          CGM           1       MLK Plaza
    137          CGM           1       Fairfield Inn - Myrtle Beach, SC
    138          CGM           2       Willow Creek
    139          CGM           1       Barclay Square
    140          CGM           1       Prestige Portfolio II
    141          CGM           1       Circuit City - Redding, CA
    142          CGM           1       United Supermarket - Plainview, TX
    143          CGM           2       Grace Street Apartments
    144          CGM           1       Holiday Inn Express - Myrtle Beach, SC
    145          PNC           1       Comfort Inn & Suites - College Park
    146          PNC           1       Gateway Plaza - N. Las Vegas
    147          CGM           1       Walgreen's - Orange, CT
    148          CGM           1       Bird in Hand
    149          CGM           1       GSA - Mission Viejo, CA
    150          CGM           1       Barnes and Noble
    151          CGM           1       Best Buy-Portage
    152          CGM           1       Bassett Creek Medical Building
    153          CGM           1       Pasco Rite Aid
    154          CGM           1       Mill & Main
    155          CGM           1       CVS - Port Richey, FL
    156          CGM           1       Shoppes at Cranberry Commons
    157          CGM           1       Rafael North (Marin) Office
    158          PNC           1       Hayden Park Office
    159          PNC           2       Crawford Mayfair Apartments
    160          CGM           1       155 Founders Plaza
    161          CGM           1       Best Buy - Fond du Lac, WI
    162          PNC           2       Park Westwood Apartments
    163          CGM           1       Rite Aid - Louisville, KY
    164          CGM           1       Rite Aid - Manchester, PA
    165          CGM           1       Rite Aid - Lancaster, PA
    166          PNC           2       Mayfair Village Apartments

LOAN NUMBER                                PROPERTY ADDRESS                                      CITY           STATE   ZIP CODE
--------------------------------------------------------------------------------------------------------------------------------

     1       Various                                                                     Various               Various   Various
    1.1      10808 South 132nd Street                                                    Omaha                   NE       68138
    1.2      700 Pilgrim Way                                                             Green Bay               WI       54304
    1.3      1717 Lawrence Drive                                                         De Pere                 WI       54115
    1.4      301 Bay Park Square                                                         Ashwaubenon             WI       54304
    1.5      55 Lake Boulevard                                                           Redding                 CA       96003
    1.6      217 West Ironwood Drive                                                     Coeur D'Alene           ID       83814
    1.7      1001 East Gowen Road                                                        Boise                   ID       83716
    1.8      801 West Central Entrance (Highway 53)                                      Duluth                  MN       55811
    1.9      4161 Second Street South (Highway 23)                                       Saint Cloud             MN       56301
    1.10     7401 Mineral Point Road                                                     Madison                 WI       53717
    1.11     1000 West Northland Avenue                                                  Appleton                WI       54914
    1.12     2201 Zeier Road                                                             Madison                 WI       53704
    1.13     1850 Madison Avenue                                                         Mankato                 MN       56001
    1.14     2820 Highway 63 South                                                       Rochester               MN       55904
    1.15     3708 Highway 63 North                                                       Rochester               MN       55906
    1.16     3200 Broadway Street                                                        Quincy                  IL       62301
    1.17     2430 East Mason Street                                                      Green Bay               WI       54302
    1.18     867 North Columbia Center Boulevard                                         Kennewick               WA       99336
    1.19     14445 West Center Road                                                      Omaha                   NE       68144
    1.20     5646 North 90th Street                                                      Omaha                   NE       68134
    1.21     616 West Johnson Street                                                     Fond du Lac             WI       54935
    1.22     1150 West Washington Street                                                 Marquette               MI       49855
    1.23     1601 West 41st Street                                                       Sioux Falls             SD       57105
    1.24     1845 Haines Avenue                                                          Rapid City              SD       57701
    1.25     699 Green Bay Road                                                          Neenah                  WI       54956
    1.26     955 West Clairemont Avenue                                                  Eau Claire              WI       54701
    1.27     1100 East Riverview Expressway                                              Wisconsin Rapids        WI       54494
    1.28     2510 South Reserve Street                                                   Missoula                MT       59801
    1.29     1300 Koeller Street                                                         Oshkosh                 WI       54902
    1.30     800 East Maes Street                                                        Kimberly                WI       54136
    1.31     North 9520 Newport Highway                                                  Spokane                 WA       99218
    1.32     4801 Washington Avenue                                                      Racine                  WI       53406
    1.33     4515 South Regal Street                                                     Spokane                 WA       99223
    1.34     1306 North Central Avenue                                                   Marshfield              WI       54449
    1.35     2500 US Highway 14                                                          Janesville              WI       53545
    1.36     1209 18th Avenue Northwest                                                  Austin                  MN       55912
    1.37     501 Highway 10 Southeast                                                    Saint Cloud             MN       56304
    1.38     1400 Big Thunder Boulevard                                                  Belvidere               IL       61008
    1.39     2101 West Broadway                                                          Monona                  WI       53713
    1.40     2208 North Webb Road                                                        Grand Island            NE       68803
    1.41     5300 52nd Street                                                            Kenosha                 WA       53144
    1.42     905 South 24th Street West                                                  Billings                MT       59102
    1.43     701 South Church Street                                                     Watertown               WI       53094
    1.44     1964 West Morton Avenue                                                     Jacksonville            IL       62650
    1.45     4200 South 27th Street                                                      Lincoln                 NE       68502
    1.46     1710 South Main Street                                                      West Bend               WI       53095
    1.47     1578 Appleton Road                                                          Menasha                 WI       54952
    1.48     2761 Prairie Avenue                                                         Beloit                  WI       53511
    1.49     9366 State Highway 16                                                       Onalaska                WI       54650
    1.50     2602 Shopko Drive                                                           Madison                 WI       53704
    1.51     518 South Taylor Drive                                                      Sheboygan               WI       53081
    1.52     1553 West 9000 South                                                        West Jordan             UT       84088
    1.53     2290 South 1300 East                                                        Salt Lake City          UT       84106
    1.54     405 Cottonwood Drive                                                        Winona                  MN       55987
    1.55     5801 Summit View Avenue                                                     Yakima                  WA       98908
    1.56     1900 North Main Street                                                      Mitchell                SD       57301
    1.57     1771 Wisconsin Avenue                                                       Grafton                 WI       53024
    1.58     4344 Mormon Coulee Road (State Highway 14)                                  La Crosse               WI       54601
    1.59     1200 Susan Drive                                                            Marshall                MN       56258
    1.60     2677 South Prairie View Road                                                Chippewa Falls          WI       54729
    1.61     230 North Wisconsin Street                                                  De Pere                 WI       54115
    1.62     3415 Calumet Avenue                                                         Manitowoc               WI       54220
    1.63     700 9th Avenue Southeast                                                    Watertown               SD       57201
    1.64     1105 East Grand Avenue                                                      Rothschild              WI       54474
    1.65     1200 Main Street (State Highway 10)                                         Stevens Point           WI       54481
    1.66     125 Main Street                                                             Hutchinson              MN       55350
    1.67     190 South 500 West                                                          West Bountiful          UT       84010
    1.68     500 North Highway 281                                                       Aberdeen                SD       57401
    1.69     301 Northwest Bypass                                                        Great Falls             MT       59404
    1.70     3101 North Montana Avenue                                                   Helena                  MT       59602
    1.71     South 1450 Grand Avenue                                                     Pullman                 WA       99163
    1.72     500 South Carpenter Avenue                                                  Kingsford               MI       49802
    1.73     4060 Riverdale Road                                                         Riverdale               UT       84405
    1.74     615 South Monroe                                                            Mason City              IA       50401
    1.75     1150 North Main Street                                                      Layton                  UT       84041
    1.76     2655 Broadway Avenue                                                        Boise                   ID       83706
    1.77     4850 West 3500 South                                                        West Valley City        UT       84120
    1.78     1001 South Highway 15 (State Street)                                        Fairmont                MN       56031
    1.79     1450 East Geneva Street                                                     Delavan                 WI       53115
    1.80     601 Galvin Road South                                                       Bellevue                NE       68005
    1.81     1018 Washington Boulevard                                                   Ogden                   UT       84404
    1.82     1777 Paulson Road                                                           River Falls             WI       54022
    1.83     405 West 8th Street                                                         Monroe                  WI       53566
    1.84     2610 North Bridge Avenue                                                    Albert Lea              MN       56007
    1.85     2005 Krenzien Drive                                                         Norfolk                 NE       68701
    1.86     510 East Philip Avenue                                                      North Platte            NE       69101
    1.87     2530 First Avenue North                                                     Escanaba                MI       49829
    1.88     1755 North Humiston Avenue                                                  Worthington             MN       56187
    1.89     2100 Caldwell Boulevard                                                     Nampa                   ID       83651
    1.90     900 West Memorial Drive                                                     Houghton                MI       49931
    1.91     2741 Roosevelt Street                                                       Marinette               WI       54143
    1.92     2266 North University Parkway                                               Provo                   UT       84604
    1.93     1649 Pole Line Road East                                                    Twin Falls              ID       83301
    1.94     320 County Road O                                                           Rice Lake               WI       54868
    1.95     4215 Yellowstone Highway                                                    Chubbuck                ID       83202
    1.96     800 East 17th Street                                                        Idaho Falls             ID       83404
    1.97     1350 North Galena Avenue                                                    Dixon                   IL       61021
    1.98     1600 Rose Street                                                            Walla Walla             WA       99362
    1.99     2530 Rudkin Road                                                            Union Gap               WA       98903
   1.100     555 West South Street                                                       Freeport                IL       61032
   1.101     955 North Main Street                                                       Spanish Fork            UT       84660
   1.102     1341 North Main Street                                                      Logan                   UT       84341
   1.103     747 South Main Street                                                       Brigham City            UT       84302
   1.104     1425 Janesville Avenue                                                      Fort Atkinson           WI       53538
   1.105     2120 Thain Grade                                                            Lewiston                ID       83501
   1.106     3705 Monroe Road                                                            Ledgeview               WI       54115
   1.107     2585 Lineville Road                                                         Howard                  WI       54313
   1.108     1190 North 6th Street                                                       Monmouth                IL       61462
   1.109     1450 West Main Avenue                                                       De Pere                 WI       54115
   1.110     East 13414 Sprague Avenue                                                   Spokane Valley          WA       99216
   1.111     313 North Roosevelt Avenue                                                  Burlington              IA       52601
   1.112     1011 North Wisconsin Street                                                 Port Washington         WI       53074
     2       1, 2, 3, 4, 6, 20, 30, 40, 50, 60 Pointe Drive                              Brea                    CA       92821
     3       12100-12120 Sunset Hills Road                                               Reston                  VA       20190
     4       Various                                                                     Various               Various   Various
    4.1      6800 Jericho Turnpike                                                       Syosset                 NY       11791
    4.2      55 Charles Lindbergh Boulevard                                              Uniondale               NY       11553
    4.3      555 White Plains Road                                                       Tarrytown               NY       10591
    4.4      560 White Plains Road                                                       Tarrytown               NY       10591
    4.5      200 Broadhollow Road                                                        Melville                NY       11747
    4.6      10 Rooney Circle                                                            West Orange             NJ       07052
    4.7      6900 Jericho Turnpike                                                       Syosset                 NY       11791
     5       Various                                                                     Various               Various   Various
    5.1      4600 Milan Road                                                             Sandusky                OH       44870
    5.2      1440 Great Wolf Drive                                                       Lake Delton             WI       53965
     6       661 North Rose Drive                                                        Placentia               CA       92870
     7       20 North Orange Avenue                                                      Orlando                 FL       32801

     8       233 Federal Street                                                          Pittsburgh              PA       15212
     9       20 South 10th Street                                                        Pittsburgh              PA       15203
     10      3053 Washington Pike Road                                                   Bridgeville             PA       15017
     11      237 Meadowlands Boulevard                                                   Washington              PA       15301

     12      524 North Sara Road                                                         Yukon                   OK       73099
     13      314, 315, 400, 417 Hudiburg Circle                                          Oklahoma City           OK       73108
     14      6401 & 6421 South Air Depot Boulevard                                       Oklahoma City           OK       73135
     15      600 North Sara Road                                                         Yukon                   OK       73099
     16      11301 Partnership Drive                                                     Oklahoma City           OK       73131
     17      2205 North Willow Avenue                                                    Broken Arrow            OK       74012
     18      5301 Beverly Drive                                                          Oklahoma City           OK       73105
     19      6919 West Reno Avenue                                                       Oklahoma City           OK       73127
     20      2610-2750 Via de la Valle                                                   Del Mar                 CA       92014
     21      1901 Main Street                                                            Columbia                SC       29201
     22      675 East Street Road                                                        Warminster              PA       18974
     23      690 Shaffer Road                                                            DuBois                  PA       15801
     24      900 South Gay Street                                                        Knoxville               TN       37902
     25      1402-1416 Lake Tapps Parkway East                                           Auburn                  WA       98092
     26      4627 J.P.Hall Boulevard                                                     Green Cove Springs      FL       32043
     27      3500 Peachtree Corners Circle                                               Norcross                GA       30092
     28      13002 Race Track Road                                                       Tampa                   FL       33626
     29      2001 Airline Drive                                                          Bossier City            LA       71111
     30      9980 Hanover Way                                                            Loveland                OH       45140
     31      162 Quinn Drive                                                             Pittsburgh              PA       15275
     32      250 Treetops Drive                                                          Highland Park           NJ       08904
     33      111, 140 & 150 Locke Drive                                                  Marlborough             MA       01752
     34      21030, 21040, 20900 & 20906 Frederick Road                                  Germantown              MD       20876
     35      290 Concord Road                                                            Billerica               MA       01821
     36      7453-7501 Linton Hall Road                                                  Gainesville             VA       20155
     37      4405 Continental Drive                                                      Flint                   MI       48507
     38      1402 & 1418 Third Avenue                                                    Seattle                 WA       98101
     39      403 Wolf Creek Circle                                                       Raleigh                 NC       27606
     40      25 Green Pond Road                                                          Rockaway                NJ       07866
     41      11121-11181 Health Park Boulevard                                           Naples                  FL       34110
     42      4222 Vineland Avenue                                                        North Hollywood         CA       91602
     43      11 Dennis Road                                                              Cape May Court House    NJ       08210
     44      700 South Raymond Avenue                                                    Fullerton               CA       92831
     45      60 West Stone Loop                                                          Tucson                  AZ       85704
     46      16500 Southcenter Parkway                                                   Tukwila                 WA       98188
     47      4050 Cox Road                                                               Glen Allen              VA       23060
     48      2725, 2755, 2785, 2795 East Desert Inn Road                                 Las Vegas               NV       89121
     49      600 Hidden Valley Club Drive                                                Ann Arbor               MI       48104
     50      40600 Albrae Street                                                         Fremont                 CA       94538
     51      8000 Perry Street                                                           Overland Park           KS       66204

     52      4707 East Upriver Drive                                                     Spokane                 WA       99217
     53      4707 East Upriver Drive                                                     Spokane                 WA       99217
     54      2240, 2280, 2360 Mendocino Avenue                                           Santa Rosa              CA       95403
     55      60 Frontage Road                                                            Andover                 MA       01810
     56      785 Greens Parkway                                                          Houston                 TX       77067
     57      1723-29 Walnut Street                                                       Philadelphia            PA       19103
     58      7000 Goodlett Farms Parkway                                                 Memphis                 TN       38016
     59      1512-1530 Demonbreun, 112-118 16th Avenue, 1529-1533 McGavock Street        Nashville               TN       37203

     60      717 Irving Avenue                                                           Woodstock               IL       60098
     61      1526 North Seminary Avenue                                                  Woodstock               IL       60098
     62      5755 East River Road                                                        Tucson                  AZ       85750
     63      2801 Houston Levee Road                                                     Memphis                 TN       38016
     64      2400 Springdale Road                                                        Waukesha                WI       53186
     65      Various                                                                     Various                 GA      Various
    65.1     1074 Cobb Place Boulevard                                                   Kennesaw                GA       30144
    65.2     11385 Haynes Bridge Road                                                    Alpharetta              GA       30004
    65.3     4035 Sheraton Drive                                                         Macon                   GA       31210
     66      5460 East La Palma Avenue                                                   Anaheim                 CA       92807
     67      13055, 13065, 13075 West Rancho Sante Fe Boulevard                          Avondale                AZ       85323
     68      28 & 50 Raymond Road                                                        West Hartford           CT       06107
     69      7143 East State Street                                                      Rockford                IL       61108
     70      Various                                                                     Starkville              MS       39759
    70.1     107-125 John Calvin Street, 301-509 Mallory Lane, 101-123 Rutledge Street,
             100-218 John Wesley Road and 300-307 Abernathy Drive                        Starkville              MS       39759
    70.2     625 South Montgomery                                                        Starkville              MS       39759
     71      1210-1230 Washington Street                                                 Newton                  MA       02465
     72      8436 Melrose Place                                                          Los Angeles             CA       90069
     73      2700 Blankenbaker Parkway                                                   Louisville              KY       40299
     74      Various                                                                     Various                 GA      Various
    74.1     3092 Piedmont Road                                                          Atlanta                 GA       30305
    74.2     12730 Deerfield Parkway                                                     Alpharetta              GA       30004
     75      Various                                                                     Various                 GA      Various
    75.1     1145 Hammond Drive                                                          Atlanta                 GA       30328
    75.2     7925 Westside Parkway                                                       Alpharetta              GA       30004
     76      One Theall Road                                                             Rye                     NY       10580
     77      9821 Washingtonian Boulevard                                                Gaithersburg            MD       20878
     78      270 Wal-Mart Way                                                            Dahlonega               GA       30533
     79      550 First Colonial Road                                                     Virginia Beach          VA       23451
     80      88 and 91 Prestige Park Circle, 101, 130 and 311 Prestige Park Road
             and 672 Tolland Street                                                      East Hartford           CT       06108
     81      717 Clearview Parkway                                                       Metairie                LA       70001
     82      350 John R. Junkin Drive                                                    Natchez                 MS       39120
     83      16700 Northcross Drive                                                      Huntersville            NC       28078
     84      615 Route 303                                                               Blauvelt                NY       10913
     85      12825 East Mirabeau Parkway                                                 Spokane Valley          WA       99216
     86      5400 International Trade Drive                                              Richmond                VA       23231
     87      6625 Miami Lakes Drive                                                      Miami Lakes             FL       33014
     88      Route 8 @ Saulsbury Road                                                    Dover                   DE       19977
     89      5700 West Plano Parkway                                                     Plano                   TX       75093
     90      900 Daphia Circle                                                           Newport News            VA       23601
     91      50 Division Street                                                          Somerville              NJ       08876
     92      351-403 Greens Road                                                         Houston                 TX       77060
     93      16110-16140 Woodinville-Redmond Road Northeast                              Woodinville             WA       98072
     94      29100 Northwestern Highway                                                  Southfield              MI       48034
     95      600 Walnut Ridge Drive                                                      Hartland                WI       53029
     96      5 & 105 Shawmut Road                                                        Canton                  MA       02021
     97      101 East Lake Mead Parkway                                                  Henderson               NV       89015
     98      7605 East 49th Street                                                       Tulsa                   OK       74145
     99      3001 Hotel Drive                                                            Turlock                 CA       95380
    100      3435 Ashford Dunwoody Road                                                  Atlanta                 GA       30319
    101      10030 North 43rd Avenue                                                     Glendale                AZ       85302
    102      1888-1944 North Tustin Street                                               Orange                  CA       92865
    103      2245 Village Square Parkway                                                 Orange Park             FL       32003
    104      20-40 East Avenue, 111 and 50 Main Street                                   Lockport                NY       14094
    105      80 West Street                                                              Annapolis               MD       21401
    106      101 Chandler Park                                                           Greer                   SC       29651
    107      6901 West Edgerton Avenue                                                   Greenfield              WI       53220
    108      5255,5275 & 5295 Triangle Parkway                                           Norcross                GA       30092
    109      437 Main Street                                                             Bethlehem               PA       18018
    110      6201 Fairview Road                                                          Charlotte               NC       28210
    111      351 Chaparral Road                                                          Allen                   TX       75002
    112      626 Lee Road                                                                Orlando                 FL       32810
    113      9039 Bolsa Avenue                                                           Westminster             CA       92683
    114      3001 Pheasant Run Road                                                      Norman                  OK       73072
    115      1001 Islington Street                                                       Portsmouth              NH       03801
    116      11001-11061 South Parker Road                                               Parker                  CO       80134
    117      1700 Robbins Road                                                           Grand Haven             MI       49417
    118      330 West Fairbanks Avenue                                                   Winter Park             FL       32789
    119      101 Wintergreen Drive                                                       Lumberton               NC       28358
    120      46979 and 47075 Five Mile Road                                              Plymouth Township       MI       48170
    121      10500 South East 26th Avenue                                                Milwaukie               OR       97222
    122      12500 West Bluemond Road                                                    Elm Grove               WI       53122
    123      4550 Lake Worth Road                                                        Greenacres              FL       33463

    124      2703 82nd Street                                                            Lubbock                 TX       79423
    125      7440 Broadway Avenue                                                        Cleveland               OH       44105
    126      1200 West Houghton Lake Drive                                               Denton Township         MI       48651
    127      1160-1198 Douglas Road and 20-58 Sycamore                                   Lee's Summit            MO       64086
    128      8341 Indianapolis Boulevard                                                 Highland                IN       46322
    129      82-90 Kip Drive                                                             Salinas                 CA       93906
    130      4991-4999 Longley Lane                                                      Reno                    NV       89502
    131      8751 West Charleston Boulevard                                              Las Vegas               NV       89117
    132      5622-5692 Cypress Gardens Boulevard                                         Winter Haven            FL       33884
    133      130 Norman Station Boulevard                                                Mooresville             NC       28117
    134      5301 Sherman Street                                                         Wausau                  WI       54401
    135      180 West Grange Avenue                                                      Milwaukee               WI       53207
    136      3645 Page Boulevard                                                         St. Louis               MO       63113
    137      1350 Paradise Circle                                                        Myrtle Beach            SC       29577
    138      2420 Parklawn Drive                                                         Waukesha                WI       53186
    139      2601 South Rochester Road                                                   Rochester Hills         MI       48307
    140      226-262 Prestige Park Road, 284-310 Prestige Park Road                      East Hartford           CT       06108
    141      1175 Dana Drive                                                             Redding                 CA       96003
    142      2401-2403 North Columbia Street                                             Plainview               TX       79072
    143      401-411 West Grace Street                                                   Richmond                VA       23220
    144      1290 Paradise Circle                                                        Myrtle Beach            SC       29577
    145      2450 Old National Parkway                                                   College Park            GA       30349
    146      1306 & 1318 West Craig Road                                                 North Las Vegas         NV       89032
    147      54 Boston Post Road                                                         Orange                  CT       06477
    148      2175-2185 South Road                                                        Poughkeepsie            NY       12601
    149      26051 Acero Road                                                            Mission Viejo           CA       92691
    150      12170 Jefferson Avenue                                                      Newport News            VA       23602
    151      6900 South Westnedge Avenue                                                 Portage                 MI       49002
    152      5851 Duluth Street                                                          Golden Valley           MN       55422
    153      410 West Bonneville Street                                                  Pasco                   WA       99301
    154      400 East Main Street                                                        Aspen                   CO       81611
    155      11938 US Highway 19 North                                                   Port Richey             FL       34668
    156      1694 Route 228                                                              Cranberry Township      PA       16066
    157      165,175 and 185 North Redwood Drive                                         San Rafael              CA       94903
    158      10613 & 10617 North Hayden Road                                             Scottsdale              AZ       85260
    159      3350-3364 Broadmoor Avenue, 65-71 S. Hampton Road,
             223-291 Mayfair Boulevard                                                   Columbus                OH       43213
    160      155 Pitkin Street                                                           East Hartford           CT       06108
    161      335 North Pioneer Road                                                      Fond du Lac             WI       54935
    162      9501 West Sam Houston Parkway                                               Houston                 TX       77099
    163      7118 Southside Drive                                                        Louisville              KY       40214
    164      4150 North George Street Ext                                                Manchester              PA       17345
    165      1550 Columbia Avenue                                                        Lancaster               PA       17603
    166      412-440 & 57-73 Mayfair Boulevard                                           Columbus                OH       43213

                                                              CROSS
                                                            COLLATER-
                                                             ALIZED                        MASTER
                                     CUT-OFF DATE           (MORTGAGE      MORTGAGE      SERVICING   ARD LOAN
LOAN NUMBER         COUNTY        PRINCIPAL BALANCE        LOAN GROUP        RATE         FEE RATE  (YES/NO)?     ARD
-----------------------------------------------------------------------------------------------------------------------

      1      Various              200,000,000.00 (Note 1)      No      6.5875%            0.0400%       No
     1.1     Sarpy
     1.2     Brown
     1.3     Brown
     1.4     Brown
     1.5     Shasta
     1.6     Kootenai
     1.7     Ada
     1.8     Saint Louis
     1.9     Stearns
     1.10    Dane
     1.11    Outagamie
     1.12    Dane
     1.13    Blue Earth
     1.14    Olmsted
     1.15    Olmsted
     1.16    Adams
     1.17    Brown
     1.18    Benton
     1.19    Douglas
     1.20    Douglas
     1.21    Fond du Lac
     1.22    Marquette
     1.23    Minnehaha
     1.24    Pennington
     1.25    Winnebago
     1.26    Eau Claire
     1.27    Wood
     1.28    Missoula
     1.29    Winnebago
     1.30    Outagamie
     1.31    Spokane
     1.32    Racine
     1.33    Spokane
     1.34    Wood
     1.35    Rock
     1.36    Mower
     1.37    Benton
     1.38    Boone
     1.39    Dane
     1.40    Hall
     1.41    Kenosha
     1.42    Yellowstone
     1.43    Jefferson
     1.44    Morgan
     1.45    Lancaster
     1.46    Washington
     1.47    Winnebago
     1.48    Rock
     1.49    La Crosse
     1.50    Dane
     1.51    Sheboygan
     1.52    Salt Lake
     1.53    Salt Lake
     1.54    Winona
     1.55    Yakima
     1.56    Davison
     1.57    Ozaukee
     1.58    La Crosse
     1.59    Lyon
     1.60    Chippewa
     1.61    Brown
     1.62    Manitowoc
     1.63    Codington
     1.64    Marathon
     1.65    Portage
     1.66    McLeod
     1.67    Davis
     1.68    Brown
     1.69    Cascade
     1.70    Lewis and Clark
     1.71    Whitman
     1.72    Dickinson
     1.73    Weber
     1.74    Cerro Gordo
     1.75    Davis
     1.76    Ada
     1.77    Salt Lake
     1.78    Martin
     1.79    Walworth
     1.80    Sarpy
     1.81    Weber
     1.82    Saint Croix
     1.83    Green
     1.84    Freeborn
     1.85    Madison
     1.86    Lincoln
     1.87    Delta
     1.88    Nobles
     1.89    Canyon
     1.90    Houghton
     1.91    Marinette
     1.92    Utah
     1.93    Twin Falls
     1.94    Rusk
     1.95    Bannock
     1.96    Bonneville
     1.97    Lee
     1.98    Walla Walla
     1.99    Yakima
    1.100    Stephenson
    1.101    Utah
    1.102    Cache
    1.103    Box Elder
    1.104    Jefferson
    1.105    Nez Perce
    1.106    Brown
    1.107    Brown
    1.108    Warren
    1.109    Brown
    1.110    Spokane
    1.111    Des Moines
    1.112    Ozaukee
      2      Orange               133,000,000.00               No      5.5000%            0.0300%       No
      3      Fairfax               93,000,000.00               No      5.5720%            0.0300%       No
      4      Various               72,000,000.00               No      5.3225%            0.0300%       No
     4.1     Nassau
     4.2     Nassau
     4.3     Westchester
     4.4     Westchester
     4.5     Suffolk
     4.6     Essex
     4.7     Nassau
      5      Various               63,000,000.00               No      6.0800%            0.0300%       No
     5.1     Erie
     5.2     Sauk
      6      Orange                55,000,000.00               No      5.1900%            0.0600%       No
      7      Orange                42,695,000.00               No      5.3100%            0.0400%       No

      8      Allegheny             19,762,500.00            Yes (C1)   5.8800%            0.0700%       No
      9      Allegheny              9,487,500.00            Yes (C1)   5.8800%            0.0700%       No
      10     Allegheny              4,670,000.00            Yes (C1)   5.8800%            0.0700%       No
      11     Washington             4,350,000.00            Yes (C1)   5.8800%            0.0700%       No

      12     Canadian               9,615,000.00            Yes (C2)   5.4400%            0.0300%       No
      13     Oklahoma               7,623,000.00            Yes (C2)   5.4400%            0.0300%       No
      14     Oklahoma               6,763,000.00            Yes (C2)   5.4400%            0.0300%       No
      15     Canadian               6,340,000.00            Yes (C2)   5.4400%            0.0300%       No
      16     Oklahoma               4,131,000.00            Yes (C2)   5.4400%            0.0300%       No
      17     Tulsa                  1,510,000.00            Yes (C2)   5.4400%            0.0300%       No
      18     Oklahoma               1,297,000.00            Yes (C2)   5.4400%            0.0300%       No
      19     Oklahoma                 721,000.00            Yes (C2)   5.4400%            0.0300%       No
      20     San Diego             36,500,000.00               No      5.8200%            0.0400%       No
      21     Richland              34,800,000.00               No      5.9200%            0.0500%       No
      22     Bucks                 33,000,000.00               No      5.9400%            0.0400%       No
      23     Clearfield            32,812,500.00               No      6.4100%            0.0300%       No
      24     Knox                  30,250,000.00               No      5.4850%            0.0300%       No
      25     Pierce                26,700,000.00               No      5.4700%            0.0300%       No
      26     Clay                  26,500,000.00               No      5.6000%            0.0300%       No
      27     Gwinnett              25,600,000.00               No      5.4900%            0.0300%       No
      28     Hillsborough          22,955,854.73               No      5.7836%            0.0300%       No
      29     Bossier               22,500,000.00               No      5.4500%            0.0300%       No
      30     Warren                22,167,000.00               No       4.435% (Note 5)   0.0300%       No
      31     Allegheny             21,900,000.00               No      5.7800%            0.0800%       No
      32     Middlesex             20,000,000.00               No      5.5300%            0.0450%       No
      33     Middlesex             19,900,000.00               No      5.6400%            0.0300%       No
      34     Montgomery            19,900,000.00               No      5.5800%            0.0300%       No
      35     Middlesex             19,895,714.89               No      5.6500%            0.0300%       No
      36     Prince William        19,815,000.00               No      5.5800%            0.0300%       No
      37     Genesee               19,500,000.00               No      6.0000%            0.0700%       No
      38     King                  18,800,000.00               No      6.0450%            0.0300%       No
      39     Wake                  17,500,000.00               No      5.5500%            0.0400%       No
      40     Morris                17,480,000.00               No      5.6800%            0.0300%       No
      41     Collier               17,120,000.00               No      5.6600%            0.0300%       No
      42     Los Angeles           16,659,061.47               No      6.0300%            0.0300%      Yes     12/11/15
      43     Cape May              16,250,000.00               No      5.7650%            0.0300%       No
      44     Orange                16,200,000.00               No      5.7700%            0.0300%       No
      45     Pima                  16,000,000.00               No      5.4900%            0.0300%       No
      46     King                  15,881,825.18               No      5.7710%            0.0300%       No
      47     Henrico               15,558,229.72               No      6.1050%            0.0300%       No
      48     Clark                 15,540,000.00               No      5.5600%            0.0400%       No
      49     Washtenaw             15,190,000.00               No      5.7600%            0.0300%       No
      50     Alameda               14,904,880.26               No      5.4950%            0.0300%       No
      51     Johnson               14,800,000.00               No       4.375% (Note 6)   0.0300%       No

      52     Spokane                8,879,000.00            Yes (C3)   5.6650%            0.0700%       No
      53     Spokane                5,846,000.00            Yes (C3)   5.6650%            0.0700%       No
      54     Sonoma                14,600,000.00               No      5.2300%            0.0300%       No
      55     Essex                 14,500,000.00               No      5.5800%            0.0300%       No
      56     Harris                14,500,000.00               No      5.7400%            0.0400%       No
      57     Philadelphia          14,487,323.99               No      5.7950%            0.0300%       No
      58     Shelby                14,475,000.00               No      5.9600%            0.0700%       No
      59     Davidson              14,360,000.00               No      5.7790%            0.0300%       No

      60     McHenry                7,063,125.43            Yes (C4)   5.6700%            0.0300%       No
      61     McHenry                7,063,125.43            Yes (C4)   5.6700%            0.0300%       No
      62     Pima                  14,000,000.00               No      5.5150%            0.0300%       No
      63     Shelby                13,500,000.00               No      5.8000%            0.0600%       No
      64     Waukesha              13,472,999.49               No      5.5950%            0.0300%       No
      65     Various               13,257,088.85               No      6.2600%            0.0300%       No
     65.1    Cobb
     65.2    Fulton
     65.3    Bibb

      66     Orange                13,200,000.00               No      5.9400%            0.0700%       No
      67     Maricopa              13,000,000.00               No      5.9000%            0.0700%       No
      68     Hartford              13,000,000.00               No      6.1000%            0.0300%       No
      69     Winnebago             12,850,000.00               No      6.1540%            0.0300%      Yes      5/11/16
      70     Oktibbeha             12,305,040.06               No      5.7400%            0.0300%       No
     70.1    Oktibbeha
     70.2    Oktibbeha

      71     Middlesex             12,300,000.00               No      5.5400%            0.0300%       No
      72     Los Angeles           12,000,000.00               No      6.0300%            0.0300%       No
      73     Jefferson             11,717,659.97               No      5.8650%            0.0700%       No
      74     Fulton                11,679,814.72               No      6.2600%            0.0300%       No
     74.1    Fulton
     74.2    Fulton

      75     Fulton                11,589,970.00               No      6.2600%            0.0300%       No
     75.1    Fulton
     75.2    Fulton
      76     Westchester           11,400,000.00               No      6.2400%            0.0700%       No
      77     Montgomery            11,150,000.00               No      5.6680%            0.0300%       No
      78     Lumpkin               11,004,000.00               No      5.5000%            0.0300%      Yes      2/11/16
      79     Virginia Beach City   10,953,250.82               No      5.7000%            0.0800%       No
      80     Hartford              10,405,000.00               No      5.5330%            0.0300%       No
      81     Jefferson             10,069,086.88               No      5.8900%            0.0600%       No
      82     Adams                  9,528,182.19               No      5.6900%            0.0600%       No
      83     Mecklenburg            9,429,933.55               No      5.7800%            0.0300%       No
      84     Rockland               9,300,000.00               No      5.6400%            0.0300%       No
      85     Spokane                9,200,000.00               No      5.8900%            0.0700%       No
      86     Henrico                9,100,000.00               No      5.5150%            0.0300%       No
      87     Miami-Dade             8,993,688.75               No      6.6100%            0.0900%       No
      88     Kent                   8,800,000.00               No      6.1900%            0.0900%       No
      89     Collin                 8,800,000.00               No      5.5500%            0.0300%       No
      90     Newport News City      8,659,854.23               No      6.0200%            0.0700%       No
      91     Somerset               8,579,099.25               No      5.9500%            0.0300%       No
      92     Harris                 8,550,000.00               No      5.5200%            0.0600%       No
      93     King                   8,400,000.00               No      5.5200%            0.0400%       No
      94     Oakland                8,250,000.00               No      5.5600%            0.0300%       No
      95     Waukesha               8,200,000.00               No      5.5140%            0.0300%      Yes      2/11/16
      96     Norfolk                8,014,417.28               No      5.4900%            0.0300%       No
      97     Clark                  7,900,000.00               No      5.7900%            0.0300%      Yes      1/11/21
      98     Tulsa                  7,750,000.00               No      6.2800%            0.0900%       No
      99     Stanislaus             7,600,000.00               No      6.6500%            0.0900%       No
     100     Dekalb                 7,500,000.00               No      5.6950%            0.0400%       No
     101     Maricopa               7,500,000.00               No      5.6000%            0.0900%       No
     102     Orange                 7,500,000.00               No      5.4900%            0.0300%       No
     103     Clay                   7,455,000.00               No      5.6400%            0.0300%       No
     104     Niagara                7,430,000.00               No      5.6600%            0.0300%       No
     105     Anne Arundel           7,300,000.00               No      5.7700%            0.0700%       No
     106     Greenville             7,275,000.00               No      5.4600%            0.0700%       No
     107     Milwaukee              7,240,000.00               No      5.5140%            0.0300%      Yes      2/11/16
     108     Gwinnett               7,000,000.00               No      5.6300%            0.0300%       No
     109     Northhampton           6,991,360.08               No      6.1700%            0.0900%       No
     110     Mecklenburg            6,940,000.00               No      5.4900%            0.0300%       No
     111     Colin                  6,896,389.40               No      7.5600%            0.0400%       No
     112     Orange                 6,892,201.69               No      6.6050%            0.0300%       No
     113     Orange                 6,863,000.00               No      6.2100%            0.0700%       No
     114     Cleveland              6,600,000.00               No      5.4630%            0.0300%       No
     115     Rockingham             6,132,921.72               No      5.6750%            0.0300%       No
     116     Douglas                6,059,995.36               No      5.7710%            0.0500%       No
     117     Ottawa                 6,000,000.00               No      5.3600%            0.0300%       No
     118     Orange                 6,000,000.00               No      5.6050%            0.0300%       No
     119     Robeson                5,964,649.56               No      5.3600%            0.0300%       No
     120     Wayne                  5,868,991.07               No      5.6100%            0.0300%       No
     121     Clackamas              5,865,000.00               No      5.2500%            0.0300%       No
     122     Waukesha               5,840,000.00               No      5.5180%            0.0300%      Yes      2/11/16
     123     Palm Beach             5,720,136.79               No      5.6700%            0.1100%       No

     124     Lubbock                3,583,130.00            Yes (C5)   5.6900%            0.0300%      Yes      2/11/21
     125     Cuyahoga               1,120,980.00            Yes (C5)   5.6900%            0.0300%      Yes      2/11/21
     126     Roscommon              1,015,890.00            Yes (C5)   5.6900%            0.0300%      Yes      2/11/21
     127     Jackson                5,648,000.00               No      6.3000%            0.0700%       No
     128     Lake                   5,500,000.00               No      5.5350%            0.0300%       No
     129     Monterey               5,500,000.00               No      5.5950%            0.0900%       No
     130     Washoe                 5,500,000.00               No      5.8100%            0.0900%       No
     131     Clark                  5,350,000.00               No      5.4280%            0.0300%       No
     132     Polk                   5,318,235.01               No      5.6700%            0.0700%       No
     133     Iredell                5,267,694.39               No      5.6950%            0.0600%       No
     134     Marathon               5,155,000.00               No      5.9300%            0.0600%       No
     135     Milwaukee              5,120,000.00               No      5.5170%            0.0300%      Yes      2/11/16
     136     Saint Louis City       5,080,000.00               No      5.4400%            0.0300%       No
     137     Horry                  5,036,062.11               No      5.9300%            0.0700%       No
     138     Waukesha               4,984,768.43               No      5.4200%            0.0300%       No
     139     Oakland                4,989,402.83               No      5.3250%            0.0300%       No
     140     Hartford               4,805,000.00               No      5.5330%            0.0300%       No
     141     Shasta                 4,767,517.24               No      5.2538%            0.0300%      Yes      6/11/15
     142     Hale                   4,753,131.80               No      5.4000%            0.0300%       No
     143     Richmond City          4,750,000.00               No      5.4250%            0.1100%       No
     144     Horry                  4,686,916.00               No      5.8800%            0.0700%       No
     145     Fulton                 4,500,000.00               No      6.6300%            0.0400%       No
     146     Clark                  4,500,000.00               No      6.2300%            0.0700%       No
     147     New Haven              4,500,000.00               No      5.7900%            0.0300%      Yes      1/11/21
     148     Dutchess               4,100,000.00               No      5.8100%            0.0300%       No
     149     Orange                 4,045,121.50               No      6.2920%            0.0300%      Yes      5/11/16
     150     Newport News           3,996,501.37               No      5.7930%            0.0900%       No
     151     Kalamazoo              3,996,410.95               No      5.6930%            0.0900%       No
     152     Hennepin               3,890,000.00               No      5.6300%            0.0500%       No
     153     Franklin               3,838,865.54               No      5.6500%            0.0600%       No
     154     Pitkin                 3,689,078.23               No      5.5600%            0.0600%       No
     155     Pasco                  3,541,365.12               No      5.3900%            0.0300%       No
     156     Butler                 3,520,000.00               No      5.5100%            0.0700%       No
     157     Marin                  3,435,032.39               No      5.5900%            0.0300%       No
     158     Maricopa               3,397,357.05               No      6.2400%            0.0400%       No
     159     Franklin               3,397,342.69               No      6.2200%            0.0900%       No
     160     East Hartford          2,892,000.00               No      5.5100%            0.0300%       No
     161     Fond du Lac            2,845,738.79               No      5.5350%            0.0300%       No
     162     Harris                 2,600,000.00               No      6.1200%            0.0900%       No
     163     Jefferson              2,357,246.41               No      5.4900%            0.0900%       No
     164     York                   1,892,135.07               No      5.8400%            0.0300%      Yes      2/11/16
     165     Lancaster              1,742,742.31               No      5.8300%            0.0300%      Yes      2/11/16
     166     Franklin                 865,000.00               No      6.4500%            0.0900%       No

                                                                                              INTEREST
                                                                                              RESERVE
                                                                                             MORTGAGE
                                                                                                LOAN
LOAN NUMBER                         ADDITIONAL INTEREST RATE AFTER ARD                       (YES/NO)?       LOAN TYPE
--------------------------------------------------------------------------------------------------------------------------

     1                                                                                          Yes           Balloon
    1.1
    1.2
    1.3
    1.4
    1.5
    1.6
    1.7
    1.8
    1.9
    1.10
    1.11
    1.12
    1.13
    1.14
    1.15
    1.16
    1.17
    1.18
    1.19
    1.20
    1.21
    1.22
    1.23
    1.24
    1.25
    1.26
    1.27
    1.28
    1.29
    1.30
    1.31
    1.32
    1.33
    1.34
    1.35
    1.36
    1.37
    1.38
    1.39
    1.40
    1.41
    1.42
    1.43
    1.44
    1.45
    1.46
    1.47
    1.48
    1.49
    1.50
    1.51
    1.52
    1.53
    1.54
    1.55
    1.56
    1.57
    1.58
    1.59
    1.60
    1.61
    1.62
    1.63
    1.64
    1.65
    1.66
    1.67
    1.68
    1.69
    1.70
    1.71
    1.72
    1.73
    1.74
    1.75
    1.76
    1.77
    1.78
    1.79
    1.80
    1.81
    1.82
    1.83
    1.84
    1.85
    1.86
    1.87
    1.88
    1.89
    1.90
    1.91
    1.92
    1.93
    1.94
    1.95
    1.96
    1.97
    1.98
    1.99
   1.100
   1.101
   1.102
   1.103
   1.104
   1.105
   1.106
   1.107
   1.108
   1.109
   1.110
   1.111
   1.112
     2                                                                                          Yes     Partial IO/Balloon
     3                                                                                          Yes        Interest Only
     4                                                                                          Yes        Interest Only
    4.1
    4.2
    4.3
    4.4
    4.5
    4.6
    4.7
     5                                                                                          Yes     Partial IO/Balloon
    5.1
    5.2

     6                                                                                          Yes     Partial IO/Balloon
     7                                                                                          Yes     Partial IO/Balloon

     8                                                                                        Yes (C1)        Balloon
     9                                                                                        Yes (C1)        Balloon
     10                                                                                       Yes (C1)        Balloon
     11                                                                                       Yes (C1)        Balloon

     12                                                                                       Yes (C2)  Partial IO/Balloon
     13                                                                                       Yes (C2)  Partial IO/Balloon
     14                                                                                       Yes (C2)  Partial IO/Balloon
     15                                                                                       Yes (C2)  Partial IO/Balloon
     16                                                                                       Yes (C2)  Partial IO/Balloon
     17                                                                                       Yes (C2)  Partial IO/Balloon
     18                                                                                       Yes (C2)  Partial IO/Balloon
     19                                                                                       Yes (C2)  Partial IO/Balloon
     20                                                                                         Yes     Partial IO/Balloon
     21                                                                                         Yes     Partial IO/Balloon
     22                                                                                         Yes     Partial IO/Balloon
     23                                                                                         Yes     Partial IO/Balloon
     24                                                                                         Yes     Partial IO/Balloon
     25                                                                                         Yes     Partial IO/Balloon
     26                                                                                         Yes     Partial IO/Balloon
     27                                                                                         Yes     Partial IO/Balloon
     28                                                                                         Yes           Balloon
     29                                                                                         Yes     Partial IO/Balloon
     30                                                                                         Yes     Partial IO/Balloon
     31                                                                                         Yes     Partial IO/Balloon
     32                                                                                         Yes     Partial IO/Balloon
     33                                                                                         Yes     Partial IO/Balloon
     34                                                                                         Yes     Partial IO/Balloon
     35                                                                                         Yes           Balloon
     36                                                                                         Yes     Partial IO/Balloon
     37                                                                                         Yes           Balloon
     38                                                                                         Yes     Partial IO/Balloon
     39                                                                                         Yes     Partial IO/Balloon
     40                                                                                         Yes     Partial IO/Balloon
     41                                                                                         Yes     Partial IO/Balloon
     42      2% plus Initial Interest Rate                                                      Yes             ARD
     43                                                                                         Yes     Partial IO/Balloon
     44                                                                                         Yes     Partial IO/Balloon
     45                                                                                         Yes        Interest Only
     46                                                                                         Yes           Balloon
     47                                                                                         Yes           Balloon
     48                                                                                         Yes     Partial IO/Balloon
     49                                                                                         Yes     Partial IO/Balloon
     50                                                                                         Yes           Balloon
     51                                                                                         Yes     Partial IO/Balloon

     52                                                                                       Yes (C3)  Partial IO/Balloon
     53                                                                                       Yes (C3)  Partial IO/Balloon
     54                                                                                         Yes     Partial IO/Balloon
     55                                                                                         Yes     Partial IO/Balloon
     56                                                                                         Yes     Partial IO/Balloon
     57                                                                                         Yes           Balloon
     58                                                                                         Yes           Balloon
     59                                                                                         Yes        Interest Only

     60                                                                                       Yes (C4)        Balloon
     61                                                                                       Yes (C4)        Balloon
     62                                                                                         Yes        Interest Only
     63                                                                                         Yes     Partial IO/Balloon
     64                                                                                         Yes           Balloon
     65                                                                                         Yes           Balloon
    65.1
    65.2
    65.3

     66                                                                                         Yes     Partial IO/Balloon
     67                                                                                         Yes     Partial IO/Balloon
     68                                                                                         Yes     Partial IO/Balloon
     69      2% plus Initial Interest Rate                                                      Yes       Partial IO/ARD
     70                                                                                         Yes           Balloon
    70.1
    70.2

     71                                                                                         Yes     Partial IO/Balloon
     72                                                                                         Yes     Partial IO/Balloon
     73                                                                                         Yes           Balloon
     74                                                                                         Yes           Balloon
    74.1
    74.2

     75                                                                                         Yes           Balloon
    75.1
    75.2

     76                                                                                         Yes     Partial IO/Balloon
     77                                                                                         Yes     Partial IO/Balloon
     78      Greater of (i) 2% plus initial interest rate and
             (ii) 3% plus annualized yield                                                      Yes       Partial IO/ARD
     79                                                                                         Yes           Balloon
     80                                                                                         Yes     Partial IO/Balloon
     81                                                                                         Yes           Balloon
     82                                                                                         Yes           Balloon
     83                                                                                         Yes           Balloon
     84                                                                                         Yes     Partial IO/Balloon
     85                                                                                         Yes     Partial IO/Balloon
     86                                                                                         Yes     Partial IO/Balloon
     87                                                                                         Yes           Balloon
     88                                                                                         Yes     Partial IO/Balloon
     89                                                                                         Yes     Partial IO/Balloon
     90                                                                                         Yes           Balloon
     91                                                                                         Yes           Balloon
     92                                                                                         Yes     Partial IO/Balloon
     93                                                                                         Yes     Partial IO/Balloon
     94                                                                                         Yes     Partial IO/Balloon
     95      2% plus Initial Interest Rate                                                      Yes       Partial IO/ARD
     96                                                                                         Yes           Balloon
     97      Greater of (i) 2% plus initial interest rate and
             (ii) 3% plus annualized yield                                                      Yes       Partial IO/ARD
     98                                                                                         Yes           Balloon
     99                                                                                         Yes           Balloon
    100                                                                                         Yes        Interest Only
    101                                                                                         Yes     Partial IO/Balloon
    102                                                                                         Yes        Interest Only
    103                                                                                         Yes     Partial IO/Balloon
    104                                                                                         Yes     Partial IO/Balloon
    105                                                                                         Yes     Partial IO/Balloon
    106                                                                                         Yes     Partial IO/Balloon
    107      2% plus Initial Interest Rate                                                      Yes       Partial IO/ARD
    108                                                                                         Yes     Partial IO/Balloon
    109                                                                                         Yes           Balloon
    110                                                                                         Yes        Interest Only
    111                                                                                         Yes           Balloon
    112                                                                                         Yes           Balloon
    113                                                                                         Yes     Partial IO/Balloon
    114                                                                                         Yes     Partial IO/Balloon
    115                                                                                         Yes           Balloon
    116                                                                                         Yes           Balloon
    117                                                                                         Yes     Partial IO/Balloon
    118                                                                                         Yes     Partial IO/Balloon
    119                                                                                         Yes           Balloon
    120                                                                                         Yes           Balloon
    121                                                                                         Yes     Partial IO/Balloon
    122      2% plus Initial Interest Rate                                                      Yes       Partial IO/ARD
    123                                                                                         Yes           Balloon

    124      Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield    Yes (C5)    Partial IO/ARD
    125      Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield    Yes (C5)    Partial IO/ARD
    126      Greater of (i) 2% plus initial interest rate and (ii) 3% plus annualized yield   Yes (C5)    Partial IO/ARD
    127                                                                                         Yes           Balloon
    128                                                                                         Yes     Partial IO/Balloon
    129                                                                                         Yes     Partial IO/Balloon
    130                                                                                         Yes     Partial IO/Balloon
    131                                                                                         Yes        Interest Only
    132                                                                                         Yes           Balloon
    133                                                                                         Yes           Balloon
    134                                                                                         Yes     Partial IO/Balloon
    135      2% plus Initial Interest Rate                                                      Yes       Partial IO/ARD
    136                                                                                         Yes     Partial IO/Balloon
    137                                                                                         Yes           Balloon
    138                                                                                         Yes           Balloon
    139                                                                                         Yes           Balloon
    140                                                                                         Yes     Partial IO/Balloon
    141      2% plus Initial Interest Rate                                                      Yes             ARD
    142                                                                                         Yes           Balloon
    143                                                                                         Yes     Partial IO/Balloon
    144                                                                                         Yes           Balloon
    145                                                                                         Yes           Balloon
    146                                                                                         Yes     Partial IO/Balloon
    147      Greater of (i) 2% plus initial interest rate and (ii) 3% plus annualized yield     Yes       Partial IO/ARD
    148                                                                                         Yes     Partial IO/Balloon
    149      Greater of (i) 2% plus initial interest rate and (ii) 3% plus annualized yield     Yes             ARD
    150                                                                                         Yes           Balloon
    151                                                                                         Yes           Balloon
    152                                                                                         Yes     Partial IO/Balloon
    153                                                                                         Yes           Balloon
    154                                                                                         Yes           Balloon
    155                                                                                         Yes           Balloon
    156                                                                                         Yes     Partial IO/Balloon
    157                                                                                         Yes           Balloon
    158                                                                                         Yes           Balloon
    159                                                                                         Yes           Balloon
    160                                                                                         Yes     Partial IO/Balloon
    161                                                                                         Yes           Balloon
    162                                                                                         Yes           Balloon
    163                                                                                         Yes           Balloon
    164      Greater of (i) 2% plus initial interest rate and (ii) 3% plus annualized yield     Yes             ARD
    165      Greater of (i) 2% plus initial interest rate and (ii) 3% plus annualized yield     Yes             ARD
    166                                                                                         Yes           Balloon

                                                            ORIGINAL    REMAINING     STATED         STATED
                                        PERIODIC PAYMENT     TERM TO     TERM TO      ORIGINAL      REMAINING
                            STATED        ON FIRST DUE     MATURITY /  MATURITY /   AMORTIZATION  AMORTIZATION
             GRACE PERIOD  MATURITY        DATE AFTER          ARD         ARD          TERM          TERM       DEFEASANCE LOAN
LOAN NUMBER     (DAYS)       DATE            CLOSING        (MONTHS)    (MONTHS)      (MONTHS)      (MONTHS)        (YES/NO)?
--------------------------------------------------------------------------------------------------------------------------------

     1        3 (Note 4)     6/8/16  1,275,666.82              120        120           360            360             Yes
    1.1
    1.2
    1.3
    1.4
    1.5
    1.6
    1.7
    1.8
    1.9
    1.10
    1.11
    1.12
    1.13
    1.14
    1.15
    1.16
    1.17
    1.18
    1.19
    1.20
    1.21
    1.22
    1.23
    1.24
    1.25
    1.26
    1.27
    1.28
    1.29
    1.30
    1.31
    1.32
    1.33
    1.34
    1.35
    1.36
    1.37
    1.38
    1.39
    1.40
    1.41
    1.42
    1.43
    1.44
    1.45
    1.46
    1.47
    1.48
    1.49
    1.50
    1.51
    1.52
    1.53
    1.54
    1.55
    1.56
    1.57
    1.58
    1.59
    1.60
    1.61
    1.62
    1.63
    1.64
    1.65
    1.66
    1.67
    1.68
    1.69
    1.70
    1.71
    1.72
    1.73
    1.74
    1.75
    1.76
    1.77
    1.78
    1.79
    1.80
    1.81
    1.82
    1.83
    1.84
    1.85
    1.86
    1.87
    1.88
    1.89
    1.90
    1.91
    1.92
    1.93
    1.94
    1.95
    1.96
    1.97
    1.98
    1.99
   1.100
   1.101
   1.102
   1.103
   1.104
   1.105
   1.106
   1.107
   1.108
   1.109
   1.110
   1.111
   1.112
     2             0        4/11/16    609,583.33              120        118           360            360             Yes
     3             0         1/9/13    431,830.00               84         79      Interest Only  Interest Only        Yes
     4             0         1/9/16    319,350.00              120        115      Interest Only  Interest Only        Yes
    4.1
    4.2
    4.3
    4.4
    4.5
    4.6
    4.7
     5             0         3/1/13    319,200.00               84         81           360            360             Yes
    5.1
    5.2

     6             5         7/1/15    237,875.00              120        109           360            360             No
     7             0       10/11/15    188,925.38              120        112           360            360             Yes

     8             0        6/11/16    125,884.36              120        120           300            300             Yes
     9             0        6/11/16     60,434.05              120        120           300            300             Yes
     10            0        6/11/16     29,747.25              120        120           300            300             Yes
     11            0        6/11/16     27,708.89              120        120           300            300             Yes

     12            0        1/11/16     43,588.00              120        115           360            360             Yes
     13            0        1/11/16     34,557.60              120        115           360            360             Yes
     14            0        1/11/16     30,658.93              120        115           360            360             Yes
     15            0        1/11/16     28,741.33              120        115           360            360             Yes
     16            0        1/11/16     18,727.20              120        115           360            360             Yes
     17            0        1/11/16      6,845.33              120        115           360            360             Yes
     18            0        1/11/16      5,879.73              120        115           360            360             Yes
     19            0        1/11/16      3,268.53              120        115           360            360             Yes
     20            5         6/1/16    177,025.00              120        120           360            360             Yes
     21            5         6/1/16    171,680.00              120        120           360            360             Yes
     22            0        4/11/16    163,350.00              120        118           360            360             Yes
     23            0        5/11/16    175,273.44              120        119           360            360             Yes
     24       5 (Note 4)    2/11/16    138,267.71              120        116           360            360             Yes
     25            0        2/11/16    121,707.50              120        116           360            360             Yes
     26            0        3/11/16    123,666.67              120        117           360            360             Yes
     27            0        4/11/16    117,120.00              120        118           360            360             Yes
     28            0        4/11/16    134,713.09              120        118           360            358             No
     29            0        1/11/16    102,187.50              120        115           360            360             Yes
     30            0       12/11/15     81,925.54 (Note 5)     120        114           360            360             Yes
     31            0        5/11/16    105,485.00              120        119           360            360             Yes
     32            0        2/11/16     92,166.67              120        116           360            360             Yes
     33            0        3/11/16     93,530.00              120        117           360            360             Yes
     34            0        3/11/16     92,535.00              120        117           420            420             Yes
     35            0        1/11/16    115,447.16              120        115           360            355             Yes
     36            0        3/11/16     92,139.75              120        117           420            420             Yes
     37            5         6/1/16    125,638.77              120        120           300            300             Yes
     38            0        5/11/16     94,705.00              120        119           360            360             No
     39            0        3/16/06     80,937.50              120        117           360            360             Yes
     40            0        3/11/06     82,738.67              120        118           360            360             Yes
     41            0        4/11/16     80,749.33              120        118           360            360             Yes
     42            0       12/11/30    108,550.93              120        114           300            294             Yes
     43            0        4/11/16     78,067.71              120        118           360            360             Yes
     44            0        3/11/16     77,895.00              120        117           360            360             Yes
     45            0        2/11/11     73,200.00               60         56      Interest Only  Interest Only        Yes
     46            0        1/11/16    100,860.17              120        115           300            295             Yes
     47            0        4/11/11    101,514.67               60         58           300            298             Yes
     48            0        3/11/16     72,002.00              120        117           360            360             Yes
     49            0        4/11/16     72,912.00              120        118           360            360             Yes
     50            0       12/11/15     85,121.30              120        114           360            354             Yes
     51            0        1/11/16     53,958.33 (Note 6)     120        115           360            360             Yes

     52            0        3/11/16     41,916.28              120        117           360            360             Yes
     53            0        3/11/16     27,597.99              120        117           360            360             Yes
     54            0        2/11/16     63,631.67              120        116           360            360             Yes
     55            0        1/11/16     67,425.00              120        115           360            360             Yes
     56            5         3/1/16     69,358.33              120        117           360            360             Yes
     57            0        5/11/06     85,033.03              120        119           360            359             Yes
     58            5         6/1/16     86,413.04              120        120           360            360             Yes
     59            0       11/11/13     69,155.37               96         89      Interest Only  Interest Only        No

     60            0        1/11/11     41,073.55               60         55           360            355             Yes
     61            0        1/11/11     41,073.55               60         55           360            355             Yes
     62            0        2/11/13     64,341.67               84         80      Interest Only  Interest Only        Yes
     63            5         5/1/16     65,250.00              120        119           360            360             Yes
     64            0        4/11/16     77,458.10              120        118           360            358             Yes
     65            0        4/11/16     81,853.63              120        118           360            358             Yes
    65.1
    65.2
    65.3

     66            5         5/1/16     65,340.00              120        119           360            360             Yes
     67            5         5/1/16     63,916.67              120        119           360            360             Yes
     68            0        5/11/16     66,083.33              120        119           360            360             No
     69            0        5/11/36     65,899.08              120        119           360            360             Yes
     70            0        3/11/16     71,934.52              120        117           360            357             Yes
    70.1
    70.2

     71            0        1/11/16     56,785.00              120        115           360            360             Yes
     72            0        5/11/16     60,300.00              120        119           360            360             Yes
     73            0        3/11/16     69,430.61              120        117           360            357             Yes
     74            0        4/11/16     72,115.02              120        118           360            358             Yes
    74.1
    74.2

     75            0        4/11/16     71,560.29              120        118           360            358             Yes
    75.1
    75.2

     76            0        4/11/16     59,280.00              120        118           360            360             Yes
     77            0        1/11/16     52,665.17              120        115           420            420             Yes
     78            0        2/11/36     50,435.00              120        116           360            360             Yes
     79            0        2/11/16     63,844.05              120        116           360            356             Yes
     80            0        4/11/16     47,975.72              120        118           360            360             Yes
     81            0        4/11/16     59,771.08              120        118           360            358             Yes
     82            0        1/11/16     60,046.63              120        115           300            295             Yes
     83            0        1/11/16     59,937.45              120        115           300            295             Yes
     84            0        1/11/16     43,710.00              120        115           360            360             Yes
     85            5         6/1/16     45,156.67              120        120           360            360             Yes
     86            0        1/11/16     41,822.08              120        115           360            360             Yes
     87            5         5/1/16     57,538.75              120        119           360            359             Yes
     88            5         6/1/16     45,393.33              120        120           360            360             Yes
     89            0        1/11/16     40,700.00              120        115           360            360             Yes
     90            5         5/1/16     52,074.54              120        119           360            359             Yes
     91            0        4/11/16     51,255.40              120        118           360            358             Yes
     92            0        1/11/16     39,330.00              120        115           360            360             Yes
     93            0        2/11/16     38,640.00              120        116           360            360             Yes
     94            0        4/11/16     38,225.00              120        118           360            360             Yes
     95            0        2/11/36     37,679.00              120        116           360            360             Yes
     96            0        2/11/06     45,656.52              120        116           360            356             Yes
     97            0        1/11/36     38,117.50              180        175           360            360             Yes
     98            5         6/1/16     47,869.40              120        120           360            360             No
     99            5         6/1/16     48,789.33              120        120           360            360             No
    100            0        3/11/16     35,593.75              120        117      Interest Only  Interest Only        Yes
    101            0        3/11/16     35,000.00              120        117           360            360             Yes
    102            0        4/11/16     34,312.50              120        118      Interest Only  Interest Only        No
    103            0        3/11/16     35,038.50              120        117           360            360             Yes
    104            0        1/11/16     35,044.83              120        115           360            360             Yes
    105            5         5/1/16     35,100.83              120        119           360            360             Yes
    106            0        1/11/16     33,101.25              120        115           360            360             Yes
    107            0        2/11/36     33,267.80              120        116           360            360             Yes
    108            0        3/11/16     32,841.67              120        117           360            360             Yes
    109            5         5/1/16     45,831.31              120        119           300            299             Yes
    110            0        2/11/16     31,750.50              120        116      Interest Only  Interest Only        No
    111            5         5/1/21     48,529.60              180        179           360            359             Yes
    112            0        5/11/16     47,043.02              120        119           300            299             Yes
    113            5         5/1/16     35,516.03              120        119           360            360             No
    114            0        2/11/16     30,046.50              120        116           360            360             Yes
    115            0        4/11/16     35,568.31              120        118           360            358             Yes
    116            0        1/11/21     35,626.72              180        175           360            355             Yes
    117            0        3/11/16     26,800.00              120        117           300            300             Yes
    118            0        2/11/16     28,025.00              120        116           360            360          (Note 3)
    119            0       10/11/15     36,587.60              120        112           300            292             Yes
    120            0        1/11/16     33,907.87              120        115           360            355             Yes
    121            0       12/11/15     25,659.38              120        114           360            360             Yes
    122            0        2/11/36     26,854.27              120        116           360            360             Yes
    123            0        1/11/16     33,263.79              120        115           360            355             Yes

    124            0        2/11/36     16,990.01              180        176           360            360             Yes
    125            0        2/11/36      5,315.31              180        176           360            360             Yes
    126            0        2/11/36      4,817.01              180        176           360            360             Yes
    127            5         6/1/16     34,959.58              120        120           360            360             Yes
    128            0        5/11/16     25,368.75              120        117           360            360             Yes
    129            0        3/11/16     25,643.75              120        117           360            360             Yes
    130            5         6/1/16     26,629.17              120        120           360            360             Yes
    131            0        2/11/16     24,199.83              120        116      Interest Only  Interest Only        Yes
    132            0        1/11/16     30,926.65              120        115           360            355             Yes
    133            0        2/11/16     33,166.71              120        116           300            296             Yes
    134            5         5/1/16     25,474.29              120        119           360            360             Yes
    135            0        2/11/36     23,539.20              120        116           360            360             Yes
    136            0        3/11/16     23,029.33              120        117           360            360             Yes
    137            0        4/11/16     32,321.48              120        118           300            298             No
    138            0        3/11/16     28,138.99              120        117           360            357             Yes
    139            0        4/11/16     27,842.91              120        118           360            358             Yes
    140            0        4/11/16     22,155.05              120        118           360            360             Yes
    141            0        6/11/35     26,693.86              120        108           360            348             No
    142            0        9/11/15     26,953.48              120        111           360            351             Yes
    143            0        1/11/16     21,473.96              120        115           360            360             Yes
    144            0        4/11/16     29,938.34              120        118           300            298             Yes
    145            5         6/1/16     30,750.88              120        120           300            300             Yes
    146            5         5/1/16     23,362.50              120        119           360            360             Yes
    147            0        1/11/36     21,712.50              180        175           360            360             Yes
    148            0        4/11/16     19,850.83              120        118           360            360             Yes
    149            0        5/11/31     26,821.85              120        119           300            299             Yes
    150            0        5/11/16     23,452.29              120        119           360            359             Yes
    151            0        5/11/16     23,198.28              120        119           360            359             Yes
    152            0        1/11/16     18,250.58              120        115           360            360             Yes
    153            0        3/11/16     22,223.58              120        117           360            357             Yes
    154            0        3/11/16     21,147.69              120        117           360            357             Yes
    155            0        8/11/12     20,080.46               84         74           360            350             Yes
    156            0        1/11/16     16,162.67              120        115           360            360             Yes
    157            0        2/11/16     19,783.98              120        116           360            356             Yes
    158            5         5/1/16     20,912.28              120        119           360            359             Yes
    159            5         5/1/16     20,868.09              120        119           360            359             Yes
    160            0        4/11/16     13,279.10              120        118           360            360             Yes
    161            0        1/11/16     16,307.33              120        115           360            355             Yes
    162            5         6/1/16     15,789.47              120        120           360            360             No
    163            0       11/11/15     13,470.09              120        113           360            353             Yes
    164            0        2/11/36     11,196.75              120        116           360            356             Yes
    165            0        2/11/36     10,301.63              120        116           360            356             Yes
    166            5         6/1/16      5,438.98              120        120           360            360             Yes

                                                                                                                      ESCROWED
                                                                                                                       ANNUAL
                                                                                                                        REAL
                                                             PROPERTY                                                  ESTATE
LOAN NUMBER        BORROWER'S INTEREST       PROPERTY SIZE  SIZE TYPE              LOCKBOX (YES/NO)?                    TAXES
-----------------------------------------------------------------------------------------------------------------------------------

     1          Fee Simple and Leasehold        10,974,960      SF     In-Place Hard                                     0 (Note 2)
    1.1                Fee Simple                  535,000      SF
    1.2                Fee Simple                  218,323      SF
    1.3                Fee Simple                  494,000      SF
    1.4                Fee Simple                  126,658      SF
    1.5                Fee Simple                   94,418      SF
    1.6                Fee Simple                   84,379      SF
    1.7                Fee Simple                  347,000      SF
    1.8                Fee Simple                  119,842      SF
    1.9                Fee Simple                  100,803      SF
    1.10               Fee Simple                   99,101      SF
    1.11               Fee Simple                  112,794      SF
    1.12               Fee Simple                   94,120      SF
    1.13               Fee Simple                   90,494      SF
    1.14               Fee Simple                   90,499      SF
    1.15               Fee Simple                   90,499      SF
    1.16               Fee Simple                   97,537      SF
    1.17               Fee Simple                  105,923      SF
    1.18               Fee Simple                  106,238      SF
    1.19               Fee Simple                   90,514      SF
    1.20               Fee Simple                   90,441      SF
    1.21               Fee Simple                  102,205      SF
    1.22               Fee Simple                  124,761      SF
    1.23               Fee Simple                   90,585      SF
    1.24               Fee Simple                   94,106      SF
    1.25               Fee Simple                   94,225      SF
    1.26               Fee Simple                   94,705      SF
    1.27               Fee Simple                  100,247      SF
    1.28               Fee Simple                  102,327      SF
    1.29               Fee Simple                   90,464      SF
    1.30               Fee Simple                   98,030      SF
    1.31               Fee Simple                   94,076      SF
    1.32               Fee Simple                  100,010      SF
    1.33               Fee Simple                   99,279      SF
    1.34               Fee Simple                  101,483      SF
    1.35               Fee Simple                   98,005      SF
    1.36               Fee Simple                   90,461      SF
    1.37               Fee Simple                   90,414      SF
    1.38               Fee Simple                   77,690      SF
    1.39               Fee Simple                   97,931      SF
    1.40               Fee Simple                  103,875      SF
    1.41               Fee Simple                   97,961      SF
    1.42               Fee Simple                  100,800      SF
    1.43               Fee Simple                   96,325      SF
    1.44               Fee Simple                  101,688      SF
    1.45               Fee Simple                   86,739      SF
    1.46               Fee Simple                   94,130      SF
    1.47               Fee Simple                   81,171      SF
    1.48               Fee Simple                   93,845      SF
    1.49               Fee Simple                   94,413      SF
    1.50               Fee Simple                   98,160      SF
    1.51               Fee Simple                   97,859      SF
    1.52               Fee Simple                   94,230      SF
    1.53               Fee Simple                   94,222      SF
    1.54               Fee Simple                   84,375      SF
    1.55               Fee Simple                   94,237      SF
    1.56               Fee Simple                   71,846      SF
    1.57               Fee Simple                   83,363      SF
    1.58               Fee Simple                   88,161      SF
    1.59               Fee Simple                   71,847      SF
    1.60               Fee Simple                   91,012      SF
    1.61               Fee Simple                   65,459      SF
    1.62               Fee Simple                   87,954      SF
    1.63               Fee Simple                   66,745      SF
    1.64               Fee Simple                   88,030      SF
    1.65               Fee Simple                   90,334      SF
    1.66               Fee Simple                   71,806      SF
    1.67               Fee Simple                  100,761      SF
    1.68               Fee Simple                   66,735      SF
    1.69               Fee Simple                   90,505      SF
    1.70               Fee Simple                  116,992      SF
    1.71               Fee Simple                   77,559      SF
    1.72               Fee Simple                   94,250      SF
    1.73               Fee Simple                   94,248      SF
    1.74               Fee Simple                   90,430      SF
    1.75               Fee Simple                   94,013      SF
    1.76               Fee Simple                  100,843      SF
    1.77               Fee Simple                   94,336      SF
    1.78               Fee Simple                   66,781      SF
    1.79               Fee Simple                   75,844      SF
    1.80               Fee Simple                   67,256      SF
    1.81               Fee Simple                   94,230      SF
    1.82               Fee Simple                   75,775      SF
    1.83               Fee Simple                   73,956      SF
    1.84               Fee Simple                   66,784      SF
    1.85               Fee Simple                   66,827      SF
    1.86               Fee Simple                   70,118      SF
    1.87               Fee Simple                   83,179      SF
    1.88               Fee Simple                   66,713      SF
    1.89               Fee Simple                   90,526      SF
    1.90               Fee Simple                   73,956      SF
    1.91               Fee Simple                   83,180      SF
    1.92               Fee Simple                   94,042      SF
    1.93               Fee Simple                   94,068      SF
    1.94               Fee Simple                   75,844      SF
    1.95               Fee Simple                   90,430      SF
    1.96               Fee Simple                   90,510      SF
    1.97               Fee Simple                   71,839      SF
    1.98               Fee Simple                   83,211      SF
    1.99               Leasehold                    94,136      SF
   1.100               Fee Simple                   75,844      SF
   1.101               Fee Simple                   71,345      SF
   1.102               Leasehold                    94,225      SF
   1.103               Fee Simple                   71,340      SF
   1.104               Fee Simple                   75,063      SF
   1.105               Leasehold                    94,091      SF
   1.106               Fee Simple                   15,060      SF
   1.107               Fee Simple                   14,265      SF
   1.108               Fee Simple                   60,985      SF
   1.109               Fee Simple                   28,953      SF
   1.110               Leasehold                    90,590      SF
   1.111               Leasehold                    80,327      SF
   1.112               Fee Simple                   12,821      SF
     2                 Fee Simple                  636,922      SF     In-Place Hard, Springing Cash Management    831,294
     3                 Fee Simple                  486,081      SF     In-Place Hard, Springing Cash Management          0
     4          Fee Simple and Leasehold           915,558      SF     In-Place Hard, Springing Cash Management          0
    4.1                Fee Simple                  207,583      SF
    4.2                Leasehold                   214,581      SF
    4.3                Fee Simple                  124,515      SF
    4.4                Fee Simple                  127,064      SF
    4.5                Fee Simple                   70,110      SF
    4.6                Fee Simple                   70,716      SF
    4.7                Fee Simple                  100,989      SF
     5                 Fee Simple                      580    Rooms    In-Place Hard, Springing Cash Management  1,490,477
    5.1                Fee Simple                      271    Rooms                                                      0
    5.2                Fee Simple                      309    Rooms                                                      0
     6                 Fee Simple                      422    Units    None                                        482,267
     7                 Fee Simple                  270,097      SF     In-Place Hard                               544,282
                                                                                                                         0
     8                 Fee Simple                      198    Rooms    None                                        483,390
     9                 Fee Simple                      125    Rooms    None                                        259,984
     10                Leasehold                        70    Rooms    None                                         55,798
     11                Fee Simple                       70    Rooms    None                                         41,303
                                                                                                                         0
     12                Fee Simple                  310,000      SF     None                                        126,141
     13                Fee Simple                  145,000      SF     None                                         88,188
     14                Fee Simple                   91,644      SF     None                                         83,306
     15                Fee Simple                  121,750      SF     None                                         61,866
     16                Fee Simple                  138,390      SF     None                                         47,698
     17                Fee Simple                   32,500      SF     None                                         21,327
     18                Fee Simple                   14,000      SF     None                                         14,300
     19                Fee Simple                    7,490      SF     None                                          6,340
     20                Fee Simple                  105,472      SF     None                                        345,966
     21                Fee Simple                  302,843      SF     None                                        715,945
     22                Fee Simple                      390    Units    None                                        365,472
     23                Fee Simple                  439,451      SF     Springing Hard                              336,429
     24                Fee Simple                  334,195      SF     In-Place Hard                               577,498
     25                Fee Simple                  121,300      SF     None                                              0
     26                Fee Simple                  793,593      SF     None                                        263,695
     27                Fee Simple                      508    Units    In-Place Soft                               295,335
     28                Fee Simple                  115,367      SF     None                                        342,863
     29                Fee Simple                  147,889      SF     Springing Hard                              101,022
     30                Fee Simple                      350    Units    In-Place Soft                               301,883
     31                Fee Simple                  149,342      SF     None                                              0
     32                Leasehold                       216    Units    Springing Hard                              550,156
     33                Fee Simple                  295,700      SF     None                                        451,179
     34                Fee Simple                   93,345      SF     None                                        189,898
     35                Fee Simple                  143,148      SF     Springing Hard                              395,418
     36                Fee Simple                  104,077      SF     None                                        295,688
     37                Fee Simple                  400,000      SF     In-Place Hard                                     0
     38                Fee Simple                  124,136      SF     None                                        151,803
     39                Fee Simple                      216    Units    Springing Hard                              234,069
     40                Fee Simple                  121,038      SF     None                                        150,634
     41                Fee Simple                   76,238      SF     Springing Hard                              154,520
     42      Fee in Part, Leasehold in Part            255    Rooms    Springing Hard                              156,332
     43                Fee Simple                  150,678      SF     None                                        307,679
     44                Fee Simple                  209,250      SF     Springing Hard                                    0
     45                Fee Simple                      464    Units    None                                        188,066
     46                Fee Simple                      219    Rooms    Springing Hard                              214,499
     47                Fee Simple                      155    Rooms    None                                        151,736
     48                Fee Simple                  116,049      SF     Springing Hard                               99,634
     49                Fee Simple                      324    Units    None                                        475,006
     50                Fee Simple                  127,354      SF     None                                              0
     51                Fee Simple                      350    Units    In-Place Soft                               218,624
                                                                                                                         0
     52                Fee Simple                      192    Units    None                                         95,861
     53                Fee Simple                      132    Units    None                                         66,388
     54                Fee Simple                   32,238      SF     In-Place Soft, Springing Hard               179,946
     55                Fee Simple                  130,706      SF     In-Place Hard                                     0
     56                Fee Simple                  124,000      SF     In-Place Hard                               287,600
     57                Fee Simple                   23,218      SF     None                                        207,718
     58                Fee Simple                  126,088      SF     Springing Hard                              202,941
     59                Fee Simple                   86,872      SF     None                                              0

     60                Fee Simple                      102    Units    None                                         89,290
     61                Fee Simple                      100    Units    None                                         77,407
     62                Fee Simple                      400    Units    None                                        168,049
     63                Fee Simple                      289    Units    None                                         77,470
     64                Fee Simple                      475    Units    None                                        451,565
     65                Fee Simple                      248    Rooms    Springing Soft                              101,018
    65.1               Fee Simple                       83    Rooms                                                      0
    65.2               Fee Simple                       87    Rooms                                                      0
    65.3               Fee Simple                       78    Rooms                                                      0
     66                Fee Simple                   80,998      SF     In-Place Hard                               191,400
     67                Fee Simple                   74,549      SF     None                                        220,230
     68                Fee Simple                   47,174      SF     None                                              0
     69                Fee Simple                  110,725      SF     Springing Hard                              204,730
     70                Fee Simple                      209    Units    In-Place Soft                               239,385
    70.1               Fee Simple                      105    Units                                                      0
    70.2               Fee Simple                      104    Units                                                      0
     71                Fee Simple                   89,931      SF     Springing Hard                              213,942
     72                Fee Simple                   15,000      SF     None                                        107,540
     73                Fee Simple                  107,598      SF     Springing Hard                               72,854
     74                Fee Simple                      197    Rooms    Springing Soft                               93,855
    74.1               Fee Simple                      115    Rooms                                                      0
    74.2               Fee Simple                       82    Rooms                                                      0
     75                Fee Simple                      202    Rooms    Springing Soft                              115,928
    75.1               Fee Simple                      114    Rooms                                                      0
    75.2               Fee Simple                       88    Rooms                                                      0
     76                Fee Simple                   65,000      SF     None                                              0
     77      Fee in Part, Leasehold in Part         29,620      SF     None                                         97,212
     78                Fee Simple                  144,298      SF     Springing Hard                                    0
     79                Fee Simple                  238,881      SF     None                                        194,890
     80                Fee Simple                  306,619      SF     Springing Hard                              292,807
     81      Fee in Part, Leasehold in Part         60,056      SF     In-Place Hard                                     0
     82                Fee Simple                  215,581      SF     Springing Hard                              198,681
     83                Fee Simple                       90    Rooms    None                                         52,894
     84                Fee Simple                  219,304      SF     In-Place Hard, Springing Cash Management    357,315
     85                Fee Simple                  121,000      SF     In-Place Hard                                     0
     86                Fee Simple                  180,252      SF     In-Place Hard                                91,936
     87                Fee Simple                   50,192      SF     In-Place Hard                                     0
     88                Fee Simple                   97,061      SF     None                                         75,700
     89                Fee Simple                   50,955      SF     None                                        213,439
     90                Fee Simple                      198    Units    None                                         97,152
     91                Fee Simple                   72,212      SF     Springing Soft                              375,838
     92                Fee Simple                   70,548      SF     In-Place Hard                               225,967
     93                Fee Simple                  124,698      SF     Springing Hard                              141,880
     94                Fee Simple                   98,972      SF     None                                        227,648
     95                Fee Simple                   40,000      SF     In-Place Hard                                     0
     96                Fee Simple                  108,160      SF     Springing Hard                              152,583
     97                Fee Simple                   14,490      SF     Springing Hard                                    0
     98                Fee Simple                      292    Units    None                                         47,500
     99                Fee Simple                       78    Rooms    None                                              0
    100                Fee Simple                   58,413      SF     None                                        108,142
    101                Fee Simple                      271    Units    None                                        101,990
    102                Fee Simple                   58,366      SF     None                                              0
    103                Fee Simple                   59,306      SF     Springing Hard                              146,008
    104                Fee Simple                   86,436      SF     Springing Hard                               50,754
    105                Fee Simple                   61,310      SF     In-Place Hard                                78,775
    106                Fee Simple                      138    Units    None                                        103,002
    107                Fee Simple                   37,500      SF     In-Place Hard                                     0
    108                Fee Simple                   82,825      SF     Springing Hard                              141,933
    109                Fee Simple                      128    Units    None                                        122,285
    110                Fee Simple                   57,416      SF     None                                              0
    111                Fee Simple                      126    Units    None                                        164,947
    112                Fee Simple                      200    Rooms    Springing Soft                               71,339
    113                Fee Simple                   35,149      SF     None                                        116,436
    114                Fee Simple                      248    Units    None                                         97,382
    115                Fee Simple                       67    Units    None                                         89,047
    116                Fee Simple                   29,652      SF     None                                        128,983
    117                Fee Simple                      384    Units    None                                              0
    118                Fee Simple                   22,035      SF     None                                         46,588
    119                Fee Simple                      107    Rooms    None                                         97,312
    120                Fee Simple                   60,535      SF     None                                         82,121
    121                Fee Simple                      150    Units    Springing Soft                              130,640
    122                Fee Simple                   39,772      SF     In-Place Hard                                     0
    123                Fee Simple                   54,516      SF     None                                         95,395
                                                                                                                         0
    124                Fee Simple                   52,907      SF     Springing Hard                                    0
    125                Fee Simple                    6,783      SF     Springing Hard                                    0
    126                Fee Simple                    6,770      SF     Springing Hard                                    0
    127                Fee Simple                   41,355      SF     None                                        103,000
    128                Fee Simple                  107,021      SF     None                                         97,613
    129                Fee Simple                       92    Units    None                                              0
    130                Fee Simple                   41,965      SF     None                                              0
    131                Leasehold                    51,048      SF     None                                        112,489
    132                Fee Simple                   84,146      SF     None                                         62,896
    133                Fee Simple                       74    Rooms    None                                         44,351
    134                Fee Simple                      136    Units    None                                        146,037
    135                Fee Simple                   34,263      SF     In-Place Hard                                     0
    136                Fee Simple                   46,648      SF     Springing Hard                              102,595
    137                Fee Simple                      111    Rooms    Springing Soft                               56,337
    138                Fee Simple                      168    Units    None                                        186,086
    139                Fee Simple                   18,398      SF     None                                         36,856
    140                Fee Simple                  123,986      SF     Springing Hard                               96,364
    141                Fee Simple                   28,526      SF     Springing Hard                                    0
    142                Fee Simple                   43,100      SF     None                                              0
    143                Fee Simple                       57    Units    None                                         19,963
    144                Fee Simple                      114    Rooms    Springing Hard                               60,840
    145                Fee Simple                       75    Rooms    None                                         67,200
    146                Fee Simple                   16,134      SF     None                                         38,380
    147                Fee Simple                   14,820      SF     Springing Hard                                    0
    148                Fee Simple                   27,825      SF     Springing Hard                               85,800
    149                Fee Simple                   11,590      SF     Springing Hard                               47,763
    150                Fee Simple                   25,048      SF     Springing Hard                                    0
    151                Fee Simple                   45,056      SF     None                                              0
    152                Fee Simple                   36,036      SF     None                                         93,603
    153                Fee Simple                   17,272      SF     None                                              0
    154                Fee Simple                    8,815      SF     Springing Hard                               31,082
    155                Fee Simple                   11,200      SF     None                                              0
    156                Fee Simple                   15,030      SF     None                                         29,798
    157                Fee Simple                   30,823      SF     None                                         61,518
    158                Fee Simple                   21,044      SF     None                                         52,715
    159                Fee Simple                      124    Units    None                                         77,470
    160                Fee Simple                   54,064      SF     Springing Hard                              123,138
    161                Fee Simple                   20,000      SF     Springing Hard                                    0
    162                Fee Simple                      126    Units    None                                        112,950
    163      Fee in Part, Leasehold in Part         11,180      SF     None                                              0
    164                Fee Simple                   11,180      SF     Springing Hard                                    0
    165                Fee Simple                   11,180      SF     Springing Hard                                    0
    166                Fee Simple                       32    Units    None                                         18,700

                                                                                                                         INITIAL
                  ESCROWED       ESCROWED REPLACE-       ESCROWED REPLACEMENT       ESCROWED TI/LC    ESCROWED TI/LC     DEFERRED
                   ANNUAL          MENT RESERVES           RESERVES CURRENT        RESERVES INITIAL  RESERVES CURRENT  MAINTENANCE
LOAN NUMBER       INSURANCE       INITIAL DEPOSIT           ANNUAL DEPOSIT              DEPOSIT       ANNUAL DEPOSIT     DEPOSIT
----------------------------------------------------------------------------------------------------------------------------------

     1               0 (Note 2)              0                         0 (Note 2)             0            0 (Note 2)      482,265
    1.1

    1.2                                                                                                                      3,875
    1.3
    1.4
    1.5
    1.6
    1.7
    1.8

    1.9                                                                                                                     16,625
    1.10
    1.11

    1.12                                                                                                                     2,188
    1.13                                                                                                                    15,000
    1.14                                                                                                                     6,250
    1.15                                                                                                                     8,550
    1.16
    1.17

    1.18                                                                                                                     9,194
    1.19
    1.20                                                                                                                     3,125
    1.21

    1.22                                                                                                                    13,906
    1.23
    1.24
    1.25
    1.26
    1.27

    1.28                                                                                                                     1,875
    1.29
    1.30                                                                                                                    21,250
    1.31                                                                                                                    12,125
    1.32
    1.33

    1.34                                                                                                                     2,750
    1.35
    1.36

    1.37                                                                                                                    10,313
    1.38                                                                                                                    16,000
    1.39

    1.40                                                                                                                     6,250
    1.41                                                                                                                     3,125
    1.42                                                                                                                     2,500
    1.43                                                                                                                     2,250
    1.44                                                                                                                     4,063
    1.45                                                                                                                     7,500
    1.46
    1.47

    1.48                                                                                                                     1,250
    1.49
    1.50
    1.51
    1.52

    1.53                                                                                                                     4,000
    1.54                                                                                                                    22,563
    1.55                                                                                                                    72,698
    1.56
    1.57
    1.58

    1.59                                                                                                                    21,238
    1.60                                                                                                                     4,688
    1.61                                                                                                                     6,250
    1.62
    1.63
    1.64
    1.65

    1.66                                                                                                                     7,813
    1.67                                                                                                                     1,250
    1.68

    1.69                                                                                                                     2,881
    1.70                                                                                                                     1,875
    1.71

    1.72                                                                                                                    13,250
    1.73                                                                                                                     4,250
    1.74
    1.75
    1.76

    1.77                                                                                                                    10,111
    1.78
    1.79

    1.80                                                                                                                     3,125
    1.81
    1.82                                                                                                                     7,813
    1.83                                                                                                                    13,125
    1.84
    1.85

    1.86                                                                                                                    12,250
    1.87                                                                                                                     1,875
    1.88

    1.89                                                                                                                    17,500
    1.90                                                                                                                     6,731
    1.91
    1.92

    1.93                                                                                                                    21,856
    1.94
    1.95                                                                                                                    14,000
    1.96

    1.97                                                                                                                     3,688
    1.98                                                                                                                     1,250
    1.99                                                                                                                     3,250
   1.100                                                                                                                     4,813
   1.101                                                                                                                     1,625
   1.102                                                                                                                     1,250
   1.103

   1.104                                                                                                                     1,250
   1.105
   1.106
   1.107

   1.108                                                                                                                    22,788
   1.109
   1.110                                                                                                                     1,250
   1.111
   1.112
     2               0                  94,825                         0                539,725            0
     3               0                       0                         0              6,837,894            0
     4               0                       0                         0                      0            0
    4.1
    4.2
    4.3
    4.4
    4.5
    4.6
    4.7
     5         353,376                       0      4% of Gross Revenues                    NAP          NAP
    5.1              0
    5.2              0
     6          54,828                       0                    61,140                    NAP          NAP
     7         129,951                 252,500                         0              3,000,000            0                22,500
                     0
     8               0                       0      4% of Gross Revenues                    NAP          NAP
     9               0                       0      4% of Gross Revenues                    NAP          NAP
     10              0                       0      4% of Gross Revenues                    NAP          NAP
     11              0                       0      4% of Gross Revenues                    NAP          NAP                 4,145
                     0

     12         28,565                       0                    31,000                      0       51,052
     13         18,711                       0                    14,500                      0       23,879
     14         20,739                       0                     9,164                      0       15,092
     15         14,766                       0                    12,175                      0       20,050
     16         13,835                       0                    13,839                      0       22,791
     17          4,322                       0                     3,250                      0        5,352
     18          3,474                       0                     1,400                      0        2,306
     19          3,637                       0                       695                      0        1,145
     20         63,223                       0                    16,551                500,000      100,000
     21         64,127                       0                    67,728                700,000      200,000               309,419
     22              0                 400,000                    97,500                    NAP          NAP               188,450
     23         70,377                       0                    65,840              1,301,259      220,029                30,649
     24         52,803                       0                         0                167,496            0
     25              0                       0                         0                      0            0
     26         87,427                       0                    79,359                      0      119,039                 5,000
     27         98,985               2,749,512                         0                    NAP          NAP               115,308
     28         99,947                       0                    17,304                 64,200            0
     29         36,850                       0                    33,563                      0            0
     30        125,164                 910,000                         0                    NAP          NAP                11,875
     31              0                       0                         0                      0            0
     32              0                       0                    54,000                    NAP          NAP                22,500
     33              0                       0                    44,355              1,162,862            0
     34              0                       0                    13,054                      0            0                22,250
     35              0                       0                    14,315                      0      101,635
     36              0                       0                    11,448                      0            0
     37              0                       0                    40,000                      0      175,000
     38         54,692                       0                    18,665                      0      125,179               980,825
     39         71,653                       0                    96,000                    NAP          NAP
     40         23,575                       0                    12,104                      0       64,159
     41              0                       0                    15,221                420,000            0
     42        105,462                       0      4% of Gross Revenues                    NAP          NAP                 7,500
     43         53,926                       0                         0                      0            0               161,094
     44              0                  39,758                         0                      0            0                10,000
     45         74,008                       0                   116,000                    NAP          NAP
     46         83,274                       0      4% of Gross Revenues                    NAP          NAP                 1,750
     47              0                       0      4% of Gross Revenues                    NAP          NAP
     48         17,484                       0                    23,210                398,500            0                 1,500
     49              0                       0                    72,900                    NAP          NAP
     50              0                       0                         0                    NAP          NAP
     51        129,877               2,142,375                         0                    NAP          NAP               193,125
                     0

     52         18,990                       0                    48,000                    NAP          NAP                97,375
     53      2,187,576                       0                    33,000                    NAP          NAP                79,500
     54          8,781                       0                     4,836                      0       32,238
     55         46,052                       0                    13,071                650,000            0
     56         42,232                       0                    24,800                957,796       50,000
     57              0                       0                     3,483                      0            0
     58         27,708                       0                    25,218                      0            0
     59              0                       0                         0                      0            0

     60         22,951                  63,750                         0                    NAP          NAP
     61         16,455                  62,500                         0                    NAP          NAP                30,150
     62         63,360                       0                   100,000                    NAP          NAP
     63         21,961                 300,000                    72,250                    NAP          NAP
     64              0                       0                   150,100                    NAP          NAP               382,493
     65         34,806                       0      4% of Gross Revenues                    NAP          NAP
    65.1             0
    65.2             0
    65.3             0
     66         19,549                       0                    21,447              1,000,000       50,000
     67              0                       0                    14,910              1,833,000       45,000
     68              0                       0                     7,076                      0            0
     69         26,087                       0                    22,146                      0       55,362                 6,250
     70        239,385                       0                    62,700                    NAP          NAP                 1,875
    70.1             0
    70.2             0                                                                                                       1,875
     71              0                       0                    17,986                      0            0
     72         23,055                       0                     3,000                      0       39,504                 1,975
     73              0                  25,000                         0                250,000            0
     74         33,554                       0      4% of Gross Revenues                    NAP          NAP
    74.1             0
    74.2             0
     75         32,298                       0      4% of Gross Revenues                    NAP          NAP
    75.1             0
    75.2             0
     76              0                 690,000                    12,996              2,400,000            0
     77              0                       0                     2,962                      0            0
     78              0                       0                         0                      0            0
     79         30,114                       0                    12,261                      0       43,000                23,906
     80              0                  65,000                    24,162                      0       70,522
     81              0                       0                         0                      0            0
     82         44,886                       0                    43,118                      0      107,794
     83         20,556                       0      4% of Gross Revenues                    NAP          NAP
     84         59,176                 100,000                         0              1,438,706            0                20,313
     85              0                       0                    24,281                 31,563       50,000
     86              0                       0                    18,025                200,000            0
     87              0                  25,000                         0                      0            0
     88         14,062                       0                    14,559                      0            0
     89         11,260                       0                     7,643                175,000            0
     90         35,779                       0                    49,500                    NAP          NAP
     91         11,933                       0                    14,442                      0       93,876
     92         18,644                       0                    10,582                      0       55,332                18,750
     93         11,970                       0                    17,293                396,625            0                 3,375
     94              0                       0                    19,794                      0       90,000
     95              0                       0                         0                      0            0
     96         21,901                       0                    17,306                      0       54,080
     97              0                       0                         0                      0            0
     98         68,440                       0                    73,000                    NAP          NAP
     99              0                       0                    49,660                    NAP          NAP
    100              0                       0                         0                      0            0
    101         43,865                       0                    68,075                    NAP          NAP
    102              0                       0                         0                      0            0
    103         25,004                       0                     8,899                100,000       90,000
    104         13,074                 150,000                    17,287                      0            0                 8,875
    105         10,055                       0                    12,262                      0       91,113
    106         31,813                       0                    27,600                    NAP          NAP
    107              0                       0                         0                      0            0
    108              0                       0                    28,161                      0       82,825
    109              0                       0                   288,183                    NAP          NAP
    110              0                       0                         0                      0            0
    111         33,128                       0                    31,500                    NAP          NAP
    112         64,947                       0      4% of Gross Revenues                    NAP          NAP                26,703
    113         10,210                       0                     7,030                 50,000       50,000
    114              0                       0                    62,000                    NAP          NAP
    115         18,228                       0                    16,250                    NAP          NAP
    116          5,934                       0                     4,448                      0       22,239
    117              0                       0                         0                    NAP          NAP                 8,750
    118         12,100                       0                     2,424                      0       18,289
    119         20,447                       0      4% of Gross Revenues                    NAP          NAP
    120          5,577                       0                     6,054                150,000       44,913
    121        169,215                       0                         0                    NAP          NAP
    122              0                       0                         0                      0            0
    123         47,327                  30,000                     5,452                      0       31,509                32,000
                     0
    124              0                       0                     5,273                      0            0
    125              0                       0                       700                      0            0
    126              0                       0                       700                      0            0
    127         72,486                       0                     6,183                      0       15,000
    128              0                       0                    19,264                      0            0                41,778
    129         25,004                       0                    23,000                    NAP          NAP
    130              0                  18,750                         0                      0            0
    131         22,691                       0                         0                      0            0
    132         15,622                       0                    12,622                      0       50,469                 2,500
    133              0                       0      4% of Gross Revenues                    NAP          NAP
    134         27,913                       0                    34,000                    NAP          NAP
    135              0                       0                         0                      0            0
    136         13,767                       0                     4,665                      0       18,659
    137         85,435                       0      4% of Gross Revenues                    NAP          NAP
    138              0                       0                    64,176                    NAP          NAP
    139         10,118                       0                     1,840                 40,000            0
    140              0                  65,000                     5,899                      0       30,997
    141            966                       0                         0                      0            0
    142              0                       0                         0                      0            0
    143         11,532                       0                    17,100                    NAP          NAP
    144         85,435                       0      4% of Gross Revenues                    NAP          NAP
    145         17,812                       0                    63,472                    NAP          NAP
    146         38,380                       0                     2,420                105,000       15,000
    147              0                       0                         0                      0            0
    148         19,933                       0                     4,951                      0       16,503
    149              0                       0                     1,159                      0            0
    150              0                       0                         0                      0            0
    151              0                       0                         0                      0            0
    152         14,427                       0                     7,207                      0       36,036                15,000
    153          1,569                       0                         0                      0            0
    154          5,468                       0                     1,763                      0            0
    155              0                       0                     2,352                      0            0
    156          5,835                       0                     2,255                      0       14,500
    157          9,874                       0                     6,165                      0            0
    158          5,144                       0                     4,248                      0       20,000
    159         21,961                       0                    34,752                    NAP          NAP               150,025
    160              0                       0                    10,813                      0       54,064
    161              0                       0                     3,000                      0            0
    162         62,245                       0                    31,500                    NAP          NAP
    163          3,586                       0                         0                      0            0
    164              0                       0                     1,789                      0            0                 2,625
    165              0                       0                     1,677                      0            0                 3,813
    166          5,637                       0                    11,010                    NAP          NAP                27,250

                 INITIAL
             ENVIRONMENTAL    HOLDBACK
LOAN NUMBER      DEPOSIT      RESERVE                                            LOC
------------------------------------------------------------------------------------------------------------------------------------

     1                                  Deferred Maintenance Reserve is in the form of a LOC
    1.1
    1.2
    1.3
    1.4
    1.5
    1.6
    1.7
    1.8
    1.9
   1.10
   1.11
   1.12
   1.13
   1.14
   1.15
   1.16
   1.17
   1.18
   1.19
   1.20
   1.21
   1.22
   1.23
   1.24
   1.25
   1.26
   1.27
   1.28
   1.29
   1.30
   1.31
   1.32
   1.33
   1.34
   1.35
   1.36
   1.37
   1.38
   1.39
   1.40
   1.41
   1.42
   1.43
   1.44
   1.45
   1.46
   1.47
   1.48
   1.49
   1.50
   1.51
   1.52
   1.53
   1.54
   1.55
   1.56
   1.57
   1.58
   1.59
   1.60
   1.61
   1.62
   1.63
   1.64
   1.65
   1.66
   1.67
   1.68
   1.69
   1.70
   1.71
   1.72
   1.73
   1.74
   1.75
   1.76
   1.77
   1.78
   1.79
   1.80
   1.81
   1.82
   1.83
   1.84
   1.85
   1.86
   1.87
   1.88
   1.89
   1.90
   1.91
   1.92
   1.93
   1.94
   1.95
   1.96
   1.97
   1.98
   1.99
   1.100
   1.101
   1.102
   1.103
   1.104
   1.105
   1.106
   1.107
   1.108
   1.109
   1.110
   1.111
   1.112
     2                                  Replacement Reserve and TI/LC Reserve are in the form of LOCs. In addition,
                                        Borrower delivered to Lender multiple letters of credit at closing that total $1,533,215 to cover gap rent. The amount of money in the escrow will be reduced on an annual basis, down to $917,060, $376,018, and $0 on May 11 of 2007, 2008, and 2009 respectively.
     3
     4
    4.1
    4.2
    4.3
    4.4
    4.5
    4.6
    4.7
     5
    5.1
    5.2
     6
     7

     8                         712,500
     9
    10
    11

    12
    13
    14
    15
    16
    17
    18
    19
    20
    21
    22
    23                       1,213,500
    24
    25
    26                       3,263,000
    27
    28                       1,530,000
    29
    30
    31
    32
    33
    34
    35
    36
    37                       5,700,000
    38                       1,600,000
    39
    40
    41
    42            1,250
    43
    44                                  Replacement Reserve is in the form of AO275a LOC
    45
    46
    47
    48
    49
    50
    51

    52
    53
    54
                                        Borrower has posted a Letter of Credit for $1,031,250 (125% of the engineer's estimate)
                                        that will secure either hooking up the property to the public sewer or replacing the existing septic system. Letter of credit shall not be renewed beyond February 16, 2009.
                                        Letter of credit will be released upon property being hooked up to the public sewer or replacement of the existing septic system.
    55
    56                                  Letter of Credit in the amount of $410,000
    57
    58
    59

    60
    61
    62
    63
    64
    65
   65.1
   65.2
   65.3
    66
    67
    68           74,500
    69
    70
   70.1
   70.2
    71
    72                         901,000  Holdback Reserve is in the form of a LOC
    73
    74
   74.1
   74.2
    75
   75.1
   75.2
    76
    77
    78
    79
    80           65,000
    81
    82
    83
    84
    85
    86           50,000
    87           26,000
    88
    89
    90
    91
    92
    93
    94
    95
    96
    97
    98           12,300
    99
    100
    101
    102
    103
    104          23,000
    105
    106          50,000
    107
    108
    109
    110
    111
    112
    113
    114
    115
    116
    117
    118
    119
    120                        394,000
    121
    122
    123           7,250

    124
    125
    126
    127
    128
    129
    130
    131
    132
    133
    134
    135
    136
    137
    138
    139                                 TI/LC reserve is in the form of a LOC
    140
    141
    142
    143
    144
    145
    146
    147
    148
    149
    150
    151
    152
    153
    154
    155
    156
    157
    158
    159
    160
    161
    162
    163
    164
    165
    166

LOAN NUMBER                       ENVIRONMENTAL INSURANCE POLICY
------------------------------------------------------------------------------------

     1
    1.1
    1.2
    1.3
    1.4
    1.5
    1.6
    1.7
    1.8
    1.9
   1.10
   1.11
   1.12
   1.13
   1.14
   1.15
   1.16
   1.17
   1.18
   1.19
   1.20
   1.21
   1.22
   1.23
   1.24
   1.25
   1.26
   1.27
   1.28
   1.29
   1.30
   1.31
   1.32
   1.33
   1.34
   1.35
   1.36
   1.37
   1.38
   1.39
   1.40
   1.41
   1.42
   1.43
   1.44
   1.45
   1.46
   1.47
   1.48
   1.49
   1.50
   1.51
   1.52
   1.53
   1.54
   1.55
   1.56
   1.57
   1.58
   1.59
   1.60
   1.61
   1.62
   1.63
   1.64
   1.65
   1.66
   1.67
   1.68
   1.69
   1.70
   1.71
   1.72
   1.73
   1.74
   1.75
   1.76
   1.77
   1.78
   1.79
   1.80
   1.81
   1.82
   1.83
   1.84
   1.85
   1.86
   1.87
   1.88
   1.89
   1.90
   1.91
   1.92
   1.93
   1.94
   1.95
   1.96
   1.97
   1.98
   1.99
   1.100
   1.101
   1.102
   1.103
   1.104
   1.105
   1.106
   1.107
   1.108
   1.109
   1.110
   1.111
   1.112
     2
     3
     4
    4.1
    4.2
    4.3
    4.4
    4.5
    4.6
    4.7
     5
    5.1
    5.2
     6
     7       Yes, Lender's Protection Policy in lieu of Environmental Indemnity.

     8
     9
    10
    11

    12
    13
    14
    15
    16
    17
    18
    19
    20
    21       Yes, Environmental Insurance was obtained in lieu of a Phase II Report.
    22
    23
    24
    25
    26
    27
    28
    29
    30
    31
    32
    33
    34
    35
    36
    37
    38
    39
    40
    41
    42
    43
    44
    45
    46
    47
    48
    49
    50
    51

    52
    53
    54
    55
    56
    57
    58
    59

    60
    61
    62
    63
    64
    65
   65.1
   65.2
   65.3
    66
    67
    68
    69
    70
   70.1
   70.2
    71
    72
    73
    74
   74.1
   74.2
    75
   75.1
   75.2
    76
    77
    78
    79
    80
    81
    82
    83
    84
    85
    86
    87
    88
    89
    90
    91
    92
    93
    94
    95
    96
    97
    98
    99
    100
    101
    102
    103
    104
    105
    106
    107
    108
    109
    110
    111
    112
    113
    114
    115
    116
    117
    118
    119
    120
    121
    122
    123

    124
    125
    126
    127
    128
    129
    130
    131
    132
    133
    134
    135
    136
    137
    138
    139
    140
    141
    142      Yes, Underground Storage Tank Liability Policy
    143
    144
    145
    146
    147
    148
    149
    150
    151
    152
    153
    154
    155
    156
    157
    158
    159
    160
    161
    162      Yes, in lieu of a Phase I Environmental Report
    163
    164
    165
    166

                                   SCHEDULE II

                SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

NONE.

                                      II-1

                                  SCHEDULE III

          MORTGAGE LOANS AS TO WHICH THE RELATED MORTGAGED PROPERTY IS
              COVERED BY A LENDER'S ENVIRONMENTAL INSURANCE POLICY

LOAN NUMBER   MORTGAGE LOAN SELLER         PROPERTY NAME
-------------------------------------------------------------
     21             PNC Bank           Bank of America Plaza
    162             PNC Bank         Park Westwood Apartments

                                      III-1

                                   SCHEDULE IV

                      CLASS A-SB PLANNED PRINCIPAL BALANCE

                                       V-1

                  CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

                            CLASS A-SB
DISTRIBUTION DATE   PLANNED PRINCIPAL BALANCE
-----------------   -------------------------
    07/15/2006           $135,184,000.00
    08/15/2006           $135,184,000.00
    09/15/2006           $135,184,000.00
    10/15/2006           $135,184,000.00
    11/15/2006           $135,184,000.00
    12/15/2006           $135,184,000.00
    01/15/2007           $135,184,000.00
    02/15/2007           $135,184,000.00
    03/15/2007           $135,184,000.00
    04/15/2007           $135,184,000.00
    05/15/2007           $135,184,000.00
    06/15/2007           $135,184,000.00
    07/15/2007           $135,184,000.00
    08/15/2007           $135,184,000.00
    09/15/2007           $135,184,000.00
    10/15/2007           $135,184,000.00
    11/15/2007           $135,184,000.00
    12/15/2007           $135,184,000.00
    01/15/2008           $135,184,000.00
    02/15/2008           $135,184,000.00
    03/15/2008           $135,184,000.00
    04/15/2008           $135,184,000.00
    05/15/2008           $135,184,000.00
    06/15/2008           $135,184,000.00
    07/15/2008           $135,184,000.00
    08/15/2008           $135,184,000.00
    09/15/2008           $135,184,000.00
    10/15/2008           $135,184,000.00
    11/15/2008           $135,184,000.00
    12/15/2008           $135,184,000.00
    01/15/2009           $135,184,000.00
    02/15/2009           $135,184,000.00
    03/15/2009           $135,184,000.00
    04/15/2009           $135,184,000.00
    05/15/2009           $135,184,000.00
    06/15/2009           $135,184,000.00
    07/15/2009           $135,184,000.00
    08/15/2009           $135,184,000.00
    09/15/2009           $135,184,000.00
    10/15/2009           $135,184,000.00
    11/15/2009           $135,184,000.00
    12/15/2009           $135,184,000.00
    01/15/2010           $135,184,000.00
    02/15/2010           $135,184,000.00
    03/15/2010           $135,184,000.00
    04/15/2010           $135,184,000.00
    05/15/2010           $135,184,000.00
    06/15/2010           $135,184,000.00
    07/15/2010           $135,184,000.00
    08/15/2010           $135,184,000.00
    09/15/2010           $135,184,000.00
    10/15/2010           $135,184,000.00
    11/15/2010           $135,184,000.00
    12/15/2010           $135,184,000.00
    01/15/2011           $135,184,000.00
    02/15/2011           $135,184,000.00
    03/15/2011           $135,184,000.00
    04/15/2011           $135,183,684.12
    05/15/2011           $133,162,408.31
    06/15/2011           $131,345,745.31
    07/15/2011           $129,249,485.57
    08/15/2011           $127,400,501.69
    09/15/2011           $125,542,219.62
    10/15/2011           $123,417,709.77
    11/15/2011           $121,539,391.42
    12/15/2011           $119,395,393.67
    01/15/2012           $117,496,839.36
    02/15/2012           $115,588,736.44
    03/15/2012           $113,160,501.93
    04/15/2012           $111,230,575.63
    05/15/2012           $109,036,382.36
    06/15/2012           $107,085,705.72
    07/15/2012           $104,871,330.01
    08/15/2012           $ 99,703,936.15
    09/15/2012           $ 97,727,632.17
    10/15/2012           $ 95,488,976.17
    11/15/2012           $ 93,491,458.35
    12/15/2012           $ 91,232,169.06
    01/15/2013           $ 88,732,169.05
    02/15/2013           $ 86,703,066.74
    03/15/2013           $ 84,203,018.78
    04/15/2013           $ 82,216,980.08
    05/15/2013           $ 79,981,156.65
    06/15/2013           $ 77,973,895.39
    07/15/2013           $ 75,717,430.32
    08/15/2013           $ 73,688,735.14
    09/15/2013           $ 71,649,843.91
    10/15/2013           $ 69,362,614.67
    11/15/2013           $ 52,941,974.53
    12/15/2013           $ 50,633,591.67
    01/15/2014           $ 48,550,985.99
    02/15/2014           $ 46,457,912.08

                            CLASS A-SB
DISTRIBUTION DATE   PLANNED PRINCIPAL BALANCE
-----------------   -------------------------
    03/15/2014           $43,645,315.50
    04/15/2014           $41,527,566.39
    05/15/2014           $39,163,637.67
    06/15/2014           $37,023,354.07
    07/15/2014           $34,637,507.66
    08/15/2014           $32,474,465.09
    09/15/2014           $30,300,548.05
    10/15/2014           $27,881,988.78
    11/15/2014           $25,684,977.72
    12/15/2014           $23,243,956.53
    01/15/2015           $21,023,621.37
    02/15/2015           $18,792,122.39
    03/15/2015           $15,853,865.26
    04/15/2015           $13,596,357.30
    05/15/2015           $11,096,494.97
    06/15/2015           $ 4,809,946.95
    07/15/2015           $ 2,295,971.34
  08/15/2015 and         $         0.00
   thereafter

                                   EXHIBIT A-1

            FORM OF CLASS [A-1] [A-2] [A-SB] [A-3] [A-1A] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
                CLASS [A-1] [A-2] [A-SB] [A-3] [A-1A] COMMERCIAL
                       MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006, June
1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. [A-1] [A-2] [A-SB] [A-3] [A-1A]-___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $ ________________

Class Principal Balance of all the Class [A-1] [A-2] [A-SB] [A-3] [A-1A]
Certificates as of the Closing Date: $ ______________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

CUSIP No.: _____________

ISIN: _____________

                                      A-1-1

[FOR BOOK ENTRY CERTIFICATES:] UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

          This certifies that [CEDE & CO.] [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal
Balance") as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to

                                      A-1-2

a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Midland Loan Services, Inc., as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), J.E. Robert Company,
Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as
trustee (the "Trustee", which term includes any successor entity under the
Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such
Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the
Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this
Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

                                      A-1-3

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all

                                      A-1-4

purposes, and none of the Depositor, the Master Servicer, the Special Servicer,
the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any

                                      A-1-5

conflicts of law principles of such State (other than the provisions of Section
5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-1-6

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [A-1] [A-2] [A-SB] [A-3] [A-1A] Certificates
referred to in the within-mentioned Agreement.

Dated:  _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                      A-1-7

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to ________
______________) and all applicable statements and notices should be mailed to
_______________________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-1-8

                                   EXHIBIT A-2

                           FORM OF CLASS X CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
              CLASS X COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006, June
1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. X-___

Initial Certificate Notional Amount of this Certificate as of the Closing Date:
$____________

Class Notional Amount of all the Class X Certificates as of the Closing Date:
$____________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

CUSIP No.: _____________

ISIN: _____________

                                      A-2-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE

                                      A-2-2

A CERTIFICATE PRINCIPAL BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY
DISTRIBUTIONS OF PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS
OF INTEREST ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY
TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

[FOR A REGULATION S GLOBAL CERTIFICATE: PRIOR TO THE DATE (THE "RELEASE DATE")
THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THIS
CERTIFICATE TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER
THE SECURITIES ACT, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS
CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE
UNITED STATES OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE
SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT. NO BENEFICIAL OWNERS OF THIS CERTIFICATE
SHALL BE ENTITLED TO RECEIVE PAYMENTS HEREON UNLESS THE REQUIRED CERTIFICATIONS
HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT
REFERRED TO HEREIN.]

          This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the
Agreement), Midland Loan Services, Inc., as master servicer (the "Master
Servicer", which term includes any successor entity under the Agreement), J.E.
Robert Company, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), and LaSalle Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This
Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable

                                      A-2-3

Distribution Date in respect of the Class of Certificates to which this
Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5)
Business Days prior to the Record Date for such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such
Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate
Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates or, as contemplated by Section 5.03 of the
Agreement, if this Certificate is a Global Certificate, a Transfer of this
Certificate to a successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form

                                      A-2-4

attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit G-2 to the Agreement or as Exhibit G-3 to the Agreement; or
(ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited
Investor or a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer,
the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by Qualified
Institutional Buyers and Institutional Accredited Investors.

          No beneficial interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If this Certificate constitutes a Rule 144A
Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the
Depositor, the Initial Purchaser or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective
Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such
Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and
(ii) delivers or causes to be delivered to the Certificate Registrar and the
Trustee (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee, as transfer agent for the
Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject

                                      A-2-5

Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Rule 144A Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Regulation S
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by a United States
Securities Person. Any Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from such Certificate
Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such Transferee is not a
United States Securities Person. If any Transferee of an interest in the
Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph above this paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Trustee (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate
Owner from its prospective Transferee in accordance with the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee to debit the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry
Non-Registered Certificates to be transferred. Upon delivery to the Certificate
Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Regulation S Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Rule 144A
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate

                                      A-2-6

upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same
Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Registrar, the Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the
Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate or any interest herein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03 of the Agreement, if this Certificate constitutes a
Global Certificate, any Transfer of this Certificate to a successor Depository, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, and, if this
Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective
Transferee is not a Plan and is not directly or indirectly purchasing this
Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of
Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of
Sections I and III of Department of Labor Prohibited Transaction Class Exemption
95-60; or (iii) alternatively, if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of

                                      A-2-7

Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of
Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan
Seller, the Master Servicer, the Special Servicer, any Sub-Servicer, any
Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X)
and (iii)(Y); or (iv) alternatively, a certification of facts and an Opinion of
Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code
or result in the imposition of an excise tax under Section 4975 of the Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of
Definitive Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive
Certificate) or the Transferor (if this Certificate constitutes a Global
Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

                                      A-2-8

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-2-9

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-2-10

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class X Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                     A-2-11

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
        (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to ________
________________________________________________________________________________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-2-12

                       [FOR BOOK ENTRY CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

     The following exchanges of a part of this Global Security have been made:

                                                                                          Signature of
                                               Amount of                                   Authorized
                         Amount of            Increase in       Principal Amount of    Representative of
                   Decrease in Principal   Principal Amount    this Global Security        Trustee or
                      Amount of this        of this Global        following such           securities
Date of Exchange      Global Security          Security       decrease (or increase)       Custodian
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

                                     A-2-13

                                   EXHIBIT A-3

                FORM OF CLASS [A-M] [A-J] [B] [C] [D] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
         CLASS [A-M] [A-J] [B] [C] [D] COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006,
June 1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. [A-M] A-J] [B] [C] [D] -___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $___________________

Class Principal Balance of all the Class [A-M] [A-J] [B] [C] [D] Certificates as
of the Closing Date: $________________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

CUSIP No.: _____________

ISIN: __________________

                                      A-3-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

          This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its

                                      A-3-2

"Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate
(their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Midland Loan Services, Inc., as master servicer (the "Master
Servicer", which term includes any successor entity under the Agreement), J.E.
Robert Company, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement) and LaSalle Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This
Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such
Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the
Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this
Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

                                      A-3-3

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

                                      A-3-4

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-3-5

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-3-6

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                           Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [A-M] [A-J] [B] [C] [D] Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                           Authorized Representative

                                      A-3-7

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
_______________________for the account of ______________________________________
_________________.

          Distributions made by check (such check to be made payable to
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-3-8

                                   EXHIBIT A-4

                    FORM OF CLASS [E] [F] [G] [H] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
       CLASS [E] [F] [G] [H] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006, June
1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. [E] [F] [G] [H] -___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $____________

Class Principal Balance of all the Class [E] [F] [G] [H] Certificates as of the
Closing Date: $____________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

CUSIP No.: _____________

ISIN: __________________

                                      A-4-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A

                                      A-4-2

"REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF
THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

[FOR A REGULATION S GLOBAL CERTIFICATE: PRIOR TO THE DATE (THE "RELEASE DATE")
THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THIS
CERTIFICATE TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER
THE SECURITIES ACT, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS
CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE
UNITED STATES OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE
SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT. NO BENEFICIAL OWNERS OF THIS CERTIFICATE
SHALL BE ENTITLED TO RECEIVE PAYMENTS HEREON UNLESS THE REQUIRED CERTIFICATIONS
HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT
REFERRED TO HEREIN.]

          This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The
Trust was created and the Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as specified above (the "Agreement"), between
Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Midland Loan
Services, Inc., as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), J.E. Robert Company, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as trustee (the
"Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All

                                      A-4-3

distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (or, in the case of the initial
Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such
Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate
Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution.
Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the
Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-4-4

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates or, as contemplated by Section 5.03 of the
Agreement, if this Certificate is a Global Certificate, a Transfer of this
Certificate to a successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit
G-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached either as Exhibit G-2 to the
Agreement or as Exhibit G-3 to the Agreement; or (ii) an Opinion of Counsel
reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited Investor or a Qualified
Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered
Certificates may only be held by Qualified Institutional Buyers and
Institutional Accredited Investors.

          No beneficial interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If this Certificate constitutes a Rule 144A
Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the
Depositor, the Initial Purchaser or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective
Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S

                                      A-4-5

Global Certificate for such Class of Certificates, provided that the Certificate
Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee, as transfer agent for the Depository, to approve the debit of the account of a
Depository Participant by a denomination of interests in such Rule 144A Global
Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the
Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A
Global Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by a United States
Securities Person. Any Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from such Certificate
Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such Transferee is not a
United States Securities Person. If any Transferee of an interest in the
Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph above this paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Trustee (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate
Owner from its prospective Transferee in accordance with the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee to debit the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry

                                      A-4-6

Non-Registered Certificates to be transferred. Upon delivery to the Certificate
Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Regulation S Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Rule 144A
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global
Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Registrar, the Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the
Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate or any interest herein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03 of the Agreement, if this Certificate constitutes a
Global Certificate, any Transfer of this Certificate to a successor Depository, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from

                                      A-4-7

the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and
407 of ERISA and the excise taxes imposed on such prohibited transactions by
Sections 4975(a) and (b) of the Code, by reason of Sections I and III of
Department of Labor Prohibited Transaction Class Exemption 95-60; or (iii) if
this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule
501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any
Mortgage Loan Seller, the Master Servicer, the Special Servicer, any
Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to
Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any
Affiliate of such Person, and (Z) agrees that it will obtain from each of its
Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and
(iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of Definitive Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive
Certificate) or the Transferor (if this Certificate constitutes a Global
Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

                                      A-4-8

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and

                                      A-4-9

upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-4-10

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [E] [F] [G] [H] Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                     A-4-11

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
____________________________________________________________ for the account of
_____________________________________________________________________________.

          Distributions made by check (such check to be made payable to ________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-4-12

                       [FOR BOOK ENTRY CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

     The following exchanges of a part of this Global Security have been made:

                                                                                               Signature of
                                                                                                Authorized
                         Amount of             Amount of             Principal Amount of    Representative of
                   Decrease in Principal   Increase in Principal   this Global Security        Trustee or
                   Amount of this Global       Amount of this          following such           securities
Date of Exchange        Security             Global Security       decrease (or increase)       Custodian
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

                                     A-4-13

                                   EXHIBIT A-5

              FORM OF CLASS [J] [K] [L] [M] [N] [O] [P] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
       CLASS [J] [K] [L] [M] [N] [O] [P] COMMERCIAL MORTGAGE PASS-THROUGH
                           CERTIFICATE, SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate: Variable

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006, June
1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. [J] [K] [L] [M] [N] [O] [P] -___

Initial Certificate Principal Balance of this Certificate as of the Closing
Date: $_______________

Class Principal Balance of all the Class [J] [K] [L] [M] [N] [O] [P]
Certificates as of the Closing Date: $____________

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

CUSIP No.: _____________

ISIN:__________________

                                      A-5-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A

                                      A-5-2

"REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF
THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

[FOR A REGULATION S GLOBAL CERTIFICATE: PRIOR TO THE DATE (THE "RELEASE DATE")
THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THIS
CERTIFICATE TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER
THE SECURITIES ACT, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS
CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE
UNITED STATES OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE
SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE SECURITIES ACT. NO BENEFICIAL OWNERS OF THIS CERTIFICATE
SHALL BE ENTITLED TO RECEIVE PAYMENTS HEREON UNLESS THE REQUIRED CERTIFICATIONS
HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT
REFERRED TO HEREIN.]

          This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The
Trust was created and the Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as specified above (the "Agreement"), between
Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Midland Loan
Services, Inc., as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), J.E. Robert Company, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), and LaSalle Bank National Association, as trustee (the
"Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All

                                      A-5-3

distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (or, in the case of the initial
Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such
Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate
Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution.
Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional
Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the
Trustee is subsequently notified in writing.

          Any distribution to the Holder of this Certificate in reduction of the
Certificate Principal Balance hereof is binding on such Holder and all future
Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-5-4

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates or, as contemplated by Section 5.03 of the
Agreement, if this Certificate is a Global Certificate, a Transfer of this
Certificate to a successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit
G-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached either as Exhibit G-2 to the
Agreement or as Exhibit G-3 to the Agreement; or (ii) an Opinion of Counsel
reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited Investor or a Qualified
Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer,
the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered
Certificates may only be held by Qualified Institutional Buyers and
Institutional Accredited Investors.

          No beneficial interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If this Certificate constitutes a Rule 144A
Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the
Depositor, the Initial Purchaser or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective
Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the Rule 144A
Global Certificate for a Class of Book-Entry Non-Registered Certificates may be
transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S

                                      A-5-5

Global Certificate for such Class of Certificates, provided that the Certificate
Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the
Certificate Registrar and the Trustee (A) a certificate from such Certificate
Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective
Transferee in accordance with the second sentence of the following paragraph and
(C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee, as transfer agent for the Depository, to approve the debit of the account of a
Depository Participant by a denomination of interests in such Rule 144A Global
Certificate, and approve the credit of the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of
Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the
Certificate Registrar and the Trustee of such certifications and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A
Global Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          No beneficial interest in the Regulation S Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by a United States
Securities Person. Any Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates shall be required to obtain from such Certificate
Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such Transferee is not a
United States Securities Person. If any Transferee of an interest in the
Regulation S Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the certification described in the preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.

          Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph above this paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Trustee (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate
Owner from its prospective Transferee in accordance with the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository,
Clearstream and Euroclear to direct the Trustee to debit the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry

                                      A-5-6

Non-Registered Certificates to be transferred. Upon delivery to the Certificate
Registrar and the Trustee of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the
Regulation S Global Certificate in respect of the subject Class of Book-Entry
Non-Registered Certificates, and increase the denomination of the Rule 144A
Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

          Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Trustee of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the Trustee of the certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the
Trustee, subject to and in accordance with the applicable procedures of the
Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global
Certificate, and in a denomination equal to the reduction in the denomination of such Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Registrar, the Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the
Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate or any interest herein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03 of the Agreement, if this Certificate constitutes a
Global Certificate, any Transfer of this Certificate to a successor Depository, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from

                                      A-5-7

the prospective Transferee, and, if this Certificate constitutes a Global
Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a
Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and
407 of ERISA and the excise taxes imposed on such prohibited transactions by
Sections 4975(a) and (b) of the Code, by reason of Sections I and III of
Department of Labor Prohibited Transaction Class Exemption 95-60; or (iii) if
this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule
501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any
Mortgage Loan Seller, the Master Servicer, the Special Servicer, any
Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to
Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any
Affiliate of such Person, and (Z) agrees that it will obtain from each of its
Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and
(iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y); or (iv) alternatively, a certification of facts and an
Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of Definitive Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive
Certificate) or the Transferor (if this Certificate constitutes a Global
Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

          [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

                                      A-5-8

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and

                                      A-5-9

upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                     A-5-10

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                              LASALLE BANK NATIONAL ASSOCIATION,
                                              as Certificate Registrar

                                              By:
                                                  ------------------------------
                                                  Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class [J] [K] [L] [M] [N] [O] [P] Certificates
referred to in the within-mentioned Agreement.

Dated: _____________

                                              LASALLE BANK NATIONAL ASSOCIATION,
                                              as Authenticating Agent

                                              By:
                                                  ------------------------------
                                                  Authorized Representative

                                     A-5-11

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                           -------------------------------------
                                           Signature by or on behalf of Assignor

                                           -------------------------------------
                                           Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to ________
___________________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-5-12

                       [FOR BOOK ENTRY CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

     The following exchanges of a part of this Global Security have been made:

                                                                                           Signature of
                                                Amount of                                   Authorized
                          Amount of            Increase in      Principal Amount of     Representative of
                    Decrease in Principal   Principal Amount    this Global Security        Trustee or
                       Amount of this        of this Global        following such           securities
 Date of Exchange      Global Security          Security       decrease (or increase)      Custodian
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------

                                     A-5-13

                                   EXHIBIT A-6

                           FORM OF CLASS R CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
              CLASS R COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006,
June 1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. R -___

Percentage Interest evidenced by this Certificate in the related Class: ___%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE
SECURITIES ACT) IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.
CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL
TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE
REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER
RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR
EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER
FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS
CERTIFICATE.

                                      A-6-2

          This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing
Agreement, dated as specified above (the "Agreement"), between Citigroup
Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Midland Loan Services, Inc., as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), J.E. Robert Company, Inc., as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), and LaSalle Bank National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which
Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such
Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to the Record Date for such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the
Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this
Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

                                      A-6-3

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates), then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached as
Exhibit G-2 to the Agreement; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective
Transferee is a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer,
the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-2 attached to the Agreement are, with respect to the subject Transfer, true and correct. This Certificate may only be held by a Qualified Institutional Buyer.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Registrar, the Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or

                                      A-6-4

qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d)
to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of
Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this
Certificate must be a Permitted Transferee and shall promptly notify the Master
Servicer, the Trustee and the Certificate Registrar of any change or impending change in its status as a Permitted Transferee. In connection with any proposed
Transfer of any Ownership Interest in this Certificate, the Certificate
Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt, of an affidavit and agreement substantially in the form attached as Exhibit I-1 to the Agreement (a "Transfer Affidavit and
Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, and upon which the Certificate Registrar may, in the absence of actual knowledge by a Responsible Officer of either the Trustee or the Certificate Registrar to the contrary, conclusively rely, representing and warranting, among other things, that such

                                      A-6-5

Transferee is a Permitted Transferee, that it is not acquiring its Ownership
Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership
Interest in this Certificate, it will endeavor to remain a Permitted Transferee, that it has historically paid its debts as they have come due, intends to pay its debts as they come due in the future and intends to pay all taxes associated with the Class R Certificate as they come due, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them.
Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed
Transferee, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the
Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, if a Responsible
Officer of the Certificate Registrar has actual knowledge that the proposed
Transferee is an entity classified as a partnership under the Code, the
Certificate Registrar shall not register the transfer of this Certificate unless at the time of transfer, the Certificate Registrar has actual knowledge that all of the proposed Transferee's beneficial owners are United States Tax Persons.

          Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its
Ownership Interest herein and (2) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit I-2 to the Agreement stating that, among other things, it has no actual knowledge that such prospective Transferee is not a
Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Master Servicer and the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulations section
1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".

          The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Trustee and the Master Servicer the following: (a) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to qualify, downgrade or withdraw its then-current rating of any Class of Certificates; and
(b) an Opinion of Counsel, in form and substance satisfactory to the Trustee and the Master Servicer, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trust Fund), to the effect that doing so will not cause any REMIC Pool to (1) cease to qualify as a REMIC or (2) be subject to an entity-level tax caused by the Transfer of a Class R Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the
Transfer of a Class R Certificate to a Person that is not a Permitted
Transferee.

          A "Permitted Transferee" is any Transferee of a Class R Certificate
other than a Disqualified Organization, a Plan, a Non-United States Tax Person
or a United States Tax Person with respect to whom income on the Class R
Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person.

          A "Disqualified Organization" is any of the following: (i) the United
States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of

                                      A-6-6

any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers'
cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv)
rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Trustee or the Certificate
Registrar based upon an Opinion of Counsel (which shall not be an expense of the
Trustee) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Trust Fund or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such
Person. The terms "United States," "State" and "international organization"
shall have the meanings set forth in Section 7701 of the Code or successor provisions.

          A "Non-United States Tax Person" is any Person other than a United
States Tax Person. A "United States Tax Person" is a citizen or resident of the
United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all

                                      A-6-7

purposes, and none of the Depositor, the Master Servicer, the Special Servicer,
the Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the Class R Certificateholders) of their
Certificates for all Mortgage Loans and each REO Property remaining in the Trust
Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the
Trust Fund, and (ii) to the Trustee, the Master Servicer, the Special Servicer
and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The
Agreement permits, but does not require, the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any

                                      A-6-8

conflicts of law principles of such State (other than the provisions of Section
5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-6-9

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                     A-6-10

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
    (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
for the account of ____________________________________________________________.

          Distributions made by check (such check to be made payable to ________
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-6-11

                                   EXHIBIT A-7

                           FORM OF CLASS Y CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4
                    CLASS Y COMMERCIAL MORTGAGE PASS-THROUGH
                           CERTIFICATE, SERIES 2006-C4

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage
Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing Agreement: June 1, 2006

Cut-off Date: Individually and collectively, as the context may require, with respect to each Mortgage Loan having a Due Date in June 2006, such Due Date and, with respect to each Mortgage Loan having its first Due Date in July 2006, June
1, 2006.

Closing Date: June 29, 2006

First Distribution Date: July 17, 2006

Master Servicer: Midland Loan Services, Inc.

Special Servicer: J.E. Robert Company, Inc.

Certificate No. Y -___

Percentage Interest evidenced by this Certificate in Class Y: ___%

Aggregate unpaid principal balance of the Mortgage Pool as of the Cut-off Date, after deducting payments of principal due on or before such date (the "Initial
Pool Balance"): $2,263,536,038

Trustee: LaSalle Bank National Association

                                      A-7-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., MIDLAND LOAN SERVICES, INC., J.E. ROBERT
COMPANY, INC., LASALLE BANK NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE
AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY
ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD MORTGAGE LOANS SUBJECT TO THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

          This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class Y Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above
(the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the
Agreement), Midland Loan Services, Inc., as master servicer (the "Master
Servicer", which term includes any successor entity under the Agreement), J.E.
Robert Company, Inc., as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), and LaSalle Bank National
Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This
Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

                                      A-7-2

          Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such
11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such
Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate
Register. Notwithstanding the above, the final distribution in respect of this
Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

          The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Account, the Loan Combination
Custodial Accounts, the Distribution Account and, if established, the REO
Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

          The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

          No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

                                      A-7-3

          If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates, then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit G-2 to the Agreement or as Exhibit G-3 to the Agreement; or
(ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited
Investor or a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer,
the Special Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by Qualified
Institutional Buyers and Institutional Accredited Investors.

          None of the Depositor, the Trustee or the Certificate Registrar is
obligated to register or qualify the Class of Certificates to which this
Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the
Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a
Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate Registrar, the Depositor and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the
Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

          No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchaser or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the

                                      A-7-4

reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or
(ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

          No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

          The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

          Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee,
the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

          Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Master Servicer, the Special Servicer and the
Trustee (other than certain obligations of the Trustee set forth in the
Agreement) shall terminate upon payment (or provision for payment) (i) to the
Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicer, the Special
Servicer or the Majority Controlling Class Certificateholder of all Mortgage
Loans and each REO Property remaining in the Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate
Certificate Principal Balance of the Class A-1, Class A-2, Class A-SB, Class
A-3, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G
and Class H Certificates has been reduced to zero, the exchange by the remaining
Certificateholders (exclusive of the

                                      A-7-5

Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Master Servicer, the Special Servicer and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, the
Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO
Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Master Servicer, the Special Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the
Depositor, the Master Servicer, the Special Servicer and the Trustee with the consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

          Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

          The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

          This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-7-6

          IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Certificate Registrar

                                        By:-------------------------------------
                                           Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

          This is one of the Class Y Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Authenticating Agent

                                        By:
                                            ------------------------------------
                                            Authorized Representative

                                      A-7-7

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

          I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:_______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                        ----------------------------------------
                                        Signature by or on behalf of Assignor

                                        ----------------------------------------
                                        Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to
______________________________________________________________for the account of
______________________________________________________________.

          Distributions made by check (such check to be made payable to
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

          This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-7-8

                                    EXHIBIT B

                           RELEVANT SERVICING CRITERIA

                                                                                            RELEVANT
                                                                                            SERVICING
                                            SERVICING CRITERIA                              CRITERIA
--------------------------------------------------------------------------------------------------------
   REFERENCE                                    CRITERIA
--------------------------------------------------------------------------------------------------------

                                    GENERAL SERVICING CONSIDERATIONS

1122(d)(1)(i)      Policies and procedures are instituted to monitor any performance         Trustee
                   or other triggers and events of default in accordance with the        Master Servicer
                   transaction agreements.                                              Special Servicer

1122(d)(1)(ii)     If any material servicing activities are outsourced to third              Trustee
                   parties, policies and procedures are instituted to monitor the        Master Servicer
                   third party's performance and compliance with such servicing         Special Servicer
                   activities.

1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a                N/A
                   back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on           Trustee
                   the party participating in the servicing function throughout the      Master Servicer
                   reporting period in the amount of coverage required by and           Special Servicer
                   otherwise in accordance with the terms of the transaction
                   agreements.

                                   CASH COLLECTION AND ADMINISTRATION

1122(d)(2)(i)      Payments on mortgage loans are deposited into the appropriate             Trustee
                   custodial bank accounts and related bank clearing accounts no more    Master Servicer
                   than two business days following receipt, or such other number of    Special Servicer
                   days specified in the transaction agreements.

1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor or to        Trustee
                   an investor are made only by authorized personnel.                    Master Servicer
                                                                                        Special Servicer

1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows     Master Servicer
                   or distributions, and any interest or other fees charged for such    Special Servicer
                   advances, are made, reviewed and approved as specified in the             Trustee
                   transaction agreements.

1122(d)(2)(iv)     The related accounts for the transaction, such as cash reserve            Trustee
                   accounts or accounts established as a form of                         Master Servicer
                   overcollateralization, are separately maintained (e.g., with         Special Servicer
                   respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)      Each custodial account is maintained at a federally insured               Trustee
                   depository institution as set forth in the transaction agreements.    Master Servicer
                   For purposes of this criterion, "federally insured depository        Special Servicer
                   institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of
                   Rule 13k-1(b)(1) under the Securities Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized             Trustee
                   access.                                                               Master Servicer
                                                                                        Special Servicer

1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all                  Trustee
                   asset-backed securities related bank accounts, including custodial    Master Servicer
                   accounts and related bank clearing accounts. These reconciliations   Special Servicer
                   are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                       B-1

                                                                                            RELEVANT
                                                                                            SERVICING
                                            SERVICING CRITERIA                              CRITERIA
--------------------------------------------------------------------------------------------------------
   REFERENCE                                    CRITERIA
--------------------------------------------------------------------------------------------------------

                                   INVESTOR REMITTANCES AND REPORTING

1122(d)(3)(i)      Reports to investors, including those to be filed with the
                   Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

1122(d)(3)(i)(A)   (A) Are prepared in accordance with timeframes and other terms            Trustee
                   set forth in the transaction agreements;

1122(d)(3)(i)(B)   (B) Provide information calculated in accordance with the terms           Trustee
                   specified in the transaction agreements;

1122(d)(3)(i)(C)   (C) Are filed with the Commission as required by its rules and        Party who files
                   regulations; and                                                          report

1122(d)(3)(i)(D)   (D) Agree with investors' or the Trustee's records as to the total        Trustee
                   unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in accordance         Trustee
                   with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)    Disbursements made to an investor are posted within two business          Trustee
                   days to the servicer's investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)     Amounts remitted to investors per the investor reports agree with         Trustee
                   cancelled checks, or other form of payment, or custodial bank statements.

                                        POOL ASSET ADMINISTRATION

1122(d)(4)(i)      Collateral or security on mortgage loans is maintained as required        Trustee
                   by the transaction agreements or related mortgage loan documents.     Master Servicer
                                                                                        Special Servicer

1122(d)(4)(ii)     Mortgage loans and related documents are safeguarded as required          Trustee
                   by the transaction agreements                                         Master Servicer
                                                                                        Special Servicer

1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are            Trustee
                   made, reviewed and approved in accordance with any conditions or      Master Servicer
                   requirements in the transaction agreements.                          Special Servicer

1122(d)(4)(iv)     Payments on mortgage loans, including any payoffs, made in            Master Servicer
                   accordance with the related mortgage loan documents are posted to    Special Servicer
                   the servicer's obligor records maintained no more than two business days after receipt, or such other number of days
                   specified in the transaction agreements, and allocated to
                   principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)      The reporting servicer's records regarding the mortgage loans         Master Servicer
                   agree with the reporting servicer's records with respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's           Master Servicer
                   mortgage loans (e.g., loan modifications or re-agings) are made,     Special Servicer
                   reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans,        Special Servicer
                   modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)   Records documenting collection efforts are maintained during the      Master Servicer
                   period a mortgage loan is delinquent in accordance with the          Special Servicer
                   transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or rates of return for mortgage         Master Servicer
                   loans with variable rates

                                       B-2

                                                                                            RELEVANT
                                                                                            SERVICING
                                            SERVICING CRITERIA                              CRITERIA
--------------------------------------------------------------------------------------------------------
   REFERENCE                                    CRITERIA
--------------------------------------------------------------------------------------------------------

                   are computed based on the related mortgage loan documents.

1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as escrow      Master Servicer
                   accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                   interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                   and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or insurance       Master Servicer
                   payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be       Master Servicer
                   made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are posted within two      Master Servicer
                   business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction
                   agreements.

1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are            Master Servicer
                   recognized and recorded in accordance with the transaction           Special Servicer
                   agreements.

1122(d)(4)(xv)     Any external enhancement or other support, identified in Item               N/A
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is
                   maintained as set forth in the transaction agreements.

[NAME OF REPORTING SERVICER]

Date: __________________________________

By:
    ------------------------------------

Name:
      ----------------------------------

Title:
       ---------------------------------

                                       B-3

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

To the parties listed on the attached Schedule A

          Re:  Citigroup Commercial Mortgage Trust 2006-C4
               Commercial Mortgage Pass Through Certificates, Series 2006-C4
               (the "Certificates")

Ladies and Gentlemen:

          Pursuant to Section 2.02(a) of the Pooling and Servicing Agreement
dated as of June 1, 2006, relating to the above-referenced Certificates (the
"Agreement"), LaSalle Bank National Association, in its capacity as trustee (the
"Trustee"), hereby certifies as to each Mortgage Loan subject as of the date hereof to the Agreement (except as identified in the exception report attached hereto) that: (i) without regard to the proviso in the definition of "Mortgage
File," all documents specified in clauses (i), (ii), (iv)(A), (v) and (vii), and to the extent provided in the related Mortgage File and actually known by a
Responsible Officer of the Trustee to be required, clauses (iii), (iv)(B),
(iv)(C), (vi), (viii) and (ix)(A) of the definition of "Mortgage File" are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such
Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such
Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of "Mortgage Loan Schedule" is correct.

          Neither the Trustee nor any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

                                       C-1

          Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

                                        Respectfully,

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Trustee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       C-2

                                   SCHEDULE A

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attn: Citigroup Commercial Mortgage Trust 2006-C4

J.E. Robert Company, Inc.
1650 Tysons Boulevard, Suite 1600
McLean, Virginia 22102
Attn: Citigroup Commercial Mortgage Trust 2006-C4

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York 10013
Attn: Angela Vleck

Citigroup Global Markets Realty Corp.
388 Greenwich Street
New York, New York 10013
Attn: Angela Vleck

PNC Bank, National Association
10851 Mastin Street, Suite 300
Overland Park, Kansas 66210
Attn: Harry Funk

with a copy to:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue, 21st Floor
Pittsburgh, Pennsylvania 15222
Attn: Gretchen Lengel Kelly

Barclays Capital Real Estate Inc.
200 Park Avenue
New York, NY 10166
Attn: CMBS Group

with a copy to: Office of the General Counsel

                                       C-3

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

          Re:  Citigroup Commercial Mortgage Trust 2006-C4
               Commercial Mortgage Pass-Through Certificates, Series 2006-C4

          In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of June 1, 2006 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer (the "Master
Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special
Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee), the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Trustee or by a Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

          Property Name: _______________________________________________________

          Address: _____________________________________________________________

          Control No.: _________________________________________________________

          If only particular documents in the Mortgage File are requested, please specify which: __________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Reason for requesting file (or portion thereof):

     ______    1.   Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage
                    Loan that are required to be credited to the Collection
                    Account or the applicable Loan Combination Custodial Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

     ______    2.   Other. (Describe)___________________________________________
                    ____________________________________________________________
                    ____________________________________________________________

          The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof,

                                      D-1-1

unless the Mortgage Loan has been paid in full, in which case the Mortgage File
(or such portion thereof) will be retained by us permanently.

          Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        MIDLAND LOAN SERVICES, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      D-1-2

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

          Re:  Citigroup Commercial Mortgage Trust 2006-C4
               Commercial Mortgage Pass-Through Certificates, Series 2006-C4

          In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of June 1, 2006 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer (the "Master
Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special
Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee), the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Trustee or by a Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

          Property Name: _______________________________________________________

          Address: _____________________________________________________________

          Control No.: _________________________________________________________

          If only particular documents in the Mortgage File are requested, please specify which: __________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Reason for requesting file (or portion thereof):

     ______    1.   Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage
                    Loan that are required to be credited to the Collection
                    Account or the applicable Loan Combination Custodial Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

     ______    2.   Other. (Describe)___________________________________________
                    ____________________________________________________________
                    ____________________________________________________________

          The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing

                                      D-2-1

Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

          Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                        J.E. ROBERT COMPANY, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      D-2-2

                                    EXHIBIT E

                          CALCULATION OF NET CASH FLOW

          "Net Cash Flow" shall mean the revenue derived from the use and operation of a Mortgaged Property less operating expenses (such as utilities, administrative expenses, repairs and maintenance, tenant improvement costs, leasing commissions, management fees and advertising), fixed expenses (such as insurance, real estate taxes and, if applicable, ground lease payments) and replacement reserves and an allowance for vacancies and credit losses. Net Cash
Flow does not reflect interest expenses and non-cash items such as depreciation and amortization, and generally does not reflect capital expenditures, but does reflect reserves for replacements and an allowance for vacancies and credit losses.

          In determining vacancy for the "revenue" component of Net Cash Flow for each rental property, the Special Servicer shall rely on the most recent rent roll supplied by the related borrower and where the actual vacancy shown thereon and the market vacancy is less than 1%, the Special Servicer shall assume a 1% vacancy in determining revenue from rents, except that in the case of certain anchored shopping centers, space occupied by anchor or single tenants or other large tenants shall be disregarded in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants, in accordance with the respective Mortgage Loan Seller's underwriting standards.
Where the actual or market vacancy was not less than 5.0%, the Special Servicer shall determine revenue from rents by generally relying on the most recent roll supplied and the greater of (a) actual historical vacancy at the related
Mortgaged Property, and (b) historical vacancy at comparable properties in the same market as the related Mortgaged Property. In determining rental revenue for multifamily, self-storage and mobile home park properties, the Special Servicer shall either review rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one to twelve month periods. For the other rental properties, the Special
Servicer shall annualize rental revenue shown on the most recent certified rent roll, after applying the vacancy factor, without further regard to the terms
(including expiration dates) of the leases shown thereon. In the case of hospitality properties, gross receipts shall be determined on the basis of adjusted average occupancy not to exceed 75.0% and daily rates achieved during the prior two to three year annual reporting period. In the case of residential health care facilities, receipts shall be based on historical occupancy levels, historical operating revenues and the then current occupancy rates. Occupancy rates for private health care facilities shall be within current market ranges and vacancy levels shall be at a minimum of 1%. In general, any non-recurring items and non-property related revenue shall be eliminated from the calculation except in the case of residential health care facilities.

          In determining the "expense" component of Net Cash Flow for each
Mortgaged Property, the Special Servicer shall rely on the rolling 12-month operating statements and/or full-year or year-to-date financial statements supplied by the related borrower, except that (a) if tax or insurance expense information more current than that reflected in the financial statements is available, the newer information shall be used, (b) with respect to each
Mortgaged Property, property management fees shall be assumed to be 3% to 7% of effective gross revenue (except with respect to hospitality properties, where a minimum of 3.0% of gross receipts shall be assumed, and with respect to limited service hospitality properties, where a minimum of 4.0% of gross receipts shall be assumed and, with respect to

                                       E-1

single tenant properties, where fees as low as 3% of effective gross receipts shall be assumed), (c) assumptions shall be made with respect to reserves for leasing commission, tenant improvement expenses and capital expenditures, and
(d) expenses shall be assumed to include annual replacement reserves. In addition, in some instances, the Special Servicer may recharacterize as capital expenditures those items reported by borrowers as operating expenses (thus increasing "net cash flow") where determined appropriate.

                                       E-2

                                    EXHIBIT F

                       FORM OF DISTRIBUTION DATE STATEMENT

                                       F-1

[LaSalle Bank ABN AMRO LOGO]                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date: 17-Jul-06
                                             COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:   17-Jul-06
                                                            SERIES 2006-C4                                 Prior Payment:        N/A
                                                                                                           Next Payment:   16-Aug-06
                                                                                                           Record Date:    30-Jun-06

135 S. LaSalle Street, Suite 1625
Chicago, IL 60603
USA

Administrator:                                       ABN AMRO ACCT:                                 Analyst:
Laura Kocha-Chaddha 312.904.0648          REPORTING PACKAGE TABLE OF CONTENTS                       Patrick Gong 714.259.6253
laura.kocha.chaddha@abnamro.com                                                                     patrick.gong@abnamro.com
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                       Page(s)
                                                                                       -------
Issue Id:          CCMT06C4        Statements to Certificateholders                    Page 2       Closing Date:
                                   Cash Reconciliation Summary                         Page 3
Monthly Data File                  Bond Interest Reconciliation                        Page 4       First Payment Date:
Name: CCMT06C4_200607_3.ZIP        Bond Interest Reconciliation                        Page 5
                                   Shortfall Summary Report                            Page 6       Rated Final Payment Date:
                                   Rating Information                                  Page 7
                                   Asset-Backed Facts ~ 15 Month Loan Status Summary   Page 8       Determination Date: 11-Jul-2006
                                   Delinquent Loan Detail                              Page 9
                                   Asset-Backed Facts ~ 15 Month Loan Payoff/Loss
                                   Summary                                             Page 10           Trust Collection Period
                                   Historical Collateral Prepayment                    Page 11           -----------------------
                                   Mortgage Loan Characteristics                       Page 12-14         6/13/2006 - 7/11/2006
                                   Loan Level Detail                                   Page 15
                                   Appraisal Reduction Detail                          Page 16
                                   Specially Serviced (Part I) - Loan Detail           Page 17
                                   Specially Serviced (Part II) - Servicer Comments    Page 18
                                   Modified Loan Detail                                Page 19
                                   Realized Loss Detail                                Page 20
                                   Historical REO Report                               Page 21
                                   Material Breaches Detail                            Page 22

--------------------------------------------------------------------------------
                           PARTIES TO THE TRANSACTION
--------------------------------------------------------------------------------
            Depositor: Citigroup Commercial Mortgage Securities Inc.
  Underwriter: Citigroup Global Markets Inc/Barclays Capital Inc./PNC Capital
     Markets, Inc./Deutsche Bank Securities Inc./Banc of America Securities
                  Master Servicer: Midland Loan Services, Inc.
                 Special Servicer: J.E. Robert Companies, Inc.
              Rating Agency: Moody's Investors Service, Inc./Fitch

--------------------------------------------------------------------------------
       INFORMATION IS AVAILABLE FOR THIS ISSUE FROM THE FOLLOWING SOURCES
--------------------------------------------------------------------------------
LaSalle Web Site                                                www.etrustee.net
Servicer Web Site                                              www.midlandls.com
LaSalle Factor Line                                                 800.246.5761

                                                                    Page 1 of 22

[LaSalle Bank ABN AMRO LOGO]                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date: 17-Jul-06
                                             COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:   17-Jul-06
                                                            SERIES 2006-C4                                 Prior Payment:        N/A
                                                                                                           Next Payment:   16-Aug-06
                                                                                                           Record Date:    30-Jun-06

                                 ABN AMRO ACCT:

        ORIGINAL                      PRINCIPAL
          FACE    OPENING  PRINCIPAL   ADJ. OR     NEGATIVE    CLOSING    INTEREST    INTEREST   PASS-THROUGH
CLASS  VALUE (1)  BALANCE   PAYMENT      LOSS    AMORTIZATION  BALANCE  PAYMENT (2)  ADJUSTMENT      RATE
-------------------------------------------------------------------------------------------------------------

CUSIP                                                                                            Next Rate(3)
-------------------------------------------------------------------------------------------------------------
Total
                                                 Total P&I Payment

Notes:

(1)  N denotes notional balance not included in total

(2)  Accrued Interest Plus/Minus Interest Adjustment Minus Deferred Interest
     equals Interest Payment

(3)  Estimated. * Denotes Controlling Class

                                                                    Page 2 of 22

[LaSalle Bank ABN AMRO LOGO]                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date: 17-Jul-06
                                             COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:   17-Jul-06
                                                            SERIES 2006-C4                                 Prior Payment:        N/A
                                                                                                           Next Payment:   16-Aug-06
                                                                                                           Record Date:    30-Jun-06

                                 ABN AMRO ACCT:

                           CASH RECONCILIATION SUMMARY

--------------------------------------------------------------------------------
                                INTEREST SUMMARY
--------------------------------------------------------------------------------
Current Scheduled Interest                                                  0.00
Less Deferred Interest                                                      0.00
Less PPIS Reducing Scheduled Int                                            0.00
Plus Gross Advance Interest                                                 0.00
Less ASER Interest Adv Reduction                                            0.00
Less Other Interest Not Advanced                                            0.00
Less Other Adjustment                                                       0.00
--------------------------------------------------------------------------------
Total                                                                       0.00
--------------------------------------------------------------------------------
UNSCHEDULED INTEREST:
--------------------------------------------------------------------------------
Prepayment Penalties                                                        0.00
Yield Maintenance Penalties                                                 0.00
Other Interest Proceeds                                                     0.00
--------------------------------------------------------------------------------
Total                                                                       0.00
--------------------------------------------------------------------------------
Less Fee Paid To Servicer                                                   0.00
Less Fee Strips Paid by Servicer                                            0.00
--------------------------------------------------------------------------------
LESS FEES & EXPENSES PAID BY/TO SERVICER
--------------------------------------------------------------------------------
Special Servicing Fees                                                      0.00
Workout Fees                                                                0.00
Liquidation Fees                                                            0.00
Interest Due Serv on Advances                                               0.00
Non Recoverable Advances                                                    0.00
Misc. Fees & Expenses                                                       0.00
--------------------------------------------------------------------------------
Total Unscheduled Fees & Expenses                                           0.00
--------------------------------------------------------------------------------
Total Interest Due Trust                                                    0.00
--------------------------------------------------------------------------------
LESS FEES & EXPENSES PAID BY/TO TRUST
--------------------------------------------------------------------------------
Trustee Fee                                                                 0.00
Fee Strips                                                                  0.00
Misc. Fees                                                                  0.00
Interest Reserve Withholding                                                0.00
Plus Interest Reserve Deposit                                               0.00
--------------------------------------------------------------------------------
Total                                                                       0.00
--------------------------------------------------------------------------------
Total Interest Due Certs                                                    0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                PRINCIPAL SUMMARY
--------------------------------------------------------------------------------
SCHEDULED PRINCIPAL:
Current Scheduled Principal                                                 0.00
Advanced Scheduled Principal                                                0.00
--------------------------------------------------------------------------------
Scheduled Principal                                                         0.00
--------------------------------------------------------------------------------
UNSCHEDULED PRINCIPAL:
Curtailments                                                                0.00
Prepayments in Full                                                         0.00
Liquidation Proceeds                                                        0.00
Repurchase Proceeds                                                         0.00
Other Principal Proceeds                                                    0.00
--------------------------------------------------------------------------------
Total Unscheduled Principal                                                 0.00
--------------------------------------------------------------------------------
Remittance Principal                                                        0.00
--------------------------------------------------------------------------------
Remittance P&I Due Trust                                                    0.00
--------------------------------------------------------------------------------
Remittance P&I Due Certs                                                    0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              POOL BALANCE SUMMARY
--------------------------------------------------------------------------------
                                                                 Balance   Count
--------------------------------------------------------------------------------
Beginning Pool                                                     0.00      0
Scheduled Principal                                                0.00      0
Unscheduled Principal                                              0.00      0
Deferred Interest                                                  0.00
Liquidations                                                       0.00      0
Repurchases                                                        0.00      0
--------------------------------------------------------------------------------
Ending Pool                                                        0.00      0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        NON-P&I SERVICING ADVANCE SUMMARY
--------------------------------------------------------------------------------
                                                                          Amount
--------------------------------------------------------------------------------
Prior Outstanding                                                          0.00
Plus Current Period                                                        0.00
Less Recovered                                                             0.00
Less Non Recovered                                                         0.00
Ending Outstanding                                                         0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              SERVICING FEE SUMMARY
--------------------------------------------------------------------------------
Current Servicing Fees                                                      0.00
Plus Fees Advanced for PPIS                                                 0.00
Less Reduction for PPIS                                                     0.00
Plus Delinquent Servicing Fees                                              0.00
--------------------------------------------------------------------------------
Total Servicing Fees                                                        0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  CUMULATIVE PREPAYMENT CONSIDERATION RECEIVED
--------------------------------------------------------------------------------
Prepayment Premiums                                                         0.00
Yield Maintenance                                                           0.00
Other Interest                                                              0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  PPIS SUMMARY
--------------------------------------------------------------------------------
Gross PPIS                                                                  0.00
Reduced by PPIE                                                             0.00
Reduced by Shortfalls in Fees                                               0.00
Reduced by Other Amounts                                                    0.00
--------------------------------------------------------------------------------
PPIS Reducing Scheduled Interest                                            0.00
--------------------------------------------------------------------------------
PPIS Reducing Servicing Fee                                                 0.00
--------------------------------------------------------------------------------
PPIS Due Certificate                                                        0.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   ADVANCE SUMMARY (ADVANCE MADE BY SERVICER)
--------------------------------------------------------------------------------
                                                            Principal   Interest
--------------------------------------------------------------------------------
Prior Outstanding                                              0.00       0.00
Plus Current Period                                            0.00       0.00
Less Recovered                                                 0.00       0.00
Less Non Recovered                                             0.00       0.00
Ending Outstanding                                             0.00       0.00
--------------------------------------------------------------------------------

                                                                    Page 3 of 22

[LaSalle Bank ABN AMRO LOGO]                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date: 17-Jul-06
                                             COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:   17-Jul-06
                                                            SERIES 2006-C4                                 Prior Payment:        N/A
                                                                                                           Next Payment:   16-Aug-06
                                                                                                           Record Date:    30-Jun-06

                                 ABN AMRO ACCT:
                       BOND INTEREST RECONCILIATION DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Current   Remaining         Credit
        Accrual            Pass-    Accrued     Total     Total    Distributable Interest   Period  Outstanding        Support
      ----------- Opening Through Certificate  Interest  Interest   Certificate   Payment Shortfall   Interest  --------------------
Class Method Days Balance   Rate    Interest  Additions Deductions    Interest    Amount   Recovery  Shorfalls  Original Current (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(1)  Determined as follows: (A) the ending balance of all the classes less (B)
     the sum of (i) the ending balance of the class and (ii) the ending balance of all classes which are not subordinate to the class divided by (A).

                                                                    Page 4 of 22

[LaSalle Bank ABN AMRO LOGO]                 CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date: 17-Jul-06
                                             COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:   17-Jul-06
                                                            SERIES 2006-C4                                 Prior Payment:        N/A
                                                                                                           Next Payment:   16-Aug-06
                                                                                                           Record Date:    30-Jun-06

                                 ABN AMRO ACCT:
                      BOND INTEREST RECONCILIATION DETAIL

--------------------------------------------------------------------------------------------------------------------------------
                                             Additions                                Deductions
                        --------------------------------------------------- -----------------------------
                          Prior    Interest                          Other
        Prior   Current  Interest  Accrual                         Interest           Deferred & Interest Distributable Interest
      Interest Interest Shortfall  on Prior Prepayment    Yield    Proceeds Allocable  Accretion   Loss    Certificate   Payment
Class Due Date Due Date    Due    Shortfall  Premiums  Maintenance    (1)     PPIS     Interest   Expense    Interest    Amount
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

(1)  Other Interest Proceeds are additional interest amounts specifically allocated to the bond(s) and used in determining the Bondholder's
     Distributable Interest.

                                                                    Page 5 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                          INTEREST ADJUSTMENTS SUMMARY

SHORTFALL ALLOCATED TO THE BONDS:
-----------------------------------------------------
Net Prepayment Int. Shortfalls Allocated to the Bonds                       0.00
Special Servicing Fees                                                      0.00
Workout Fees                                                                0.00
Liquidation Fees                                                            0.00
Legal Fees                                                                  0.00
Misc. Fees & Expenses Paid by/to Servicer                                   0.00
Interest Paid to Servicer on Outstanding Advances                           0.00
ASER Interest Advance Reduction                                             0.00
Interest Not Advanced (Current Period)                                      0.00
Recoup of Prior Advances by Servicer                                        0.00
Servicing Fees Paid Servicer on Loans Not Advanced                          0.00
Misc. Fees & Expenses Paid by Trust                                         0.00
Shortfall Due to Rate Modification                                          0.00
Other Interest Loss                                                         0.00
                                                                            ----
Total Shortfall Allocated to the Bonds                                      0.00
                                                                            ====

EXCESS ALLOCATED TO THE BONDS:
-----------------------------------------------------
Other Interest Proceeds Due the Bonds                                       0.00
Prepayment Interest Excess Due the Bonds                                    0.00
Interest Income                                                             0.00
Yield Maintenance Penalties Due the Bonds                                   0.00
Prepayment Penalties Due the Bonds                                          0.00
Recovered ASER Interest Due the Bonds                                       0.00
Recovered Interest Due the Bonds                                            0.00
ARD Excess Interest                                                         0.00
                                                                            ----
Total Excess Allocated to the Bonds                                         0.00
                                                                            ====

              AGGREGATE INTEREST ADJUSTMENT ALLOCATED TO THE BONDS
--------------------------------------------------------------------------------
Total Excess Allocated to the Bonds                                         0.00
Less Total Shortfall Allocated to the Bonds                                 0.00
                                                                            ----
Total Interest Adjustment to the Bonds                                      0.00
                                                                            ====

                                                                    Page 6 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                               RATING INFORMATION

-------------------------------------------------------------------
                  ORIGINAL RATINGS     RATING CHANGE/CHANGE DATE(1)
               ---------------------   ----------------------------
CLASS  CUSIP   FITCH   MOODY'S   S&P       Fitch   Moody's   S&P
-----  -----   -----   -------   ---       -----   -------   ---

-------------------------------------------------------------------

NR - Designates that the class was not rated by the rating agency.

(1) Changed ratings provided on this report are based on information provided by the applicable rating agency via electronic transmission. It shall be understood that this transmission will generally have been provided to LaSalle within 30 days of the payment date listed on this statement. Because ratings may have changed during the 30 day window, or may not be being provided by the rating agency in an electronic format and therefore not being updated on this report,
LaSalle recommends that investors obtain current rating information directly from the rating agency.

                                                                    Page 7 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL LOAN STATUS SUMMARY

------------------------------------------------------------------------------------------------------------------------------
                                Delinquency Aging Categories                             Special Event Categories (1)
              ----------------------------------------------------------------------------------------------------------------
                Delinq 1     Delinq 2    Delinq 3+
                 Month        Months       Months    Foreclosure      REO      Modifications  Specially Serviced   Bankruptcy
Distribution  ----------------------------------------------------------------------------------------------------------------
    Date       #  Balance   #  Balance   #  Balance   #  Balance   #  Balance    #  Balance        #  Balance      #  Balance
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

(1)  Note: Modification, Specially Serviced & Bankruptcy Totals are Included in
     the Appropriate Delinquency Aging Category

                                                                    Page 8 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                             DELINQUENT LOAN DETAIL

-----------------------------------------------------------------------------------------------------------------------------
             Paid                 Outstanding   Out. Property                   Special
Disclosure   Thru   Current P&I       P&I         Protection    Loan Status     Servicer      Foreclosure   Bankruptcy    REO
Control #    Date     Advance      Advances**      Advances       Code (1)    Transfer Date       Date         Date      Date
-----------------------------------------------------------------------------------------------------------------------------

TOTAL
-----------------------------------------------------------------------------------------------------------------------------

A. IN GRACE PERIOD                     1. DELINQ. 1 MONTH   3. DELINQUENT 3 + MONTHS       5. NON PERFORMING MATURED BALLOON  9. REO

B. LATE PAYMENT BUT < 1 MONTH DELINQ.  2. DELINQ. 2 MONTHS  4. PERFORMING MATURED BALLOON  7. FORECLOSURE

**   Outstanding P&I Advances include the current period P&I Advances and may include Servicer and Trust Advances.

                                                                    Page 9 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:

          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL PAYOFF/LOSS SUMMARY

------------------------------------------------------------------------------------------------------------------------------------
                                                            Appraisal                       Realized   Remaining
              Ending Pool (1)   Payoffs (2)   Penalties    Reduct. (2)  Liquidations (2)   Losses (2)     Term    Curr Weighted Avg.
Distribution  ---------------  ------------  -----------  ------------  ----------------  -----------  ---------  ------------------
    Date         #   Balance    #   Balance   #   Amount   #   Balance     #   Balance     #   Amount  Life          Coupon  Remit
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 10 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                  HISTORICAL COLLATERAL LEVEL PREPAYMENT REPORT

------------------------------------------------------------------------------------------------

 Disclosure   Payoff  Initial        Payoff  Penalty  Prepayment  Maturity  Property  Geographic
Control   #   Period  Balance  Type  Amount   Amount     Date       Date      Type     Location
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

                               CURRENT
                               CUMULATIVE

                                                                   Page 11 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                         MORTGAGE LOAN CHARACTERISTICS

                       DISTRIBUTION OF PRINCIPAL BALANCES
--------------------------------------------------------------------------
                                                      Weighted Average
Current Scheduled    # of   Scheduled     % of    ------------------------
     Balance        Loans    Balance    Balance   Term   Coupon   PFY DSCR
--------------------------------------------------------------------------

                      0         0        0.00%
--------------------------------------------------------------------------

Average Schedule Balance                0
Maximum Schedule Balance   (9,999,999,999)
Minimum Schedule Balance    9,999,999,999

                DISTRIBUTION OF REMAINING TERM (FULLY AMORTIZING)

--------------------------------------------------------------------------
                                                      Weighted Average
Fully Amortizing     # of   Scheduled     % of    ------------------------
  Mortgage Loans    Loans    Balance    Balance   Term   Coupon   PFY DSCR
--------------------------------------------------------------------------
                      0         0        0.00%
--------------------------------------------------------------------------

                     DISTRIBUTION OF MORTGAGE INTEREST RATES

--------------------------------------------------------------------------
                                                      Weighted Average
Current Mortgage     # of   Scheduled     % of    ------------------------
Interest Rate       Loans    Balance    Balance   Term   Coupon   PFY DSCR
--------------------------------------------------------------------------
                      0         0        0.00%
--------------------------------------------------------------------------

Minimum Mortgage Interest Rate   ,900.000%
Maximum Mortgage Interest Rate   ,900.000%

                        DISTRIBUTION OF REMAINING TERM (BALLOON)

--------------------------------------------------------------------------
                                                      Weighted Average
Balloon              # of   Scheduled     % of    ------------------------
Mortgage Loans      Loans    Balance    Balance   Term   Coupon   PFY DSCR
--------------------------------------------------------------------------
                      0         0        0.00%
--------------------------------------------------------------------------

                                                                   Page 12 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                         MORTGAGE LOAN CHARACTERISTICS

                           DISTRIBUTION OF DSCR (PFY)

--------------------------------------------------------------------
 Debt Service     # of   Scheduled     % of
Coverage Ratio   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
--------------------------------------------------------------------
                   0         0        0.00%
--------------------------------------------------------------------

Maximum DSCR 0.000
Minimum DSCR 0.000

                          DISTRIBUTION OF DSCR (CUTOFF)

--------------------------------------------------------------------
 Debt Service     # of   Scheduled     % of
Coverage Ratio   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
--------------------------------------------------------------------
                   0         0        0.00%
--------------------------------------------------------------------

Maximum DSCR 0.000
Minimum DSCR 0.000

                             GEOGRAPHIC DISTRIBUTION

----------------------------------------------------------------
Geographic    # of   Scheduled     % of
 Location    Loans    Balance    Balance   WAMM   WAC   PFY DSCR
----------------------------------------------------------------
               0         0        0.00%
----------------------------------------------------------------

                                                                   Page 13 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                          MORTGAGE LOAN CHARACTERISTICS

                         DISTRIBUTION OF PROPERTY TYPES

-------------------------------------------------------------------
                  # of   Scheduled     % of
Property Types   Loans    Balance    Balance   WAMM   WAC  PFY DSCR
-------------------------------------------------------------------
                   0         0          0.00%
-------------------------------------------------------------------

                        DISTRIBUTION OF AMORTIZATION TYPE

-----------------------------------------------------------------------
                     # of   Scheduled     % of
Amortization Type   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
-----------------------------------------------------------------------
                      0          0         0.00%
-----------------------------------------------------------------------

                         DISTRIBUTION OF LOAN SEASONING

----------------------------------------------------------------------
                    # of   Scheduled     % of
Number of Months   Loans    Balance    Balance   WAMM   WAC   PFY DSCR
----------------------------------------------------------------------
                      0        0          0.00%
----------------------------------------------------------------------

                       DISTRIBUTION OF YEAR LOANS MATURING

---------------------------------------------------------------------
                  # of   Scheduled     % of
Year             Loans    Balance    Balance   WAMM    WAC   PFY DSCR
---------------------------------------------------------------------
2006                 0           0      0.00%     0   0.00%      0.00
2007                 0           0      0.00%     0   0.00%      0.00
2008                 0           0      0.00%     0   0.00%      0.00
2009                 0           0      0.00%     0   0.00%      0.00
2010                 0           0      0.00%     0   0.00%      0.00
2011                 0           0      0.00%     0   0.00%      0.00
2012                 0           0      0.00%     0   0.00%      0.00
2013                 0           0      0.00%     0   0.00%      0.00
2014                 0           0      0.00%     0   0.00%      0.00
2015                 0           0      0.00%     0   0.00%      0.00
2016                 0           0      0.00%     0   0.00%      0.00
2017 & Greater       0           0      0.00%     0   0.00%      0.00
---------------------------------------------------------------------
                     0           0      0.00%
---------------------------------------------------------------------

                                                                   Page 14 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                               LOAN LEVEL DETAIL

-----------------------------------------------------------------------------------------------------------------------------
                                             Operating              Ending                                             Loan
Disclosure         Property  Maturity   PFY  Statement    Geo.    Principal  Note  Scheduled  Prepayment  Prepayment  Status
 Control #  Group    Type      Date    DSCR     Date    Location   Balance   Rate     P&I        Amount       Date   Code (1)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
* NOI and DSCR, if available and reportable under the terms of the trust agreement, are based on information obtained from the related borrower, and no other party to the agreement shall be held liable for the accuracy or methodology used to determine such figures.

(1) Legend:   A. In Grace Period    1. Delinquent 1 month    3. Delinquent 3+ months   5. Non Performing Matured Ballon   9. REO
              B. Late Payment but   2. Delinquent 2 months   4. Performing Matured     7. Foreclosure
                 < 1 month delinq                               Balloon
--------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 15 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                           APPRAISAL REDUCTION DETAIL

------------------------------------------------------------------------------------------------------------------------------------
                                          Current                            Remaining Term                               Appraisal
Disclosure  Appraisal  Scheduled    AR      P&I              Note  Maturity  --------------  Property  Geographic        -----------
 Control#   Red. Date   Balance   Amount  Advance    ASER    Rate    Date     Life             Type     Location   DSCR  Value  Date
----------  ---------  ---------  ------  -------  --------  ----  --------  ------  ------  --------  ----------  ----  -----  ----

------------------------------------------------------------------------------------------------------------------------------------

                                                                   Page 16 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
            SPECIALLY SERVICED (PART I) ~ LOAN DETAIL (END OF PERIOD)

--------------------------------------------------------------------------------------------------------------------------------
                         Loan        Balance                      Remaining
Disclosure  Servicing   Status  ----------------  Note  Maturity  ---------  Property    Geo.                             NOI
 Control #  Xfer Date  Code(1)  Schedule  Actual  Rate    Date    Life         Type    Location     NOI        DSCR       Date
----------  ---------  -------  --------  ------  ----  --------  ----  ---  --------  --------  ---------  ---------  ---------

                                                                                                 Not Avail  Not Avail  Not Avail
--------------------------------------------------------------------------------------------------------------------------------

(1) Legend:  A. P&I Adv - in      1. P&I Adv - delinquent  3. P&I Adv - delinquent  5. Non Performing Mat.  9. REO
                Grace Period         1 month                  3+ months                Balloon

             B. P&I Adv - <       2. P&I Adv - delinquent  4. Mat. Balloon/Assumed  7. Foreclosure
                one month delinq     2 months                 P&I

                                                                   Page 17 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
  SPECIALLY SERVICED LOAN DETAIL (PART II) ~ SERVICER COMMENTS (END OF PERIOD)

Disclosure   Resolution
 Control #    Strategy    Comments
----------------------------------

----------------------------------

                                                                   Page 18 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                              MODIFIED LOAN DETAIL

               Ending                    Cutoff     Modified
Disclosure   Principal   Modification   Maturity    Maturity   Modification
Control #     Balance        Date         Date        Date      Description
---------------------------------------------------------------------------

---------------------------------------------------------------------------
Modified Loan Detail includes loans whose terms, fees, penalties or payments have been waived or extended.

                                                                   Page 19 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                              REALIZED LOSS DETAIL

----------------------------------------------------------------------------------------------------------------------------------
                                          Beginning            Gross Proceeds   Aggregate       Net       Net Proceeds
        Disclosure  Appraisal  Appraisal  Scheduled   Gross       as a % of    Liquidation  Liquidation     as a % of    Realized
Period   Control #    Date       Value      Balance  Proceeds  Sched. Balance   Expenses *    Proceeds   Sched. Balance    Loss
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

CURRENT TOTAL
CUMULATIVE

* Aggregate liquidation expenses also include outstanding P&I advances and unpaid servicing fees, unpaid trustee fees, etc.

                                                                   Page 20 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
                     HISTORICAL COLLATERAL LEVEL REO REPORT

---------------------------------------------------------------------------------------------
                                                                Recent              Appraisal
Disclosure   REO                Property   Actual  Scheduled  Appraisal  Appraisal  Reduction
 Control #   Date  City  State     Type   Balance   Balance     Value       Date      Amount
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

-------------------------------------------------------------
                                       Other
    Date     Liquidation Liquidation  Revenue   Realized Type
 Liquidated    Proceeds    Expenses  Recovered    Loss    (*)
--------------------------------------------------------------

--------------------------------------------------------------

(*) Legend: (1) Paid in Full, (2) Final Recovery Made, (3) Permitted Purchase
(4) Final Recovery of REO, (5) Permitted purchase of REO

                                                                   Page 21 of 22

[LaSalle Bank ABN AMRO LOGO]               CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.                 Statement Date:   17-Jul-06
                                           COMMERICAL MORTGAGE PASS-THROUGH CERTIFICATES                 Payment Date:     17-Jul-06
                                                          SERIES 2006-C4                                 Prior Payment:          N/A
                                                                                                         Next Payment:     16-Aug-06
                                                                                                         Record Date:      30-Jun-06

                                 ABN AMRO ACCT:
              MATERIAL BREACHES AND MATERIAL DOCUMENT DEFECT DETAIL

             Ending     Material
Disclosure  Principal    Breach    Material Breach and Material Document Defect
Control #    Balance      Date                      Description
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Material breaches of pool asset representation or warranties or transaction covenants.

                                                                   Page 22 of 22

                                   EXHIBIT G-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services, Citigroup Commercial Mortgage
     Trust 2006-C4

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate
               Notional Amount] as of June 29, 2006 (the "Closing Date") of
               $___________] [representing a ____% Percentage Interest in the applicable Class]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling
and Servicing Agreement"), dated as of June 1, 2006, between Citigroup
Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company, Inc., as special servicer, and LaSalle
Bank National Association, as trustee. All capitalized terms used herein and not otherwise herein defined shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has (a)
     offered, transferred, pledged, sold or otherwise disposed of any
     Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred
     Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a
     Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any
     Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred
     Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a)
     through (e) hereof) would constitute a distribution of the Transferred
     Certificates under the Securities Act of 1933, as amended (the "Securities
     Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would

                                      G-1-1

     require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferor)

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                      G-1-2

                                   EXHIBIT G-2

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services, Citigroup Commercial Mortgage
Trust 2006-C4

          Re: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
              Pass-Through Certificates, Series 2006-C4, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate
              Notional Amount] as of June 29, 2006 (the "Closing Date") of $
              __________] [representing a

                           ____% Percentage Interest in the applicable Class]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
____________________________ (the "Transferor") to
________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 2006, between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company,
Inc., as special servicer, and LaSalle Bank National Association, as trustee.
All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you, as Certificate
Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
     Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A")
     under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the
     Transferred Certificates for its own account or for the account of another
     Qualified Institutional Buyer, and understands that such Transferred
     Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional
     Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

          2. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and payments thereon,
     (c) the nature, performance and servicing of the Mortgage Loans, (d) the
     Pooling and Servicing Agreement and the Trust created pursuant thereto, and
     (e) all related matters, that it has requested.

                                      G-2-1

          3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
     Acknowledgment below.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                             Nominee Acknowledgment

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                        ----------------------------------------
                                        (Nominee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      G-2-2

                                                          ANNEX 1 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis
     $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and
     (ii) the Transferee satisfies the criteria in the category marked below.

     _____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as
           amended.

     _____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     _____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-2-3

           or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred
           Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     _____ Broker-dealer. The Transferee is a dealer registered pursuant to
           Section 15 of the Securities Exchange Act of 1934, as amended.

     _____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

     _____ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

     _____ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of
           1974.

     _____ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

     _____ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

     _____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
           (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1) _______________________________________________________
           _____________________________________________________________________
           ____________________________________________________________________.

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
     Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
     repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
     Transferee used the cost of such securities to such Person, unless such
     Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining

                                      G-2-4

     such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

          5. The Transferee is familiar with Rule 144A and understands that the
     Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

          ___  ___ Will the Transferee be purchasing the Transferred
          Yes  No  Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the
     Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the
     Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ----------------------------------------
                                        Print Name of Transferee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

                                      G-2-5

                                                          ANNEX 2 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or,
     if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because the Transferee is part of a Family of Investment Companies
     (as defined below), is an executive officer of the investment adviser (the
     "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
     Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the
     Transferee alone owned and/or invested on a discretionary basis, or the
     Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the
     Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of
     Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

     _____ The Transferee owned and/or invested on a discretionary basis
           $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with
           Rule 144A).

     _____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the
           Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

          4. The term "securities" as used herein does not include (i)
     securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies,

                                      G-2-6

     (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the
     Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
     Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

           _____  _____ Will the Transferee be purchasing the Transferred
           Yes    No    Certificates only for the Transferee's own account?

          6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

          8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ----------------------------------------
                                        Print Name of Transferee or Adviser

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IF AN ADVISER:

                                        ----------------------------------------
                                        Print Name of Transferee

                                        Date:
                                              ----------------------------------

                                      G-2-7

                                   EXHIBIT G-3

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603

Attention: Global Securities and Trust Services, Citigroup Commercial Mortgage
           Trust 2006-C4

           Re: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate
               Notional Amount] as of June 29, 2006 (the "Closing Date") of
               $_______][representing a ____% Percentage Interest in the
               applicable Class]

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling
and Servicing Agreement"), dated as of June 1, 2006, between Citigroup
Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company, Inc., as special servicer, and LaSalle
Bank National Association, as trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

          1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the
     "Securities Act"), or any applicable state securities laws.

          2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b)
     none of the Depositor, the Trustee or the Certificate Registrar is
     obligated so to register or qualify the Class of Certificates to which the
     Transferred Certificates belong, and (c) neither the Transferred
     Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit G-1 to the Pooling and Servicing Agreement and a certificate

                                      G-3-1

     from such Certificateholder's prospective transferee substantially in the form attached either as Exhibit G-2 to the Pooling and Servicing Agreement or as Exhibit G-3 to the Pooling and Servicing Agreement; or (B) an Opinion
     of Counsel satisfactory to the Certificate Registrar to the effect that, among other things, the transfer may be made without registration under the
     Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such Opinion of Counsel is based.

          3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing
     Agreement, which provisions it has carefully reviewed, and that each
     Transferred Certificate will bear legends substantially to the following effect:

          THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE
          SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER
          DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
          REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH
          DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN
          ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
          SERVICING AGREEMENT REFERRED TO HEREIN.

          NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO
          (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT
          THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF
          1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE
          CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS
          DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST
          HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
          ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
          ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02
          OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

          4. Neither the Transferee nor anyone acting on its behalf has (a)
     offered, pledged, sold, disposed of or otherwise transferred any
     Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred
     Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any
     Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any
     Transferred Certificate, any

                                      G-3-2

     interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any
     Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the
     Securities Act, would render the disposition of the Transferred
     Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the
     Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred
     Certificate, any interest in any Transferred Certificate or any other similar security.

          5. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and payments thereon,
     (c) nature, performance and servicing of the Mortgage Loans, (d) the
     Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

          6. The Transferee is an "accredited investor" within the meaning of paragraphs (1), (2), (3) and/or (7) of Rule 501(a) under the Securities Act or an entity in which all of its equity owners come within such paragraphs.
     The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

                                      G-3-3

          7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee
     Acknowledgment below.

                                           Very truly yours,

                                           -------------------------------------
                                           (Transferee)

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                             Nominee Acknowledgment

          The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                           -------------------------------------
                                           (Nominee)

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                      G-3-4

                                   EXHIBIT G-4

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

           Re: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4, Class _____, having an initial aggregate [Certificate Principal Balance] [Certificate
               Notional Amount] as of June 29, 2006 (the "Closing Date") of
               $__________ (the "Transferred Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
dated as of June 1, 2006, between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert
Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, the Trustee and the Certificate Registrar,
that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified
     Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A")
     under the Securities Act of 1933, as amended (the "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the
     Transferred Certificates for its own account or for the account of another
     Qualified Institutional Buyer.

          2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b)
     none of the Depositor, the Trustee or the Certificate Registrar is
     obligated so to register or qualify the Transferred Certificates, and (c)
     neither any Transferred Certificate nor any interest therein may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification.

                                      G-4-1

          3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing
     Agreement, which provisions it has carefully reviewed, and that the
     Transferred Certificates will bear legends substantially to the following effect:

          THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE
          SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER
          DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH
          REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH
          DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN
          ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
          SERVICING AGREEMENT REFERRED TO HEREIN.

          NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO
          (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT
          THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF
          1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE
          CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS
          DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST
          HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
          ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
          ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02
          OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                                      G-4-2

          4. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
     (d) the Pooling and Servicing Agreement and the Trust created pursuant thereto, and (e) all related matters, that it has requested.

                                           Very truly yours,

                                           -------------------------------------
                                           (Transferee)

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                      G-4-3

                                                          ANNEX 1 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the
     "Transferee").

          2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule
     144A"), because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $____________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     _____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as
           amended.

     _____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     _____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan

----------
(1)  Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-4-4

           association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the
           Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     _____ Broker-dealer. The Transferee is a dealer registered pursuant to
           Section 15 of the Securities Exchange Act of 1934, as amended.

     _____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

     _____ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

     _____ Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

     _____ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

     _____ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

     _____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
           (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

          3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
     Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
     repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

          4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
     Transferee used the cost of such securities to such Person, unless such
     Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the
     Transferee may have included securities owned by subsidiaries of such
     Person, but only if such subsidiaries are consolidated with such Person in its financial

                                      G-4-5

     statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such
     Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities
     Exchange Act of 1934, as amended.

          5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the
     Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

          _____ _____ Will the Transferee be acquiring interests in the
          Yes   No    Transferred Certificates only for the Transferee's own
                      account?

          6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
     Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the
     Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

                                      G-4-6

                                                          ANNEX 2 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

          The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

          1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the
     "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of
     Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

          2. The Transferee is a "qualified institutional buyer" as defined in
     Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least
     $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the
     Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

          _____ The Transferee owned and/or invested on a discretionary basis
                $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in
                accordance with Rule 144A).

          _____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the
                Transferee's most recent fiscal year (such amount being
                calculated in accordance with Rule 144A).

          3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

                                      G-4-7

          4. The term "securities" as used herein does not include (i)
     securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and
     (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

          5. The Transferee is familiar with Rule 144A and understands that the
     Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

          _____ _____ Will the Transferee be acquiring interests in the
          Yes   No    Transferred Certificates only for the Transferee's own
                      account?

          6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
     Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

          7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the
     Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

                                      G-4-8

          8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                        ----------------------------------------
                                        (Transferee or Adviser)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

                                        IF AN ADVISER:

                                        Print Name of Transferee

                                        ----------------------------------------
                                        Date:

                                      G-4-9

                                   EXHIBIT G-5

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4, Class _____, having an initial aggregate [Certificate Principal Balance] [Certificate
               Notional Amount] as of June 29, 2006 (the "Closing Date") of
               $__________ (the "Transferred Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"),
dated as of June 1, 2006, between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert
Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that the Transferee is not a United States
Securities Person.

          For purposes of this certification, "United States Securities Person"
means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States;
(iii) any estate of which any executor or administrator is a United States
Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities
Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities
Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States
Securities Person, (v) any agency or branch of a foreign entity located in the
United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the

                                      G-5-1

United States, other than one held for the benefit or account of a non-United
States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the
Securities Act, unless it is organized or incorporated, and owned, by
"accredited investors" (as defined in Rule 501(a)) under the United States
Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary
Fund, the International Bank for Reconstruction and Development, the
Inter-American Development Bank, the Asian Development Bank, the African
Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

          The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated: __________, _____

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      G-5-2

                                   EXHIBIT H-1

                        FORM I OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (DEFINITIVE NON-REGISTERED CERTIFICATES)

                               _____________, 20__

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4 (the "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class ______ Certificates [having an initial aggregate [Certificate Principal
Balance] [Certificate Notional Amount] as of June 29, 2006 (the "Closing Date")
of $__________] [evidencing a ____% Percentage Interest in the subject Class]
(the "Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement (the
"Pooling and Servicing Agreement"), dated as of June 1, 2006, between Citigroup
Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company, Inc., as special servicer, and LaSalle
Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

     _____ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a
           Plan; or

     _____ The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Sections 406 and 407 of
           ERISA and the excise taxes imposed on such prohibited transactions by
           Section 4975 of the Code, by reason of Sections I and III of
           Prohibited Transaction Class Exemption 95-60.

                                      H-1-1

     _____ The Transferred Certificates are rated in one of the four highest generic rating categories by one of the Rating Agencies and are being acquired by or on behalf of a Plan in reliance on Prohibited
           Transaction Exemption 91-23 and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the
           Securities Act, (Y) is not sponsored (within the meaning of Section
           3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan
           Seller, the Master Servicer, the Special Servicer, any Sub-Servicer,
           any Exemption-Favored Party or any Mortgagor with respect to Mortgage
           Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such
           Person, and (Z) agrees that it will obtain from each of its
           Transferees that are Plans, a written representation that such
           Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are
           Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      H-1-2

                                   EXHIBIT H-2

                        FORM II OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                     [Date]

[TRANSFEROR]

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4 (the "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in Class
___ Certificates [having an initial aggregate [Certificate Principal Balance]
[Certificate Notional Amount] as of June 29, 2006 (the "Closing Date") of
$__________] [evidencing a ____% Percentage Interest in the related Class] (the
"Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006, between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert Company,
Inc., as special servicer, and LaSalle Bank National Association, as trustee.
All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

     _____ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing an interest in the Transferred
           Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

     _____ The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Sections 406(a)
           and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class
           Exemption 95-60.

     _____ The Transferred Certificates are rated in one of the four highest generic rating categories by one of the Rating Agencies and an interest in such Certificates is being acquired by or on behalf of a
           Plan in reliance on Prohibited Transaction

                                      H-2-1

           Exemption 91-23 and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y)
           is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master
           Servicer, the Special Servicer, any Sub-Servicer or any Mortgagor
           with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans, a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferee)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      H-2-2

                                   EXHIBIT I-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                         REGARDING CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(A)(6)(A) AND 860E(E)(4) OF THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(C)(4)

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4 (the "Certificates"),
               issued pursuant to the Pooling and Servicing Agreement (the
               "Pooling and Servicing Agreement"), dated as of June 1, 2006, between Citigroup Commercial Mortgage Securities Inc., as
               Depositor, Midland Loan Services, Inc., as Master Servicer, J.E.
               Robert Company, Inc., as Special Servicer, and LaSalle Bank
               National Association, as Trustee

STATE OF __________________________ )
                                    )        ss.: ______________________________
COUNTY OF _________________________ )

          The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

          1. ______________________________ (the "Purchaser"), is acquiring
Class R Certificates representing ________________% of the residual interest in each of the real estate mortgage investment conduits (each, a "REMIC")
designated as "REMIC I" and "REMIC II", respectively, relating to the
Certificates for which an election is to be made under Section 860D of the
Internal Revenue Code of 1986, as amended (the "Code").

          2. The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified
Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v)
any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code)
which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political

                                      I-1-1

subdivision thereof if all of its activities are subject to tax (except for the
Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and
"international organization" shall have the meanings set forth in Section 7701 of the Code.

          3. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any
Class R Certificates to a Disqualified Organization.

          4. The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

          5. The Purchaser agrees to such amendments of the Pooling and
Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an
agent thereof or a person that does not satisfy the requirements of paragraph 7.

          6. The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of REMIC I and REMIC II pursuant to Section
10.01 of the Pooling and Servicing Agreement.

          7. No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

[_]       8. If the Transferor requires the safe harbor under Treasury regulations section 1.860E-1 to apply:

     i.   The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the
          Purchaser intends to pay taxes associated with holding the Class R
          Certificates as they become due.

     ii.  The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

     iii. The Purchaser is not a foreign permanent establishment or a fixed base
          (within the meaning of any applicable income tax treaty between the
          United States and any foreign jurisdiction) of a United States Tax
          Person.

     iv.  The Purchaser will not cause the income from the Class R Certificates to be attributable to a foreign permanent establishment or fixed base
          (within the meaning of any applicable

                                      I-1-2

          income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

          [CHECK THE STATEMENT THAT APPLIES]

[_]  v)   In accordance with Treasury Regulations Section 1.860E-1, the
          Purchaser:

          a) is an "eligible corporation" as defined in Section
          1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a domestic C corporation other than a corporation which is exempt from, or is not subject to, tax under Section 11 of the Code; a Regulated Investment
          Company as defined in Section 851(a) of the Code; a Real Estate
          Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section 860D of the Code; or an organization to which part
          I of subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class R Certificates will only be subject to taxation in the United States,

          b) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section
          1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

          c) hereby agrees only to transfer the Certificate to another "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

     OR

[_]  vi)  The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate" prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the
          Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the
          Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter

[_]       9. If the Transferor does not require the safe harbor under Treasury regulations section 1.860E-1 to apply: [CHECK THE STATEMENT THAT APPLIES]

[_]  i)   The Purchaser is a "United States person" as defined in Section
          7701(a) of the Code and the regulations promulgated thereunder (the
          Purchaser's U.S. taxpayer identification number is ______________).
          The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

                                      I-1-3

     OR

[_]  ii)  The Purchaser is not a United States person. However, the Purchaser:

          a) conducts a trade or business within the United States and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code;

          b) understands that, for purposes of Treasury regulations section
          1.860E-1(c)(4)(ii), as a holder of a Class R Certificate for United
          States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate;

          c) intends to pay the taxes associated with holding a Class R
          Certificate;

          d) is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners either satisfy clauses (a),
          (b) and (c) of this sentence or are United States persons); and

          e) has furnished the Transferor and the Trustee with an effective IRS
          Form W-8ECI or successor form and will update such form as may be required under the applicable Treasury regulations

          Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      I-1-4

          IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _______ day of
___________________________.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

          Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a _______________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                        Subscribed and sworn before me this
                                        _______ day of _______________, 20_____.

                                        ----------------------------------------
                                        Notary Public

                                      I-1-5

                                   EXHIBIT I-2

                         FORM OF TRANSFEROR CERTIFICATE
                         REGARDING CLASS R CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

          Re:  Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
               Pass-Through Certificates, Series 2006-C4 (the "Certificates")

Ladies and Gentlemen:

          This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class R Certificates evidencing a ____% Percentage Interest in such Class (the
"Residual Interest Certificates"). The Certificates, including the Residual
Interest Certificates, were issued pursuant to the Pooling and Servicing
Agreement, dated as of June 1, 2006 (the "Pooling and Servicing Agreement"),
between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland
Loan Services, Inc., as master servicer, J.E. Robert Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

               1. No purpose of the Transferor relating to the transfer of the
     Residual Interest Certificates by the Transferor to the Transferee is or
     will be to impede the assessment or collection of any tax.

               2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the
     Pooling and Servicing Agreement as Exhibit I-1. The Transferor does not know or believe that any representation contained therein is false.

               3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the
     Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States

                                      I-2-1

     income tax purposes (and the Transferor may continue to be liable for
     United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                        Very truly yours,

                                        ----------------------------------------
                                        (Transferor)

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      I-2-2

                                   EXHIBIT J-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                     [Date]

Moody's Investors Service, Inc.
99 Church Street, 9th Floor
New York, New York 10007

Fitch, Inc.
One State Street Plaza, 31st Floor
New York, New York 10004

[OTHER RATING AGENCIES FOR NON-TRUST LOAN SECURITIES]

Ladies and Gentlemen:

          This notice is being delivered pursuant to Section 6.09 of the Pooling and Servicing Agreement, dated as of June 1, 2006 and relating to Citigroup
Commercial Mortgage Trust 2006-C4, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the
Agreement.

          Notice is hereby given that [the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class] [the ShopKo
Portfolio Controlling Non-Trust Loan Noteholders] have designated
________________ to serve as the [Special Servicer [(other than with respect to
___________)]] [ShopKo Portfolio Special Servicer] under the Agreement.

          The designation of __________________ as [Special Servicer [(other than with respect to ___________)]] [ShopKo Portfolio Special Servicer] will become final if certain conditions are met and you deliver to _________________, the trustee under the Agreement (the "Trustee"), written confirmation that if the person designated to become the [Special Servicer [(other than with respect to ___________)]] [ShopKo Portfolio Special Servicer] were to serve as such, such event would not result in the qualification, downgrade or withdrawal of the rating or ratings assigned by you to one or more Classes of the Certificates [or one or more classes of any Non-Trust Loan Securities backed by _____________].
Accordingly, such confirmation is hereby requested as soon as possible.

                                      J-2-1

          Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                        Very truly yours,

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        as Trustee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

Receipt acknowledged:

MOODY'S INVESTORS SERVICE, INC.

By:
    ---------------------------------
    Name:
    Title:
    Date:

FITCH, INC.

By:
    ---------------------------------
    Name:
    Title:
    Date:

[OTHER APPLICABLE RATING AGENCIES]

By:
    ---------------------------------
    Name:
    Title:
    Date:

                                      J-2-2

                                   EXHIBIT J-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[TRUSTEE]
[MASTER SERVICER]
[DEPOSITOR]

          Re:  Citigroup Commercial Mortgage Trust 2006-C4,
               Commercial Mortgage Pass-Through Certificates, Series 2006-C4

Ladies and Gentlemen:

          Pursuant to Section 6.09 of the Pooling and Servicing Agreement, dated as of June 1, 2006, relating to Citigroup Commercial Mortgage Trust 2006-C4,
Commercial Mortgage Pass-Through Certificates, Series 2006-C4 (the "Agreement"),
the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as [Special Servicer [(other than with respect to
___________)]] [ShopKo Portfolio Special Servicer] under, and as defined in, the
Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of [Special Servicer [(other than with respect to ___________)]] [ShopKo Portfolio Special Servicer]. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in
Section 3.23(b) of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________.

          Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Agreement.

                                        [NAME OF PROPOSED SPECIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      J-2-3

                                    EXHIBIT K

                        LIST OF DESIGNATED SUB-SERVICERS

                                                                                                                   PRIMARY
                                                      CURRENT                                     PRIMARY         SERVICING
  LOAN                                                 LOAN                                      SERVICING       RETAINED OR
 NUMBER    SELLER          PROPERTY NAME              BALANCE       CURRENT PRIMARY SERVICER       FEE %          RELEASED?
-------   -------   ---------------------------   --------------   -------------------------   -------------   ---------------

LoanNum   SubPool   PropName                      AllocBal         PrimaryServicer             PrimarySvcFee       SvcType
7017582   CGM       ShopKo Portfolio              200,000,000.00   Midland                         0.020%          Retained
7015436   CGM       Reckson II Office Portfolio    72,000,000.00   NorthMarq Capital, Inc.         0.020%          Retained
7016319   CGM       Great Wolf Resorts             63,000,000.00   NorthMarq Capital, Inc.         0.020%          Retained
                    Portfolio
7014412   CGM       20 North Orange                42,695,000.00   GEMSA Loan Services, L.P.       0.030%          Retained
7016966   CGM       SpringHill Suites - North      19,762,500.00   Laureate Capital, LLC           0.060%          Retained
                    Shore
7016964   CGM       Holiday Inn Express -           9,487,500.00   Laureate Capital, LLC           0.060%          Retained
                    South Side
7016956   CGM       Holiday Inn Express -           4,670,000.00   Laureate Capital, LLC           0.060%          Retained
                    Bridgeville
7016965   CGM       Comfort Inn - Meadowlands       4,350,000.00   Laureate Capital, LLC           0.060%          Retained
7016564   CGM       Woodstream Apartments          33,000,000.00   NorthMarq Capital, Inc.         0.030%          Retained
7015168   CGM       Riverview Tower                30,250,000.00   NorthMarq Capital, Inc.         0.020%          Retained
7015719   CGM       Lakeland Town Center           26,700,000.00   GEMSA Loan Services, L.P.       0.020%          Retained
7017195   CGM       Plaza at the Pointe            21,900,000.00   Midland/HFF                     0.050%          Retained
                                                                                                              (non-cashiering
                                                                                                                  by HFF)
7016226   CGM       Treetops Apartments            20,000,000.00   NorthMarq Capital, Inc.         0.035%          Retained
7016671   CGM       Wolf Creek Apartments          17,500,000.00   Pacific Southwest Realty        0.030%          Retained
                                                                   Services
7016158   CGM       Desert Inn Office Center       15,540,000.00   GEMSA Loan Services, L.P.       0.030%          Retained
7016444   CGM       Beau Rivage Apartments 192      8,879,000.00   Cohen Financial                 0.060%          Retained
7016445   CGM       Beau Rivage Apartments 132      5,846,000.00   Cohen Financial                 0.060%          Retained
7012728   CGM       Blankenbaker Parkway Office    11,717,659.97   GEMSA Loan Services, L.P.       0.060%          Retained
7015754   CGM       One Theall Road                11,400,000.00   GEMSA Loan Services, L.P.       0.060%          Retained
7015677   CGM       Hilltop Square Shopping        10,953,250.82   Laureate Capital, LLC           0.070%          Retained
                    Center
7014413   CGM       Sav-A-Center - Metairie, LA    10,069,086.88   GEMSA Loan Services, L.P.       0.050%          Retained
7015658   CGM       Natchez Mall                    9,528,182.19   GEMSA Loan Services, L.P.       0.050%          Retained
7015842   CGM       Northwood Village               8,550,000.00   GEMSA Loan Services, L.P.       0.050%          Retained
7016109   CGM       Riverfront Business Park        8,400,000.00   GEMSA Loan Services, L.P.       0.030%          Retained
7016310   CGM       Oglethorpe Crossing             7,500,000.00   GEMSA Loan Services, L.P.       0.030%          Retained
7016180   CGM       Spring Meadow Apartments        7,500,000.00   GEMSA Loan Services, L.P.       0.080%          Retained
7015309   CGM       Regency at Chandler Park        7,275,000.00   GEMSA Loan Services, L.P.       0.060%          Retained
7015208   CGM       Parker Marketplace              6,059,995.36   NorthMarq Capital, Inc.         0.040%          Retained
7015116   CGM       Office Depot Plaza              5,720,136.79   GMAC Commercial Mortgage        0.100%          Retained
7016146   CGM       Kipling Manor Apartments        5,500,000.00   GEMSA Loan Services, L.P.       0.080%          Retained
7015485   CGM       Cypress Grove Plaza             5,318,235.01   GEMSA Loan Services, L.P.       0.060%          Retained
7015902   CGM       Holiday Inn Express -           5,267,694.39   Laureate Capital, LLC           0.050%          Retained
                    Mooresville
7016943   CGM       Fairfield Inn - Myrtle          5,036,062.11   Laureate Capital, LLC           0.060%          Retained
                    Beach, SC
7015412   CGM       Grace Street Apartments         4,750,000.00   GMAC Commercial Mortgage        0.100%          Retained
7016941   CGM       Holiday Inn Express -           4,686,916.00   Laureate Capital, LLC           0.060%          Retained
                    Myrtle Beach, SC
7015100   CGM       Barnes and Noble                3,996,501.37   GEMSA Loan Services, L.P.       0.080%          Retained
7015101   CGM       Best Buy-Portage                3,996,410.95   GEMSA Loan Services, L.P.       0.080%          Retained
7016372   CGM       Pasco Rite Aid                  3,838,865.54   GEMSA Loan Services, L.P.       0.050%          Retained
7015818   CGM       Mill & Main                     3,689,078.23   GEMSA Loan Services, L.P.       0.050%          Retained
7014671   CGM       Shoppes at Cranberry            3,520,000.00   GEMSA Loan Services, L.P.       0.060%          Retained
                    Commons
7014842   CGM       Rite Aid - Louisville, KY       2,357,246.41   GEMSA Loan Services, L.P.       0.080%          Retained

                                       K-1

                                   EXHIBIT L-1

               FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION
              FOR WEBSITE ACCESS FROM CERTIFICATE [HOLDER] [OWNER]

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4

J.E. Robert Company, Inc.
1650 Tysons Boulevard, Suite 1600
McLean, Virginia 22102
Attention: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4

          Re:   Citigroup Commercial Mortgage Trust 2006-C4,
                Commercial Mortgage Pass-Through Certificates, Series 2006-C4

Ladies and Gentlemen:

          In accordance with the provisions of the Pooling and Servicing
Agreement, dated as of June 1, 2006 (the "Pooling and Servicing Agreement"),
between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor"), Midland Loan Services, Inc., as master servicer (the "Master
Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special
Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee"), with respect to Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

          1. The undersigned is a [beneficial owner] [registered holder] of the
Class _____ Certificates.

          2. The undersigned is requesting (Please check as applicable):

               (i) ____ the information (the "Information") identified on the schedule attached hereto pursuant to Section 3.15 of the Pooling and
          Servicing Agreement; or

                                      L-1-1

               (ii) ____ a password [and username] pursuant to the Pooling and
          Servicing Agreement for access to information (also, the
          "Information") provided on the [Trustee's] [Master Servicer's]
          [Special Servicer's] Internet Website.

          3. In connection with accessing the website of the [Master Servicer]
[Trustee] [Special Servicer], the undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [Master Servicer] [Trustee] [Special Servicer] in accordance with the Pooling and Servicing Agreement.

          4. In consideration of the [Trustee's] [Master Servicer's] [Special
Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating its interest in Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities to which the undersigned is subject), and such Information will not, without the prior written consent of the [Trustee] [Master Servicer] [Special Servicer], be
disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

          5. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of
1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

          IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                        [BENEFICIAL OWNER OF A CERTIFICATE]
                                        [REGISTERED HOLDER OF A CERTIFICATE]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      L-1-2

                                   EXHIBIT L-2

         FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION FOR WEBSITE
                        ACCESS FROM PROSPECTIVE INVESTOR

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2006-C4

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4

J.E. Robert Company, Inc.
1650 Tysons Boulevard, Suite 1600
McLean, Virginia 22102
Attn: Citigroup Commercial Mortgage Trust 2006-C4

          Re:   Citigroup Commercial Mortgage Trust 2006-C4,
                Commercial Mortgage Pass-Through Certificates, Series 2006-C4

Ladies and Gentlemen:

          In accordance with the provisions of the Pooling and Servicing
Agreement, dated as of June 1, 2006 (the "Pooling and Servicing Agreement"),
between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor"), Midland Loan Services, Inc., as master servicer (the "Master
Servicer"), J.E. Robert Company, Inc., as special servicer (the "Special
Servicer"), and LaSalle Bank National Association, as trustee (the "Trustee"), with respect to Citigroup Commercial Mortgage Trust 2006-C4, Commercial Mortgage
Pass-Through Certificates, Series 2006-C4 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

          1. The undersigned is [a [licensed] [registered] investment adviser to___________, which is] contemplating an investment in the Class _____
Certificates.

          2. The undersigned is requesting (please check as applicable):

               (i) ____ information (the "Information") for use in evaluating the possible investment described above as identified on the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing
          Agreement; or

                                      L-2-1

               (ii) ____ a password [and username] pursuant to Section 4.02 of the Pooling and Servicing Agreement for access to information (also, the "Information") provided on the [Trustee's] [Master Servicer's]
          [Special Servicer's] Internet Website.

          3. In connection with accessing the website of the [Master Servicer]
[Trustee] [Special Servicer], the undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [Master Servicer] [Trustee] [Special Servicer] in accordance with Section 4.02 of the Pooling and Servicing Agreement.

          4. In consideration of the [Trustee's] [Master Servicer's] [Special
Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except [from such outside persons as are assisting it in making the investment decision described in paragraph 1 above, from its accountants and attorneys, and otherwise] from such governmental or banking authorities and agencies to which the undersigned is subject), and such
Information will not, without the prior written consent of the [Trustee] [Master
Servicer] [Special Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives
(collectively, the "Representatives") in any manner whatsoever, in whole or in part.

          5. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended ( the "Securities Act"), or the Securities Exchange Act of
1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

          IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                        [PROSPECTIVE PURCHASER OF A CERTIFICATE
                                        OR INTEREST THEREIN][LICENSED/REGISTERED
                                        INVESTMENT ADVISER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      L-2-2

                                    EXHIBIT M

                         FORM OF PURCHASE OPTION NOTICE

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup
           Commercial Mortgage Trust 2006-C4

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attn: Citigroup Commercial Mortgage Trust 2006-C4,
      Commercial Mortgage Pass-Through Certificates, Series 2006-C4

J.E. Robert Company, Inc.
1650 Tysons Boulevard, Suite 1600
McLean, Virginia 22102
Attn: Citigroup Commercial Mortgage Trust 2006-C4

          Re: Citigroup Commercial Mortgage Trust 2006-C4,
              Commercial Mortgage Pass-Through Certificates, Series 2006-C4

Ladies and Gentlemen:

          The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____
(the "Subject Mortgage Loan") from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement (the "Pooling and Servicing Agreement")
dated as of June 1, 2006, by and among Citigroup Commercial Mortgage Securities
Inc., as depositor, Midland Loan Services, Inc., as master servicer, J.E. Robert
Company, Inc., as special servicer, and LaSalle Bank National Association, as trustee. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

          The undersigned Option Holder [is the Special Servicer] [is the
Majority Controlling Class Certificateholder] [a ShopKo Portfolio Non-Trust Loan
Noteholder] [acquired its Purchase Option from the [Special Servicer] [Majority
Controlling Class Certificateholder] on _________].

          The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the related Option
Price, as defined in Section 3.18(c) of the Pooling and Servicing Agreement.
Within ten (10) Business Days of the date hereof, [the undersigned Option
Holder] [______________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of the Special Servicer in exchange for the release of the Subject Mortgage Loan and delivery of the related Mortgage File.

          The undersigned Option Holder agrees that it shall prepare and provide the Special Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be

                                       M-1

reasonably necessary to vest in it or its designee the ownership of the Subject
Mortgage Loan, together with such other documents or instruments as the Special
Servicer shall reasonably require to consummate the purchase contemplated hereby.

          The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and that the undersigned Option Holder, or its designee, shall be obligated to close its purchase of the Subject Mortgage Loan in accordance with the terms and conditions of this letter and Section 3.18 of the Pooling and Servicing
Agreement.

                                        Very truly yours,

                                        [Option Holder]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

[By signing this letter in the space provided below, the [Special Servicer]
[Majority Controlling Class Certificateholder] hereby acknowledges and affirms that it transferred its Purchase Option to the Option Holder identified above on
[_________].]

[_____________________________]

By:
    ---------------------------------
    Name:
    Title:

                                       M-2

                                    EXHIBIT N

                       [FORM OF DEFEASANCE CERTIFICATION]

To:   [_____________]
From: Midland Loan Services, Inc., in its capacity as Master Servicer (the
      "Master Servicer") under the Pooling and Servicing Agreement, dated as of
      June 1, 2006 (the "Pooling and Servicing Agreement"), among the Master
      Servicer, LaSalle Bank National Association, as Trustee, and others.

Date: __________, 20___

          Re:  Citigroup Commercial Mortgage Trust 2006-C4,
               Commercial Mortgage Pass-Through Certificates Series 2006-C4

          Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan
Schedule by the following names: _______________________

          Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

          As Master Servicer under the Pooling and Servicing Agreement, we hereby:

          (a) Notify you that the Mortgagor has consummated a defeasance of the
Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

___  a full defeasance of the entire principal balance of the Mortgage Loan; or

___  a partial defeasance of a portion of the principal balance of the Mortgage
     Loan that represents an allocated loan amount of $____________ or _______%
     of the entire principal balance of the Mortgage Loan;

          (b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing
Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

          (ii) The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

          (iii) The defeasance was consummated on __________, 20__.

                                       N-1

          (iv) The defeasance collateral consists of securities that (i)
     constitute "government securities" as defined in Section 2(a)(16) of the
     Investment Company Act of 1940, as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for 'AAA' Financings" under Paragraphs 1,
     2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria
     2000, as amended, to the date of the defeasance, (iii) are rated 'AAA' by
     S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption.

          (v) The Master Servicer received an opinion of counsel (from counsel approved by Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

          (vi) The Master Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that is a
     Single-Purpose Entity (as defined in Standard & Poor's Structured Finance
     Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

          (vii) The Master Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

          (viii) The agreements executed in connection with the defeasance (i)
     grant control of the pledged securities account to the Trustee, (ii)
     require the securities intermediary to make the scheduled payments on the
     Mortgage Loan from the proceeds of the defeasance collateral directly to the Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted
     Investments (as defined in the S&P Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance
     Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

          (ix) The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by Master
     Servicer in accordance with the Servicing Standard stating that (i)
     revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance

                                       N-2

     including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity
     Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date),
     (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the
     Defeasance Obligor in any calendar or fiscal year will not exceed such
     Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

          (x) The Mortgage Loan is not among the ten (10) largest loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of the pool balance, which is less than [__]% of the aggregate Certificate Principal
     Balance of the Certificates as of the date of the most recent Trustee's
     Distribution Date Statement received by us (the "Current Report").

          (xi) The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is
     _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

          (c) Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

          (d) Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a
Servicing Officer as of the date of the defeasance described above.

          (e) Agree to provide copies of all items listed in Exhibit B to you upon request.

                            [SIGNATURE PAGE FOLLOWS]

                                       N-3

          IN WITNESS WHEREOF, the Master Servicer has caused this Notice and
Certification to be executed as of the date captioned above.

                                        MIDLAND LOAN SERVICES, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       N-4

                                    EXHIBIT O

                         FORM OF DEPOSITOR CERTIFICATION

  CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4, COMMERCIAL MORTGAGE PASS-THROUGH
                CERTIFICATES SERIES 2006-C4 (THE "CERTIFICATES")

          I, [identify the certifying individual], a [title] of Citigroup
Commercial Mortgage Securities Inc., the depositor into the above-referenced
Trust, certify that:

          1. I have reviewed this report on Form 10-K and all reports on Form
10-D required to be filed in respect of the period covered by this report of
Citigroup Commercial Mortgage Trust 2006-C4 (the "Exchange Act periodic reports");

          2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

          3. Based on my knowledge, all of the distribution, servicing and other information required under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

          4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

          5. [All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of
Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.] [SUBJECT TO MODIFICATION TO ADDRESS
MISSING REPORTS]

          In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: J.E. Robert
Company, Inc., Midland Loan Services, Inc. and LaSalle Bank National Association
[SPECIFY OTHERS IF APPLICABLE].

Dated: ___________________

                                   ---------------------------------------------
                                   President and Chief Executive Officer
                                   Citigroup Commercial Mortgage Securities Inc.

                                       O-1

                                    EXHIBIT P

                          FORM OF TRUSTEE CERTIFICATION

  CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4, COMMERCIAL MORTGAGE PASS-THROUGH
                CERTIFICATES SERIES 2006-C4 (THE "CERTIFICATES")

          I, [identify the certifying individual], a [title] of LaSalle Bank
National Association (the "Trustee"), certify to Citigroup Commercial Mortgage
Securities Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

          1. I have reviewed this annual report on Form 10-K and all reports on
Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Citigroup Commercial Mortgage Trust 2006-C4 (the "Exchange Act
periodic reports");

          2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

          3. Based on my knowledge, all of the distribution, servicing and other information received or calculated by the Trustee under the pooling and servicing agreement relating to the Certificates and required to be provided under Form 10-D for the period covered by this report is included in the
Exchange Act periodic reports;

          4. I am responsible for reviewing the activities performed by the
Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange
Act periodic reports, the Trustee has fulfilled its obligations in all material respects under the pooling and servicing agreement relating to the Certificates;
and

          5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities with respect to the Trustee required to be included in Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to Form 10-K, except as otherwise disclosed in Form
10-K. Any material instances of noncompliance described in such reports have been disclosed in such report on Form 10-K.

                                       P-1

Dated: _____________

LASALLE BANK NATIONAL ASSOCIATION,
Trustee

By:
    ------------------------------------------------
    Name:
          ------------------------------------------
    Title:
           -----------------------------------------

                                       P-2

                                   EXHIBIT Q-1

                      FORM OF MASTER SERVICER CERTIFICATION

 CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4 (THE "TRUST"), COMMERCIAL MORTGAGE
          PASS-THROUGH CERTIFICATES SERIES 2006-C4 (THE "CERTIFICATES")

          I, [identify the certifying individual], a [title] of Midland Loan
Services, Inc. (the "Master Servicer"), in such capacity on behalf of the Master
Servicer, certify to Citigroup Commercial Mortgage Securities Inc. (the
"Depositor") and its officers, directors and affiliates, to the extent that the following matters are within our normal areas of responsibilities and duties under the pooling and servicing agreement relating to the Certificates and with the knowledge and intent that they will rely upon this certification
(capitalized terms used herein without definition shall have the meanings assigned to such terms in such pooling and servicing agreement), that:

          1. I (or appropriate officers or employees of the Master Servicer under my supervision) have reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the trustee pursuant to the pooling and servicing agreement relating to the Certificates covering the Exchange Act
Reporting Year [__];

          2. Based on my knowledge, and assuming that the information regarding the mortgage loans, the mortgagors or the mortgaged properties in the Prospectus
(the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the light of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information is or shall be used by the Master Servicer to prepare the servicing reports), the servicing information in these reports (including information relating to actions of the
Master Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO Properties, and/or relating to the Master Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Master Servicer), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to Exchange Act Reporting Year [__];

          3. Based on my knowledge, and assuming that the special servicer timely delivered to the Master Servicer all servicing information required to be provided to the Master Servicer by the special servicer under the pooling and servicing agreement, the servicing information (including information relating to actions of the Master Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO Properties, and/or relating to the
Master Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Master Servicer) required to be provided to the trustee by the
Master Servicer under the pooling and servicing agreement is included in the servicing reports delivered by the Master Servicer to the trustee;

                                      Q-1-1

          4. I am responsible for reviewing the activities performed by the
Master Servicer and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement with respect to the Master
Servicer required in the report on Form 10-K with respect to the Trust for
Exchange Act Reporting Year [__] under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Master Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

          5. All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the trustee and the Depositor by the Master Servicer or, if retained thereby, any Additional Servicer or Sub-Servicing Function Participant under or as contemplated by the pooling and servicing agreement relating to the Certificates have been provided thereby, with the following exceptions:
___________________________________. Based on my knowledge, there are no significant deficiencies relating to the Master Servicer's or any such other party's compliance with the Servicing Criteria, in each case based upon the
Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of Compliance and Annual Assessment Reports.

          In giving the certification above, I have reasonably relied on information provided to me by the following unaffiliated parties: [names of sub-servicers].

          Notwithstanding the assumption made in item 2 of this certification, the Master Servicer is not entitled to make such assumption with respect to
Mortgage Information that, on or before five days prior to the Determination
Date for the related servicing report, (a) the Master Servicer has been notified in writing by a party to the pooling and servicing agreement, any Mortgage Loan
Seller (as defined in the pooling and servicing agreement relating to the
Certificates), or any Affiliate thereof, was incorrect, or (b) the Master
Servicer would have known was incorrect in performing its servicing obligations under the pooling and servicing agreement in accordance with the servicing standards (as defined in the pooling and servicing agreement relating to the
Certificates).

Dated: _____________

---------------------------------------
[Title]
Midland Loan Services, Inc.

                                      Q-1-2

                                   EXHIBIT Q-2

                     FORM OF SPECIAL SERVICER CERTIFICATION

 CITIGROUP COMMERCIAL MORTGAGE TRUST 2006-C4 (THE "TRUST"), COMMERCIAL MORTGAGE
          PASS-THROUGH CERTIFICATES SERIES 2006-C4 (THE "CERTIFICATES")

          I, [identify the certifying individual], a [title] of J.E. Robert
Company, Inc. (the "Special Servicer"), certify to Citigroup Commercial Mortgage
Securities Inc. (the "Depositor") and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

          1. I have reviewed the servicing reports relating to the Trust delivered by the Special Servicer to the master servicer and/or the trustee, pursuant to the pooling and servicing agreement relating to the Certificates, covering the Exchange Act Reporting Year [__];

          2. Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer) in these reports delivered by the Special Servicer, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Exchange Act
Reporting Year [__];

          3. Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer)
required to be provided to the master servicer and/or the trustee by the Special
Servicer during the Exchange Act Reporting Year [__] under the pooling and servicing agreement relating to the Certificates, is included in the servicing reports delivered by the Special Servicer to the master servicer and/or trustee;

          4. I am responsible for reviewing the activities performed by the
Special Servicer and based on my knowledge and the compliance review(s)
conducted in preparing the servicer compliance statement with respect to the
Special Servicer required in the report on Form 10-K with respect to the Trust for Exchange Act Reporting Year [__] under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Special Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

          5. All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the Trustee and the

                                      Q-2-1

Depositor by the Special Servicer or, if retained thereby, any Additional
Servicer or Sub-Servicing Function Participant under or as contemplated by the pooling and servicing agreement relating to the Certificates have been provided thereby, with the following exceptions: ___________________________________.
Based on my knowledge, there are no significant deficiencies relating to the
Special Servicer's or any such other party's compliance with the Servicing
Criteria, in each case based upon the Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of
Compliance and Annual Assessment Reports.

Dated: _____________

---------------------------------------
[Title]
J.E. Robert Company, Inc.

                                      Q-2-2